     As filed with the Securities and Exchange Commission on August 13, 2002
                                                     Registration No. 333-91498
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549


                      PRE-EFFECTIVE AMENDMENT NO. 3 TO THE


                                    FORM S-1

                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933

                       CITIZENS SOUTH BANKING CORPORATION
             (Exact Name of Registrant as Specified in Its Charter)

              Delaware                                      6712                                   (Applied For)
      (State or Jurisdiction of                 (Primary Standard Industrial                     (I.R.S. Employer
   Incorporation or Organization)                Classification Code Number)                    Identification No.)

                              245 West Main Avenue
                         Gastonia, North Carolina 28053
                                 (704) 868-5200
          (Address and Telephone Number of Principal Executive Offices)

                              245 West Main Avenue
                         Gastonia, North Carolina 28053
                                 (704) 868-5200
                   (Address of Principal Place of Business or
                     Intended Principal Place of Business)

                                Mr. Kim S. Price
                              245 West Main Avenue
                         Gastonia, North Carolina 28053
                                 (704) 868-5200
            (Name, Address and Telephone Number of Agent for Service)

                                   Copies to:
                              John J. Gorman, Esq.
                            Robert B. Pomerenk, Esq.
                       Luse Gorman Pomerenk & Schick, P.C.
                     5335 Wisconsin Avenue, N.W., Suite 400
                             Washington, D.C. 20015

Approximate date of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 of the Securities Act of 1933, check the following box: [x]

If this Form is filed to register additional shares for an offering pursuant to Rule 462(b) under the Securities Act please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]

If the delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: [ ]


                                                 CALCULATION OF REGISTRATION FEE
========================================= ================== ==================== ==================== =====================
                                                              Proposed maximum     Proposed maximum
         Title of each class of             Amount to be       offering price          aggregate            Amount of
      securities to be registered            registered           per share        offering price(1)     registration fee
----------------------------------------- ------------------ -------------------- -------------------- ---------------------
Common Stock, $0.01 par value per share   9,063,021 shares         $ 10.00        $  90,630,210            $ 8,338 (2)
----------------------------------------- ------------------ -------------------- -------------------- ---------------------
Participation Interests (3)               350,000 interests          --                   --                   --
========================================= ================== ==================== ==================== =====================

(1)  Estimated solely for the purpose of calculating the registration fee.
(2)  Previously paid.
(3) The securities of Citizens South Banking Corporation to be purchased by the Citizens South Bank Employees' Savings & Profit Sharing Plan as adopted by Citizens South Bank are included in the amount shown for Common Stock. However, pursuant to Rule 457(h) of the Securities Act of 1933, as amended, no separate fee is required for the participation interests. Pursuant to such rule, the amount being registered has been calculated on the basis of the number of shares of Common Stock that may be purchased with the current assets of such Plan.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.
================================================================================

PROSPECTUS


                       CITIZENS SOUTH BANKING CORPORATION
                    (Holding Company for Citizens South Bank)
                     Up to 4,600,000 Shares of Common Stock

     Citizens South Banking Corporation is offering common stock for sale in connection with the conversion of Citizens South Holdings, MHC from the mutual to the stock form of organization. The shares we are offering represent the ownership interest in Citizens South Banking Corporation now owned by Citizens South Holdings, MHC. The existing publicly held shares of Citizens South Banking Corporation, which represent the remaining interest in Citizens South Banking Corporation, will be exchanged for new shares of common stock of Citizens South Banking Corporation. All shares offered for sale are offered at a price of $10.00 per share. Our common stock will continue to trade on the Nasdaq National Market under the symbol "CSBC."


     If you are or were a depositor of Citizens South Bank or Citizens Bank,
Inc.:

     .    You may have priority rights to purchase shares.

     If you are currently a stockholder of Citizens South Banking Corporation:

     . Each of your shares will automatically be exchanged for between 1.3838 and 2.1530 new shares of Citizens South Banking Corporation.

     . Your percentage ownership will remain essentially equivalent to your current percentage ownership interest in Citizens South Banking Corporation.

     . You may also purchase additional shares in the offering after priority orders are filled.

     If you are a participant in the Citizens South Bank Employees' Savings & Profit Sharing Plan:

     . You may direct that all or part of your current account balances in this plan be invested in common stock.

     . You will be receiving separately a supplement to this prospectus that describes your rights under the plan.

     If you fit none of the categories above, but are interested in purchasing shares of our common stock:

     .    You may purchase shares after priority orders are filled.



     We are offering up to 4,600,000 shares of the common stock for sale on a best efforts basis, subject to certain conditions. We must sell a minimum of 3,400,000 shares to complete the offering and the exchange of existing shares. We may sell up to 5,290,000 shares because of regulatory considerations, demand for the shares or changes in market conditions without resoliciting subscribers. The offering is expected to terminate at 12:00 noon, North Carolina Time, on September 18, 2002. We may extend this termination date without notice to you until November 2, 2002, unless the Office of Thrift Supervision approves a later date, which may not be beyond September 23, 2004.

     Keefe, Bruyette & Woods, Inc. will assist us in our selling efforts, but is not required to purchase any of the common stock that is being offered for sale. Purchasers will not pay a commission to purchase common stock in the offering.

     The minimum purchase is 25 shares. Once submitted, orders are irrevocable unless the offering is terminated or extended beyond November 2, 2002. If the offering is extended beyond November 2, 2002, subscribers will have the right to modify or rescind their purchase orders. Funds received prior to completion of the offering will be held in an escrow account at Citizens South Bank and will earn interest at our passbook rate.


     We expect our directors and executive officers, together with their associates, to subscribe for 138,000 shares, which equals approximately 3.45% of the shares to be sold, if shares are sold at the midpoint of the offering range. Following the conversion, our directors and executive officers, together with their associates, are expected to own 658,649 shares of common stock, or 9.61% of our outstanding common stock if shares are sold at the midpoint of the offering range.



                                OFFERING SUMMARY
                             Price: $10.00 per Share


                                      Minimum       Maximum
                                    -----------   -----------
Number of shares:                     3,400,000     4,600,000
Gross offering proceeds:            $34,000,000   $46,000,000
Estimated offering expenses:        $ 1,010,250   $ 1,169,010
Estimated net proceeds:             $32,989,750   $44,830,990
Estimated net proceeds per share:   $      9.70   $      9.75


     This investment involves a degree of risk, including the possible loss of principal.

                Please read "Risk Factors" beginning on page   .
                                                             --

     These securities are not deposits or accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency.

     Neither the Securities and Exchange Commission, the Office of Thrift Supervision, nor any state securities regulator has approved or disapproved of these securities or determined if this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

                          KEEFE, BRUYETTE & WOODS, INC.

                 The date of this prospectus is August   , 2002
                                                       --

                 [INSERT MAP SHOWING CITIZENS SOUTH MARKET AREA]

                                TABLE OF CONTENTS


                                                                         Page
                                                                         ----
OFFERING SUMMARY............................................................1
SUMMARY.....................................................................1
SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA OF CITIZENS SOUTH
   BANKING CORPORATION AND SUBSIDIARY......................................10
RECENT DEVELOPMENTS........................................................13
RISK FACTORS...............................................................16
FORWARD-LOOKING STATEMENTS.................................................20
HOW WE INTEND TO USE THE PROCEEDS FROM THE OFFERING........................23
OUR DIVIDEND POLICY........................................................24
MARKET FOR THE COMMON STOCK................................................25
HISTORICAL AND PRO FORMA REGULATORY CAPITAL COMPLIANCE.....................27
CAPITALIZATION.............................................................28
PRO FORMA DATA.............................................................29
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
   RESULTS OF OPERATIONS...................................................35
BUSINESS OF CITIZENS SOUTH BANKING CORPORATION AND
   CITIZENS SOUTH BANK.....................................................47
SUPERVISION AND REGULATION.................................................65
TAXATION...................................................................74
MANAGEMENT OF CITIZENS SOUTH BANKING CORPORATION...........................75
BENEFICIAL OWNERSHIP OF COMMON STOCK.......................................85
SUBSCRIPTIONS BY EXECUTIVE OFFICERS AND DIRECTORS..........................85
THE CONVERSION.............................................................86
COMPARISON OF STOCKHOLDERS' RIGHTS........................................104
RESTRICTIONS ON ACQUISITION OF CITIZENS SOUTH BANKING CORPORATION.........110
DESCRIPTION OF CAPITAL STOCK OF CITIZENS SOUTH BANKING CORPORATION
   FOLLOWING THE CONVERSION...............................................111
TRANSFER AGENT............................................................112
EXPERTS...................................................................112
LEGAL MATTERS.............................................................112
ADDITIONAL INFORMATION....................................................113
CITIZENS SOUTH BANKING CORPORATION AND SUBSIDIARIES
   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS.............................F-1
INNES STREET HISTORICAL AND PRO FORMA FINANCIAL DATA......................G-1

                                     SUMMARY

     The following summary explains the significant aspects of the conversion, the offering and the exchange of existing shares of Citizens South Banking Corporation common stock for new shares of Citizens South Banking Corporation common stock. It may not contain all the information that is important to you. For additional information, you should read this entire document carefully, including the consolidated financial statements and the notes to the consolidated financial statements.

The Companies

     Citizens South Holdings, MHC

     Citizens South Holdings, MHC (which changed its name from Gaston Federal Holdings, MHC in May 2002) is the federally chartered mutual holding company of Citizens South Banking Corporation. Citizens South Holdings, MHC's principal business activity is the ownership of 2,457,007 shares of common stock of Citizens South Banking Corporation. At the conclusion of the mutual-to-stock conversion, Citizens South Holdings, MHC will no longer exist.


     Citizens South Holdings, MHC's executive office is located at 245 West Main Avenue, P.O. Box 2249, Gastonia, North Carolina 28053-2249. Our telephone number at this address is (704) 868-5200.


     Citizens South Banking Corporation

     Citizens South Banking Corporation (which changed its name from Gaston Federal Bancorp, Inc. in May 2002) is a federally chartered stock holding company that owns all of the outstanding common stock of Citizens South Bank. As of June 30, 2002, Citizens South Banking Corporation had 4,209,434 issued and outstanding shares of common stock. Citizens South Holdings, MHC owned 2,457,007 shares of Citizens South Banking Corporation's outstanding common stock. The remaining 1,752,427 shares are held by the public. At June 30, 2002, Citizens South Banking Corporation had consolidated assets of $439.3 million deposits of $346.8 million and stockholders' equity of $43.7 million. Following the conversion, Citizens South Banking Corporation will cease to exist, but will be succeeded by a new Delaware corporation with the same name.


     Our executive office is located at 245 West Main Avenue, P.O. Box 2249, Gastonia, North Carolina 28053-2249. Our telephone number at this address is
(704) 868-5200.


     Citizens South Bank

     Citizens South Bank (which changed its name from Gaston Federal Bank in March 2002) is a federally chartered community bank headquartered in Gastonia, North Carolina. Citizens South Bank was chartered in 1904. Our principal business activity is originating single-family mortgage loans, multi-family and commercial real estate loans, construction loans, commercial business loans and consumer loans. We also offer a range of deposit accounts and other financial services. Our deposits are insured by the Federal Deposit Insurance Corporation up to the maximum amount permitted by law. We operate through our nine full-service banking offices in the North Carolina Counties of Gaston, Rowan and Iredell.


     On December 31, 2001, Citizens South Banking Corporation completed its acquisition of Innes Street Financial Corporation and its wholly owned subsidiary, Citizens Bank, Inc., in a cash acquisition for approximately $38 million. At the time of the acquisition, Innes Street Financial Corporation had total assets of $221.8 million, net outstanding loans of $170.5 million and total deposits of $175.4 million. Because the acquisition was consummated on December 31, 2001, the assets and liabilities of Innes Street Financial Corporation are included in our consolidated statements of condition at December 31, 2001. However, the results of operations of Innes Street Financial Corporation have not been included in our consolidated financial statements for the period before the completion of the acquisition. Beginning at page G-1 of this prospectus, we have included certain historical financial statements of Innes Street Financial Corporation as well as certain pro forma financial statements giving effect to the acquisition.

     Citizens South Bank's executive office is located at 245 West Main Avenue, P.O. Box 2249, Gastonia, North Carolina 28053-2249. Our telephone number at this address is (704) 868-5200.

Our Organizational Structure

     In 1998, Citizens South Bank's mutual predecessor reorganized into the mutual holding company form of organization. As a part of the mutual holding company reorganization, Citizens South Banking Corporation sold a minority of its common stock to our customers in a subscription offering. The majority of our outstanding shares were retained by Citizens South Holdings, MHC. Citizens South Holdings, MHC is a mutual holding company that has no stockholders. Citizens South Banking Corporation owns 100% of the outstanding shares of Citizens South Bank.


     Pursuant to the terms of our plan of conversion and reorganization, we will convert from the mutual holding company to the fully public form of corporate structure. As part of the conversion, we are offering for sale in a subscription offering and a community offering the majority ownership interest of Citizens South Banking Corporation that is currently held by Citizens South Holdings, MHC. Upon the completion of the conversion and offering, Citizens South Holdings, MHC will cease to exist, and we will complete the transition from partial to full public ownership. At the conclusion of the conversion, existing public stockholders of Citizens South Banking Corporation will receive new shares of common stock in Citizens South Banking Corporation (our newly-formed Delaware corporation and the successor to the current Citizens South Banking Corporation) in exchange for their existing shares of Citizens South Banking Corporation. Additional shares of common stock will be issued to purchasers in the offering.


     The following chart shows our ownership structure, which is commonly referred to as the "two-tier" mutual holding company structure:


     ----------------------------               -------------------

     Citizens South Holdings, MHC               Public Stockholders

     ----------------------------               -------------------
     58.4% of                                        41.6% of
     Citizens South                                  Citizens South
     Banking                                         Banking
     Corporation                                     Corporation
                    ----------------------------------

                    Citizens South Banking Corporation

                    ----------------------------------

                                  100% of common stock

                    ----------------------------------

                           Citizens South Bank

                    ----------------------------------

     After the conversion and offering are completed, our ownership structure will be as follows:

                             -------------------

                             Public Stockholders

                             -------------------

                                       100% of common stock

                     ----------------------------------

                     Citizens South Banking Corporation

                     ----------------------------------

                                       100% of common stock

                     ----------------------------------

                             Citizens South Bank

                     ----------------------------------

Business Strategy

     Our business strategy is to grow and enhance our profitability by:

          acquiring other financial institutions or branches or financial services companies, as opportunities arise;

          reducing reliance on net interest income by increasing fee income from our products and services;

          improving net interest margin through a combination of reduced funding costs and improved loan pricing;

          maintaining high asset quality; and

          continuing to emphasize operating efficiencies and cost control.

Reasons for the Conversion

     The primary reasons for the conversion are to facilitate acquisitions of other financial institutions as opportunities arise, to support internal growth through lending in communities we serve, to improve our overall competitive position and to enhance shareholder returns through higher earnings and capital management strategies.


     As a fully converted stock holding company, we will have greater flexibility in structuring mergers and acquisitions, including the form of consideration paid in a transaction. Our current mutual holding company structure, by its nature, limits our ability to offer our common stock as consideration in a merger or acquisition. Potential sellers often want stock for at least part of the purchase price. Our new stock holding company structure will enhance our ability to compete with other bidders when acquisition opportunities arise by enabling us to offer stock or cash consideration, or a combination thereof. We do not now have any specific acquisition plans.


Terms of the Conversion and Offering

     Pursuant to our plan of conversion, our organization will convert from a partially public to a fully public form of holding company structure. In connection with the conversion, we are selling in the offering common stock representing the ownership interest in Citizens South Banking Corporation now owned by Citizens South Holdings, MHC. We are selling between 3,400,000 and 4,600,000 shares of common stock to qualifying depositors and to the public, to the extent shares remain available. The number of shares to be sold may be increased up to 5,290,000 as a result of strong demand for the shares in the offering or positive changes in the market for financial institution stocks. Unless the number of shares to be sold is increased to more than 5,290,000 or decreased to less than 3,400,000, you will not have the opportunity to change or cancel your stock order. The offering price is $10.00 per share. Keefe, Bruyette & Woods, Inc., our marketing advisor in the offering, will use its best efforts to assist us in selling our stock. Keefe, Bruyette & Woods, Inc. is not obligated to purchase any shares in the offering.

Persons Who May Order Stock in the Offering

     Under the plan of conversion, we are offering the shares of common stock of Citizens South Banking Corporation in a "subscription offering" in the following descending order of priority:


     (1) First, depositors with accounts at Citizens South Bank or Citizens Bank, Inc. with aggregate balances of at least $50 on March 31, 2001.

     (2) Second, Citizens South Banking Corporation's tax-qualified plans, including our employee stock ownership plan.


     (3) Third, depositors with accounts at Citizens South Bank with aggregate balances of at least $50 on June 30, 2002.


     (4)  Fourth, depositors of Citizens South Bank as of August 1, 2002.

     The shares of common stock not purchased in the subscription offering will be offered in a "direct community offering," with a preference given first to public stockholders of Citizens South Banking Corporation as of August 1,
2002, and then to natural persons residing in the North Carolina Counties of Gaston, Rowan, Iredell, Mecklenburg, Cabarrus, Lincoln and Cleveland, and the South Carolina County of York. The direct community offering, if it occurs at all, may begin concurrently with, during or promptly after the subscription offering. We also may offer shares of common stock not purchased in the subscription offering or community offering through a "syndicated community offering" managed by Keefe, Bruyette & Woods, Inc. We have the right to accept or reject, in our sole discretion, orders received in the direct community offering or syndicated community offering.


How We Determined the Offering Range and the $10.00 Per Share Stock Price

     The amount of common stock we are offering is based on an independent appraisal of the estimated market value of Citizens South Banking Corporation, assuming the conversion and offering are completed. RP Financial, LC., the independent appraiser, has estimated that, as of June 14, 2002, this market value ranged from $58.3 million to $78.8 million, with a midpoint of $68.5 million. Based on this valuation, the ownership interest of Citizens South Holdings, MHC being sold in the offering and the $10.00 per share price, the number of shares of common stock being offered for sale by Citizens South Banking Corporation will range from 3,400,000 shares to 4,600,000 shares. The $10.00 per share price was selected primarily because it is the price most commonly used in mutual-to-stock conversions of financial institutions. The appraisal was based in part on Citizens South Banking Corporation's financial condition and results of operations, the effect of the additional capital raised by the sale of common stock in the offering, and an analysis of a peer group of publicly-traded savings bank and thrift holding companies that RP Financial, LC. considered comparable to Citizens South Banking Corporation.


     The following table presents a summary of selected pricing ratios for the peer group companies and the resulting pricing ratios for Citizens South Banking Corporation. Compared to the average pricing of the peer group, Citizens South Banking Corporation's pro forma pricing ratios at the maximum of the offering range indicated a premium of 75.0% on a price-to-earnings basis and a discount of 8.5% on a price-to-tangible book basis. The estimated appraised value and the resulting premium/ discount took into consideration the potential financial impact of the conversion.

                                                      Pro forma                        Pro forma
                                             price-to-earnings multiple   price-to-tangible book value ratio
                                             --------------------------   ----------------------------------
Citizens South Banking Corporation
   Maximum................................              24.68%                           104.23%
   Minimum................................              19.91                             90.32

Valuation of peer group companies as of
June 14, 2002
   Averages...............................              14.10%                           113.95%
   Medians................................              13.96                            114.62

     The independent appraisal does not indicate market value. Do not assume or expect that the valuation of Citizens South Banking Corporation as indicated above means that the common stock will trade at or above the $10.00 purchase price after the conversion.

     The independent appraisal will be updated prior to the completion of the conversion. If the appraised value changes to either below $58.3 million or above $90.6 million, we will return all funds received, with interest, and will cancel all withdrawal authorizations. We may determine to exhibit only those persons who had submitted orders that had been accepted and returned.


The Exchange of Existing Shares of Citizens South Banking Corporation Common
Stock


     If you are now a stockholder of Citizens South Banking Corporation, your existing shares will be cancelled and exchanged for shares of Citizens South Banking Corporation (our newly-formed Delaware corporation). The number of shares you receive will be based on an exchange ratio determined as of the closing of the conversion, which will depend upon the final appraised value of Citizens South Banking Corporation. The following table shows how the exchange ratio will adjust, based on the number of shares sold in our offering. The table also shows how many shares a hypothetical owner of Citizens South Banking Corporation common stock would receive in the exchange, based on the number of shares sold in the offering.


                                                     New Shares to be Exchanged
                       New Shares to be Sold in   for Existing Shares of Citizens                                  New Shares to
                           This Offering             South Banking Corporation      Total Shares of                 be Received
                       ------------------------   -------------------------------   Common Stock to   Exchange   for 100 Existing
                           Amount    Percent          Amount        Percent          be Outstanding     Ratio          Shares
                         ---------   -------        ---------       -------         ---------------   --------   ----------------
Minimum.............     3,400,000    58.4%         2,425,004        41.6%              5,825,004      1.3838          138.38
Midpoint............     4,000,000    58.4%         2,852,946        41.6%              6,852,946      1.6280          162.80
Maximum.............     4,600,000    58.4%         3,280,888        41.6%              7,880,888      1.8722          187.22
15% above Maximum...     5,290,000    58.4%         3,773,021        41.6%              9,063,021      2.1530          215.30

     If you hold shares of Citizens South Banking Corporation in "street name," you do not need to take any action to exchange the shares. If you hold Citizens South Banking Corporation stock certificates after the conversion and offering are completed, you will receive a transmittal form with instructions to surrender stock certificates. New certificates of Citizens South Banking Corporation common stock will be mailed within five business days after the exchange agent receives properly executed transmittal forms and certificates.

     New shares of Citizens South Banking Corporation issued in exchange for existing shares are considered acquired in an initial public offering. Accordingly, such new shares cannot be owned on margin for 30 days after the offering. If a shareholder owns our stock on margin, the shares would have to be moved to a cash account prior to exchanging the old stock certificates for new stock certificates.

     No fractional shares of Citizens South Banking Corporation common stock will be issued to any public stockholder of Citizens South Banking Corporation upon consummation of the conversion. For each fractional share that would otherwise be issued, Citizens South Banking Corporation will pay in cash an amount equal to the product obtained by multiplying the fractional share interest to which the holder would otherwise be entitled by the $10.00 per share subscription price. Under federal regulations, current stockholders of Citizens South Banking Corporation do not have dissenters' rights or appraisal rights in connection with the conversion.

Reduced Stockholders' Rights

As a result of the conversion, existing stockholders of Citizens South Banking Corporation, a federal corporation, will become stockholders of Citizens South Banking Corporation, a Delaware corporation. The rights of stockholders of the new Delaware corporation will be less than the rights stockholders currently have. The decrease in stockholder rights results from differences in the Delaware certificate of incorporation and bylaws, and from distinctions between Delaware and federal law. The differences in stockholder rights under the Delaware certificate of incorporation and bylaws are not mandated by Delaware law but have been chosen by management as being in the best interests of the corporation and all of its stockholders. The differences in stockholder rights include the following: (i) approval by at lease 80% of outstanding shares required to remove a director for cause; (ii) the inability of stockholders to call special meetings; (iii) greater lead time required for stockholders to submit stockholder proposals; (iv) approval by at least 80% of outstanding shares to amend the Certificate of Incorporation and Bylaws; (v) a residency requirement for directors; (vi) approval by at least 80% of outstanding shares to approve business combinations involving an interested stockholder. See
"Comparison Of Stockholders' Rights" on page   for a discussion of these
differences.

Limits on How Much Common Stock You May Purchase

     The minimum number of shares that may be purchased is 25.

     If you are not now a Citizens South Banking Corporation stockholder -

     No individual may purchase more than 50,000 shares. If any of the following persons purchase stock, their purchases when combined with your purchases cannot exceed 50,000 shares:

          your spouse or relatives of you or your spouse living in your house;

          companies, trusts or other entities in which you have an interest or hold a position; or

          other persons who may be acting in concert with you.

     If you are now a Citizens South Banking Corporation stockholder -

     In addition to the above purchase limitations, there is an ownership limitation. Shares that you purchase in the offering individually and together with persons acting in concert with you as described above, plus new shares you and they receive in the exchange for existing Citizens South Banking Corporation common stock, may not exceed 175,000. Subject to Office of Thrift Supervision approval, we may increase or decrease the purchase and ownership limitations at any time.

How You May Purchase Common Stock

     In the subscription offering and direct community offering, you may pay for your shares only by:

     (1)  personal check, bank check or money order; or

     (2) authorizing us to withdraw funds from Citizens South Bank deposit accounts designated on the stock order form.

     Citizens South Bank is not permitted to lend funds to anyone for the purpose of purchasing our common stock in the offering. Additionally, you may not use a Citizens South Bank line of credit to pay for common stock.

     You can subscribe for shares of common stock in the offering by delivering a signed and completed original stock order form, together with full payment, provided that we receive the stock order form before the end of the offering. We will pay interest at Citizens South Bank's passbook savings rate, from the date funds are received until completion or termination of the conversion. Withdrawals from certificates of deposit may be made without incurring an early withdrawal penalty. All funds authorized for withdrawal from deposit accounts with Citizens South Bank must be in the accounts at the time the stock order is received. However, funds will not be withdrawn from the accounts until the completion of the offering and will earn interest at the applicable deposit account rate until the completion of the offering. A hold will be placed on those funds when your stock order is received, making the designated funds unavailable to you. After we receive an order, the order cannot be withdrawn or changed, except with our consent.

     You may subscribe for shares using funds in your Individual Retirement Account at Citizens South Bank or elsewhere. However, common stock must be held in a self-directed retirement account. By regulation, Citizens South Bank's IRAs are not self-directed, so they cannot be invested in stock. If you wish to use some or all of the funds in your Citizens South Bank IRA, the applicable funds must be transferred to a self-directed account maintained by an independent trustee, such as a brokerage firm. If you do not have such an account, you will need to establish one before placing your stock order. An annual administrative fee may be payable to the independent trustee. Because individual circumstances differ and processing of retirement fund orders takes additional time, we recommend that you contact the stock information center promptly, preferably at least two weeks before the end of the offering period, for assistance with purchases using your IRA or other retirement account that you may have. Whether you may use such funds for the purchase of shares in the stock offering may depend on timing constraints and, possibly, limitations imposed by the institution where the funds are held.

How We Intend to Use the Proceeds From the Offering

     We estimate net proceeds will be between $33.0 million and $44.8 million, or $51.6 million if the offering range is increased by 15%. Citizens South Banking Corporation intends to retain approximately 50% of the net proceeds (between $16.5 million and $22.4 million, or $25.8 million if the offering range is increased by 15%). Approximately $16.5 million to $22.4 million of the net proceeds (or $25.8 million if the offering range is increased by 15%) will be invested in Citizens South Bank.


     The net proceeds will be used for general corporate purposes. Citizens South Banking Corporation may use the funds to pay cash dividends and repurchase shares of common stock. Funds invested in Citizens South Bank will be used to support increased lending and to offer new products and banking services. The net proceeds also may be used for future business expansion through acquisitions or establishing new branches. We do not now have any specific acquisition plans. Initially, the net proceeds will be invested in short-term investments and investment-grade debt obligations, and mortgage-backed securities.


     A portion of the net proceeds also may be used to provide a loan to the employee stock ownership plan to fund the purchase of common stock in the offering.

You May Not Sell or Transfer Your Subscription Rights

     If you order stock in the subscription offering, you will be required to state that you are purchasing the stock for yourself and that you have no agreement or understanding to sell or transfer your subscription rights. We intend to take legal action, including reporting persons to federal or state regulatory agencies, against anyone who we believe sells or gives away their subscription rights. We will not accept your order if we have reason to believe that you sold or transferred your subscription rights. In addition, you may not add the names of others for joint stock registration unless they were eligible to purchase common stock in the subscription offering on the applicable date of eligibility.

Deadlines for Orders of Common Stock

     If you wish to purchase shares, a properly completed stock order form, together with payment for the shares, must be received by Citizens South Banking Corporation no later than 12:00 noon, North Carolina Time, on September 18, 2002, unless we extend this deadline. You may submit your order form by mail using the return envelope provided, by overnight courier to the indicated address on the order form, or by delivery to the stock information center. Stock order forms may be delivered in person to our branch offices. Once submitted, your order is irrevocable unless the offering is terminated or extended beyond November 2, 2002.

Termination of the Offering

     The subscription offering will terminate at 12:00 noon, North Carolina Time, on September 18, 2002. We expect that the community offering will terminate at the same time. We may extend this expiration date without notice to you, until November 2, 2002, unless regulators approve a later date. If the subscription offering and/or community offering extend beyond November 2, 2002, we will be required to resolicit subscriptions before proceeding with the offering.

Steps We May Take if We do Not Receive Orders for the Minimum Number of Shares

     If we do not receive orders for at least 3,400,000 shares of common stock, we may take several steps in order to sell the minimum number of shares in the offering range. Specifically, we may increase the purchase limitations and we may seek regulatory approval to extend the offering beyond the September 18, 2002 expiration date, provided that any such extension will require us to resolicit subscriptions received in the offering.

Purchases by Officers and Directors


     We expect our directors and executive officers, together with their associates, to subscribe for 138,000 shares, which equals approximately
3.45% of the shares to be sold, if shares are sold at the midpoint of the offering range. The purchase price paid by them will be the same $10.00 per share price paid by all other persons who purchase shares in the offering. Following the conversion, our directors and executive officers, together with their associates, are expected to own 658,649 shares of common stock, or 9.61% of our outstanding common stock if shares are sold at the midpoint of the offering range.


Benefits to Management and Potential Dilution to Stockholders Resulting from the Conversion

     Our employee stock ownership plan expects to purchase up to 2% of the shares we sell in the offering, or 92,000 shares, assuming we sell the maximum of the shares proposed to be sold. If we sell more shares than the maximum of the offering range, this plan will have first priority to purchase shares over this maximum, up to the total of 2%. We reserve the right to purchase common stock in the open market following the offering in order to fund the employee stock ownership plan. This plan is a tax-qualified retirement plan for all eligible employees. Assuming the plan purchases 92,000 shares in the offering, we will recognize additional compensation expense of $920,000 over a period of 15 years, or approximately $61,000 per year, from the consummation of the conversion, assuming the shares have a fair market value of $10.00 per share for the full 15-year period. If, in the future, the shares have a fair market value greater or less than $10.00, the compensation expense will increase or decrease accordingly.

     We also intend to implement two stock-based incentive plans no earlier than six months after the conversion, and stockholder approval of such plans would be required. The stock recognition and retention plan is a restricted stock plan that would reserve an amount equal to 4% of the shares sold in the offering, or 184,000 shares at the maximum of the offering range, for awards to key employees and directors, at no cost to the recipients. If the shares awarded under the stock recognition and retention plan come from authorized but unissued shares, stockholders would experience dilution of approximately 2.3% in their ownership interest in Citizens South Banking Corporation. The second plan would be a stock option plan, and would reserve an amount equal to 10% of the shares sold in the offering, or up to 460,000 shares at the maximum of the offering range, for key employees and directors upon their exercise. If the shares issued upon the exercise of options come from authorized but unissued shares, stockholders would experience dilution of approximately 5.5% in their ownership interest in Citizens South Banking Corporation. Awards made under these plans would be subject to vesting over a period of years.

     We also will convert options previously awarded under our current stock option plan into options to purchase Citizens South Banking Corporation common stock, with the number and exercise price to be adjusted, based on the exchange ratio. The term and vesting period of the previously awarded options will remain unchanged.

     The following table summarizes the number of shares and aggregate dollar value of grants that are expected under the new stock recognition and retention plan and the new stock option plan as a result of the conversion. A portion of the stock grants shown in the table below may be made to non-management employees.

                                    Number of Shares to be Granted or
                                                Purchased               Dilution
                                    ---------------------------------   Resulting
                                                             As a         From         Value of Grants (1)
                                       At         At      Percentage    Issuance    ------------------------
                                    Minimum    Maximum    of Common     of Shares       At            At
                                       of         of      Stock to be   for Stock     Minimum       Maximum
                                    Offering   Offering   Sold in the    Benefit    of Offering   of Offering
                                      Range      Range     Offering       Plans        Range         Range
                                    --------   --------   -----------   ---------   -----------   -----------
Employee stock ownership plan....     68,000     92,000        2%          N/A       $  680,000   $  920,000
Recognition and retention plan...    136,000    184,000        4%          2.3%       1,360,000    1,840,000
Stock option plan................    340,000    460,000       10%          5.5%              --           --
                                     -------    -------      ---                     ----------   ----------
   Total.........................    544,000    736,000       16%          7.6%      $2,040,000   $2,760,000
                                     =======    =======      ===                     ==========   ==========

----------
(1) The actual value of restricted stock grants will be determined based on their fair value as of the date grants are made. For purposes of this table, fair value is assumed to be the same as the offering price of $10.00 per share. No value is given for options because their exercise price will be equal to the fair market value of the common stock on the day the options are granted. As a result, value can be realized under an option only if the market price of the common stock increases after the option grant.

Market for Common Stock

     Existing publicly held shares of our common stock trade on the Nasdaq National Market under the symbol "CSBC." Upon completion of the conversion, the new shares of common stock of Citizens South Banking Corporation will replace existing shares and will be traded on the Nasdaq National Market. For a period of 20 trading days following completion of our offering, our symbol will be "CSBCD." Thereafter it will be "CSBC." Keefe, Bruyette & Woods, Inc. currently intends to remain a market maker in the common stock and will assist us in obtaining additional market makers.

Our Dividend Policy

     Citizens South Banking Corporation currently pays a cash dividend of $0.08 per share per quarter, or $0.32 per share per year. After the conversion, we intend to continue to pay cash dividends on a quarterly basis. We expect such dividends to equal $0.23, $0.20, $0.17 and $0.15 per share per year at the minimum, midpoint, maximum and adjusted maximum of the offering range, respectively, which represents an annual dividend yield of 2.3%, 2.0%, 1.7% and 1.5%, at the minimum, midpoint, maximum and adjusted maximum of the offering range, respectively, based upon a price of $10.00 per share. The amount of dividends that we intend to pay after the conversion will preserve or increase the per share dividend amount, adjusted to reflect the exchange ratio, that Citizens South Banking Corporation stockholders currently receive. The dividend rate and the continued payment of dividends will depend on a number of factors, including our capital requirements, our financial condition and results of operations, tax considerations, statutory and regulatory limitations, and general economic conditions. No assurance can be given that we will continue to pay dividends or that they will not be reduced in the future.


     See "Selected Consolidated Financial and Other Data of Citizens South Banking Corporation and Subsidiary" for information regarding our historical dividend payments.


Tax Consequences


     As a general matter, the conversion will not be a taxable transaction, for purposes of federal or state income taxes, to Citizens South Holdings, MHC, Citizens South Banking Corporation, Citizens South Bank, persons eligible to subscribe in the offering, or existing stockholders of Citizens South Banking Corporation. Existing stockholders of Citizens South Banking Corporation who receive cash in lieu of fractional share interests in new shares of Citizens South Banking Corporation will recognize gain or loss equal to the difference between the cash received and the tax basis of the fractional share.


Conditions to Completion of the Conversion

     We cannot complete our conversion and related offering unless:

          The plan of conversion is approved by at least a majority of votes eligible to be cast by members of Citizens South Holdings, MHC (depositors of Citizens South Bank);

          The plan of conversion is approved by the holders of at least two-thirds of the outstanding shares of Citizens South Banking Corporation common stock;

          The plan of conversion is approved by at least a majority of the votes cast by stockholders of Citizens South Banking Corporation common stock, not including those shares held by Citizens South Holdings, MHC;

          We sell at least the minimum number of shares offered; and

          We receive the final approval of the Office of Thrift Supervision to complete the conversion and offering.

     Citizens South Holdings, MHC intends to vote its ownership interest in favor of the conversion. At June 30, 2002, Citizens South Holdings, MHC owned 58.4% of the outstanding common stock of Citizens South Banking Corporation. In
addition, as of August   , 2002, directors and executive officers of Citizens
                       --
South Banking Corporation and their associates owned         shares of Citizens
                                                     -------
South Banking Corporation, or    % of the outstanding shares. They intend to
                              ---
vote those shares in favor of the plan of conversion.



Additional Information

     Our branch personnel may not, by law, assist with investment-related questions about the offering. If you have any questions regarding the conversion, please call the stock information center, toll free, at (___)
   -    , Monday through Friday between 9 a.m. and 5 p.m., North Carolina Time.
--- ----

     TO ENSURE THAT EACH PERSON RECEIVES A PROSPECTUS AT LEAST 48 HOURS PRIOR TO THE EXPIRATION DATE OF SEPTEMBER 18, 2002 IN ACCORDANCE WITH FEDERAL LAW, NO PROSPECTUS WILL BE MAILED ANY LATER THAN FIVE DAYS PRIOR TO SEPTEMBER 18, 2002 OR HAND-DELIVERED ANY LATER THAN TWO DAYS PRIOR TO SEPTEMBER 18, 2002.

                 SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA
              OF CITIZENS SOUTH BANKING CORPORATION AND SUBSIDIARY


     The following tables set forth selected consolidated historical financial and other data of Citizens South Banking Corporation for the years and at the dates indicated. On April 9, 1998, Citizens South Bank was reorganized from a mutual savings bank into a mutual holding company structure. Prior to that date, Citizens South Banking Corporation had no significant assets, liabilities or operations and, accordingly, the financial and other data prior to that date represents the consolidated financial condition and results of operations of Citizens South Bank. The information at December 31, 2001 and 2000 and for the years ended December 31, 2001 and September 30, 2000 and 1999 is derived in part from and should be read together with the audited consolidated financial statements and notes thereto of Citizens South Banking Corporation beginning at page F-2 of this prospectus. The information for the twelve months ended December 31, 2000 is derived in part and should be read together with the unaudited consolidation statements of operations on page F-4 of the Prospectus. The information at September 30, 2000, 1999, 1998 and 1997 and for the years ended September 30, 1998 and 1997 was derived in part from audited consolidated financial statements which are not included in this prospectus. The information at and for the three months ended March 31, 2002 and 2001 is unaudited. However, in the opinion of management of Citizens South Banking Corporation, all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of the results of operations for the unaudited periods (the twelve months ended December 31, 2000 and the three months ended March 31, 2002 and
2001) have been made. The selected operating data presented below for the three months ended March 31, 2002, are not necessarily indicative of the results of operations that may be expected for future periods.

                                            At or For the Three
                                           Months Ended March 31,
                                           ----------------------
                                             2002         2001
                                            --------   --------
Income Statement Data:
   Interest income......................    $  6,299   $  4,335
   Interest expense.....................       2,676      2,670
                                            --------   --------
   Net interest income..................       3,623      1,665
   Provision for loan losses............          65         30
                                            --------   --------
   Net interest income after provision
     for loan losses....................       3,558      1,635
   Noninterest income...................       1,028        618
   Noninterest expense..................       3,044      1,511
                                            --------   --------
   Income before income taxes...........       1,542        742
   Income tax expense...................         550        230
                                            --------   --------
Net income..............................    $    992   $    512
                                            ========   ========

Per Share Data (1):
   Basic net income.....................        0.24       0.13
   Diluted net income...................        0.24       0.13
   Cash dividends declared (2)..........        0.08      0.075
   Period-end book value................       10.08       9.62

Balance Sheet Data:
   Total assets.........................    $443,285   $268,125
   Loans receivable, net................     323,528    164,773
   Mortgage-backed and related
      securities........................      23,007     28,032
   Investment securities................      22,859     31,938
   Deposits.............................     352,082    180,406
   Borrowings...........................      41,009     44,393
   Stockholder's equity.................      42,237     40,526

Performance Ratios:
   Return on average assets.............        0.89%      0.79%
   Return on average equity.............        9.44       5.10
   Average interest-earning assets to
      average interest-bearing
      liabilities.......................      103.70     115.24
   Noninterest expense to average
     total assets.......................        2.73       2.33
   Interest rate spread.................        3.50       2.07
   Net interest margin (3)..............        3.26       2.57

Asset Quality Ratios:
   Allowance for loan losses to total
      loans at the end of period........        0.91%      0.89%
   Ratio of allowance for loan losses
      to nonperforming loans............      208.13%    404.79%
   Nonperforming loans to total loans...        0.45       0.22
   Nonperforming loans to total assets..        0.33       0.14

Capital Ratios:
   Average equity to average total
      assets............................        9.42%     15.46%
   Equity to assets at period end.......        9.53      15.11
   Dividend payout ratio (1)(4).........       33.33      57.61

Other Data:
   Amortization of intangible
   assets, net of tax (5)...............    $    236   $     --

Net cash earnings (6)...................       1,228        512
Return on average assets, excluding
   amortization of intangible assets
      (7)...............................        1.11%      0.79%
Return on average equity, excluding
   amortization of intangible assets
      (8)...............................       11.69%      5.10%
Noninterest expense to average total
   assets, excluding amortization of
   intangible assets (9)................        2.42%      2.33%
Number of outstanding loans.............       7,320      3,665

Number of deposit accounts..............      25,143     16,405
Number of full service offices..........           9          6


                                              At or For the       At or For the                    At or For the
                                           Twelve Months Ended  Three Months Ended              Twelve Months Ended
                                           -------------------  ------------------   ------------------------------------------
                                               December 31,       December 31,                     September 30,
                                           -------------------   --------------      ------------------------------------------
                                             2001       2000         2001              2000       1999        1998       1997
                                           --------   --------     --------          --------   ---------   --------   --------
                                                    (Dollars in thousands, except per share data)
Income Statement Data:
   Interest income......................   $ 16,382   $ 16,833        4,370          $ 16,414   $  15,238   $ 13,927   $ 12,936
   Interest expense.....................      9,770      9,684        2,598             9,219       7,888      7,126      6,952
                                           --------   --------     --------          --------   ---------   --------   --------
   Net interest income..................      6,612      7,149        1,772             7,195       7,350      6,801      5,984
   Provision for loan losses............        120         53           30                30         105        300        293
                                           --------   --------     --------          --------   ---------   --------   --------
   Net interest income after provision
     for loan losses....................      6,492      7,096        1,742             7,165       7,245      6,501      5,691
   Noninterest income...................      3,006      2,473          711             2,068       2,374        956        516
   Noninterest expense..................      7,092      6,975        2,385             5,961       6,260      4,567      3,956
                                           --------   --------     --------          --------   ---------   --------   --------
   Income before income taxes...........      2,406      2,594           68             3,272       3,359      2,890      2,251
   Income tax expense...................        702        846            5             1,087       1,198      1,004        819
                                           --------   --------     --------          --------   ---------   --------   --------
Net income..............................   $  1,704   $  1,748           63          $  2,185   $   2,161   $  1,886   $  1,432
                                           ========   ========     ========          ========   =========   ========   ========

Per Share Data (1):
   Basic net income.....................   $   0.42   $   0.43     $   0.02          $   0.53   $    0.50        N/A        N/A
   Diluted net income...................       0.42       0.43         0.02              0.53        0.50        N/A        N/A
   Cash dividends declared (2)..........       0.30       0.24         0.06             0.235       0.215       0.10        N/A
   Period-end book value................       9.89       9.42         9.42              9.31        9.09       9.24        N/A

Balance Sheet Data:
   Total assets.........................   $447,581   $252,750      252,750          $244,651   $ 237,453   $208,003   $173,470
   Loans receivable, net................    334,321    158,820      158,820           176,963     168,044    136,500    134,491
   Mortgage-backed and related
      securities........................     25,405     22,955       22,955            19,772      19,992     14,707     10,087
   Investment securities................     25,946     32,822       32,822            32,930      28,642     36,507     18,655
   Deposits.............................    353,692    167,931      167,931           161,352     159,425    143,900    145,444
   Borrowings...........................     42,057     42,737       42,737            40,606      35,500     19,500      3,500
   Stockholder's equity.................     41,630     39,763       39,763            39,287      39,709     41,570     20,868

Performance Ratios:
   Return on average assets.............       0.65%      0.71%        0.10              0.90%       0.96%      0.98%      0.84%
   Return on average equity.............       4.17       4.46         0.64              5.53        5.19       6.47       7.38
   Average interest-earning assets to
      average interest-bearing
      liabilities.......................     116.08     117.85       118.02            114.97      120.44     117.01     109.92
   Noninterest expense to average
     total assets.......................       2.70       2.85         3.85              2.45        2.78       2.38       2.31
   Interest rate spread.................       2.05       2.34         2.55              2.53        2.65       2.97       3.24
   Net interest margin (3)..............       2.52       2.92         2.86              2.96        3.27       3.54       3.50

Asset Quality Ratios:
   Allowance for loan losses to total
     loans at the end of period.........       0.91%      0.95%        0.95%             0.84%       0.86%      0.98%      0.80%
   Ratio of allowance for loan losses
     to nonperforming loans.............     375.12%    326.93%      326.93%           598.05%   1,605.32%    113.97%    104.82%
   Nonperforming loans to total loans...       0.25       0.30         0.30%             0.15        0.06       0.91       0.79
   Nonperforming loans to total assets..       0.19       0.19         0.19%             0.11        0.04       0.60       0.61

Capital Ratios:
   Average equity to average total
     assets.............................      15.55%     16.02%       15.92%            16.26%      18.51%     15.16%     11.34%
   Equity to assets at period end.......       9.30      15.73        15.73%            16.06       16.72      19.99      12.03
   Dividend payout ratio (1)(4).........      71.43      55.81       300.00             44.34       43.00        N/A        N/A

Other Data:
   Amortization of intangible
   assets, net of tax (5)...............   $     --   $     --     $     --          $     --   $      --   $     --   $     --

Net cash earnings (6)...................      1,704      1,748           63             2,185       2,161      1,886      1,432
Return on average assets, excluding
   amortization of intangible assets
   (7)..................................       0.65 %     0.71%        0.10              0.90%       0.96%      0.98%      0.84%
Return on average equity, excluding
   amortization of intangible assets
   (8)..................................       4.17%      4.46%        0.64              5.53%       5.19%      6.47%      7.38%
Noninterest expense to average total
   assets, excluding amortization of
   intangible assets (9)................       2.70%      2.85%        3.85              2.45%       2.78%      2.38%      2.31%
Number of outstanding loans.............      7,534      3,801        3,801             3,760       4,368      3,498      3,164

Number of deposit accounts..............     25,366     15,620       15,620            16,218      14,419     13,432     13,760
Number of full service offices..........          9          5            5                 5           4          4          4

                                                        (footnotes on next page)

----------
(1) Per share data and dividend payout ratios are not presented for the period from April 9, 1998 (the date of the initial mutual holding company reorganization) through September 30, 1998, as per share calculations for that period are not meaningful. Per share data and dividend payout ratios are not presented for the year ended September 30, 1997 as no stock was outstanding during that period.
(2) The following table sets forth historical dividend information for the periods indicated:

Fiscal year ended September 30, 1998:   Third quarter    $0.050
                                        Fourth quarter   $0.050
Fiscal year ended September 30, 1999:   First quarter    $0.050
                                        Second quarter   $0.055
                                        Third quarter    $0.055
                                        Fourth quarter   $0.055
Fiscal year ended September 30, 2000:   First quarter    $0.055
                                        Second quarter   $0.060
                                        Third quarter    $0.060
                                        Fourth quarter   $0.060
Fiscal year ended December 31, 2000:    First quarter    $0.060
                                        Second quarter   $0.060
                                        Third quarter    $0.060
                                        Fourth quarter   $0.060
Fiscal year ended December 31, 2001:    First quarter    $0.075
                                        Second quarter   $0.075
                                        Third quarter    $0.075
                                        Fourth quarter   $0.075
Fiscal year ending December 31, 2002:   First quarter    $0.080

     Citizens South Banking Corporation paid an aggregate amount of cash dividends per share of $140,000, $135,000, $530,000, $730,000, $862,000,
     $937,000 and $225,000 for the three months ended March 31, 2002 and 2001, for the twelve months ended December 31 and 2000 and for the twelve months ended September 2000, 1999 and 1998, respectively. No dividends were paid during the twelve months ended September 30, 1997, as no stock was outstanding during that period. These payments exclude dividends waived by Citizens South Holdings, MHC during the same periods of $196,561, $184,000, $737,000, $435,000, $288,000, $0 and $0, respectively. Citizens South
     Holdings, MHC, begin waiving dividends in August 2000, and, as of March 31, 2002, had waived dividends totaling $1.4 million.
(3) Net interest margin is calculated by dividing net interest income by average assets for the period.
(4) Dividend payout ratio is calculated by dividing cash dividends per share declared for the period by net income per share for the period.
(5) The amortization of intangible assets, net of tax, includes noncash expense associated with the amortization of our core deposit intangible and mortgage loan servicing rights. We are amortizing the core deposit premium over a seven year period using the accelerated method and the mortgage loan servicing rights are being amortized over the expected lives of the loans. The estimated tax provision is 39%.
(6) Net cash earnings is based on reported net income plus the amortization of any intangible assets, net of tax.
(7) Return on average assets, excluding amortization of intangible assets is calculated by dividing annualized net cash earnings by average assets.
(8) Return on average equity, excluding amortization of intangible assets is calculated by dividing annualized net cash earnings by average equity.
(9) Noninterest expense to average total assets, excluding amortization of intangible assets is calculated by dividing annualized noninterest expense less the amortization of intangible assets, net of tax, by average assets.

                               RECENT DEVELOPMENTS

     The following tables set forth selected consolidated historical financial and other data of Citizens South Banking Corporation and its subsidiaries for the periods and at the dates indicated. The selected consolidated financial condition at June 30, 2002, and selected operating data for the three and six months ended June 30, 2002 and 2001 are unaudited. However, in the opinion of management of Citizens South Banking Corporation, all adjustments, consisting of normal recurring accruals, necessary for a fair presentation of the results for the unaudited period have been made. The selected operating data presented below for the three and six months ended June 30, 2002, are not necessarily indicative of the results that may be expected for future periods.

                                                                     At           At
                                                                  June 30,   December 31,
                                                                    2002         2001
                                                                  --------   ------------
                                                                      (In thousands)
Balance Sheet Data:
Total assets...................................................   $439,268     $447,581
Loans receivable, net..........................................    321,020      334,321
Securities available-for-sale, at fair value...................     58,707       51,351
Deposits.......................................................    346,829      353,692
Borrowings.....................................................     40,526       42,057
Total liabilities..............................................    395,607      405,951
Stockholders' equity...........................................     43,661       41,630

                                                                  For the Three Months Ended   For the Six Months Ended
                                                                           June 30,                     June 30,
                                                                  --------------------------   ------------------------
                                                                         2002      2001             2002      2001
                                                                       -------   -------           -------   -------
                                                                          (In thousands, except  per share data)
Income Statement Data:
Interest income................................................        $ 6,192   $ 4,252           $12,492   $ 8,587
Interest expense...............................................          2,539     2,641             5,216     5,311
                                                                       -------   -------           -------   -------
Net interest income............................................          3,653     1,611             7,276     3,276
Provision for loan losses......................................             70        30               135        60
                                                                       -------   -------           -------   -------
Net interest income after provision for loan losses............          3,583     1,581             7,141     3,216
Noninterest income.............................................            904       798             1,922     1,416
Noninterest expense............................................          2,710     1,640             5,744     3,151
Income before income taxes.....................................          1,777       739             3,319     1,481
Income tax expense.............................................            647       229             1,197       459
                                                                       -------   -------           -------   -------
Net income.....................................................        $ 1,130   $   510           $ 2,122   $ 1,022
                                                                       =======   =======           =======   =======
Per Share Data:
Basic net income...............................................        $  0.28   $  0.13           $  0.52   $  0.25
Diluted net income.............................................           0.27      0.13              0.51      0.25
Cash dividends declared........................................           0.08     0.075              0.16      0.15
Period end book value per share................................          10.37      9.74             10.37      9.74
Performance Ratios:
Return on average assets.......................................           1.03%     0.77%             0.96%     0.78%
Return on average equity.......................................          10.54      5.01              9.99      5.06
Average interest-earning assets to average interest-bearing
   liabilities.................................................         107.03    114.70            106.23    117.79
Noninterest expense to average total assets....................           2.46      2.47              2.60      2.41
Net interest margin............................................           3.32      2.43              3.29      2.50
Asset Quality Ratios:
Allowance for loan losses to total loans at the end of period..           0.94%     0.91%             0.94%     0.91%
Nonperforming loans to total loans.............................           0.40      0.32              0.40      0.32
Nonperforming loans to total assets............................           0.65      0.20              0.65      0.20
Capital Ratios:
Average equity to average total assets.........................           9.74%    15.34%             9.60%    15.44%
Equity to assets at period end.................................           9.94     15.42              9.94     15.42
Dividend payout ratio..........................................          28.57     57.69             35.77     60.00
Other Data:
Number of full-service offices.................................              9         6                 9         6

(1) Citizens South Banking Corporation paid an aggregate amount of cash dividends per share of $140,000, $131,000, $280,000, and $263,000 for the three months ended June 30, 2002 and 2001, for the six months ended June 30, 2002 and 2001. These payments exclude dividends waived by Citizens South Holdings, MHC during the same periods of $197,000, $184,000, $393,000 and $368,552. Citizens South Holdings, MHC, begin waiving dividends in August 2000, and, as of June 30, 2002, had waived dividends totaling $1.6 million.

Management's Discussion and Analysis of Recent Developments

Comparison of Financial Condition at June 30, 2002 and December 31, 2001


         Assets. Total assets decreased by $8.3 million, or 1.9%, from $447.6 million as of December 31, 2001, to $439.3 million as of June 30, 2002. During the period, cash and cash equivalents increased by $1.8 million to $22.8 million, investment securities increased by $8.0 million to $32.8 million and mortgage-backed securities increased by $513,000 to $25.9 million. These increases were primarily funded by higher than normal loan prepayments. Net loans decreased by $13.3 million, or 4.0%, to $321.0 million due to accelerated prepayments as borrowers refinanced their loans in the current low interest rate environment. Most of this decrease was concentrated in the one-to-four family dwelling portfolio, which decreased by $21.8 million, or 11.1%, during the period. The portfolio of residential loans decreased due to the fact that we generally originate all new fixed-rate residential loan production as a broker for independent third parties in order to reduce our overall vulnerability to rising interest rates. These fixed-rate loans, and related servicing, are closed in the name of the independent third parties. As a result, our portfolio of fixed-rate residential loans has decreased as our existing loans are repaid or prepaid and not replaced by new originations. During the same period, the combined gross portfolios for all other loans, including multifamily residential, commercial mortgage, land, commercial business, and consumer loans, increased by $8.1 million, or 5.5%. Management will continue to focus on growing these loan portfolios in a safe and sound manner with an emphasis on adjustable rate loans or shorter-term fixed rate loans (generally five years or less).

     As of June 30, 2002, nonperforming loans amounted to $1.3 million, or 0.40% of gross loans, and nonperforming assets amounted to $2.8 million, or 0.65% of total assets. Our allowance for loan loss reserves amounted to $3.1 million, or 0.94% of gross loans as of June 30, 2002.

     Liabilities. Total liabilities decreased by $10.3 million, or 2.6%, from $405.9 million as of December 31, 2001, to $395.6 million as of June 30, 2002. This decrease was due, in part, to the prepayment of a $1.5 million Federal Home Loan Bank advance and a decrease in total deposits of $6.9 million, or 1.9%, to $346.8 million as of June 30, 2002. Most of the decrease in deposits was concentrated in higher-costing time deposits. During the six months ended June 30, 2002, time deposits decreased by $11.5 million, or 4.7%, and core deposits, including checking accounts, savings accounts, and money market deposit accounts, increased by $4.6 million, or 4.3%, to $111.4 million. We plan to continue our efforts to gain deposit market share through new product development and branch expansion with an emphasis on demand deposits. Borrowed money decreased by $1.5 million, or 3.6%, to $40.5 million. Borrowed money was primarily comprised of various callable and fixed-term Federal Home Loan Bank advances with a weighted average interest rate of 5.63%.

     Equity. Total equity increased by $2.1 million, or 4.9%, from $41.6 million as of December 31, 2001, to $43.7 million as of June 30, 2002. This increase was primarily due to $2.1 million in earnings during the period and a $133,000 increase in accumulated unrealized gains on available-for-sale securities. The positive effects of earnings and increased gains on available-for-sale securities were offset, in part, by the payment of $280,000 in cash dividends. Management was previously authorized to repurchase a total of 581,797 shares of common stock, and has repurchased 445,462 shares as of June 30, 2002.

Comparison of Results of Operations for the Three Months Ended June 30, 2002 and 2001

     General. Net income for the three months ended June 30, 2002, amounted to $1.1 million, or $0.28 per share, as compared to $510,000, or $0.13 per share, for the three months ended June 30, 2001.


     Net interest income. Net interest income increased by $2.0 million, or 126.7%, to $3.7 million for the three months ended June 30, 2002. This increase was primarily due to the acquisition of Innes Street and its wholly-owned subsidiary, Citizens Bank, on December 31, 2001. Interest income increased by $1.9 million, or 45.6%. This increase was the result of a $152.9 million, or 62.6%, increase in average interest-earning assets, which was offset, in part, by a 66 basis point decrease in the average interest rate to 6.27%. Interest expense decreased by $102,000, or 3.9%, between the periods. Average interest-bearing liabilities increased by $165.8 million, or 77.8%, the effects of which were partially offset by a 228 basis point reduction in the cost of funds to 2.69%. The net interest margin was 3.32% for the quarter ended June 30, 2002, compared to 2.43% for the quarter ended June 30, 2001.



     Provision for loan losses. The provision for loan losses amounted to $70,000 for the three months ended June 30, 2002, compared to $30,000 for the three months ended June 30, 2001. The amount of the provision for loan losses was increased, in part, due to the increased loan volume resulting from the acquisition of Innes Street and a continued emphasis on commercial and consumer loans, rather than residential mortgage loans. Management establishes the provision for loan losses based on available information including the composition of the loan portfolio, historical loan losses, availability and quality of collateral, age of the various portfolios, changes in local economic conditions, and loan performance and quality of the portfolio. There have been no material changes in management's methods for determining the provision for loan losses during the past year.

     The allowance for loan losses was $3.1 million, or 0.94% of gross loans, as of June 30, 2002, compared to $1.5 million, or 0.91% of gross loans, as of June 30, 2001. The ratio of allowance for loan losses to total loans increased slightly due to a recent slowdown in local economic conditions, including layoffs and plant closings in our market area coupled with our continued emphasis on commercial business loans. The ratio of nonperforming loans to gross loans increased slightly form 0.32% as of June 30, 2001, to 0.40% as of June 30, 2002.

     Noninterest income. Noninterest income amounted to $904,000 for the three months ended June 30, 2002, as compared to $798,000 for the three months ended June 30, 2001. This increase of $106,000, or 13.3%, was primarily due to increased fees generated by our mortgage banking department and additional fee income derived from deposit products. Mortgage banking income increased $68,000, or 66.4%, due to higher residential loan originations resulting from a decrease in interest rates. These loans generally are sold to a third party and all fees collected are recognized as current period income. Income on deposit accounts increased $96,000, or 20.1%, due, in part, to the increased number of fee-generating demand deposit accounts resulting from the acquisition of three full-service branch offices. Management plans to continue its efforts to increase its balance of fee-generating demand deposit accounts through targeted advertising and branch expansion. Total demand deposit accounts increased by $8.9 million, or 35.3%, during the past 12 months to $34.1 million as of June 30, 2002.


     During the quarter ended June 30, 2002, we recognized a gain of $21,000 from the sale of $1.7 million in mortgage-backed securities, $49,000 in loan participations and other miscellaneous fixed assets. The $49,000 loan participation was sold to the Federal Home Loan Bank of Atlanta as part of a low- to moderate-income housing project that is funded by the Community Investment Corporation of North Carolina (the "CICNC"), a group of North Carolina-based lenders. The Federal Home Loan Bank purchases loan participations from CICNC members so that the proceeds can be reinvested in other low- to moderate-income housing projects in the State of North Carolina. There were no gains on sales of assets during the quarter ended June 30, 2001.


     Noninterest expense. Noninterest expense amounted to $2.7 million for the quarter ended June 30, 2002, compared to $1.6 million for the quarter ended June 30, 2001, an increase of $1.0 million, or 65.3%. This increase was primarily due to $303,000 in higher compensation and $178,000 in increased occupancy expenses associated with our acquisition of three full-service branch offices. In addition, during the June 30, 2002 quarter, we incurred expenses associated with changing the name of Gaston Federal Bank to Citizens South Bank and Gaston Federal Bancorp, Inc. to Citizens South Banking Corporation, and increased expenses associated with servicing our growing demand deposit account portfolio. Also, we incurred $252,000 in amortization of intangible assets during the quarter ended June 30, 2002, compared to no such expense for the comparable period of 2001. This expense was related to the amortization of the core deposit premium, created as a result of our acquisition of Innes Street in December 2001. The core deposit intangible is being amortized over a seven-year period using the accelerated method.

     During the quarter ended June 30, 2002, the Company recognized a loss of $17,000 from the sale of miscellaneous fixed assets and real estate owned. There were no losses on sale of assets during the quarter ended June 30, 2001.

     Income taxes. Income taxes amounted to $647,000, or 36.4% of taxable income, for the quarter ended June 30, 2002, as compared to $229,000, or 31.0% of taxable income, for the quarter ended June 30, 2001. The increase in the overall tax rate was due to a lower percentage of income being derived from tax-advantaged assets such as municipal securities, bank-owned life insurance, and government agency securities. Bank-owned life insurance reduced income taxes by $26,000 for the quarter ended June 30, 2002, compared to $30,000 for the quarter ended June 30, 2001.

Comparison of Results of Operations for the Six Months Ended June 30, 2002 and 2001

     General. Net income for the six months ended June 30, 2002, amounted to $2.1 million, or $0.52 per share, as compared to $1.0 million, or $0.25 per share, for the six months ended June 30, 2001.


     Net interest income. Net interest income increased by $4.0 million, or 122.1%, to $7.3 million for the six months ended June 30, 2002. This increase was primarily due to the acquisition of Innes Street and its wholly-owned subsidiary, Citizens Bank, on December 31, 2001. Interest income increased by $3.9 million, or 45.5%. This increase was the result of a $155.8 million, or 64.09%, increase in average interest-earning assets, which was offset, in part, by a 77 basis point decrease in the average interest rate to 6.33%. Interest expense decreased by $95,000, or 1.8%, between the periods. Average interest-bearing liabilities increased by $171.4 million, or 81.3%, the effects of which were partially offset by a 236 basis point reduction in the cost of funds to 2.75%. The net interest margin was 3.29% for the six months ended June 30, 2002, compared to 2.50% for the six months ended June 30, 2001.


     Provision for loan losses. The provision for loan losses amounted to $135,000 for the six months ended June 30, 2002, compared to $60,000 for the six months ended June 30, 2001. The amount of the provision for loan losses was increased, in part, due to the increased loan volume resulting from the acquisition of Innes Street and a continued emphasis on commercial and consumer loans, rather than residential mortgage loans. Management establishes the provision for loan losses based on available information including the composition of the loan portfolio, historical loan losses, availability and quality of collateral, age of the various portfolios, changes in local economic conditions, and loan performance and quality of the portfolio. There have been no material changes in management's methods for determining the provision for loan losses during the past year.


     The allowance for loan losses was $3.1 million, or 0.94% of gross loans as of June 30, 2002, compared to $1.5 million, or 0.91% of gross loans as of June 30, 2001. The ratio of allowance for loan losses to total loans increased slightly due to a recent slowdown in local economic conditions, including layoffs and plant closings in our market area coupled with our continued emphasis on commercial business loans. The ratio of nonperforming loans to gross loans increased slightly from 0.32% as of June 30, 2001, to 0.40% as of June 30, 2002.

     Noninterest income. Noninterest income amounted to $1.9 million for the six months ended June 30, 2002, as compared to $1.4 million for the six months ended June 30, 2001. This increase of $506,000, or 35.8%, was primarily due to increased fees generated by our mortgage banking department and additional fee income derived from deposit products. Mortgage banking income increased $123,000, or 64.2%, due to higher residential loan originations resulting from low interest rates. These loans generally are sold to a third party and all fees collected are recognized as current period income. Income on deposit accounts increased $250,000, or 29.7%, due, in part, to the increased number of fee-generating demand deposit accounts resulting from the acquisition of three full-service branch offices. Management plans to continue its efforts to increase its balance of fee-generating demand deposit accounts through targeted advertising and branch expansion. Total demand deposit accounts increased by $8.9 million, or 35.3%, during the past 12 months to $34.1 million as of June 30, 2002.

     During the six months ended June 30, 2002, we recognized a gain of $109,000 from the sale of $3.1 million in mortgage-backed securities, $2.0 million in investment securities, $1.4 million in loans and other miscellaneous fixed assets. There were no gains on sales of assets during the six months ended June 30, 2001.

     Noninterest expense. Noninterest expense amounted to $5.7 million for the six months ended June 30, 2002, compared to $3.1 million for the six months ended June 30, 2001. This increase of $2.6 million was primarily due to an $877,000 increase in compensation and a $379,000 increase in occupancy expense associated with the operation of three additional full-service branch offices. Also, we incurred increased expenses associated with servicing our growing demand deposit account portfolio, additional costs associated with the changing the name of Gaston Federal Bank to Citizens South Bank, and expenses associated with converting Citizens Bank's computer system and back-office operations. During the quarter ended March 31, 2002, we successfully consolidated the back-office operations of the accounting department, payroll processing, loan administration, marketing, and human resources. In addition, the core data processing systems were converted to our existing core data processing system. These operations were consolidated with limited disruption of normal operations and have begun to improve our overall efficiency.


     During the six months ended June 30, 2002, we recognized a gain of $109,000 from the sale of $3.1 million in mortgage-backed securities, $2.0 million in investment securities, $1.3 million in loans and other miscellaneous fixed assets. We sold $1.3 million in loans during the first quarter of 2002 that were originated under Citizens Bank's loan procedures prior to our acquiring Citizens Bank on December 31, 2001. We closed these loans in our name and immediately sold them to a third party. All of our existing loans are originated under our own procedures. We did not sell any loans during the 2001 fiscal year, and there were no gains on sales of other assets during the six months ended June 30, 2001.


     Income taxes. Income taxes amounted to $1.2 million, or 36.1% of taxable income, for the six months ended June 30, 2002, as compared to $459,000, or 31.0% of taxable income, for the six months ended June 30, 2001. The increase in the overall tax rate was due to a lower percentage of income being derived from tax-advantaged assets such as municipal securities, bank-owned life insurance, and government agency securities. Bank-owned life insurance reduced income taxes by $53,000 for the six months ended June 30, 2002, compared to $35,000 for the six months ended June 30, 2001.

                                  RISK FACTORS

The Future Price of the Common Stock May be Less Than the Purchase Price in the Offering.

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    You should consider carefully the following risk factors in evaluating an investment in the common stock
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     We cannot assure you that if you purchase common stock in the offering you will be able to sell it later at or above the purchase price in the offering. The final aggregate purchase price of the common stock in the conversion will be based on an independent appraisal. The appraisal is not intended, and should not be construed, as a recommendation of any kind as to the advisability of purchasing shares of common stock. The valuation is based on estimates and projections of a number of matters, all of which are subject to change from time to time.

Our Commercial Real Estate, Multi-Family and Commercial Business Loans Expose Us to Increased Lending Risks.

     At March 31, 2002, our portfolio of commercial real estate loans totaled $23.9 million, or 7.2% of total gross loans, our portfolio of commercial business loans totaled $31.2 million, or 9.4% of total gross loans, and our portfolio of multi-family loans totaled $9.0 million, or 2.7% of total gross loans. These types of loans generally expose a lender to greater risk of non-payment and loss than one-to four-family residential mortgage loans because repayment of the loans often depends on the successful operations and the income stream of the borrowers. Such loans typically involve larger loan balances to single borrowers or groups of related borrowers compared to one-to four-family residential mortgage loans. Also, many of our borrowers have more than one commercial real estate or multi-family loan outstanding with us. Consequently, an adverse development with respect to one loan or one credit relationship can expose us to a significantly greater risk of loss compared to an adverse development with respect to a one-to four-family residential mortgage loan.


The Expected Voting Control by Management and Employees Could Enable Insiders to Prevent a Merger That May Provide Stockholders a Premium for Their Shares.

     The shares of common stock that our directors and officers intend to purchase in the conversion, when combined with the shares that they already own and the shares that may be awarded to participants under our employee stock ownership plan and other stock benefit plans, could result in management and employees controlling a significant percentage of our common stock. If these individuals were to act together, they could have significant influence over the outcome of any stockholder vote. This voting power may discourage takeover attempts you might like to see happen. In addition, the total voting power of management and employees could reach in excess of 20% of our outstanding stock. That level would enable management and employees as a group to defeat any stockholder matter that requires an 80% vote, including removal of directors, approval of certain business combinations with interested shareholders and certain amendments to our certificate of incorporation and bylaws.


If Our Allowance for Loan Losses is Not Sufficient to Cover Actual Loan Losses, Our Earnings Could Decrease.


     Our loan customers may not repay their loans according to their terms and the collateral securing the payment of these loans may be insufficient to pay any remaining loan balance. We may experience significant loan losses, which could have a material adverse effect on our operating results. We make various assumptions and judgments about the collectibility of our loan portfolio, including the creditworthiness of our borrowers and the value of the real estate and other assets serving as collateral for the repayment of many of our loans. In determining the amount of the allowance for loan losses, we review our loan composition, our loan loss history, delinquency experience and local and regional economic conditions. If our assumptions are incorrect, our allowance for loan losses may not cover losses that have been incurred in our loan portfolio, resulting in additions to our allowance. We have focused on the origination and retention of commercial loans over the past five years, and as of March 31, 2002, 9.4% of total gross loans were comprised of commercial business loans and 7.2% of total gross loans were comprised of commercial real estate loans. These types of loans generally possess a higher degree of credit risk than traditional one- to four-family residential mortgage loans. We have a higher percentage of commercial loans than our peer group and, as a result, we have a higher ratio of allowance for loan losses to total loans than our peer group. In addition, the federal banking regulators periodically review our allowance for loan losses and may require us to increase our provision for loan losses or recognize further loan charge-offs. Any increase in our allowance for loan losses or loan charge-offs could have a material adverse effect on our results of operations and financial condition.


Changes in Interest Rates Could Adversely Affect Our Results of Operations and Financial Condition.


     Our results of operations and financial condition are significantly affected by changes in interest rates. Our results of operations depend substantially on our net interest income, which is the difference between the interest income earned on our interest-earning assets and the interest expense paid on our interest-bearing liabilities. Because our interest-bearing liabilities generally reprice or mature more quickly than our interest-earning assets, an increase in interest rates generally would result in a decrease in our net interest income. Based on results generated by our interest rate risk model, an immediate and sustained increase of 200 basis points throughout the yield curve would reduce our annual net interest income by 5.8% as of March 31, 2002. The assumptions used in the model do not provide for actions that may be taken by management during the period to offset the negative effects of rising interest rates on our net interest income.

     Changes in interest rates also affect the value of our interest-earning assets, and in particular our securities portfolio. Generally, the value of securities fluctuates inversely with changes in interest rates. At March 31, 2002, our investment and mortgage-backed securities available for sale totaled $45.9 million. Unrealized gains and losses on securities available for sale, net of tax, amounted to $843,000 and are reported as a separate component of stockholders' equity. Decreases in the fair value of securities available for sale, therefore, could have an adverse effect on stockholders' equity.


     We also are subject to reinvestment risk associated with changes in interest rates. Changes in interest rates may affect the average life of loans and mortgage-related securities. Decreases in interest rates can result in increased prepayments of loans and mortgage-related securities, as borrowers refinance to reduce borrowing costs. Under these circumstances, we are subject to reinvestment risk to the extent that we are unable to reinvest the cash received from such prepayments at rates that are comparable to the rates on existing loans and securities. Additionally, increases in interest rates may decrease loan demand and make it more difficult for borrowers to repay adjustable rate loans.

Our Ability To Grow May Be Limited If We Cannot Make Acquisitions.

     In an effort to fully deploy the capital we raise in the offering, and to increase our loan and deposit growth, we may seek to expand our banking franchise by acquiring other financial institutions or branches primarily in our market area. Our ability to grow through selective acquisitions of other financial institutions or branches will depend on successfully identifying, acquiring and integrating them. We cannot assure you that we will be able to identify attractive acquisition candidates, make acquisitions on favorable terms or successfully integrate any acquired institutions or branches into our banking organization. We currently have no specific plans, arrangements or understandings regarding any such acquisitions.

Our Return on Stockholders' Equity Will Be Reduced as a Result of the Offering.


     Net income divided by average stockholders' equity, known as "return on equity," is a ratio many investors use to compare the performance of a financial institution to its peers. We expect our return on equity to decrease as compared to our performance in recent years until we are able to leverage the additional capital raised in the offering. Until we can increase our net interest income and non-interest income, we expect our return on equity to be below the industry average, which may negatively impact the value of our common stock. For the year ended December 31, 2001 and the three months ended March 31, 2002, our return on average equity was 4.17% and 9.44%, respectively. On a pro forma basis, however, at the maximum of the offering range, our return on average equity would have been 3.76% for the twelve months ended March 31, 2002, which is lower than the industry and peer group average of 8.36% for this period.


The Implementation of Stock-Based Benefit Plans May Dilute Your Ownership Interest.

     We intend to adopt a stock option plan and recognition and retention plan following the offering. These stock benefit plans will be funded either through open market purchases, if permitted, or from the issuance of authorized but unissued shares. While our intention is to fund these plans through open market purchases, stockholders will experience a reduction or dilution in ownership interest of 7.6% in the event newly issued shares are used to fund stock options and stock awards made under the recognition and retention plan.

Our Recognition and Retention Plan Will Increase Our Costs, Which Will Reduce Our Profitability and Stockholders' Equity.

     We intend to implement a recognition and retention plan after the offering. Under this plan, our officers and directors may be awarded, at no cost to them, shares of common stock in an aggregate amount equal to 4% of the shares sold in the offering. We must recognize expense for shares awarded over their vesting period at the fair market value of the shares on the date they are awarded. The recognition and retention plan may not be implemented until at least six months after the offering. If the plan is adopted within twelve months after the offering, it is subject to Office of Thrift Supervision regulations. Assuming the shares of common stock to be awarded under the plan are repurchased in the open market and cost the same as the purchase price in the offering, the reduction to stockholders' equity from the plan would be between $1.4 million at the minimum of the offering range and $2.1 million at the adjusted maximum of the offering range.

Strong Competition Within Our Market Area May Limit Our Growth and
Profitability.

     Competition in the banking and financial services industry is intense. We compete in our market area with commercial banks, savings institutions, mortgage banks, credit unions, finance companies, mutual funds, insurance companies, and brokerage and investment banking firms. Many of these competitors have substantially greater resources and lending limits than we have and may offer certain services that we do not provide. Our profitability depends upon our continued ability to successfully compete in our market area.

We Have Broad Discretion in Allocating the Proceeds of the Offering. Our Failure to Effectively Utilize Such Proceeds Could Reduce Our Profitability.

     Citizens South Banking Corporation intends to contribute approximately 50% of the net proceeds of the offering to Citizens South Bank. Citizens South Banking Corporation may use the remaining net proceeds to finance the acquisition of other financial institutions, pay dividends to stockholders, repurchase common stock, purchase investment securities, or for other general corporate purposes. Citizens South Banking Corporation expects to use a portion of the net proceeds to fund the employee stock ownership plan purchases of shares in the offering. Citizens South Bank may use the proceeds it receives to establish or acquire new branches, acquire financial institutions, fund new loans, purchase investment securities, or for general corporate purposes. We have not allocated specific amounts of proceeds for any of these purposes, and we will have significant flexibility in determining how much of the net proceeds we apply to different uses and the timing of such applications. Our failure to utilize these funds effectively could reduce our profitability.

We Operate in a Highly Regulated Environment and We May be Adversely Affected by Changes in Laws and Regulations.

     We are subject to extensive regulation, supervision and examination by the Office of Thrift Supervision, our chartering authority, and by the Federal Deposit Insurance Corporation, as insurer of our deposits. As a savings and loan holding company, Citizens South Banking Corporation is subject to regulation and supervision by the Office of Thrift Supervision. Such regulation and supervision govern the activities in which an institution and its holding company may engage, and are intended primarily for the protection of the insurance fund and depositors. Regulatory authorities have extensive discretion in their supervisory and enforcement activities, including the imposition of restrictions on the operation of an institution, the classification of assets by the institution and determination of the level of an institution's allowance for loan losses. Any change in such regulation and oversight, whether in the form of regulatory policy, regulations or legislation, may have a material impact on our operations.

Once Submitted, Your Purchase Order May Not be Revoked Unless the Stock Offering is Terminated or Extended Beyond November 2, 2002.


     Funds submitted in connection with the purchase of common stock in the offering will be held by Citizens South Banking Corporation until the termination or completion of the offering, including any extension of the expiration date. Because completion of the offering will be subject to an update of the independent appraisal and other factors, there may be one or more delays in completing the offering. Orders submitted in the offering are irrevocable, and subscribers will have no access to subscription funds and/or shares of common stock unless the offering is terminated, or extended beyond November 2, 2002.


Various Factors May Make Takeover Attempts More Difficult to Achieve.

     Our board of directors has no current intention to sell control of Citizens South Banking Corporation. Provisions of our certificate of incorporation and bylaws, federal and state regulations and various other factors may make it more difficult for companies or persons to acquire control of Citizens South Banking Corporation without the consent of our board of directors. It is possible, however, that you would want a takeover attempt to succeed because, for example, a potential acquiror could offer a premium over the then prevailing price of our common stock. The factors that may discourage takeover attempts or make them more difficult include:

          Office of Thrift Supervision regulations. Office of Thrift Supervision regulations prohibit, for three years following the completion of a mutual-to-stock conversion, the acquisition of more than 10% of any class of equity security of a converted institution without the prior approval of the Office of Thrift Supervision. The charter of Citizens South Bank also will include a provision for a period of five years after the conversion, that prohibits any person from acquiring or offering to acquire, directly or indirectly, more than 10% of any class of equity security of Citizens South Bank.

          Certificate of incorporation and statutory provisions. Provisions of the certificate of incorporation and bylaws of Citizens South Banking Corporation and the corporate law of the State of Delaware, may make it more difficult and expensive to pursue a takeover attempt that management opposes. These provisions also make more difficult the removal of our current board of directors or management, or the appointment of new directors. These provisions include: limitations on voting rights of beneficial owners of more than 10% of our common stock; supermajority voting requirements for certain business combinations; and the election of directors to staggered terms of three years. Our bylaws also contain provisions regarding the timing and content of stockholder proposals and nominations and qualification for service on the board of directors.

          Required change in control payments. We have entered into employment agreements and change of control agreements with certain executive officers that will require payments to be made to them in the event their employment is terminated following a change in control of Citizens South Banking Corporation or Citizens South Bank. These payments may have the effect of increasing the costs of acquiring Citizens South Banking Corporation, thereby discouraging future attempts.


There is a Decrease in the Rights of Stockholders Under the Delaware Certificate of Incorporation and Bylaws



     As a result of the conversion, existing stockholders of Citizens South Banking Corporation, a federal corporation, will become stockholders of Citizens South Banking Corporation, a Delaware corporation. The rights of stockholders of the new Delaware corporation will be less than the rights stockholders currently have. The differences in stockholder rights under the Delaware certificate of incorporation and bylaws are not mandated by Delaware law but have been chosen by management as being in the best interests of the corporation and all of its stockholders.



For example, Citizens South Banking Corporation's current stockholders must submit nominations for election of directors at an annual meeting of stockholders and any new business to be taken up at such a meeting by filing the proposal in writing with Citizens South Banking Corporation at least five days before the date of any such meeting. Citizens South Banking Corporation's Delaware bylaws generally provide, however, that any stockholder desiring to make a nomination for the election of directors or a proposal for new business at a meeting of stockholders must submit written notice to Citizens South Banking Corporation at least 90 days prior to the anniversary date of the mailing of proxy materials in connection with the immediately preceding annual meeting of stockholders. Similarly, special meetings of Citizens South Banking Corporation's current stockholders may be called by the holders of not less than one-tenth of the outstanding capital stock entitled to vote at the meeting. Citizens South Banking Corporation's Delaware certificate of incorporation provides that special meetings of the stockholders of Citizens South Banking Corporation may be called only by a majority vote of the total authorized directors. See "Comparison Of Stockholders' Rights" on page ___________ for a discussion of these differences.


                           FORWARD-LOOKING STATEMENTS

     This prospectus contains forward-looking statements, which can be identified by the use of such words as estimate, project, believe, intend, anticipate, plan, seek, expect and similar expressions. These forward-looking statements include:

     .    statements of our goals, intentions and expectations;

     . statements regarding our business plans, prospects, growth and operating strategies;

     . statements regarding the asset quality of our loan and investment portfolios; and

     .    estimates of our risks and future costs and benefits.

     These forward-looking statements are subject to significant risks, assumptions and uncertainties, including, among other things, the following important factors that could affect the actual outcome of future events:

     . general economic conditions, either nationally or in our market areas, that are worse than expected;

     . significantly increased competition among depository and other financial institutions;

     . inflation and changes in the interest rate environment that reduce our margins or reduce the fair value of financial instruments;

     .    adverse changes in the securities markets;

     .    legislative or regulatory changes that adversely affect our business;

     . our ability to enter new markets successfully and capitalize on growth opportunities;

     .    changes in consumer spending, borrowing and savings habits;

     . changes in accounting policies and practices, as may be adopted by the bank regulatory agencies and the Financial Accounting Standards Board; and

     .    changes in our organization, compensation and benefit plans.

     Because of these and other uncertainties, our actual future results may be materially different from the results indicated by these forward-looking statements. We discuss some of these uncertainties and others in "Risk Factors"
beginning on page   .
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               HOW WE INTEND TO USE THE PROCEEDS FROM THE OFFERING

     Although we cannot determine what the actual net proceeds from the sale of the common stock in the offering will be until the offering is completed, we anticipate that the net proceeds will be between $33.0 million and $44.8 million, or $51.6 million if the offering range is increased by 15%. Citizens South Banking Corporation estimates that it will invest in Citizens South Bank between $16.5 million and $22.4 million, or $25.8 million if the offering range is increased by 15%. Citizens South Banking Corporation intends to retain approximately 50% of the net proceeds.

     A summary of the anticipated net proceeds at the minimum, midpoint, maximum and adjusted maximum of the offering range and anticipated distribution of the net proceeds is as follows:

                                                                                    Adjusted
                                          Minimum       Midpoint      Maximum       Maximum
                                        -----------   -----------   -----------   -----------
Offering proceeds....................   $34,000,000   $40,000,000   $46,000,000   $52,900,000
Less offering expenses...............     1,010,250     1,089,630     1,169,010     1,260,297
                                        -----------   -----------  ------------   -----------
   Net offering proceeds.............   $32,989,750   $38,910,370   $44,830,990   $51,639,703
                                        ===========   ===========   ===========   ===========

Distribution of net proceeds:
   To Citizens South Bank............   $16,494,875   $19,455,185   $22,415,495   $25,819,851
   Retained by Citizens South Banking
      Corporation....................   $16,494,875   $19,455,185   $22,415,495   $25,819,851

     Payments for shares made through withdrawals from existing deposit accounts will not result in the receipt of new funds for investment but will result in a reduction of Citizens South Bank's deposits. The net proceeds may vary because total expenses relating to the offering may be more or less than our estimates. For example, our expenses would increase if a syndicated community offering were used to sell shares not purchased in the subscription offering and community offering.

     Citizens South Banking Corporation May Use the Proceeds it Retains From the
Offering:


          to finance the acquisition of financial institutions or branches or other financial service companies, although we do not now have any specific acquisition plans;


          to pay cash dividends to stockholders;

          to repurchase its common stock;

          to invest in securities; and

          for other general corporate purposes.

     Under current Office of Thrift Supervision regulations, we may not repurchase shares of our common stock during the first year following the conversion, except when extraordinary circumstances exist and with prior regulatory approval.

     Citizens South Bank May Use the Proceeds it Receives From the Offering:

          to fund new loans, including single-family mortgage loans, multi-family residential and commercial mortgage loans, commercial business loans, construction loans and consumer loans;


          to expand its retail banking franchise, by establishing or acquiring new branches or by acquiring other financial institutions, or other financial service companies, although we do not now have any specific acquisition plans;


          to support new products and services;

          to invest in securities; and

          for other general corporate purposes.

                               OUR DIVIDEND POLICY

     Citizens South Banking Corporation currently pays a cash dividend of $0.08 per share per quarter, or $0.32 per share per year. After the conversion, we intend to continue to pay cash dividends on a quarterly basis. We expect such dividends to equal $0.23, $0.20, $0.17 and $0.15 per share per year at the minimum, midpoint, maximum and adjusted maximum of the offering range, respectively, which represents an annual dividend yield of 2.3%, 2.0%, 1.7% and 1.5% at the minimum, midpoint, maximum and adjusted maximum of the offering range, respectively, based upon a stock price of $10.00 per share. The amount of dividends that we intend to pay to our stockholders following the conversion is intended to preserve the per share dividend amount, adjusted to reflect the exchange ratio, that our stockholders currently receive on their Citizens South Banking Corporation common stock. The dividend rate and the continued payment of dividends will depend on a number of factors including our capital requirements, our financial condition and results of operations, tax considerations, statutory and regulatory limitations, and general economic conditions. We cannot assure you that we will not reduce or eliminate dividends in the future.

     Under the rules of the Office of Thrift Supervision, Citizens South Bank will not be permitted to pay dividends on its capital stock to Citizens South Banking Corporation, its sole stockholder, if Citizens South Bank's stockholder's equity would be reduced below the amount of the liquidation account. See "The Conversion--Liquidation Rights." For information concerning federal and state law and regulations regarding the ability of Citizens South Bank to make capital distributions, including the payment of dividends, to Citizens South Banking Corporation, see "Taxation--Federal Taxation" and "Supervision and Regulation--Federal Banking Regulation."

     Unlike Citizens South Bank, Citizens South Banking Corporation is not restricted by Office of Thrift Supervision regulations on the payment of dividends to its stockholders, although the source of dividends will depend on the net proceeds retained by Citizens South Banking Corporation and earnings thereon, and upon dividends from Citizens South Bank. Citizens South Banking Corporation, however, is subject to the requirements of Delaware law, which generally limits dividends to an amount equal to the excess of its stockholders' equity over its statutory capital or, if there is no excess, to its net earnings for the current and/or immediately preceding fiscal year.

     Additionally, we have committed to the Office of Thrift Supervision that during the one-year period following the completion of the conversion, Citizens South Banking Corporation will not take any action to declare an extraordinary dividend to our stockholders that would be treated by such stockholders as a tax-free return of capital for federal income tax purposes, without prior approval of the Office of Thrift Supervision.


     See "Selected Consolidated Financial and Other Data of Citizens South Banking Corporation and Subsidiary" for information regarding our historical dividend payments.


                           MARKET FOR THE COMMON STOCK

     Citizens South Banking Corporation common stock is currently listed on the Nasdaq National Market under the symbol "CSBC," and there is an established
market for such common stock. At August   , 2002, we had               market
                                        --               -------------
makers, including Keefe, Bruyette & Woods, Inc. Upon completion of the conversion, the new shares of common stock of Citizens South Banking Corporation will replace existing shares and be traded on the Nasdaq National Market. Keefe, Bruyette & Woods, Inc. intends to remain a market maker in Citizens South Banking Corporation common stock following the conversion. Keefe, Bruyette & Woods, Inc. also will assist Citizens South Banking Corporation in obtaining other market makers after the conversion. We cannot assure you that other market makers will be obtained or that an active and liquid trading market for the common stock will develop or, if developed, will be maintained. For a period of 20 trading days following completion of our offering, our symbol will be "CSBCD," after which it will be "CSBC."

     The development of a public market having the desirable characteristics of depth, liquidity and orderliness depends on the existence of willing buyers and sellers, the presence of which is not within our control or that of any market maker. The number of active buyers and sellers of our common stock at any particular time may be limited, which may have an adverse effect on the price at which our common stock can be sold. There can be no assurance that persons purchasing the common stock will be able to sell their shares at or above the $10.00 price per share in the offering. Purchasers of our common stock should have a long-term investment intent and should recognize that there may be a limited trading market in the common stock.

     The following table sets forth the high and low trading prices for Citizens South Banking Corporation common stock and cash dividends paid per share for the periods indicated. As of March 31, 2002, there were 1,752,427 publicly held shares of Citizens South Banking Corporation common stock issued and outstanding. In connection with the conversion, each existing share of common stock of Citizens South Banking Corporation will be converted into a number of new shares of common stock, based upon the exchange ratio that is described in other parts of this prospectus.

Year Ending                               Dividend Paid
December 31, 2002     High       Low        Per Share
-----------------   --------   --------   -------------

Second quarter      $[______]  $[______]    $[______]
First quarter         16.550     14.250        0.080

Year Ended                                Dividend Paid
December 31, 2001     High        Low       Per Share
-----------------   --------   --------   -------------

Fourth quarter      $ 16.120   $ 14.500     $  0.075
Third quarter         16.310     12.350        0.075
Second quarter        12.760     11.700        0.075
First quarter         12.190     10.940        0.075

Year Ended                                Dividend Paid
December 31, 2000     High       Low        Per Share
-----------------   --------   --------   -------------

Fourth quarter      $ 11.063   $ 10.375     $  0.060
Third quarter         10.938     10.000        0.060
Second quarter        11.313     10.375        0.060
First quarter         11.875     11.125        0.060

     On May 21, 2002, the business day immediately preceding the public
announcement of the conversion, and on August   , 2002, the closing prices of
                                              --
Citizens South Banking Corporation common stock as reported on the Nasdaq
National Market were $18.00 per share and $      per share, respectively. At
                                           -----
August   , 2002, Citizens South Banking Corporation had approximately
       --                                                             -----
stockholders of record. On the effective date of the conversion, all publicly held shares of Citizens South Banking Corporation common stock, including shares held by our officers and directors, will be converted automatically into and become the right to receive a number of shares of Citizens South Banking Corporation common stock determined pursuant to the exchange ratio. See "The Conversion - Share Exchange Ratio." Options to purchase shares of Citizens South Banking Corporation common stock will be converted into options to purchase a number of shares of Citizens South Banking Corporation common stock determined pursuant to the exchange ratio, for the same aggregate exercise price. See "Beneficial Ownership of Common Stock."

             HISTORICAL AND PRO FORMA REGULATORY CAPITAL COMPLIANCE

     At March 31, 2002, Citizens South Bank exceeded all of the applicable regulatory capital requirements. The table below sets forth the historical equity capital and regulatory capital of Citizens South Bank at March 31, 2002 and the pro forma regulatory capital of Citizens South Bank, assuming the indicated number of shares were sold as of such date at $10.00 per share and Citizens South Bank received 50% of the net conversion proceeds.


                                                                   Pro Forma at March 31, 2002
                                      Citizens South Bank     ------------------------------------
                                    Historical at March 31,
                                             2002                   Minimum           Midpoint
                                    -----------------------   ------------------  ----------------
Equity capital...................       $33,499    7.61%      $ 49,333   10.82%   $ 52,173   11.37

Tangible capital.................       $28,217    6.50       $ 44,051    9.78    $ 46,891   10.35
Tangible requirement.............         6,516    1.50         6,754     1.50       6,796    1.50
                                        -------   -----       --------   ------   --------   -----
Excess...........................       $21,701    5.00%      $ 37,297    8.28%   $ 40,094    8.85
                                        =======   =====       ========   ======   ========   =====

Core (leverage) capital..........       $28,217    6.50%      $ 44,051    9.78%   $ 46,891   10.33
Core (leverage) requirement (3)..        17,377    4.00         18,010     4.00     18,124    4.00
                                        -------   -----       --------   ------   --------   -----
Excess...........................       $10,840    2.50%      $ 26,041    5.78%   $ 28,767    6.35
                                        =======   =====       ========   ======   ========   =====

Total risk-based capital (4).....       $31,778   10.48%      $ 47,612   15.30%   $ 50,452   16.14
Risk-based requirement...........        24,267    8.00         24,900     8.00     25,014    8.00
                                        -------   -----       --------   ------   --------   -----
Excess...........................       $ 7,511    2.48%      $ 22,712    7.30%   $ 25,438    8.14
                                        =======   =====       ========   ======   ========   =====

                                          Pro Forma at March 31, 2002
                                    --------------------------------------
                                                       Maximum as Adjusted
                                        Maximum                 (1)
                                    ----------------   -------------------
Equity capital...................   $ 55,014   11.92%    $ 58,280   12.53%

Tangible capital.................     49,732   10.91       52,998   11.54
Tangible requirement.............      6,839    1.50        6,888    1.50
                                    --------   -----     --------   -----
Excess...........................   $ 42,892    9.41%    $ 46,110   10.04%
                                    ========   =====     ========   =====

Core (leverage) capital..........   $ 49,732   10.91%    $ 52,998   11.54%
Core (leverage) requirement (3)..     18,237    4.00       18,368    4.00
                                    --------   -----     --------   -----
Excess...........................   $ 31,494    6.91%    $ 34,630    7.54%
                                    ========   =====     ========   =====

Total risk-based capital (4).....   $ 53,293   16.97%    $ 56,559   17.91%
Risk-based requirement...........     25,128    8.00       25,258    8.00
                                    --------   -----     --------   -----
Excess...........................   $ 28,165    8.97%    $ 31,301    9.91%
                                    ========   =====     ========   =====


----------
(1) As adjusted to give effect to an increase in the number of shares which could occur due to a 15% increase in the offering range to reflect changes in market or general financial conditions following the commencement of the offering.
(2) Tangible and core capital levels are shown as a percentage of total adjusted assets. Risk-based capital levels are shown as a percentage of risk-weighted assets.

(3) Pro forma capital levels assume repayment by Citizen South Bank of the additional loan to the ESOP to enable it to purchase 2% of the common stock sold in the offering.
(4) The current Office of Thrift Supervision core capital requirement for financial institutions is 3% of total adjusted assets for financial institutions that receive the highest supervisory rating for safety and soundness and a 4% to 5% core capital ratio requirement for all other financial institutions.
(5) Pro forma amounts and percentages assume net proceeds are invested in assets that carry a 50% risk-weighting.

                                 CAPITALIZATION

     The following table presents the historical consolidated capitalization of Citizens South Banking Corporation at March 31, 2002 and the pro forma consolidated capitalization of Citizens South Banking Corporation after giving effect to the conversion, based upon the assumptions set forth in the "Pro Forma Data" section.


                                                                                                                 9,063,021
                                                              5,825,004        6,852,946        7,880,880        Maximum as
                                                               Minimum          Midpoint         Maximum         Adjusted
                                           Citizens South      Shares           Shares           Shares           Shares
                                              Banking        Outstanding,     Outstanding,     Outstanding,     Outstanding,
                                            Corporation       3,400,000        4,000,000        4,600,000        5,290,000
                                            Historical      Shares Sold at   Shares Sold at   Shares Sold at   Shares Sold at
                                           at March 31,       $10.00 Per         $10.00         $10.00 Per       $10.00 Per
                                               2002             Share           per Share         Share          Share (1)
                                           --------------   --------------   --------------   --------------   --------------
                                                                   (Dollars in Thousands)
Deposits (2) ...........................      $352,082          352,082         $352,082          352,082          352,082
Borrowed funds .........................        41,009           41,009           41,009           41,009           41,009
                                              --------         --------         --------         --------         --------
   Total deposits and borrowed funds....      $393,091         $393,091         $393,091         $393,091         $393,091
                                              ========         ========         ========         ========         ========

Stockholders' equity:
 Preferred stock, $0.01 par value,
   1,000,000 shares authorized
   (post-conversion) (3) ...............            --               --               --               --               --
   Common stock $0.01 par value,
   20,000,000 shares authorized
   (post-conversion); shares to be
   issued as reflected (3) (4) .........         4,581               58               69               79               91
  Additional paid-in capital (3) ......         16,843           49,599           55,508           61,419           68,216
  Retained earnings (5) ................        25,957           25,957           25,957           25,957           25,957
  Accumulated other comprehensive
   income ..............................           843              843              843              843              843
Less:
  Treasury stock  (6)...................        (4,776)              --               --               --               --
    Common stock held by employee
   stock ownership plan ................        (1,211)          (1,211)          (1,211)          (1,211)          (1,211)
  Common stock to be acquired by
   employee stock ownership plan (7) ...            --             (680)            (800)            (920)          (1,058)
  Common stock to be acquired by
   recognition and retention plan
   (8) .................................            --           (1,360)          (1,600)          (1,840)          (2,116)
                                              --------         --------         --------         --------         --------
    Total stockholders' equity .........      $ 42,237         $ 73,206         $ 78,766         $ 84,328         $ 90,722
                                              ========         ========         ========         ========         ========
    Total stockholders' equity as a
      percentage of total assets .......          9.53%           15.44%           16.42%           17.37%           18.45%
    Tangible stockholders' equity
      as a percentage of total
      assets ...........................          7.47%           13.52%           14.52%           15.50%           16.60%



----------
(1) As adjusted to give effect to an increase in the number of shares which could occur due to a 15% increase in the offering range to reflect changes in market or general financial conditions following the commencement of the subscription and community offerings.
(2) Does not reflect withdrawals from deposit accounts for the purchase of common stock in the conversion. These withdrawals would reduce pro forma deposits by the amount of the withdrawals.
(3) Citizens South Banking Corporation has 10,000,000 authorized shares of preferred stock and 20,000,000 authorized shares of common stock, par value $1.00 per share. Pro forma Citizens South Banking Corporation common stock and additional paid-in capital have been increased to reflect the number of shares of Citizens South Banking Corporation common stock to be outstanding. Pro forma additional paid-in capital reflects consolidation of $19,000 of capital from Citizens South Holdings, MHC.
(4) No effect has been given to the issuance of additional shares of Citizens South Banking Corporation common stock pursuant to an additional stock option plan. If this plan is implemented, an amount equal to 10% of the shares of Citizens South Banking Corporation common stock sold in the offering will be reserved for issuance upon the exercise of options under the stock option plan. No effect has been given to the exercise of options currently outstanding. See "Management of Citizens South Banking Corporation-Stock Benefit Plans."
(5) The retained earnings of Citizens South Bank will be substantially restricted after the conversion. See "The Conversion-Liquidation Rights" and "Supervision and Regulation-Federal Banking Regulation."

                                         (footnotes continued on following page)

----------

(6) Pro forma data assumes the cancellation of treasury stock as a result of the conversion and exchange of shares.


(7) Assumes that 2% of the shares sold in the offering will be acquired by the employee stock ownership plan financed by a loan from Citizens South Banking Corporation. The loan will be repaid principally from Citizens South Bank's contributions to the employee stock ownership plan. Since Citizens South Banking Corporation will finance the employee stock ownership plan debt, this debt will be eliminated through consolidation and no liability will be reflected on Citizens South Banking Corporation's consolidated financial statements. Accordingly, the amount of stock acquired by the employee stock ownership plan is shown in this table as a reduction of total stockholders' equity.
(8) Assumes a number of shares of common stock equal to 4% of the common stock to be sold in the offering will be purchased by the stock recognition and retention plan in open market purchases. The dollar amount of common stock to be purchased is based on the $10.00 per share subscription price in the offering and represents unearned compensation. This amount does not reflect possible increases or decreases in the value of stock relative to the subscription price in the offering. As Citizens South Banking Corporation accrues compensation expense to reflect the vesting of shares pursuant to the stock recognition and retention plan, the credit to capital will be offset by a charge to operations. Implementation of the stock recognition and retention plan will require stockholder approval. If the shares to fund the plan are assumed to come from authorized but unissued shares of Citizens South Banking Corporation, the number of outstanding shares at the minimum, midpoint, maximum and the maximum, as adjusted, of the offering range would be 5,961,004, 7,012,946, 8,064,888 and 9,274,621, respectively, total stockholders' equity would be $74.6 million, $80.4 million, $86.2 million and $92.8 million, respectively, and total stockholders' ownership in Citizens South Banking Corporation would be diluted by approximately 2.3%.

                                 PRO FORMA DATA

     The following table summarizes historical data of Citizens South Banking Corporation and pro forma data of Citizens South Banking Corporation at or for the three months ended March 31, 2002 and the year ended December 31, 2001, based on assumptions set forth below and in the table, and should not be used as a basis for projections of market value of the common stock following the conversion. No effect has been given in the table to the possible issuance of additional shares pursuant to the current outstanding stock option plan or for the possible issuance of additional shares pursuant to any stock option plan or stock recognition and retention plan that may be adopted by our stockholders no earlier than six months after the conversion. Moreover, pro forma stockholders' equity per share does not give effect to the liquidation account to be established in the conversion or, in the event of a liquidation of Citizens South Bank, to the recoverability of intangibles or the tax effect of the recapture of the bad debt reserve. See "The Conversion-Liquidation Rights."

     The net proceeds in the tables are based upon the following assumptions:

     (1) all shares of common stock will be sold in the subscription and community offerings;

     (2) 138,000 shares of common stock will be purchased by our executive officers and directors, and their immediate families;

     (3) our ESOP will purchase 2% of the shares of common stock sold in the offering with a loan from Citizens South Banking Corporation. The loan will be repaid in substantially equal principal payments over a period of fifteen years;

     (4) Keefe, Bruyette & Woods, Inc. will receive an aggregate fee equal to 1.35% of the dollar amount of common stock sold in the subscription and community offerings No fee will be paid with respect to shares of common stock purchased by the ESOP and by our officers, directors and employees, and their immediate families; and

     (5) total expenses of the offering, including the marketing fees to be paid to Keefe, Bruyette & Woods, Inc., will be between $1.0 million at the minimum of the offering range and $1.3 million at the maximum of the offering range, as adjusted.


     Pro forma consolidated net earnings of Citizens South Banking Corporation for the three months ended March 31, 2002 and the year ended December 31, 2001 has been calculated as if the estimated net proceeds received by Citizens South Banking Corporation and Citizens South Bank had been invested at an assumed interest rate of 4.36% (2.79% on an after-tax basis) for the three months ended March 31, 2002 and 5.52% (3.53% on an after-tax basis) for the year ended December 31, 2001. The reinvestment rate was calculated based on the arithmetic average of Citizens South Banking Corporation's average yield on interest-earning assets and average rate paid on interest-bearing deposits for the three months ended March 31, 2002 and the year ended December 31, 2001. The effect of withdrawals from deposit accounts for the purchase of common stock has not been reflected. Historical and pro forma per share amounts have been calculated by dividing historical and pro forma amounts by the indicated number of shares of common stock. No effect has been given in the pro forma stockholders' equity calculations for the assumed earnings on the net proceeds. It is assumed that Citizens South Banking Corporation will retain 50% of the estimated net conversion proceeds. The actual net proceeds from the sale of common stock will not be determined until the conversion is completed. However, we currently estimate the net proceeds to be between $33.0 million and $44.8 million, or $51.6 million if the offering range is increased by 15%. It is assumed that all shares will be sold in the subscription offering and community offering.

     The following pro forma information may not be representative of the financial effects of the foregoing transactions at the dates on which such transactions actually occur, and should not be taken as indicative of future results of operations. Pro forma consolidated stockholders' equity represents the difference between the stated amounts of assets and liabilities of Citizens South Banking Corporation. The pro forma stockholders' equity is not intended to represent the fair market value of the common stock.

                                                                 At or For the Three Months Ended March 31, 2002
                                                                    Based upon the Sale at $10.00 Per Share of
                                                              -----------------------------------------------------
                                                                                                         5,290,000
                                                               3,400,000     4,000,000     4,600,000     Shares (1)
                                                                Shares         Shares        Shares      15% Above
                                                              Minimum of    Midpoint of    Maximum of    Maximum of
                                                               Estimated     Estimated     Estimated     Estimated
                                                              Price Range   Price Range   Price Range   Price Range
                                                              -----------   -----------   -----------   -----------
                                                                (Dollars in Thousands, Except Per Share Amounts)
Gross proceeds.............................................    $   34,000        40,000    $   46,000    $   52,900
Expenses...................................................         1,010         1,090         1,169         1,260
                                                               ----------    ----------    ----------    ----------
   Estimated net proceeds..................................        32,990        38,910        44,831        51,640
Common stock acquired by employee stock ownership plan
   (7).....................................................          (680)         (800)         (920)       (1,058)
Common stock acquired by recognition and retention plan
   (2).....................................................        (1,360)       (1,600)       (1,840)       (2,116)
Assets received from the MHC...............................            19            19            19            19
                                                               ----------    ----------    ----------    ----------
   Estimated net proceeds, as adjusted.....................    $   30,969    $   36,529    $   42,090    $   48,485

For the three months ended March 31, 2002
Consolidated net earnings:
   Historical..............................................    $      992    $      992    $      992    $      992
Pro forma adjustments:
   Income on adjusted net proceeds.........................           216           255           294           338
   Recognition and retention plan (2)......................           (44)          (51)          (59)          (68)
   Employee stock ownership plan (7).......................            (7)           (9)          (10)          (11)
                                                               ----------    ----------    ----------    ----------
     Pro forma net earnings................................    $    1,157    $    1,187    $    1,217    $    1,251
                                                               ==========    ==========    ==========    ==========

Earnings per share (3):
   Historical..............................................    $     0.17    $     0.15    $     0.13    $     0.11
Pro forma adjustments:
   Income on adjusted net proceeds.........................          0.04          0.04          0.04          0.04
   Employee stock ownership plan (7).......................            --            --            --            --
   Recognition and retention plan (2)......................         (0.01)        (0.01)        (0.01)        (0.01)
                                                               ----------    ----------    ----------    ----------
      Pro forma earnings per share (3) (4).................    $     0.20    $     0.18    $     0.16    $     0.14
                                                               ==========    ==========    ==========    ==========

Offering price to pro forma net earnings per share.........         12.50x        13.89x        15.63x        17.86x
                                                               ==========    ==========    ==========    ==========

Number of shares used in earnings per share calculations...     5,758,136     6,774,279     7,790,420     8,958,983

At March 31, 2002
Stockholders' equity:
   Historical..............................................    $   42,237    $   42,237    $   42,237    $   42,237
   Estimated net proceeds..................................        32,990        38,910        44,831        51,640
   MHC capital consolidation...............................            19            19            19            19
   Common stock acquired by employee stock ownership
      plan (7).............................................          (680)         (800)         (920)       (1,058)
   Common stock acquired by recognition and retention
      plan (2).............................................        (1,360)       (1,600)       (1,840)       (2,116)
                                                               ----------    ----------    ----------    ----------
      Pro forma stockholders' equity (5)...................        73,206        78,766        84,328        90,722
   Intangible assets (8)...................................        (9,109)       (9,109)       (9,109)       (9,109)
                                                               ----------    ----------    ----------    ----------
      Pro forma tangible stockholders' equity..............    $   64,097    $   69,657    $   75,219    $   81,613
                                                               ==========    ==========    ==========    ==========

Stockholders' equity per share (6):
   Historical..............................................    $     7.25    $     6.16    $     5.36    $     4.66
   Estimated net proceeds..................................          5.67          5.68          5.69          5.70
   Common stock acquired by employee stock ownership
      plan (7).............................................         (0.12)        (0.12)        (0.12)        (0.12)
   Common stock acquired by recognition and retention
      plan (2).............................................         (0.23)        (0.23)        (0.23)        (0.23)
                                                               ----------    ----------    ----------    ----------
      Pro forma stockholders' equity per share (5) (6)....     $    12.57    $    11.49    $    10.70    $    10.01
                                                               ==========    ==========    ==========    ==========

      Pro forma tangible stockholders' equity per share...     $    11.00    $    10.16    $     9.54    $     9.01
                                                               ==========    ==========    ==========    ==========

Offering price as percentage of pro forma
   stockholders' equity per share..........................         79.55%        87.03%        93.46%        99.90%
Offering price as percentage of pro forma tangible
   stockholders' equity per share..........................         90.91%        98.43%       104.82%       110.99%

Number of shares used in book value per share
   calculations............................................     5,825,004     6,852,946     7,880,888     9,063,021


                                                        (footnotes on next page)

----------
     (1) As adjusted to give effect to an increase in the number of shares which could occur due to a 15% increase in the offering range to reflect changes in market and financial conditions following the commencement of the offering.
     (2) If approved by Citizens South Banking Corporation's stockholders, the stock recognition and retention plan intends to purchase an aggregate number of shares of common stock equal to 4% of the shares to be sold in the offering. Stockholder approval of the stock recognition and retention plan and purchases by the plan may not occur earlier than six months after the completion of the conversion. The shares may be acquired directly from Citizens South Banking Corporation or through open market purchases. The funds to be used by the stock recognition and retention plan to purchase the shares will be provided by Citizens South Banking Corporation. The table assumes that (i) the stock recognition and retention plan acquires the shares through open market purchases at $10.00 per share, (ii) 20% of the amount contributed to the stock recognition and retention plan is amortized as an expense during the three months ended March 31, 2002 and (iii) the stock recognition and retention plan expense reflects an effective combined federal and state tax rate of 36.0%. Assuming stockholder approval of the plan and that the plan shares are awarded through the use of authorized but unissued shares of common stock, stockholders would have their voting interests diluted by approximately 2.3%.
     (3) Per share figures include publicly held shares of Citizens South Banking Corporation common stock that will be exchanged for new shares of Citizens South Banking Corporation common stock in the conversion. See "The Conversion - Share Exchange Ratio." Net income per share computations are determined by taking the number of shares assumed to be sold in the offering and the number of new shares assumed to be issued in exchange for publicly held shares and, in accordance with Statement of Position 93-6, subtracting the recognition and retention plan shares and the employee stock ownership plan shares which have not been committed for release during the respective periods. See note 2 above. The number of shares of common stock actually sold and the corresponding number of exchange shares may be more or less than the assumed amounts.
     (4) No effect has been given to the issuance of additional shares of common stock pursuant to the stock option plan, which is expected to be adopted by Citizens South Banking Corporation following the offering and presented to stockholders for approval not earlier than six months after the completion of the conversion. If the stock option plan is approved by stockholders, a number of shares equal to 10% of the shares sold in the offering will be reserved for future issuance upon the exercise of options to be granted under the stock option plan. The issuance of authorized but previously unissued shares of common stock pursuant to the exercise of options under such plan would dilute existing stockholders' interests by approximately 5.5%.
     (5) The retained earnings of Citizens South Bank will be substantially restricted after the conversion. See "Our Dividend Policy," "The Conversion-Liquidation Rights" and "Supervision and Regulation-Federal Banking Regulation-Capital Distributions."
     (6) Per share figures include publicly held shares of Citizens South Banking Corporation common stock that will be exchanged for new shares of Citizens South Banking Corporation common stock in the conversion. Stockholders' equity per share calculations are based upon the sum of
          (i) the number of subscription shares assumed to be sold in the offering and (ii) new shares to be issued in exchange for publicly held shares at the minimum, midpoint, maximum and adjusted maximum of the offering range, respectively. The exchange shares reflect an exchange ratio of 1.3838, 1.6280, 1.8722 and 2.1530, respectively, at the minimum, midpoint, maximum and adjusted maximum of the offering range, respectively. The number of subscription shares actually sold and the corresponding number of exchange shares may be more or less than the assumed amounts.
     (7) Assumes that 2% of shares of common stock sold in the offering will be purchased by the employee stock ownership plan. For purposes of this table, the funds used to acquire these shares are assumed to have been borrowed by the employee stock ownership plan from the net proceeds of the offering retained by Citizens South Banking Corporation. Citizens South Bank intends to make annual contributions to the employee stock ownership plan in an amount at least equal to the principal of the debt. Citizens South Bank's total annual payments on the employee stock ownership plan debt are based upon 15 equal annual installments of principal and interest. Statement of Position 93-6 requires that an employer record compensation expense in an amount equal to the fair value of the shares committed to be released to employees. The pro forma adjustments assume that the employee stock ownership plan shares are allocated in equal annual installments based on the number of loan repayment installments assumed to be paid by Citizens South Bank, the fair value of the common stock remains that the subscription price and the employee stock ownership plan expense reflects an effective combined federal and state tax rate of 36.0%. The unallocated employee stock ownership plan shares are reflected as a reduction of stockholders' equity. No reinvestment is assumed on proceeds contributed to fund the employee stock ownership plan. The pro forma net income further assumes (i) that 1,133, 1,333, 1,533 and 1,763 shares were committed to be released during the period at the minimum, mid-point, maximum, and adjusted maximum of the offering range, respectively, and (ii) in accordance with Statement of Position 93-6, only the employee stock ownership plan shares committed to be released during the period were considered outstanding for purposes of net income per share calculations.


     (8) Intangible assets represents the outstanding balance of goodwill ($6.6 million), core deposit intangible ($2.1 million) and originated mortgage loan servicing ($394,000) as of March 31, 2002.

                                                                    At or For the Year Ended December 31, 2001
                                                                    Based upon the Sale at $10.00 Per Share of
                                                              -----------------------------------------------------
                                                                                                         5,290,000
                                                               3,400,000     4,000,000     4,600,000     Shares (1)
                                                                Shares         Shares        Shares      15% Above
                                                              Minimum of    Midpoint of    Maximum of    Maximum of
                                                               Estimated     Estimated     Estimated     Estimated
                                                              Price Range   Price Range   Price Range   Price Range
                                                              -----------   -----------   -----------   -----------
                                                                (Dollars in Thousands, Except Per Share Amounts)
Gross proceeds.............................................    $   34,000    $   40,000    $   46,000    $   52,900
Expenses...................................................         1,010         1,090         1,169         1,260
                                                               ----------    ----------    ----------    ----------
   Estimated net proceeds..................................        32,990        38,910        44,831        51,640
Common stock acquired by employee stock ownership plan
      (7)..................................................          (680)         (800)         (920)       (1,058)
Common stock acquired by recognition and retention plan
      (2)..................................................        (1,360)       (1,600)       (1,840)       (2,116)
Assets received from the MHC...............................            26            26            26            26
                                                               ----------    ----------    ----------    ----------
   Estimated net proceeds, as adjusted.....................    $   30,976    $   36,536    $   42,097    $   48,492

For the year ended December 31, 2001 (8)
Consolidated net earnings:
   Historical..............................................    $    1,704    $    1,704    $    1,704    $    1,704
Pro forma adjustments:
   Income on adjusted net proceeds.........................         1,094         1,291         1,487         1,713
   Recognition and retention plan (2)......................          (174)         (205)         (236)         (271)
   Employee stock ownership plan (7).......................           (29)          (34)          (39)          (45)
                                                               ----------    ----------    ----------    ----------
      Pro forma net earnings...............................    $    2,595    $    2,756    $    2,916    $    3,101
                                                               ==========    ==========    ==========    ==========

Earnings per share (3):
   Historical..............................................    $     0.30    $     0.25    $     0.22    $     0.19
Pro forma adjustments:
   Income on adjusted net proceeds.........................          0.19          0.20          0.19          0.20
   Employee stock ownership plan (7).......................         (0.01)        (0.01)        (0.01)        (0.01)
   Recognition and retention plan (2)......................         (0.03)        (0.03)        (0.03)        (0.03)
                                                               ----------    ----------    ----------    ----------
      Pro forma earnings per share (3) (4).................    $     0.45    $     0.41    $     0.37    $     0.35
                                                               ==========    ==========    ==========    ==========

Offering price to pro forma net earnings per share.........         22.22x        24.39x        27.03x        28.57x
Number of shares used in earnings per share calculations...     5,761,536     6,778,279     7,795,020     8,964,273

At December 31, 2001
Stockholders' equity:
   Historical..............................................    $   41,630    $   41,630    $   41,630    $   41,630
   Estimated net proceeds..................................        32,990        38,910        44,831        51,640
   MHC capital consolidation...............................            26            26            26            26
   Common stock acquired by employee stock ownership
      plan (7).............................................          (680)         (800)         (920)       (1,058)
   Common stock acquired by recognition and retention
      plan (2).............................................        (1,360)       (1,600)       (1,840)       (2,116)
                                                               ----------    ----------    ----------    ----------
      Pro forma stockholders' equity (5)...................        72,606        78,166        83,728        90,122
   Intangible assets (9)...................................        (9,453)       (9,453)       (9,453)       (9,453)
                                                               ----------    ----------    ----------    ----------
      Pro forma tangible stockholders' equity..............    $   63,153    $   68,713    $   74,275    $   80,669
                                                               ==========    ==========    ==========    ==========

Stockholders' equity per share (6):
   Historical..............................................    $     7.15    $     6.07    $     5.28    $     4.59
   Estimated net proceeds..................................          5.66          5.69          5.69          5.70
   Common stock acquired by employee stock ownership
      plan (7).............................................         (0.12)        (0.12)        (0.12)        (0.12)
   Common stock acquired by recognition and retention
      plan (2).............................................         (0.23)        (0.23)        (0.23)        (0.23)
                                                               ----------    ----------    ----------    ----------
      Pro forma stockholders' equity per share (5) (6).....    $    12.46    $    11.41    $    10.62    $     9.94
                                                               ==========    ==========    ==========    ==========

      Pro forma tangible stockholders' equity per share....    $    10.84    $    10.03    $     9.42    $     8.90
                                                               ==========    ==========    ==========    ==========

Offering price as percentage of pro forma
   stockholders' equity per share..........................         80.26%        87.64%        94.16%       100.60%
Offering price as percentage of pro forma tangible
   stockholders' equity per share..........................         92.25%        99.70%       106.16%       112.36%

Number of shares used in book value per share
calculations...............................................     5,825,004     6,852,946     7,880,888     9,063,021


                                                        (footnotes on next page)

----------
     (1) As adjusted to give effect to an increase in the number of shares which could occur due to a 15% increase in the offering range to reflect changes in market and financial conditions following the commencement of the offering.
     (2) If approved by Citizens South Banking Corporation's stockholders, the stock recognition and retention plan intends to purchase an aggregate number of shares of common stock equal to 4% of the shares to be sold in the offering. Stockholder approval of the stock recognition and retention plan and purchases by the plan may not occur earlier than six months after the completion of the conversion. The shares may be acquired directly from Citizens South Banking Corporation or through open market purchases. The funds to be used by the stock recognition and retention plan to purchase the shares will be provided by Citizens South Banking Corporation. The table assumes that (i) the stock recognition and retention plan acquires the shares through open market purchases at $10.00 per share, (ii) 20% of the amount contributed to the stock recognition and retention plan is amortized as an expense during the year ended December 31, 2001 and (iii) the stock recognition and retention plan expense reflects an effective combined federal and state tax rate of 36.0%. Assuming stockholder approval of the plan and that the plan shares are awarded through the use of authorized but unissued shares of common stock, stockholders would have their voting interests diluted by approximately 2.3%.
     (3) Per share figures include publicly held shares of Citizens South Banking Corporation common stock that will be exchanged for new shares of Citizens South Banking Corporation common stock in the conversion. See "The Conversion - Share Exchange Ratio." Net income per share computations are determined by taking the number of shares assumed to be sold in the offering and the number of new shares assumed to be issued in exchange for publicly held shares and, in accordance with Statement of Position 93-6, subtracting the recognition and retention plan shares and the employee stock ownership plan shares which have not been committed for release during the respective periods. See note 2 above. The number of shares of common stock actually sold and the corresponding number of exchange shares may be more or less than the assumed amounts.
     (4) No effect has been given to the issuance of additional shares of common stock pursuant to the stock option plan, which is expected to be adopted by Citizens South Banking Corporation following the offering and presented to stockholders for approval not earlier than six months after the completion of the conversion. If the stock option plan is approved by stockholders, a number of shares equal to 10% of the shares sold in the offering will be reserved for future issuance upon the exercise of options to be granted under the stock option plan. The issuance of authorized but previously unissued shares of common stock pursuant to the exercise of options under such plan would dilute existing stockholders' interests by approximately 5.5%.
     (5) The retained earnings of Citizens South Bank will be substantially restricted after the conversion. See "Our Dividend Policy," "The Conversion-Liquidation Rights" and "Supervision and Regulation-Federal Banking Regulation-Capital Distributions."
     (6) Per share figures include publicly held shares of Citizens South Banking Corporation common stock that will be exchanged for new shares of Citizens South Banking Corporation common stock in the conversion. Stockholders' equity per share calculations are based upon the sum of
          (i) the number of subscription shares assumed to be sold in the offering and (ii) new shares to be issued in exchange for publicly held shares at the minimum, midpoint, maximum and adjusted maximum of the offering range, respectively. The exchange shares reflect an exchange ratio of 1.3838, 1.6280, 1.8722 and 2.1530, respectively, at the minimum, midpoint, maximum and adjusted maximum of the offering range, respectively. The number of subscription shares actually sold and the corresponding number of exchange shares may be more or less than the assumed amounts.
     (7) Assumes that 2% of shares of common stock sold in the offering will be purchased by the employee stock ownership plan. For purposes of this table, the funds used to acquire these shares are assumed to have been borrowed by the employee stock ownership plan from the net proceeds of the offering retained by Citizens South Banking Corporation. Citizens South Bank intends to make annual contributions to the employee stock ownership plan in an amount at least equal to the principal of the debt. Citizens South Bank's total annual payments on the employee stock ownership plan debt are based upon 15 equal annual installments of principal and interest. Statement of Position 93-6 requires that an employer record compensation expense in an amount equal to the fair value of the shares committed to be released to employees. The pro forma adjustments assume that the employee stock ownership plan shares are allocated in equal annual installments based on the number of loan repayment installments assumed to be paid by Citizens South Bank, the fair value of the common stock remains that the subscription price and the employee stock ownership plan expense reflects an effective combined federal and state tax rate of 36.0%. The unallocated employee stock ownership plan shares are reflected as a reduction of stockholders' equity. No reinvestment is assumed on proceeds contributed to fund the employee stock ownership plan. The pro forma net income further assumes (i) that 4,533, 5,333, 6,133 and 7,053 shares were committed to be released during the twelve months ended December 31, 2001, at the minimum, mid-point, maximum, and adjusted maximum of the offering range, respectively, and (ii) in accordance with Statement of Position 93-6, only the employee stock ownership plan shares committed to be released during the period were considered outstanding for purposes of net income per share calculations.
     (8) Historical amounts of consolidated net earnings and earnings per share, and the pro forma net earnings and pro forma earnings per share, for the year ended December 31, 2001 do not reflect the operations of Innes Street Financial Corporation, which was acquired by Citizens South Banking Corporation effective December 31, 2001. The pro forma net earnings for the year ended December 31, 2001, giving effect to the acquisition of Innes Street Financial Corporation as if it had occurred effective January 1, 2001, as described in Note 2 to the consolidated financial statements of Citizens South Banking Corporation as of and for the year ended December 31, 2001 included elsewhere herein, is $2,801. Giving effect to the acquisition of Innes Street Financial Corporation as if it had occurred effective January 1, 2001, and giving effect to the pro forma adjustments related to the offering as described in this section, the pro forma net earnings for the year ended December 31, 2001 would be $3,692, $3,853, $4,013, and $4,198, respectively; the pro forma earnings per share would be $0.64, $0.57, $0.51, and $0.47, respectively; and the pro forma price to earnings ratio would be 15.63x, 17.54x, 19.61x, and 21.28x, respectively, at the minimum, midpoint, maximum, and adjusted maximum of the offering range.

     (9) Intangible assets represent the outstanding balance of goodwill ($6.6 million), core deposit intangible ($2.4 million) and originated mortgage loan servicing ($425,000) as of December 31, 2001.

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS

     The discussion and analysis that follows focuses on the factors affecting our consolidated financial condition at March 31, 2002, December 31, 2001 and 2000 and consolidated results of operations for the three months ended March 31, 2002 and 2001 and for the years ended December 31, 2001 and 2000 and for the years ended September 30, 2000 and 1999. The consolidated financial statements and related notes appearing elsewhere in this prospectus should be read in conjunction with this review.

     The preparation of consolidated financial statements involves the application of accounting policies relevant to the business of our corporation and its subsidiaries. Application of certain accounting policies requires management to make estimates and assumptions about the effect of matters that are inherently uncertain. These estimates and assumptions affect the reported amounts of certain assets, liabilities, revenues and expenses. Different amounts could be reported under different conditions, or if different assumptions were used in the application of certain accounting policies. In this respect, the accounting policy considered by us to be critical relates to the determination of the allowance for loan losses. This accounting policy is discussed in the "--Allowance for Loan Losses" section of this prospectus and in note 1 of the notes to consolidated financial statements appearing elsewhere in this prospectus.

Description of Business

     Citizens South Banking Corporation, formerly known as Gaston Federal Bancorp, Inc., was formed on March 18, 1998, for the purpose of acting as the holding company for Citizens South Bank, formerly known as Gaston Federal Bank. Citizens South Banking Corporation's assets consist primarily of the outstanding capital stock of Citizens South Bank, deposits held at Citizens South Bank, and investment securities. As of March 31, 2002, there were 1,752,427 shares of Citizens South Banking Corporation's common stock held by the public and 2,457,007 shares held by Citizens South Holdings, MHC, formerly known as Gaston Federal Holdings, MHC, the parent mutual holding company. The publicly held common stock currently trades on the Nasdaq National Market System under the symbol CSBC. Citizens South Banking Corporation's principal business is overseeing and directing the business of Citizens South Bank and investing the net stock offering proceeds retained by Citizens South Banking Corporation.

     Citizens South Bank, which was chartered in 1904, is a community bank engaged primarily in the business of offering FDIC-insured deposits to customers through its branch offices and investing those deposits, together with funds generated from operations and borrowings, in residential, commercial, construction and consumer loans, investment securities, and mortgage-backed securities. Our results of operations are dependent primarily on net interest income, which is the difference between the income earned on its loan and securities portfolios and its cost of funds, consisting of the interest paid on deposits and borrowings. Results of operations are also affected by our provision for loan losses, sales of assets, fee income generated from our deposit and loan accounts, and commissions on the sale of uninsured investment products. Our noninterest expense primarily consists of compensation and employee benefits, occupancy expense, professional services, advertising, and other noninterest expenses. Results of operations are also significantly affected by general economic and competitive conditions, particularly changes in interest rates and actions of regulatory and governmental authorities.

Comparison of Financial Condition at March 31, 2002 and December 31, 2001


     Assets. Our total assets decreased by $4.3 million, or 1.0%, from $447.5 million as of December 31, 2001, to $443.3 million as of March 31, 2002. This decrease was due, in part, to the sale of $2.0 million in corporate bonds with the proceeds being used to prepay $1.5 million in Federal Home Loan Bank advances. During the period there were significant changes in our asset allocation. Cash and cash equivalents increased by $15.3 million to $36.2 million, while investment securities decreased by $3.1 million to $22.9 million and mortgage-backed securities decreased by $2.4 million to $23.0 million. The increase in cash and cash equivalents was primarily funded by increases in loan prepayments, the sale of investment securities, and prepayments of mortgage-backed securities.


     Also, during the three-month period ended March 31, 2002, net loans decreased by $10.8 million, or 3.2%, to $323.5 million. Most of this decrease was concentrated in the one- to four-family residential mortgage loan portfolio that decreased by $9.4 million, or 4.8% during the quarter. We generally originate all new fixed-rate residential loan production as a broker for independent third parties in order to reduce our overall vulnerability to rising interest rates. These fixed-rate loans, and related servicing, are closed in the name of the independent third parties. As a result, our portfolio of fixed-rate residential loans has decreased as our existing loans are repaid or prepaid and not replaced by new originations. Although we continue to originate adjustable-rate loans as held to maturity for our own portfolio, most of our borrowers prefer fixed-rate mortgages in the current low interest rate environment. We will continue to focus on growing the loan portfolio in a safe and sound manner with an emphasis on the origination and retention of short-term, more interest-rate sensitive nonresidential real-estate loans, commercial business loans and consumer loans. As of March 31, 2002, nonperforming assets amounted to 0.71% of total assets and loan loss reserves amounted to 0.91% of total loans.

reduce our overall vulnerability to rising interest rates. We will continue to focus on growing the loan portfolio in a safe and sound manner with an emphasis on the origination and retention of short-term, more interest-rate sensitive nonresidential loans and the origination and sale of mortgage loans. As of March 31, 2002, nonperforming assets amounted to 0.71% of total assets and loan loss reserves amounted to 0.91% of total loans.

     Liabilities. Total liabilities decreased by $4.9 million, or 1.2%, from $405.9 million as of December 31, 2001, to $401.0 million as of March 31, 2002. This decrease was due, in part, to the prepayment of a $1.5 million Federal Home Loan Bank advance using proceeds from the sale of investments. Also during the quarter, total deposits decreased by $1.6 million, or 0.5%, to $352.1 million as of March 31, 2002. However, we increased our local core deposit base of checking accounts, savings accounts and money market deposit accounts during the quarter. The decrease in deposits was concentrated in the higher-costing time deposit portfolio. We plan to continue our efforts to gain deposit market share through new product development and branch expansion with an emphasis on demand deposits. Borrowed money decreased by $1.0 million, or 2.5%, to $41.0 million. Borrowed money was primarily comprised of various callable and fixed-term Federal Home Loan Bank advances with a weighted average interest rate of 5.67%.

     Equity. Total equity increased by $607,000, or 1.5%, from $41.6 million as of December 31, 2001, to $42.2 million as of March 31, 2002. This increase was primarily due to the $992,000 in earnings during the period. The positive effects of earnings were offset, in part, by a $273,000 decrease in unrealized gains on available-for-sale securities and the payment of $140,000 in cash dividends.

Comparison of Financial Condition at December 31, 2001 and 2000

     General. On December 31, 2001, we completed our acquisition of all of the outstanding common stock of Innes Street Financial Corporation and its wholly owned subsidiary, Citizens Bank, in a cash transaction valued at $37.9 million. Citizens Bank was headquartered in Salisbury, North Carolina, and operated two other full-service branch offices in Statesville and Rockwell, North Carolina. At the time of the acquisition, we assumed the assets and liabilities of Innes Street at the estimated fair market value, including total assets of $221.8 million, net outstanding loans of $170.5 million, total deposits of $175.4 million, and total liabilities of $183.9 million. The acquisition was accounted for using the purchase method and resulted in intangible assets of $9.5 million, including a core deposit premium of $2.4 million, mortgage loan servicing rights of $425,000, and goodwill of $6.6 million. In addition, there were mark-to-market increases of $1.0 million for loans, $1.8 million for fixed assets, $60,000 for investments, $1.4 million for deposits, and $1.5 million for deferred tax liabilities.


     Assets. Total assets for the fiscal year ended December 31, 2001, increased by $194.8 million, or 77.1%, from $252.7 million to $447.5 million. The change in assets was primarily due to the acquisition of Innes Street, which had total assets of $221.8 million, less the acquisition price of $37.9 million. Cash and cash equivalents decreased by $5.8 million, or 21.6%, and investment securities decreased by $6.9 million, or 20.9%. These funds were primarily used to fund a portion of the proceeds needed for the cash acquisition. During the fiscal year ended December 31, 2001, we purchased a $1.0 million corporate bond, increasing the total outstanding balance of corporate bonds to $4.0 million. Management recognizes that corporate bonds possess a higher degree of credit risk than U.S. Governments and agency securities. Management believes that the attractive returns on corporate bonds outweigh the additional credit risk. In order to mitigate a portion of this risk, however, management only invests in investment grade corporate bonds of U.S. companies that have maturities of five years or less. Net outstanding loans increased by $175.5 million, or 110.5%, from $158.8 million to $334.3 million. This change represented a $5.0 million increase in net outstanding loans from our normal operations, and $170.5 million in net outstanding loans of Innes Street. Real estate owned increased to $1.5 million. This was primarily comprised of one commercial building acquired by Citizens Bank through foreclosure. The property, which is currently listed for sale, had a net book balance of $1.3 million. Premises and equipment increased by $4.5 million, or 107.6%. This increase was primarily due to the opening of a new branch office in 2001, and the $3.8 million premises and equipment on the books of Innes Street. Increases in Federal Home Loan Bank stock of $1.7 million, core deposit premium of $2.4 million, and goodwill of $6.6 million, were solely due to the acquisition. The $12.5 million increase in other assets was due, in part, to $5.1 million in investments related to deferred compensation plans of Citizens Bank and the $2.6 million purchase of additional bank-owned life insurance.


     Liabilities. Total liabilities for the fiscal year ended December 31, 2001, increased by $193.0 million, or 90.6%, from $213.0 million to $406.0 million. This change was primarily due to the acquisition of Innes Street, which had total liabilities of $183.9 million. Total deposits increased by $185.8 million as a result of an increase of $10.4 million in deposits from our normal operations and $175.4 million in total deposits from Innes Street. Funds generated from deposits were used to fund loans and provide a portion of the proceeds needed for the cash acquisition. We plan to continue to aggressively market our retail deposit products to the local community and to increase our deposit market share through an expanding branch network. Borrowed money decreased slightly by $680,000, or 1.6%, from $42.7 million to $42.1 million. Deferred compensation and other liabilities increased by $4.8 million and $4.2 million, respectively. These increases were primarily the result of the acquisition, which included $5.1 million in deferred compensation plans payable from Innes Street and a $1.5 million increase in deferred tax liabilities resulting from the purchase price allocation in conjunction with the acquisition.

     Equity. Total equity for the fiscal year ended December 31, 2001, increased by $1.9 million, or 4.7%, from $39.8 million to $41.6 million. This increase was due to $1.7 million in net income for the year, a $525,000 increase in the accumulated unrealized gains on available for sale securities, and a $283,000 allocation of common stock purchased with the loan to our employee stock ownership plan. These increases were offset by cash dividend payments of $529,000 and the repurchase of 9,500 shares of common stock for $115,000.

Comparison of Results of Operations for the Three Months Ended March 31, 2002 and 2001

     General. Net income for the three months ended March 31, 2002, amounted to $992,000, or $0.24 per share, as compared to $512,000, or $0.13 per share, for the three months ended March 31, 2001. Net income for the quarter ended March 31, 2002, included $387,000 in amortization of intangible assets.


     Net interest income. Net interest income increased by $2.0 million, or 117.6%, to $3.6 million for the three months ended March 31, 2002. This increase was primarily due to the acquisition of Innes Street. Interest income increased by $2.0 million, or 45.3%. This increase was the result of a $159.7 million, or 65.8%, increase in average interest-earning assets, coupled with an 88 basis point decrease in the average interest rate to 6.26%. Interest expense remained flat during the period. Average interest-bearing liabilities increased by $177.4 million, or 84.2%, the effects of which were offset by a 231 basis point reduction in the cost of funds to 2.8%. Our net interest margin was 3.26% for the quarter ended March 31, 2002, compared to 2.57% for the quarter ended March 31, 2001.



     Provision for loan losses. The provision for loan losses amounted to $65,000 for the three months ended March 31, 2002, compared to $30,000 for the three months ended March 31, 2001. The amount of the provision for loan losses was increased, in part, due to the increased loan volume resulting from the acquisition of Innes Street and a continued emphasis on commercial and consumer loans, rather than mortgage loans. Management establishes the provision for loan losses based on available information including the composition of the loan portfolio, historical loan losses, availability and quality of collateral, age of the various loan portfolios, changes in local economic conditions and loan performance and quality of the portfolio. There have been no material changes in management's methods for determining the provision for loan losses during the past year.


     Our allowance for loan losses amounted to $3.0 million, or 0.91% of gross loans as of March 31, 2002, compared to $1.5 million or 0.89% of gross loans as of March 31, 2001. This increase in the ratio of loan loss reserves to gross loans was primarily due to a material change in the composition of our loan portfolio as a result of the acquisition of Innes Street. This acquisition increased our loan portfolio by $170.5 million and resulted in a decrease in the percentage of commercial loans from 18.14% to 9.39%. Management generally considers real estate loans to have a lower degree of risk of loss than commercial loans based on historical information. As a result, the overall loan portfolio, in management's opinion, had a lower rate of loss inherent in the portfolio as of March 31, 2002, compared to March 31, 2001, despite the increase in the ratio of nonperforming loans to total loans from 0.22% to 0.45%.


     Noninterest income. Noninterest income amounted to $1.0 million for the three months ended March 31, 2002, as compared to $618,000 for the three months ended March 31, 2001. This increase of $410,000, or 66.3%, was primarily due to increased fees generated by our mortgage-banking department, additional fee income derived from deposit products, and the increase in deposit accounts resulting from the acquisition of three full-service branch offices. Management plans to continue its efforts to increase its outstanding balance of fee-generating demand deposit accounts through targeted advertising and branch expansion. Total demand deposit accounts increased by $10.2 million, or 41.0%, during the past 12 months to $35.2 million as of March 31, 2002. During the quarter ended March 31, 2002, we recognized a gain of $98,000 from the sale of $2.0 million in investment securities and $1.3 million in fixed rate mortgage loans.


     Noninterest expense. Noninterest expense amounted to $3.0 million for the three months ended March 31, 2002, compared to $1.5 million for the quarter ended March 31, 2001, an increase of $1.5 million. This increase was primarily due to higher compensation and occupancy expenses associated with our acquisition of three full-service branch offices, increased expenses associated with servicing our growing demand deposit account portfolio, costs associated with the changing of the bank's name from Gaston Federal Bank to Citizens South Bank, and expenses associated with converting Innes Street's computer system and back-office operations. During the quarter ended March 31, 2002, we successfully consolidated the back-office operations of the accounting department, payroll processing, loan administration, marketing and human relations. In addition, the core processing systems were converted to our existing core processing system. These operations were consolidated with limited disruption of normal operations and should improve our overall efficiency.


     Income taxes. Income taxes amounted to $550,000, or 35.7% of taxable income, for the quarter ended March 31, 2002, as compared to $230,000, or 31.0% of taxable income, for the quarter ended March 31, 2001. The increase in the overall tax rate was due to a lower percentage of income being derived from tax-advantaged assets such as municipal securities, bank-owned life insurance, and government agency securities. Bank-owned life insurance reduced income taxes by $27,000 for the quarter ended March 31, 2002, compared to $5,000 for the quarter ended March 31, 2001.


Comparison of Results of Operations for the Years Ended December 31, 2001 and
2000


     General. The acquisition of Innes Street was completed on December 31, 2001. Accordingly, the results of operations of Innes Street have not been included in our consolidated statement of operations for the year ended December 31, 2001. Net earnings were $1,704,000, or $0.42 per share, for the fiscal year ended December 31, 2001, compared to $1,748,000, or $0.43 per share, for the fiscal year ended December 31, 2000. Net interest income decreased by $537,000, or 7.5%, due to significant decreases in short-term interest rates during 2001, coupled with abnormally high levels of low-yielding liquid assets. This decrease was offset by a $533,000, or 21.6%, increase in noninterest income, resulting from increased fees generated from deposit accounts and loans. Noninterest expense increased by $117,000, or 1.7%, due to expenses associated with the opening of a new branch office in 2001 and increased expenses associated with servicing deposit accounts. The provision for loan losses increased from $53,000 in fiscal 2000 to $120,000 in fiscal 2001.


     Interest Income. Interest income for the fiscal year ended December 31, 2001, decreased by $451,000, or 2.7%, to $16.4 million. This decrease was primarily due to significant decreases in short-term interest rates during 2001, coupled with abnormally high levels of low-yielding liquid assets held by Citizens South Bank in anticipation of the $37.9 million cash acquisition of Innes Street. These liquid assets would normally have been used to purchase higher-yielding investment or mortgage-backed securities. Interest earned on loans decreased by $1.1 million, or 8.0%, to $12.3 million due to the prepayment of higher-yielding mortgage loans and the decreased yield on adjustable loans resulting from a 4.25% decrease in the prime lending rate during the year. During the year, average outstanding loans decreased by $8.0 million, or 4.6%, from $174.6 million to $166.6 million, while the yield on loans decreased from 7.6% to 7.4%.


     Interest earned on investment securities decreased by $186,000, or 9.9%. The average balance of investment securities decreased by $2.3 million to $29.1 million, and the yield decreased from 6.0% to 5.05%. Interest earned on mortgage-backed securities decreased $21,000, or 1.5%. Average outstanding mortgage-backed securities increased by $3.6 million to $25.2 million, while the yield decreased from 6.7% to 5.7%. During the fiscal year ended December 31, 2001, interest rates decreased significantly resulting in increased calls on investment securities, prepayments on mortgage-backed securities and lower investment yields. The prepayments in mortgage-backed securities were offset by additional purchases of $9.0 million during 2001. Interest earned on interest-bearing deposits increased by $825,000, or 491.4%. Average interest-earning bank deposits increased by $21.8 million from $2.9 million to $24.7 million, the effects of which were offset by a decrease in the average yield from 5.7% to 4.0%. The increase in average bank deposit balances was due to liquid assets held in anticipation of the acquisition of Innes Street, while the decrease in average yield was due to a significant decline in short-term interest rates during the 2001 fiscal year.


     Interest Expense. Interest expense for the fiscal year ended December 31, 2001, increased $86,000, or 0.9%, to $9.8 million. This increase was due to a $77,000, or 1.1%, increase in interest paid on deposits and a $9,000, or 0.4%, increase in interest paid on borrowings. Average interest-bearing deposits increased $14.0 million, or 9.0%, to $168.8 million. The average interest rate paid on deposits decreased from 4.7% to 4.2% from fiscal 2000 to fiscal 2001 due to lower market rates. In 2001, we increased our market share in Gaston County from fourth place to second place in a field of 13 banks. Average borrowings increased by $1.9 million, or 4.6%, to $42.8 million, while the rate paid on borrowings decreased from 5.8% to 5.6% due to lower market interest rates.

     Net Interest Income. Net interest income decreased by $537,000, or 7.5%, from $7.1 million for fiscal 2000 to $6.6 million for fiscal 2001. Net interest margin decreased from 2.9% for fiscal 2000 to 2.5% for fiscal 2001. Average interest-earning assets increased $15.0 million to $245.7 million, while average interest-bearing liabilities increased $15.9 million to $211.6 million. Our percentage of interest-earning assets to interest-bearing liabilities decreased from 117.9% to 116.1%. The primary reasons for this change were the purchase of $2.6 million in bank-owned life insurance and the addition of a full service branch office.


     Provision for Loan Losses. We provided $120,000 and $53,000 in loan loss provisions for the fiscal years ended December 31, 2001 and 2000, respectively. Management establishes the provision for loans losses based on available information including the composition of the loan portfolio, historical loan losses, availability and quality of collateral, age of various loan portfolios, changes in local economic conditions and loan performance and quality of the portfolio. There have been no material changes in management's methods for determining the provisions doe loan losses during the past year.



     Our allowance for loan losses was $3.1 million, or 0.91% of total loans, at December 31, 2001, compared to $1.6 million, or 0.95% of total loans, at December 31, 2000. The decrease was primarily due to a material change in the composition of our loan portfolio as a result in the acquisition of Innes Street. This acquisition increased our loan portfolio by $170.5 million and resulted in a larger percentage of loans secured by one- to-four family dwellings. Management generally considers these types of loans to have a lower risk of loss based as historical information. As a result, the overall loan portfolio, in management's opinion, had a lower rate of losses inherent in the portfolio as of December 31, 2001, compared to December 31, 2000. The ratio of nonperforming loans to gross loans decreased slightly from 0.30% to 0.25% during the period.


     Noninterest Income. Noninterest income is composed of fees on deposit and loan accounts, commissions on the sale of investment products, Federal Home Loan Bank dividends, and other operating income. For the fiscal year ended December 31, 2001, noninterest income increased by $533,000, or 21.6%, from $2.5 million to $3.0 million. The primary reasons for the change were a $1.0 million increase in fees on deposit accounts and a $119,000 increase in loan fee income. The increase in fees on deposit accounts resulted from an aggressive marketing program to increase fee generating demand deposit accounts, the opening of a new branch office, and a competitive fee structure on deposit products. Loan fee income increased due to a higher number of loan originations resulting, in part, from lower interest rates. Other income increased by $202,000 due, in part, to income generated from additional purchases of bank-owned life insurance. These increases were offset by a $550,000 reduction in commissions earned on the sale of investment products resulting from a slowdown in the economy.


     Noninterest income also includes gains on the sale of assets. During the fiscal year ended December 31, 2001, we did not recognize any gains on the sale of assets. During the fiscal year ended December 31, 2000, we sold $5.3 million in investment securities, $595,000 in mortgage-backed securities, and mortgage loan servicing of a $17.2 million portfolio of residential loans at a gain of $271,000. The proceeds from the sale of investments were used, in part to fund loans, the mortgage-backed securities were sold in an effort to dispose of all amortizing securities with small balances, and the mortgage loan servicing was sold in order to exit the business of servicing loans for others.



     Noninterest Expense. Noninterest expense is composed of compensation and benefits, office occupancy, deposit insurance, data processing, advertising, professional services, and other expenses. Noninterest expense increased by $117,000, or 1.7%, from $7.0 million in 2000 to $7.1 million in 2001. The primary reasons for the change were a $125,000, or 3.4%, increase in compensation and benefits, a $121,000, or 19.8%, increase in office occupancy, and a $576,000, or 52.8%, increase in other noninterest expenses. The increases were the result of us adding a full-service branch office in February 2001 and additional expenses associated with the servicing of a larger number of fee-generating transaction deposit accounts. We also recognized expenses of $259,000 associated with the integration of the data processing and other operations associated with the Innes Street acquisition and $129,000 related to the release of additional employee stock ownership plan shares. We recognized modest decreases in professional services, deposit insurance, and advertising.



     Noninterest expense also includes losses on the sale of assets. During the fiscal year ended December 31, 2001, we sold $1.3 million in mortgage-backed securities at a loss of $10,000. During the fiscal year ended December 31, 2000, we sold $18.2 million in loans, with servicing released, at a loss of $873,000. During the year ended September 30, 2000, we contracted with an outside third party to review and identify loans held by us that had a high degree of interest rate risk. The $18.2 million of loan sold were primarily long-term, fixed-rate mortgage loans that, following the review by the outside third party, were designated as available for sale and then sold in the secondary market. This process generally took 60 days to complete and, as a result, there were no outstanding loans held as available for sale at September 30, 2000. These loans were primarily long-term fixed-rate mortgage loans that were sold in order to reduce our exposure to rising interest rates. The proceeds were used to fund the origination of shorter-term nonresidential loans and adjustable-rate home equity lines of credit.

The proceeds were used to fund the origination of shorter-term nonresidential loans and adjustable-rate home equity lines of credit.

     Provision for Income Taxes. Our provision for income taxes was $702,000 and $846,000 for the fiscal years ended December 31, 2001, and 2000, respectively. The change was primarily due to a $188,000 reduction in pretax income and an increase in tax-advantaged assets such as municipal securities, U.S. Government Agency securities, and bank-owned life insurance that generate tax-exempt income. The purchase of these tax-advantaged assets resulted in a decrease in the effective tax rate from 32.6% to 29.2%. Bank-owned life insurance reduced income taxes by $83,000 for the fiscal year ended December 31, 2001, compared to $34,000 for the fiscal year ended December 31, 2000.

Comparison of Results of Operations for the Years Ended September 30, 2000 and 1999

     General. Net income for the twelve months ended September 30, 2000, increased by $24,000, or 1.1%, to $2.2 million. This change was primarily due to a $155,000 decrease in net interest income, a $75,000 reduction in the provision for loan losses, a $306,000 reduction in noninterest income, a $298,000 decrease in noninterest expense, and a $111,000 reduction in the income tax provision.

     Interest Income. Interest income for the twelve months ended September 30, 2000, increased by $1.2 million, or 7.7%, to $16.4 million. This change was primarily due to a $987,000 increase in interest earned on loans. This additional interest income was due to a $13.7 million, or 8.6%, increase in average outstanding loans to $174.2 million. The yield on loans remained flat at 7.5% primarily due to deferred fees recognized as a result of the sale of $13.1 million in mortgage loans in fiscal 1999. Interest earned on investment securities increased by $67,000, or 3.3%, while interest earned on mortgage-backed securities increased by $122,000, or 10.3%. The average balance of investment securities decreased by $641,000, the effects of which were offset by an increase in yield from 5.8% to 6.1% due to higher market rates. Average outstanding mortgage-backed securities decreased by $204,000, while the yield increased from 5.7% to 6.3% due to higher market rates.

     Interest Expense. Interest expense for the twelve months ended September 30, 2000, increased $1.3 million, or 16.9%, to $9.2 million. This increase was due to a $561,000, or 8.8%, increase in interest paid on deposits and a $769,000, or 52.0%, increase in interest paid on borrowings. Average deposits increased $8.8 million, or 5.8%, to $160.0 million. The average interest rate paid on deposits increased from 4.2% to 4.4% from 1999 to 2000. Average borrowings increased by $11.0 million, or 38.3%, to $39.6 million. The rate paid on borrowings increased from 5.2% to 5.7% due to higher interest rates on additional advances taken in 2000.

     Net Interest Income. Net interest income decreased by $155,000, or 2.1%, from $7.4 million for 1999 to $7.2 million for 2000. Net interest margin decreased slightly from 3.3% for 1999 to 3.0% for 2000. Average interest-earning assets increased $12.9 million while average interest-bearing liabilities increased $19.8 million. The primary reasons for this change were the purchase of $2.0 million in bank-owned life insurance, the $1.8 million repurchase of common stock, and the addition of a full service branch office.


     Provision for Loan Losses. We provided $30,000 and $105,000 in loan loss provisions for the years ended September 30, 2000 and 1999, respectively. Management establishes the provision for loans losses based on available information including the composition of the loan portfolio, historical loan losses, availability and quality of collateral, age of various loan portfolios, changes in local economic conditions and loan performance and quality of the portfolio. There have been no material changes in management's methods for determining the provisions for loan losses during the past year.


     Our allowance for loan losses was $1.5 million, or 0.84% of total loans, for the year ended September 30, 2000, compared to $1.5 million, or 0.86% of total loans, for the year ended September 30, 1999. The amount of the allowance and the ratio or allowances to total loans remained relatively flat during the period due, in part, to the low level of loan chargeoffs and nonperforming loans during the period. The ratio of nonperforming loans to total loans amounted to 0.15% and 0.06% for the years ended September 30, 2000 and 1999, respectively.

     Noninterest Income. For the year ended September 30, 2000, noninterest income decreased by $306,000, or 12.9%, from $2.4 million to $2.1 million. During the period there was a $221,000 increase in service charges on deposit accounts, a $303,000 increase in commissions on the sale of investment products, a $44,000 increase in Federal Home Loan Bank dividends, and a $259,000 increase in other income. The increase in service charges on deposit accounts resulted from an aggressive marketing program to increase fee generating demand deposit accounts and a competitive fee structure on deposit products. Other income increased due to fees generated as a result of strong loan demand and increased commissions generated on the sale of uninsured investment products by Citizens South Bank's wholly owned subsidiary.


         Noninterest income also included gains on the sale of assets. During the year ended September 30, 2000, we recognized a gain of $225,000 on the sale of $2.2 million in investment securities and the sale of $595,000 in mortgage-backed securities and we recognized an aggregate gain of $32,000 on the sale of $17.2 million in mortgage loan servicing and the sale of a $10,000 loan participation. The proceeds from the sale of investment securities were used, in part, to fund loan growth. We sold the mortgage-backed securities to dispose of all amortizing securities with small balances. We sold the mortgage loan servicing in order cease all servicing of loans for others. The $10,000 loan participation was sold to the Federal Home Loan Bank of Atlanta as part of a low- to moderate-income housing project that is funded by the Community Investment Corporation of North Carolina (the "CICNC"), a group of North Carolina-based lenders. The Federal Home Loan Bank purchases loan participations from CICNC members so that the proceeds can be reinvested in other low- to moderate-income housing projects in the State of North Carolina. During the year ended September 30, 1999, we sold $5.9 million in investment securities and $492,000 in mortgage-backed securities at a gain of $1.3 million, and $13.1 million in loans and $49,000 in premises and equipment at a gain of $117,000. During the year ended September 30, 1999, we contracted with an outside third party to review and identify loans held by us that had a high degree of interest rate risk. The $13.1 million of loan sold were primarily long-term, fixed-rate mortgage loans that, following the review by the outside third party, were designated as available for sale and then sold in the secondary market. This process generally took 60 days to complete and, as a result, there were no outstanding loans held as available for sale at September 30, 1999. This resulted in a decrease in the gain on the sale of assets of $1.1 million from 1999 to 2000.



     Noninterest Expense. For the year ended September 30, 2000, noninterest expense decreased $298,000, or 4.8%, from $6.3 million to $6.0 million. The primary reason for the decrease was a $369,000 decrease in salary and benefits and modest decreases in professional services, deposit insurance and advertising. A $166,000 increase in occupancy expense and modest increases in data processing and other noninterest expenses offset these benefits. The decrease in salary and benefits was primarily due to a $1.0 million expense incurred during the year ended September 30, 1999, associated with the award of common stock in accordance with the 1999 Recognition and Retention Plan approved by our shareholders in April 1999. Occupancy expense increased as a result of the opening of a new full service branch in Dallas, North Carolina, in February 2000 and a loan production office in Shelby, North Carolina, in October 1999.


     Provision for Income Taxes. Our provision for income taxes was $1.1 million and $1.2 million for the years ended September 30, 2000 and 1999, respectively. The change was primarily due to an increase in tax-advantaged assets such as municipal securities, U.S. Government Agency securities and bank-owned life insurance that generate tax-exempt income. The purchase of these tax-advantaged assets resulted in a decrease in the effective tax rate from 35.7% to 33.2%. Bank-owned life insurance reduced income taxes by $27,000 for the fiscal year ended September 30, 2000, compared to no tax benefit for the fiscal year ended September 30, 1999.

Net Interest Income

     Net interest income represents the difference between income on interest-earning assets and expense on interest-bearing liabilities. Net interest income also depends on the relative amounts of interest-earning assets and interest-bearing liabilities and the interest rate earned or paid on them, respectively. The following table sets forth certain information relating to Citizens South Banking Corporation at March 31, 2002, for the three months ended March 31, 2002 and 2001, and for the twelve months ended December 31, 2001 and 2000 and for the twelve months ended September 30, 2000 and 1999. For the periods indicated, the total dollar amount of interest income from average interest-earning assets and the resultant yields, as well as the interest expense on average interest-bearing liabilities, is expressed both in dollars and rates. No tax equivalent adjustments were made.


                                                                                Three Months Ended March 31,
                                                               -----------------------------------------------------------------
                                          At March 31, 2002                    2002                           2001
                                        --------------------   -------------------------------   -------------------------------
                                                                 Average     Interest              Average     Interest
                                        Outstanding   Yield/   Outstanding    Earned/   Yield/   Outstanding    Earned/   Yield/
                                          Balance      Rate      Balance       Paid      Rate      Balance       Paid      Rate
                                        -----------   ------   -----------   --------   ------   -----------   --------   ------
                                                                       (Dollars In Thousands)
Interest-earning assets:
   Investment securities............      $ 22,859     6.22%     $ 23,054     $  321      5.57%   $  31,205     $  468      6.00%
   Mortgage-backed securities........       23,007     5.23        24,711        288      4.66       23,471        368      6.27
   Interest-bearing bank deposits....       32,798     1.66        24,448        102      1.67       23,751        346      5.83
   Loans receivable (1).............       323,528     6.85       330,236      5,588      6.77      164,368      3,153      7.67
                                          --------     ----      ---------    ------      ----    ---------     ------    ------
Total interest-earning assets........      402,192     6.30       402,449      6,299      6.26      242,795      4,335      7.14
                                                       ----                   ------      ----                  ------    ------
Noninterest-earning assets...........       41,093                 41,585                            16,733
                                          --------               --------                         ---------
Total assets.........................     $443,285               $444,034                         $ 259,528
                                          ========               ========                         =========

Interest-bearing liabilities:
   Demand deposit accounts...........     $ 25,497     0.46      $ 24,928     $   23      0.37    $  14,242     $   59      1.66
   Money market deposit accounts.....       30,946     1.53        32,820        122      1.49       17,235        140      3.25
   Savings accounts..................       46,385     1.54        45,383        169      1.49       17,793        122      2.74
   Certificates of deposit...........      239,574     2.80       243,361      1,811      2.98      117,388      1,726      5.88
   Borrowed funds....................       41,009     5.38        41,608        551      5.30       44,025        623      5.66
                                          --------     ----      --------     ------    ------    ---------     ------    ------
Total interest-bearing liabilities...      383,411     2.67       388,100      2,676      2.76      210,683      2,670      5.07
                                                                              ------    ------    =========     ------    ------
Noninterest-bearing liabilities......       17,637                 13,912                             8,718
                                          --------               --------                         ---------
Total liabilities....................      401,048                402,012                           219,401

Total equity.........................       42,237                 42,022                            40,127
                                          --------               --------                         ---------
Total liabilities and retained
   earnings..........................     $443,285               $444,034                         $ 259,528
                                          ========               ========                         =========

Net interest income..................                                         $3,623                            $ 1,665
                                                                              ======                            =======
Interest rate spread  (2)............                  3.63%                              3.50%                             2.07%
                                                       ====                             ======                            ======

Net interest margin (3)..............                                                     3.26%                             2.57%

Net yield on interest-earning
   assets (4)........................                                                     3.60%                             2.74%
                                                                                        ======                            ======

Ratio of average interest-earning
   assets to interest-bearing
   liabilities.......................                                                   103.70%                           115.24%
                                                                                        ======                            ======

                                                                     For the Twelve Months Ended
                                                  -----------------------------------------------------------------
                                                         December 31, 2001                 December 31, 2000
                                                  -------------------------------   -------------------------------
                                                    Average     Interest              Average     Interest
                                                  Outstanding    Earned/   Yield/   Outstanding    Earned/   Yield/
                                                    Balance       Paid      Rate      Balance       Paid      Rate
                                                  -----------   --------   ------   -----------   --------   ------
                                                                        (Dollars In Thousands)
Interest-earning assets:
   Investment securities.......................     $ 29,150     $ 1,704     5.05%    $ 31,484     $ 1,890     6.00%
                                                    --------     -------   ------     --------     -------   ------
   Mortgage-backed securities..................       25,221       1,434     5.69       21,641       1,455     6.72
   Interest-bearing bank deposits..............       24,707         993     4.02        2,925         168     5.74
                                                    --------     -------   ------     --------     -------   ------
   Loans receivable (1)........................      166,574      12,252     7.36      174,610      13,320     7.63
                                                    --------     -------   ------     --------     -------   ------
Total interest-earning assets..................     $245,652     $16,383     6.67%    $230,660     $16,833     7.29%
Noninterest-earning assets.....................       17,148                            14,083
                                                    --------                          --------
Total assets...................................     $262,800                          $244,743
                                                    ========                          ========

Interest-bearing liabilities:
   Demand deposit accounts.....................     $ 15,285     $   186     1.22%    $ 13,685     $   230     1.68%
   Money market deposit accounts...............       16,862         460     2.73       14,096         489     3.47
   Savings accounts............................       18,677         398     2.13       21,270         636     2.99
   Certificates of deposit.....................      117,993       6,329     5.36      105,734       5,941     5.62
   Borrowed funds..............................       42,803       2,398     5.60       40,931       2,388     5.83
                                                    --------     -------   ------     --------     -------   ------
Total interest-bearing liabilities.............     $211,620     $ 9,771     4.62%    $195,716     $ 9,684     4.95%
                                                                 -------                           -------
Noninterest-bearing liabilities................       10,304                             9,813
                                                    --------                          --------
Total liabilities..............................      221,924                           205,529

Total equity...................................       40,876                            39,214
                                                    --------                          --------
Total liabilities and retained earnings........     $262,800                          $244,743
                                                    ========                          ========

Net interest income............................                  $ 6,612                           $ 7,149
                                                                 =======                           =======
Interest rate spread (2).......................                              2.05%                             2.34%
                                                                           ======                            ======
Net interest margin (3)........................                              2.52%                             2.92%
                                                                           ======                            ======
Net yield on interest-earning assets (4).......                              2.69%                             3.10%
                                                                           ======                            ======

Ratio of average interest-earning assets to
   interest-bearing liabilities................                            116.08%                           117.85%
                                                                           ======                            ======

                                                                     For the Twelve Months Ended
                                                  -----------------------------------------------------------------
                                                        September 30, 2000                September 30, 1999
                                                  -------------------------------   -------------------------------
                                                    Average     Interest              Average     Interest
                                                  Outstanding   Earned/    Yield/   Outstanding    Earned/   Yield/
                                                    Balance       Paid      Rate      Balance       Paid      Rate
                                                  -----------   --------   ------   -----------   --------   ------
                                                                        (Dollars In Thousands)
Interest-earning assets:
   Investment securities.......................     $ 31,202     $ 1,911     6.11%    $ 32,008     $ 1,833     5.73%
                                                    --------     -------              --------     -------   ------
   Mortgage-backed securities..................       20,546       1,302     6.34       20,750       1,181     5.69
   Interest-bearing bank deposits..............        3,535         216     6.11        3,450         226     6.55
                                                    --------     -------   ------     --------     -------   ------
   Loans receivable (1)........................      174,176      12,985     7.46      160,443      11,999     7.48
                                                    --------     -------   ------     --------     -------   ------
Total interest-earning assets..................     $229,539     $16,414     7.15%    $216,651     $15,239     7.04%
Noninterest-earning assets.....................       13,408                             8,269
                                                    --------                          --------
Total assets...................................     $242,947                          $224,920
                                                    ========                          ========

Interest-bearing liabilities:
   Demand deposit accounts.....................       19,571         226     1.15%      17,413         194     1.11%
   Money market deposit accounts...............       13,841         452     3.27       13,152         397     3.02
   Savings accounts............................       22,636         693     3.06       22,624         717     3.17
   Certificates of deposit.....................      103,964       5,597     5.38       98,030       5,099     5.20
   Borrowed funds..............................       39,639       2,251     5.68       28,658       1,481     5.17
                                                    --------     -------   ------     --------     -------   ------
Total interest-bearing liabilities.............     $199,651     $ 9,219     4.62%    $179,877     $ 7,888     4.39%
                                                                 -------                           -------
Noninterest-bearing liabilities................        3,798                             3,420
                                                    --------                          --------
Total liabilities..............................      203,449                           183,297

Total equity...................................       39,498                            41,623
                                                    --------                          --------
Total liabilities and retained earnings........     $242,947                          $224,920
                                                    ========                          ========

Net interest income............................                  $ 7,195                           $ 7,351
                                                                 =======                           =======
Interest rate spread (2).......................                              2.53%                             2.65%
                                                                           ======                            ======
Net interest margin (3)........................                              2.96%                             3.27%
                                                                           ======                            ======
Net yield on interest-earning assets (4).......                              3.13%                             3.39%
                                                                           ======                            ======

Ratio of average interest-earning assets to
   interest-bearing liabilities................                            114.97%                           120.44%
                                                                           ======                            ======


----------
(1)  Average balances include nonaccrual loans.
(2) Interest rate spread represents the difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities.


(3) Net interst margin is calculated by dividing net interest income by average assets for the period.


(4) Net yield on interest-earning assets represents net interest income as a percentage of average interest-earning assets.

     The table below sets forth information regarding changes in our interest income and interest expense for the periods indicated. For each category of our interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to (i) changes in volume (changes in volume multiplied by old rate); (ii) changes in rate (changes in rate multiplied by old volume); and (iii) the net change. The changes attributable to the combined impact of volume and rate have been allocated proportionately to the changes due to volume and the changes due to rate.

                             For the Three Months Ended               For the Twelve Months Ended
                                   March 31, 2002                         December 31, 2001
                                 vs. March 31, 2001                       vs. December 31, 2000
                             Increase (Decrease) Due to                Increase (Decrease) Due to
                         ---------------------------------          --------------------------------

                          Volume       Rate         Net            Volume      Rate           Net
                         -------     -------       -------          -------     ------       -------
                                                          (In Thousands)
Interest income:
  Securities and
   other
   interest-earning
   assets ............   $ (111)     $  (280)      $ (391)          $  702      $ (63)      $   639
  Mortgage-backed
   and related
   securities ........       20         (100)         (80)            (358)       337           (21)
  Loan portfolio .....    2,757         (322)       2,435             (601)      (467)       (1,068)
                         ------      -------       ------           ------      -----       -------

    Total interest
     income ..........    2,666         (702)       1,964             (257)      (193)         (450)
                         ------      -------       ------           ------      -----       -------

Interest expense:
  Deposits ...........      146          (68)          78              496       (419)           77
  Borrowed funds .....      (33)         (39)         (72)              79        (69)           10
                         ------      -------       ------           ------      -----       -------

    Total interest
     expense .........      113         (107)           6              575       (488)           87
                         ------      -------       ------           ------      -----       -------

    Net interest
     income ..........   $2,553      $  (595)      $1,958           $ (832)     $ 295       $  (537)
                         ======      =======       ======           ======      =====       =======

                           For the Twelve Months Ended
                                September 30, 2000
                              vs. September 30, 1999
                            Increase (Decrease) Due to
                         --------------------------------

                         Volume        Rate        Net
                         ------        -----      ------
                                  (In Thousands)
Interest income:
  Securities and
   other
   interest-earning
   assets ............   $1,024       $ (38)     $  986
  Mortgage-backed
   and related
   securities ........      (36)        104          68
  Loan portfolio .....      (12)        133         121
                         ------       -----      ------

    Total interest
     income ..........      976         199       1,175
                         ------       -----      ------

Interest expense:
  Deposits ...........      362         200         562
  Borrowed funds .....      612         157         769
                         ------       -----      ------

    Total interest
     expense .........      974         357       1,331
                         ------       -----      ------

    Net interest
     income ..........   $    2       $(158)     $ (156)
                         ======       =====      ======


Management of Market Risk

     Our most significant form of market risk is interest rate risk, as the majority of our assets and liabilities are sensitive to changes in interest rates. Our Asset/Liability Committee is responsible for monitoring and managing exposure to interest rate risk and ensuring that the level of sensitivity of our net portfolio value is maintained within limits established by the Board of Directors. Through such management, the Committee seeks to reduce the vulnerability of our operations to changes in interest rates. During the past year, the Committee utilized the following strategies to manage interest rate risk: (1) emphasizing the origination and retention of short-term commercial business loans and nonresidential mortgage loans; (2) emphasizing the origination of adjustable-rate home equity lines of credit; (3) emphasizing the origination and retention of one- to four- family residential adjustable-rate mortgage loans; (4) selling all new fixed-rate mortgage loans; (5) emphasizing transaction accounts and core deposit accounts; and (6) investing in shorter-term investment securities.

     The Office of Thrift Supervision, Citizens South Bank's primary regulator, requires the computation of amounts by which the net present value of the our cash flow from assets, liabilities, and off balance sheet items (our net portfolio value or "NPV") would change in the event of a range of assumed changes in market interest rates. These computations estimate the effect on a bank's NPV from instantaneous and permanent one hundred to three hundred basis point increases and decreases in market interest rates. The following table presents our projected change in NPV at March 31, 2002, as calculated by an independent third party, based upon information provided by us.

Changes in Interest Rates   Projected NPV Change   Board Limit
-------------------------   --------------------   -----------

300 basis point rise               -23.6%             -45.0%
200 basis point rise               -15.6%             -30.0%
100 basis point rise                -7.0%             -15.0%
No change                            0.0%               0.0%
100 basis point decline              4.5%             -15.0%
200 basis point decline              1.2%             -30.0%
300 basis point decline             -0.7%             -45.0%

     Certain shortcomings are inherent in the methodology used in the above interest rate risk measurement. Modeling changes in NPV require the making of certain assumptions, which may or may not reflect the manner in which actual yields and costs respond to changes in market interest rates. In this regard, the NPV table presented assumes that the composition of our interest sensitive assets and liabilities existing at the beginning of a period remains constant over the period being measured and also assumes that a particular change in interest rates is reflected uniformly across the yield curve regardless of the duration to maturity or repricing of specific assets and liabilities. Accordingly, although the NPV table provides an indication of our interest rate risk exposure at a particular point in time, such measurements are not intended to and do not provide a precise forecast of the effect of changes in market interest rates on our net interest income and will differ from actual results.

Impact of Inflation and Changing Prices

     The consolidated financial statements and related notes have been prepared in accordance with U.S. generally accepted accounting principles which require the measurement of financial position and operating results in terms of historical dollars, without considering the change in the relative purchasing power of money over time due to inflation. Unlike most industrial companies, nearly all of our assets and liabilities are financial in nature. As a result, interest rates have a more significant impact on our performance than the effect of inflation. Interest rates do not necessarily change in the same magnitude as the price of goods and services.

Liquidity and Capital Resources

     Our liquidity management objective is to ensure the availability of sufficient cash flows to meet all financial commitments and to capitalize on opportunities for expansion. Liquidity management addresses the ability to meet deposit withdrawals on demand or at contractual maturity, to repay borrowings as they mature, and to fund new loans and investments as opportunities arise. Our primary sources of internally generated funds are principal and interest payments on loans receivable, cash flows generated from operations, and cash flows generated by investments. External sources of funds include increases in deposits and FHLB advances.


     Our cash and cash equivalents increased $15.3 million for the three months ended March 31, 2002, compared to a $2.1 million increase for the three month period ended March 31, 2001. Net cash provided by operating activities was $1.3 million for the three months ended March 31, 2002, compared to a decrease of $2.2 million for the quarter ended March 31, 2001. During the 2001 period, we purchased $2.6 million of bank-owned life insurance, reducing the cash provided by operating activities. Net cash provided by investing activities was $16.4 million for the three months ended March 31, 2002, compared to a $10.1 million decrease for the three month period ended March 31, 2001. During the 2002 period, net loans made to customers decreased by $9.5 million and maturities and prepayments of mortgage-backed securities amounted to $4.3 million. During the 2001 period, net loans made to customers increased by $6.0 million and maturities and prepayments of mortgage-backed securities was only $1.2 million. This difference was largely due to increased prepayments on loan and mortgage-related securities arising from the significant decrease in interest rates during the 2002 quarter. Net cash provided by financing activities decreased by $2.4 million for the three months ended March 31, 2002, compared to an increase of $14.1 million for the three months ended March 31, 2001. This change was primarily due to a $1.6 million decrease in deposits for the 2002 period compared to a $12.5 million increase ion deposits during the comparable period of 2001. This change in deposits was partly due to some deposit runoff experienced in the first quarter of 2002 as a result of the acquisition of Innes Street and its wholly-owned subsidiary, Citizens Bank, on December 31, 2001. Also, we opened a $5.0 million municipal deposit during the 2001 quarter.

     Our cash and cash equivalents decreased $5.7 million for the twelve months ended December 31, 2001, compared to a $19.5 million increase for the twelve month period ended December 31, 2000. Net cash provided by operating activities was $1.6 million for the twelve months ended December 31, 2001, compared to an increase of $1.0 million for the twelve months ended December 31, 2000. The Company recognized $1.7 million in net income during both the 2001 and 2000 periods. Net cash provided by investing activities decreased by $17.6 million for the twelve months ended December 31, 2001, compared to a $3.6 million increase for the comparable period in 2000. During the 2001 period, net loans made to customers increased by $4.9 million and we purchased $5.4 million in investment securities and $9.0 million in mortgage-backed securities. In addition, we purchased Innes Street in an all cash transaction, which resulted in a net $19.2 million decrease in cash. During the 2000 period, net loans made to customers increased by $8.0 million, and we purchased $8.1 million in investment securities and $8.1 million in mortgage-backed securities. These decreases in cash during 2000 were offset, in part, by the sale of $18.2 million in loans and $5.2 million in the sale of investment securities. The loans that were sold in 2000 were long-term fixed-rate mortgage loans that were sold in order to reduceour level of interest rate risk. Net cash provided by financing activities increased by $10.2 million for the twelve months ended December 31, 2001, compared to an increase of $14.9 million for the twelve months ended December 31, 2000. This change was primarily due to a $7.0 million net increase in advances from the FHLB. Net deposits for the 2001 period increased $10.4 million compared to a $9.3 million increase during the comparable period of 2000.

     Our cash and cash equivalents decreased $9.0 million for the twelve months ended September 30, 2000, compared to a $1.2 million decrease for the twelve month period ended September 30, 1999. Net cash provided by operating activities was $1.2 million for the twelve months ended September 30, 2000, compared to an increase of $1.8 million for the twelve months ended September 30, 1999. The Company recognized $2.2 million in net income during both the 2000 and 1999 periods. Net cash provided by investing activities decreased by $14.9 million for the twelve months ended September 30, 2000, compared to a $30.8 million decrease for the comparable period in 1999. During the 2000 period, net loans made to customers increased by $8.9 million and we purchased $9.4 million in investment securities and $4.1 million in mortgage-backed securities. During the 1999 period, net loans made to customers increased by $44.6 million, and we purchased $6.5 million in investment securities and $11.9 million in mortgage-backed securities. These increases in loans and investments during 1999 were due, in part, to the reinvestment of proceeds from our initial stock offering in April 1998 and the strong loan volume arising from a strong economy and low interest rates. Net cash provided by financing activities increased by $4.7 million for the twelve months ended September 30, 2000, compared to an increase of $27.8 million for the twelve months ended September 30, 1999. This change was primarily the result of a $1.9 million increase in deposits during 2000, compared to a $15.5 million increase in deposits in 1999. The increase in 1999 was due to a strong marketing campaign directed at increasing deposits and a new expanded product line for checking accounts. Also, during 2000 net advances from the FHLB increased $4.5 million compared to a $16.0 million net increase in 1999. During 1999, we were actively using borrowed money to purchase investment and mortgage-backed securities in order to leverage our capital and improve earnings.


     At March 31, 2002, we had loan commitments (excluding undisbursed portions of construction loans of $5.6 million) of $4.9 million and unused lines of credit of $59.7 million. We believe that we have adequate resources to fund loan commitments as they arise. If we require funds beyond our internal funding capabilities, we have $71.0 million in additional advances available from our line of credit from the Federal Home Loan Bank. At March 31, 2002, approximately $213.8 million of time deposits were scheduled to mature within a year, and we expect that a portion of these time deposits will not be renewed upon maturity. If we have a higher than normal level of time deposits that are not renewed at maturity, then we may experience a decrease in liquidity. This may result in our offering higher than market interest rates to maintain deposits, which would increase our interest expense.

     During the three months ended March 31, 2002, we experienced a $15.3 million increase in cash and cash equivalents due, in part, to a $9.5 million decrease in loans, a $1.3 million increase from sale of loans, a $1.3 million increase from the sale of mortgage-backed securities and a $2.0 million increase from the sale of investments. Future decreases in loans may occur if loan repayments continue to refinance at an accelerated pace due to the historically low level of interest rates. Management plans to invest any excess liquidity in short-term investment securities, mortgage-backed securities, or overnight funds so that sufficient liquidity will be available when needed. All investment and mortgage-backed securities are classified as available-for-sale in order to provide management with the flexibility to sell any such securities as liquidity needs arise. There are no planned loan or investment sales at this time.


     From time to time, we utilize advances from the FHLB primarily in connection with our management of the interest rate sensitivity of our assets and liabilities. In 2001, we repaid advances of $5.7 million and obtained new advances of $5.0 million, while in 2000 we repaid advances of $3.0 million and obtained new advances of $10.0 million. Total advances outstanding at March 31, 2002 amounted to $39.0 million and we had the capacity to increase that amount by $71.0 million to a total of $110.0 million.


     Our most liquid assets are cash and due from banks, short-term investments and debt securities. At March 31, 2002, such assets amounted to $36.4 million, or 8.2% of total assets.

     At March 31, 2002, Citizens South Bank exceeded all regulatory capital requirements. Citizens South Bank's Tier 1 capital was $28.2 million, or 6.5% of adjusted assets. The minimum required Tier 1 capital ratio is 4.00%.

Impact of Recent Accounting Pronouncements

     In June 2001, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 141 "Business Combinations," which requires that all business combinations initiated after June 30, 2001 be accounted for using the purchase method. The pooling-of-interests method of accounting is prohibited except for combinations initiated before June 30, 2001. The remaining provisions of SFAS No. 141 relating to business combinations accounted for by the purchase method, including identification of intangible assets, accounting for negative goodwill, financial statement presentation and disclosure, are effective for combinations completed after June 30, 2001. Management will follow the provisions of SFAS No. 141 for any acquisitions initiated after June 30, 2001.

     In June 2001, the FASB issued SFAS No. 142 "Goodwill and Intangible Assets," which prescribed accounting for all purchased goodwill and intangible assets. Pursuant to SFAS No. 142, acquired goodwill is not amortized, but is tested for impairment at the reporting unit level annually and whenever an impairment indicator arises. All goodwill should be assigned to reporting units that are expected to benefit from the goodwill. When an entity reorganizes its reporting structure, goodwill should be reallocated to reporting units based on the relative fair values of the units. Goodwill impairment should be tested with a two-step approach. First, the fair value of the reporting unit should be compared to its carrying value, including goodwill. If the reporting unit's carrying value exceeds its fair value, then any goodwill impairment should be measured as the excess of goodwill's carrying value over its implied fair value. The implied fair value of goodwill should be calculated in the same manner as goodwill is calculated for a business combination, using the reporting unit's fair value as the "purchase price" over the amounts allocated to assets, including unrecognized intangible assets, and liabilities of the reporting unit. Goodwill impairment losses should be reported in the income statement as a separate line item within operations, except for such losses included in the calculation of a gain or loss from discontinued operations.

     An acquired intangible asset, other than goodwill, should be amortized over its useful economic life. The useful life of an intangible asset is indefinite if it extends beyond the foreseeable horizon. If an asset's life is indefinite, the asset should not be amortized until the life is determined to be finite. Intangible assets being amortized should be tested for impairment in accordance with SFAS No. 121. Intangible assets not being amortized should be tested for impairment annually and whenever there are indicators of impairment, by comparing the asset's fair value to its carrying amount.

     SFAS No. 142 is effective for fiscal years beginning after December 15, 2001. SFAS No. 142 will have no current effect on our financial position or results of operations.


     In June 2001, the FASB also issued SFAS No. 143, "Accounting for Asset Retirement Obligations." SFAS No. 143 is effective for financial statements issued for fiscal years beginning after June 15, 2002. SFAS No. 143 addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. Management does not expect the adoption of this pronouncement to have a material impact on our results of operations or financial condition.


     In August 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." SFAS No. 144 is effective for financial statements issued for fiscal years beginning after December 15, 2001. The standard addresses financial accounting and reporting for the impairment or disposal of long-lived assets. The adoption of this pronouncement did not have a material impact on our results of operations or financial condition.

     SFAS No. 145, "Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections," was issued in April 2002. Management does not expect the adoption of the provisions of this statement to have a material impact on our results of operations or financial condition.


                 BUSINESS OF CITIZENS SOUTH BANKING CORPORATION
                             AND CITIZENS SOUTH BANK

General

Citizens South Banking Corporation

     Citizens South Banking Corporation was formed on March 18, 1998, for the purpose of acting as the holding company for Citizens South Bank. Our assets consist primarily of the outstanding capital stock of Citizens South Bank, deposits held at Citizens South Bank, and investment securities. As of March 31, 2002, 1,752,427 shares of our common stock were held by the public and 2,457,007 shares were held by Citizens South Holdings, MHC, our parent mutual holding company. Our publicly held common stock currently trades on the Nasdaq National Market under the symbol CSBC. Our principal business is overseeing and directing the business of Citizens South Bank and investing the net stock offering proceeds retained by Citizens South Banking Corporation. Our executive office is located at 245 West Main Avenue, P.O. Box 2249, Gastonia, North Carolina 28053-2249. Our telephone number at this address is (704) 868-5200.

Citizens South Bank

     Citizens South Bank, which was chartered in 1904, is a community bank engaged primarily in the business of offering FDIC-insured deposits to customers through its branch offices and investing those deposits, together with funds generated from operations and borrowings, in residential, commercial, construction and consumer loans, investment securities, and mortgage-backed securities. Our results of operations are dependent primarily on net interest income, which is the difference between the income earned on its loan and securities portfolios and its cost of funds, consisting of the interest paid on deposits and borrowings. Results of operations are also affected by our provision for loan losses, sales of assets, fee income generated from our deposit and loan accounts, and commissions on the sale of uninsured investment products. Our noninterest expense primarily consists of compensation and employee benefits, occupancy expense, professional services, advertising, and other noninterest expenses. Results of operations are also significantly affected by general economic and competitive conditions, particularly changes in interest rates and actions of regulatory and governmental authorities. On March 11, 2002, Gaston Federal Bank changed its name to Citizens South Bank following the acquisition of three banking offices located outside of Gaston County, North Carolina.

     Our corporate headquarters and five branch offices are located in Gaston County, North Carolina, which is located in the I-85 corridor, approximately 20 miles west of the regional banking center of Charlotte, North Carolina. We also operate two branch offices in Rowan County, North Carolina, and one branch office in Iredell County, North Carolina. These offices are located approximately 60 miles northeast of the corporate headquarters. We consider our primary market area to be the North Carolina Counties of Gaston, Rowan, Iredell, Mecklenburg, Cabarrus, Lincoln and Cleveland, and the South Carolina County of York. Our executive office is located at 245 West Main Avenue, P.O. Box 2249, Gastonia, North Carolina 28053-2249. Citizens South Bank's telephone number at this address is (704) 868-5200.

Acquisition of Innes Street Financial Corporation

     On December 31, 2001, we acquired 100% of the outstanding shares of common stock of Innes Street Financial Corporation and its wholly owned subsidiary, Citizens Bank, Inc. As part of the acquisition, Innes Street Financial Corporation's stockholders received a cash payment of $18.50 per share for each share of Innes Street common stock issued and outstanding. The aggregate cash purchase price for the transaction was approximately $38 million. As part of the acquisition, Citizens Bank, Inc. was merged into Citizens South Bank (Gaston Federal Bank at the time of the acquisition). Because the acquisition occurred on December 31, 2001, the assets and liabilities of Innes Street Financial Corporation are included in our consolidated statements of condition at December 31, 2001. However, the results of operations of Innes Street Financial Corporation are not included in our consolidated financial statements for the year ended December 31, 2001 (they are included in our financial statements for the period beginning after completion of the acquisition). Beginning at page G-1 of this prospectus, we have presented consolidated financial statements for Innes Street Financial Corporation for the twelve months ended September 30, 2000 and 1999 and for the nine months ended June 30, 2001, as well as unaudited pro forma condensed combined statements of financial condition as of September 30, 2001 and statements of operations for the nine months ended September 30, 2001 and for the twelve months ended December 31, 2000. The unaudited pro forma condensed statements of operations give effect to the acquisition using the purchase method of accounting and assume that the acquisition occurred at the beginning of the respective periods presented.

     Innes Street Financial Corporation and its subsidiary served the Salisbury, North Carolina, area for 94 years by providing that community and the surrounding counties with general banking services. Citizens Bank operated three full-service branch offices in Salisbury, North Carolina, Statesville, North Carolina, and Rockwell, North Carolina. At the time of the acquisition, Innes Street Financial Corporation had total assets of $221.8 million, net loans of $170.5 million, total deposits of $175.4 million, and total liabilities of $183.8 million. The transaction was accounted for using the purchase method of accounting. Accordingly, intangible assets of $9.5 million were recognized in conjunction with the acquisition. These intangible assets include $6.6 million in goodwill, a $2.4 million core deposit premium, which is being amortized over a seven year period on an accelerated basis, and $425,000 in mortgage servicing rights, which is being amortized over the excepted life of the asset.

Business Strategy

     Our business strategy is to grow and enhance our profitability by (1) acquiring other financial institutions or branches as opportunities arise, (2) reducing reliance on net interest income by increasing fee income from our products and services, (3) improving net interest margin through a combination of reduced funding costs and improved loan pricing, (4) maintaining high asset quality, and (5) continuing to emphasize operating efficiencies and cost control.

     Acquiring other financial institutions or financial services companies. Significant consolidation has taken place within the financial institutions sector during the past two decades. Consolidation is expected to continue, especially in geographic areas such as North Carolina that continue to have an abundance of financial institutions. Upon completion of the conversion, our new corporate structure will enable us to be more competitive in pursuing acquisitions of other financial institutions, branches, or financial services companies. We currently have no specific plans, arrangements or understandings regarding any such acquisitions.

     Increasing fee income from products and services. Through our acquisition of Innes Street in December 2001, we substantially increased our commercial business lending. We hope to leverage these relationships by increasing fee income from products and services, particularly commercial checking account products, to these customers. In addition, by deploying a portion of the net proceeds from the offering into expanded loan originations, we expect to increase fee income from this source as well. Finally, we expect to continue to increase sales of fee-generating financial products by Citizens South Financial Services, Inc., doing business as Citizens South Investment Services, our service corporation.

     Improving net interest margin through reduced funding costs and improved loan pricing. As noted above, our acquisition of Innes Street has resulted in increased transaction accounts, such as commercial checking accounts, which generally result in reduced funding costs. In addition, we will seek to become the "lender of choice" for commercial borrowers in our market area, and increase the yield available from lending to these customers by competing aggressively in non-price areas, such as high quality service.


     Maintaining high asset quality. Although our loan portfolio includes loans (multi-family and commercial real estate mortgage loans, construction loans and commercial business loans) that are considered higher risk loans than one- to four-family mortgage loans, we have consistently maintained a high level of asset quality. As of March 31, 2002, we had $3.2 million of nonperforming assets (0.71% of total assets) and $1.5 million of nonperforming loans (0.459% of total loans). During the years ended December 31, 2001 and 2000, we charged off loans totaling $104,000 and $5,000, respectively.


     Continuing emphasis on operating efficiencies and cost control. Our ratio of noninterest expense to average total assets was 2.73% for the three months ended March 31, 2002 and 2.70% for the twelve months ended December 31, 2001. Excluding the amortization of intangible assets, our ratio of noninterest expense to average total assets was 2.42% for the three months ended March 31, 2002 and 2.70% for the twelve months ended December 31, 2001. We plan to continue to monitor and control costs, although we recognize that our business strategies will require greater investments in personnel, marketing, premises and equipment.

Competition

     We face significant competition both in making loans and in attracting deposits. The Charlotte-Gastonia-Rock Hill, North Carolina-South Carolina Metropolitan Statistical Area has a high density of financial institutions, many of which are branches of significantly larger institutions which have greater financial resources than Citizens South Banking Corporation, and all of which are our competitors to varying degrees. Our competition for loans comes principally from commercial banks, savings banks, savings and loan associations, mortgage banking companies, credit unions, insurance companies and other financial service companies. Our most direct competition for deposits has historically come from commercial banks, savings banks, savings and loan associations and credit unions. We face additional competition for deposits from non-depository competitors such as the mutual fund industry, securities and brokerage firms and insurance companies.


     Prior to our acquisition of Innes Street, all of our branches were located in Gaston County. As of June 30, 2001, we had deposits of $182.1 million in Gaston County. These deposits represented 10.5% of all bank and thrift deposits in Gaston County as of that date, making us the second largest financial institution out of 13 financial institutions in terms of deposits in that county. As of June 30, 2001, Citizens Bank had deposits of $52.8 million in Iredell County. These deposits represented 3.73% of all bank and thrift deposits in Iredell County as of that date, making Citizens Bank the 10th largest financial institution out of 12 financial institutions in terms of deposits in that county. As of June 30, 2001, Citizens Bank had deposits of $119.2 million in Rowan County. These deposits represented 10.55% of all bank and thrift deposits in Rowan County as of that date, making Citizens Bank the 4th largest financial institution out of 11 financial institutions in terms of deposits in that county.


Market Area

     Our corporate headquarters and five branch offices are located in Gaston County, North Carolina, which is located in the I-85 corridor, approximately 20 miles west of the regional banking center of Charlotte, North Carolina. Gaston County has a population of approximately 200,000. From 1990 to 2001, Gaston County's annual population growth rate of 0.9% matched the overall population growth rate in the United States. Gaston County's economy is based on manufacturing, textiles, apparel, fabricated metals, machinery, chemicals, and automotive transportation equipment, and Gaston County has developed a strong base in service industries, especially construction and retail trade. Among the largest employers in Gaston County are Freightliner, Firestone, Parkdale Mills, Pharr Yarns, Dana Corporation, Gaston Memorial Hospital and Gaston College.

     We also operate two branch offices in Rowan County, North Carolina, and one branch office in Iredell County, North Carolina. These offices are located approximately 60 miles northeast of the corporate headquarters. Rowan County has a population of approximately 130,000 and Iredell County has a population of approximately 123,000. From 1990 to 2001, Iredell County and Rowan County experienced annual population growth of 2.9% and 1.6%, respectively. This exceeded the overall population growth rate in the United States during that same period. Among the largest employers in Rowan County are Food Lion, Freightliner, KoSa, the Rowan/Salisbury Schools, Heafner VA Medical Center, and Rowan Regional Medical Center. Among the largest employers in Iredell County are ASMO North Carolina (electric motors), Lowe's Regional Distribution Center, Dana Spicer Off-Highway Products (axles and gears), the Iredell-Statesville Schools, Iredell Memorial Hospital, and Davis Regional Medical Center.

     From 1990 to 2001, median household income grew annually in Gaston County, Iredell County and Rowan County by 2.3%, 3.0% and 2.5%, respectively. During that same period, median household income grew by 3.3% in both the State of North Carolina and in the United States. In April 2002, unemployment rates for Gaston County, Iredell County and Rowan County equaled 7.5%, 6.4% and 5.6%, respectively. As of the same date, the unemployment rate for the State of North Carolina was 6.5%, and the overall unemployment rate for the United States was 5.7%.

     We consider our primary market area to be the North Carolina Counties of Gaston, Rowan, Iredell, Mecklenburg, Cabarrus, Lincoln, and Cleveland, and the South Carolina County of York.

Future Acquisitions and Expansion Activity

     Both nationally and in North Carolina, the banking industry is undergoing a period of consolidation marked by numerous mergers and acquisitions. Although we do not have a formal program to acquire other financial institutions, we may from time to time be presented with opportunities to acquire institutions or bank branches that could expand and strengthen our market position. If such an opportunity arises, we may from time to time engage in discussions or negotiations and we may conduct a business investigation of a target institution. Acquisitions typically involve the payment of a premium over book and market values and, therefore, some dilution of our book value and net income per share may occur in connection with a future acquisition.

Lending Activities


     General. At March 31, 2002, our net loans receivable totaled $323.5 million, or 72.6% of total assets at that date. In the past, we concentrated our lending activities on conventional first mortgage loans secured by one- to four-family properties. Currently, in addition to these loans, we emphasize residential construction loans, commercial real estate loans, commercial business loans and consumer loans. Approximately 85% of our loan portfolio is secured by real estate, either as primary or secondary collateral, located in our primary market area.

     Loan Portfolio Analysis. The following table sets forth the composition of Citizens South Bank's loan portfolio at the dates indicated. We had no concentration of loans exceeding 10% of total gross loans other than as disclosed below.

                                           March 31,                               December 31,
                            ---------------------------------------   ---------------------------------------
                                   2002                  2001                 2001                2000
                            ------------------   ------------------   ------------------   ------------------
                             Amount    Percent    Amount    Percent    Amount    Percent    Amount    Percent
                            --------   -------   --------   -------   --------   -------   --------   -------
                                                         (Dollars In Thousands)
Real estate loans:
   One- to four-family
      residential........   $187,086    56.30%   $101,914    59.76%   $196,572    57.33%   $109,907    66.43%
   Multi-family
      residential........      9,016     2.71       1,755     1.03       8,696     2.54       2,003     1.21
   Construction..........     15,468     4.66       9,891     5.80      16,525     4.82       9,597     5.80
   Nonresidential........     23,921     7.20       4,989     2.92      28,543     8.33       6,190     3.74
                            --------   ------    --------   ------    --------   ------    --------   ------
      Total real
         estate loans....    235,491    70.87     118,549    69.51     250,336    73.02     127,697    77.19
                                                            ------

   Commercial business
      loans..............     31,198     9.39      30,937    18.14      27,622     8.06      19,569    11.83

   Consumer loans:
   Home equity lines
      of credit..........     47,123    14.18      16,896     9.91      46,941    13.69      15,671     9.47
   Other.................     18,470     5.56       4,164     2.44      17,942     5.23       2,512     1.52
                            --------   ------    --------   ------    --------   ------    --------   ------
      Total consumer
         loans...........     65,593    19.74      21,060    12.35      64,883    18.92      18,183    10.99
                            --------   ------    --------   ------    --------   ------    --------   ------

Total loans..............    332,282   100.00%    170,546   100.00%    342,841   100.00%    165,449   100.00%
                                       ======               ======               ======               ======

Less:
   Loans in process......      5,649                3,959                5,306                4,758
   Deferred loan fees,
      net................         83                  292                   78                  305
   Allowance for loan
      losses.............      3,022                1,522                3,136                1,566
                            --------             --------             --------             --------
Total loans, net.........   $323,528             $164,773             $334,321             $158,820
                            ========             ========             ========             ========

                                                              September 30,
                            ---------------------------------------------------------------------------------
                                   2000                1999                  1998                 1997
                            ------------------   ------------------   ------------------   ------------------
                             Amount    Percent    Amount    Percent    Amount    Percent    Amount    Percent
                            --------   -------   --------   -------   --------   -------   --------   -------
                                                             (Dollors in Thousands)
Real estate loans:
   One- to four-family
      residential........   $129,031    70.36%   $129,332    73.42%   $105,526    73.50%   $106,422    76.50%
   Multi-family
      residential........      2,046     1.12       2,414     1.37       3,771     2.63       6,514     4.68
   Construction..........      6,939     3.78       8,513     4.83      10,573     7.36       5,869     4.22
   Nonresidential........      6,469     3.53       7,266     4.13       8,076     5.63       7,318     5.26
                            --------   ------    --------   ------    --------   ------    --------   ------
      Total real
         estate loans....    144,485    78.78     147,525    83.75     127,946    89.12     126,123    90.66

   Commercial business
      loans..............     21,716    11.85      17,019     9.67       6,629     4.62       5,558     4.00

   Consumer loans:
   Home equity lines
      of credit..........     14,197     7.74       8,867     5.03       6,764     4.71       5,651     4.07
   Other.................      2,971     1.62       2,732     1.55       2,225     1.55       1,779     1.27
                            --------   ------    --------   ------    --------   ------    --------   ------
      Total consumer
         loans...........     17,168     9.36      11,599     6.58       8,989     6.26       7,430     5.34
                            --------   ------    --------   ------    --------   ------    --------   ------

Total loans..............    183,369   100.00%    176,143   100.00%    143,564   100.00%    139,111   100.00%
                                       ======               ======               ======               ======

Less:
   Loans in process......      4,544                6,205                5,152                2,990
   Deferred loan fees,
      net................        325                  385                  501                  520
   Allowance for loan
      losses.............      1,537                1,509                1,411                1,110
                            --------             --------             --------             --------
Total loans, net.........   $176,963             $168,044             $136,500             $134,491
                            ========             ========             ========             ========

     One-to Four-Family Real Estate Lending. At March 31, 2002, our one- to four-family residential loan portfolio totaled $187.1 million, or 56.3% of our total loan portfolio. These loans are typically originated under terms, conditions and documentation that permit them to be sold to U.S. Government-sponsored agencies such as Freddie Mac. These loans customarily include "due on sale" clauses, which give us the right to declare a loan immediately due and payable in the event the borrower sells or otherwise disposes of the real property subject to the mortgage and the loan is not paid. Our one- to four-family mortgage loans generally have maturities ranging from ten to thirty years and are fully amortizing with monthly or bi-weekly payments sufficient to repay the total amount of the loan with interest by the end of the loan term. We require title insurance insuring the status of our lien or an acceptable attorney's opinion on all first mortgage loans where real estate is the primary source of security. We also require that fire and casualty insurance (and, if appropriate, flood insurance) be maintained in an amount at least equal to the outstanding loan balance. Pursuant to underwriting guidelines adopted by our Board of Directors, we can lend up to 95% of the appraised value of the property securing a one- to four-family residential loan. For loans that have a loan-to-value (LTV) ratio of more than 80%, we require private mortgage insurance for between 20% and 30% of the amount of the loan. We do not require private mortgage insurance for loans that have a LTV ratio of 80% or less.

     We offer both fixed and adjustable rate mortgage loans at competitive rates and terms. Our adjustable-rate mortgage (ARM) loans typically provide for an interest rate which adjusts every year after an initial term of three or five years based on the one year Treasury constant maturity index and are typically based on a 30-year amortization schedule. Our current ARM loans do not provide for negative amortization. Our ARM loans generally provide for annual and lifetime interest rate adjustment limits of 2% and 5%, respectively. The retention of ARM loans in our loan portfolio helps reduce our exposure to changes in interest rates. There are, however, unquantifiable credit risks resulting from the potential of increased costs due to changed rates to be paid by the customer. It is possible that during periods of rising interest rates the risk of default on ARM loans may increase as a result of repricing and the increased payments required by the borrower. In addition, although ARM loans allow us to increase the sensitivity of our asset base to changes in the interest rates, the extent of this interest sensitivity is limited by the annual and lifetime interest rate adjustment limits. Because of these considerations, we have no assurance that yields on ARM loans will be sufficient to offset increases in our cost of funds. We believe these risks, which have not had a material adverse effect on us to date, generally are less than the risks associated with holding fixed-rate loans in portfolio during a rising interest rate environment.


         In 1999, we began originating, funding and closing substantially all fixed-rate mortgages as a broker for independent third parties to investors on a servicing released basis. These third parties typically are large commercial banks that have a broad array of mortgage products that we did not previously offer. This process allows us to provide more competitive mortgage products to our market area, including 15- and 30-year fixed-rate loans and long-term fixed-rate Federal Housing Administration (FHA) and Veterans Administration (VA) products. We also benefit by being able to immediately record fee income we earn on these loans during the period in which the loan is closed, and we are better able to manage our interest rate risk because we are not retaining long-term, fixed-rate loans that are being originated in the current low interest rate environment.


         In the past, we have sold a portion of our fixed rate, one- to four-family residential mortgage loans in order to reduce our level of interest rate risk. These loans were typically sold on a servicing-released basis and generally did not have any provisions for recourse after 90 days from the date of the sale. During the fiscal year ended December 31, 2000, we sold $18.2 million in loans, with servicing released, at a loss of $873,000. During the year ended September 30, 2000, we contracted with an outside third party to review and identify loans held by us that had a high degree of interest rate risk. The $18.2 million of loanS sold were primarily long-term, fixed-rate mortgage loans that, following the review by the outside third party, were designated as available for sale and then sold in the secondary market. This process generally took 60 days to complete and, as a result, there were no outstanding loans held as available for sale at September 30, 2000. These loans were primarily long-term fixed-rate mortgage loans that were sold in order to reduce our exposure to rising interest rates.We sold $1.3 million in loans during the first quarter of 2002 that were originated under Citizens Bank's loan procedures prior to our acquiring Citizens Bank on December 31, 2001. We closed these loans in our name and immediately sold them to a third party. All of our existing loans are originated under our own procedures. We did not sell any loans during the 2001 fiscal year. We currently have no plans or commitments to sell any other loans at this time.


     Multifamily Residential Real Estate Lending. At March 31, 2002, our multifamily residential real estate (more than four units) loan portfolio totaled $9.0 million, or 2.7% of our total loan portfolio. The majority of our multifamily residential real estate loans are secured by apartment buildings located in our primary market area. The interest rates for our multifamily residential real estate loans generally have interest rates that adjust at either one-, three-, or five-year intervals, based on the constant maturity Treasury index, with annual and lifetime interest rate adjustment limits of 2% and 5%, respectively, or adjust based on our prime rate, and are originated to amortize in a maximum of 20 years. We require appraisals of all properties securing multifamily residential real estate loans. Appraisals are performed by State-licensed or certified independent appraisers designated by us, all of whom are reviewed by management. We consider the quality and location of the real estate, the credit of the borrower, the cash flow of the project and the quality of management involved with the property. LTV ratios on our multifamily residential real estate loans are generally limited to 80%. As part of the criteria for underwriting multifamily residential real estate loans, we generally require a debt coverage ratio (the ratio of net cash from operations before payment of debt service to debt service) of not less than 1.25. We generally obtain personal guarantees from the principals of our corporate borrowers on multifamily residential real estate loans.

     Multifamily residential real estate lending affords us an opportunity to receive interest at rates higher than those generally available from one- to four-family residential lending. However, loans secured by such properties usually have higher balances and are more difficult to evaluate and monitor and, therefore, involve a greater degree of risk than one- to four-family residential mortgage loans. If the estimate of value proves to be inaccurate, in the event of default and foreclosure we may be confronted with a property that has insufficient value to assure full repayment. Because payments on such loans are often dependent on the successful operation and management of the properties, repayment of such loans may be affected by adverse conditions in the real estate market or the economy. We seek to minimize these risks by limiting the maximum LTV ratio and strictly scrutinizing the financial condition of the borrower, the quality of the collateral and the management of the property securing the loan.

     Construction Lending. At March 31, 2002, total construction loans amounted to $15.5 million, or 4.7% of our total loan portfolio. We generally originate residential construction-permanent loans to individuals who have a contract with a builder for the construction of their residence and speculative construction loans to local builders for purposes of building one- to four-family residential properties. Prior to making a commitment to fund a construction loan, we require an appraisal of the property by an independent state-licensed and qualified appraiser approved by the Board of Directors. Our staff, or an independent appraiser retained by us, reviews and inspects each project prior to disbursement of funds during the term of the construction loan. Loan proceeds are disbursed after inspection of the project based on a percentage of completion. Monthly payment of accrued interest is required during the construction period.

     Our construction-permanent loans are typically made in connection with the granting of the permanent financing on the property. These loans convert to a fully amortizing three or five year adjustable- or fixed-rate loan at the end of the 12-month construction term. If the construction is not complete after 12 months, we will generally modify the loan so that the term is for a period necessary to complete construction. These loans are generally originated pursuant to the same policies regarding loan-to-value ratios and credit quality as are used in connection with loans secured by existing one- to four-family residential real estate.

     Our speculative construction loans are typically granted to local builders with an established relationship with us. These loans are typically for a term of 12 months at an interest rate tied to our prime lending rate. If the property is not sold at the end of the 12-month term, we will generally extend the loan for a reasonable period necessary to sell the property. These loans are underwritten based on the financial strength of the builder. We generally obtain a personal guarantee from the builder. In order to reduce our exposure, builders are typically limited in the number of outstanding unsold properties they may have with us at any one time.

     Construction lending affords us the opportunity to charge higher interest rates relative to permanent residential lending. However, construction lending is generally considered to involve a higher degree of risk than permanent residential lending because of the inherent difficulty in estimating a property's value at the completion of the construction. The nature of these loans is such that they are generally more difficult to evaluate and monitor. If the estimate of construction cost proves to be inaccurate, we may be required to advance funds beyond the amount originally committed to permit completion of the project. If the estimate of value upon completion proves to be inaccurate, we may be confronted at or prior to the maturity of the loan with a property that has insufficient value to collateralize the loan. Projects may also be jeopardized by disagreements between borrowers and builders and by the failure of builders to pay subcontractors. We have attempted to minimize the foregoing risks by, among other things, limiting our construction lending primarily to residential properties located within our market area, requiring lien waivers from contractors prior to making disbursements, and holding back a portion of the loan proceeds until construction is complete.

     Nonresidential Real Estate Lending. At March 31, 2002, our nonresidential real estate loans totaled $23.9 million, or 7.2% of our total loan portfolio. We originate mortgage loans for the acquisition and refinancing of nonresidential real estate properties and land. Our nonresidential real estate properties are secured by office buildings, churches, retail shops, and land which are generally located in our primary market area. These loans generally have interest rates that adjust at either one-, three-, or five-year intervals, based on the constant maturity Treasury index, with annual and lifetime interest rate adjustment limits of 2% and 5%, respectively, adjust based on our prime rate, and are originated to amortize in a maximum of 20 years or are for a fixed rate for a period of generally five years with a maximum amortization of 20 years. We require appraisals of all properties securing nonresidential real estate loans. Appraisals are performed by State-certified independent appraisers designated by us, all of whom are reviewed by management. We consider the quality and location of the real estate, the credit of the borrower, the cash flow of the project and the quality of management involved with the property. Loan-to-value ratios on our nonresidential real estate loans are generally limited to 80% of the appraised value of the secured property. As part of the criteria for underwriting nonresidential real estate loans, we generally require a debt coverage ratio (the ratio of net cash from operations before payment of debt service to debt service) of not less than

1.25. It is also our policy to obtain personal guarantees from the principals of our corporate borrowers on our commercial real estate loans.

     This type of lending affords us an opportunity to receive interest at rates higher than those generally available from one- to four-family residential lending. However, loans secured by such properties usually have higher balances and are more difficult to evaluate and monitor and, therefore, involve a greater degree of risk than residential mortgage loans. If the estimate of value proves to be inaccurate, in the event of default and foreclosure we may be confronted with a property the value of which is insufficient to assure full repayment. Because payments on such loans are often dependent on the successful development, operation and management of the properties, repayment of such loans may be affected by adverse conditions in the real estate market or the economy. We seek to minimize these risks by limiting the maximum LTV ratio and strictly scrutinizing the financial condition of the borrower, the quality of the collateral and the management of the property securing the loan. We also obtain loan guarantees from financially capable parties based on a review of personal financial statements.

     Commercial Business Loans. At March 31, 2002, we had $31.2 million of commercial business loans, representing 9.4% of the total loan portfolio. We originate commercial business loans to customers who are generally well known to us and are located in our primary market area. Commercial business loans may be either unsecured or secured by collateral other than real estate, such as vehicles, equipment, stock, etc. The decision to grant a commercial business loan depends primarily on the creditworthiness and cash flow of the borrower and any guarantors. The interest rates for our commercial business loans generally adjust based on our prime rate, or are fixed at the time of closing for a term of generally five to seven years. We generally require annual financial statements from our corporate borrowers and personal guarantees from the corporate principals. We also generally require an estimate of value for any collateral that secures the loan. Unsecured commercial business loans totaled $3.4 million as of March 31, 2002.

     Commercial business lending generally involves greater risk than residential mortgage lending and involves risks that are different from those associated with residential and commercial real estate lending. Commercial business loans are often unsecured or secured by equipment or other business assets. The liquidation of collateral in the event of a borrower default is often an insufficient source of repayment because equipment and other business assets may be obsolete or of limited use. Accordingly, the repayment of a commercial business loan depends primarily on the creditworthiness of the borrower and any guarantors, while liquidation of collateral is a secondary and often insufficient source of repayment


     Home Equity Lines of Credit. At March 31, 2002, our home equity line of credit portfolio totaled $47.1 million, or 14.2% of the total loan portfolio. Our home equity lines of credit (HELOCs) are secured by a first or second mortgage on residential property, have variable interest rates that are tied to The Wall Street Journal prime lending rate (the "prime rate") and may adjust monthly, and generally mature in 15 years. The maximum LTV ratio on these loans is typically 90%, including the outstanding balance of any superior liens. Unused commitments to extend credit under these HELOCs totaled $42.6 million as of March 31, 2002.


     HELOCs originated by us are typically secured by properties located in our normal lending area or to customers who have a relationship with us. These loans are generally underwritten to the same credit standards used when underwriting first mortgage loans. We also generally require title insurance and an independent estimate of value. HELOCs obtained from the acquisition of Innes Street were generally originated using a third party Internet loan provider. These loans, which are secured by properties located in North Carolina, Georgia, and Virginia, were underwritten based on the applicant's credit history and the value of the collateral. Our lien position on these loans is covered by either a title insurance policy or signed affidavit from the borrower verifying our lien position.

     Other Consumer Lending. At March 31, 2002, other consumer loans amounted to $18.5 million, or 5.6% of the total loan portfolio. We originate a variety of consumer loans including second mortgage loans, loans secured by savings accounts, automobiles, recreational vehicles, and unsecured personal loans. The largest component of other consumer loans is second mortgage loans. Most of these loans were second mortgage loans obtained from the acquisition of Innes Street and were generally originated using a third party internet loan provider. These loans, which are secured by properties located in North Carolina, Georgia, and Virginia, were underwritten based on the applicant's credit history and the value of the collateral. These loans typically have a fixed rate of interest and generally mature in 15 years. The maximum LTV ratio is 90%, including the outstanding balance of any superior liens. Our lien position on these loans is covered by either a title insurance policy or a signed affidavit from the borrower verifying our lien position.

     Most of our other consumer loans are made to existing customers, although we actively promote consumer loans by promotions and advertising directed at existing and prospective customers. We view consumer lending as an important part of our business because consumer loans generally have shorter terms and higher yields, thus reducing exposure to changes in interest rates. In addition, we believe that offering consumer loans helps to expand and create stronger ties to our customer base. Subject to market conditions, we intend to continue emphasizing consumer lending. Consumer loans not secured by real estate are made with fixed interest rates and have terms that generally do not exceed five years.

     Consumer loans entail greater risk than residential mortgage loans, particularly in the case of consumer loans that are unsecured or secured by rapidly depreciating assets. In such cases, any repossessed collateral for a defaulted consumer loan may not provide an adequate source of repayment of the outstanding loan balance as a result of the greater likelihood of damage, loss or depreciation. The remaining deficiency often does not warrant further substantial collection efforts against the borrower beyond obtaining a deficiency judgment. In addition, consumer loan collections are dependent on the borrower's continuing financial stability, and are more likely to be adversely affected by job loss, divorce, illness or personal bankruptcy. Furthermore, the application of various federal and state laws, including federal and state bankruptcy and insolvency laws, may limit the amount that can be recovered on such loans. We employ strict underwriting procedures for consumer loans. These procedures include an assessment of the applicant's credit history and the ability to meet existing and proposed debt obligations. Although the applicant's creditworthiness is the primary consideration, the underwriting process also includes an evaluation of the proposed collateral for the loan. We underwrite and originate our consumer loans internally, which we believe limits our exposure to credit risks associated with loans underwritten or purchased from brokers and other external sources.

     Maturity of Loan Portfolio. The following table sets forth certain information at December 31, 2001 regarding the dollar amount of loans maturing in our portfolio based on their contractual terms to maturity, but does not include scheduled payments or potential prepayments. Demand loans, loans having no stated schedule of repayments and no stated maturity, and overdrafts are reported as becoming due within one year. Loan balances do not include undisbursed loan proceeds, unearned discounts, unearned income and allowance for loan losses.

                                         Real Estate Loans
                       -----------------------------------------------------
                         One- to
                          Four-         Multi-
                          Family        Family                       Non-
                       Residential   Residential   Construction   Residental   Commercial   Consumer    Total
                       -----------   -----------   ------------   ----------   ----------   --------   --------
Amounts Due:
Within 1 year.......     $  2,987       $   --        $10,666       $ 2,620      $ 7,385     $ 1,824   $ 25,482
                                                                                 -------     -------
Over 1 to 2 years...          947           --             --           807        5,852       1,715      9,321
                                                                                 -------     -------
Over 2 to 3 years...        1,217           --             --         1,163        1,534       1,103      5,017
                                                                                 -------     -------
Over 3 to 5 years...        6,469          110             --         3,879        1,939       3,593     15,990
                                                                                 -------     -------
Over 5 to 10
years...............       31,487        3,424             --         5,038        2,611       6,135     48,695
                                                                                 -------     -------
Over 10 to 20
years...............       73,116        5,162          3,102        14,895        8,301      43,067    147,643
                                                                                 -------     -------
Over 20 years.......       80,349           --          2,757           141           --       7,446     90,693
                         --------       ------        -------       -------      -------     -------   --------
Total amount due....     $196,572       $8,696        $16,525       $28,543      $27,622     $64,883   $342,841
                         ========       ======        =======       =======      =======     =======   ========

     The following table sets forth the dollar amount of all loans for which final payment is not due until after December 31, 2002. The table also shows the amount of loans which have fixed rates of interest and those which have adjustable rates of interest.


                                            Fixed
                                            Rates    Adjustable Rates     Total
                                          --------   ----------------   --------
                                                      (In Thousands)
Real Estate Loans:
   One- to four-family residential.....   $109,335       $ 84,250       $193,585
   Multifamily residential.............      5,750          2,946          8,696
   Construction........................      3,313          2,546          5,859
   Commercial real estate..............      9,821         16,102         25,924
                                          --------       --------       --------
Total real estate loans................    128,219        105,844        234,064
Commercial business loans............        3,365         16,372         20,237
Consumer loans.........................     19,619         43,439         63,058
                                          --------       --------       --------
   Total loans.........................   $151,203       $166,155       $317,359
                                          ========       ========       ========


     Scheduled contractual principal repayments of loans do not reflect the actual life of such assets. The average life of a loan is substantially less than its contractual terms because of prepayments. In addition, due-on-sale clauses on loans generally give us the right to declare loans immediately due and payable in the event, among other things, that the borrower sells the real property subject to the mortgage and the loan is not repaid. The average life of mortgage loans tends to increase, however, when current mortgage loan market rates are substantially higher than rates on existing mortgage loans and, conversely, decrease when rates on existing mortgage loans are substantially lower than current mortgage loan market rates. Furthermore, management believes that a significant number of our residential mortgage loans are outstanding for a period less than their contractual terms because of the transitory nature of many of the borrowers who reside in our primary market area.

     Loan Solicitation and Processing. Our lending activities are subject to the written, non-discriminatory, underwriting standards and loan origination procedures established by management and approved by our Board of Directors. Loan originations come from a number of sources. The customary sources of loan originations are real estate agents, home builders, walk-in customers, referrals and existing customers. Loan officers also call on local businesses soliciting commercial products. We advertise our loan products in various print media including the local newspapers. In our marketing, we emphasize our community ties, customized personal service and an efficient underwriting and approval process. We use professional fee appraisers for most residential real estate loans and construction loans and all commercial real estate and land loans. On new loan originations, we require hazard, title and, to the extent applicable, flood insurance on all security property.

     The Board of Directors must approve all loans of $1.0 million or more, or in any amount to borrowers with existing exposure to us of $1.0 million or more, or in any amount that when added to the borrower's existing exposure to us cause such total exposure to be $1.0 million or more. In addition, the Board of Directors must approve all unsecured loans of $400,000 or more. Loans of less than $1.0 million, or customers with exposure (including the proposed loan) of less than $1.0 million, or unsecured loans of less than $400,000, as applicable, may be approved individually or jointly by our lending officers within loan approval limits delegated by the Board of Directors. In addition, the Board of Directors has delegated "incremental" loan approval limits to certain lending officers which allows them to approve a new loan to an existing customer in an amount equal to, or less than, their incremental loan limit that would otherwise require approval by the Board of Directors or the additional approval of another lending officer. Any loan approved by a lending officer using their incremental loan limit must be ratified by the Board of Directors or approved by another lending officer, as applicable, after the loan has been made.

     Loan Originations, Sales and Purchases. The following table sets forth total loans originated and repaid during the periods indicated.

                                                                        At and For the Twelve Months Ended
                                             For the Three Months   -----------------------------------------
                                                Ended March 31,         December 31,         September 30,
                                             --------------------   -------------------   -------------------
                                               2002       2001        2001       2000       2000       1999
                                             --------   --------    --------   --------   --------   --------
                                                                      (In Thousands)
Total loans  receivable  at beginning of
   period.................................   $334,321   $158,820    $158,820   $169,931   $176,143   $143,564
Total loan originations:
   One- to four-family residential........      2,279        132       1,419      3,700      4,951     17,427
   Construction...........................      3,127      2,537       8,849      3,800      2,716      8,552
   Commercial real estate.................      2,750      2,707       6,146         --         --         --
   Multifamily............................        500         35          --         --         --        150
   Commercial business....................      2,651      8,923      29,938     26,289     26,268     22,801
   Consumer...............................     11,374      4,867      22,119     19,485     18,083      4,433
                                             --------   --------    --------   --------   --------   --------
Total loans originated....................     22,681     19,201      68,471     53,274     52,018     53,363
Loans purchased...........................         --         --     170,527         --         20     38,262
Loans sold................................     (1,311)        --          --    (18,169)      (215)   (13,136)
Principal repayments......................    (32,163)   (13,248)    (63,497)   (46,216)   (44,597)   (45,910)
                                             --------   --------    --------   --------   --------   --------
Net loan activity.........................    (10,793)     5,953     175,501    (11,111)     7,226     32,579
                                             --------   --------    --------   --------   --------   --------
Total loans receivable at end of period...   $323,528   $164,773    $334,321   $158,820   $183,369   $176,143
                                             ========   ========    ========   ========   ========   ========

     Loan Commitments. We issue commitments for mortgage loans conditioned upon the occurrence of certain events. Such commitments are made in writing on specified terms and conditions and are honored for up to 60 days from approval, depending on the type of transaction. At March 31, 2002, we had loan commitments (excluding undisbursed portions of interim construction loans of $5.6 million) of $4.9 million and unused commercial lines of credit of $4.9 million and unused home equity lines of credit of $42.6 million.

     Loan Fees. In addition to interest earned on loans, we receive income from fees in connection with loan originations, loan modifications, late payments and for miscellaneous services related to its loans. Income from these activities varies from period to period depending upon the volume and type of loans made and competitive conditions. We charge loan origination fees which are generally calculated as a percentage of the amount borrowed.

In accordance with applicable accounting standards, loan origination fees and discount points in excess of loan origination costs are deferred and recognized over the contractual remaining lives of the related loans on a level yield basis. Discounts and premiums on loans purchased are accreted and amortized in the same manner. Fees collected on loans originated and sold to investors are recognized in the period in which the loan is sold. We recognized $47,000, $25,000, $106,000, $101,000, $108,000 and $232,000 of deferred loan fees during the three months ended March 31, 2002 and 2001 and during the fiscal years ended December 31, 2001, December 31, 2000, September 30, 2000, and September 30, 1999, respectively, in connection with loan refinancings, payoffs, sales and ongoing amortization of outstanding loans.


     Nonperforming Assets and Delinquencies. When a borrower fails to make a required payment on a loan, we attempt to cure the deficiency by contacting the borrower and collecting the payment. Computer generated late notices are mailed 15 days after a payment is due. In most cases, deficiencies are cured promptly. If a delinquency continues, additional contact is made either through a notice, telephone call, or other means and we will attempt to work out a payment schedule and actively encourage delinquent borrowers to seek home ownership counseling. While we generally prefer to work with borrowers to resolve such problems, we will institute foreclosure or other proceedings, as necessary, to minimize any potential loss. Loans are placed on nonaccrual status generally if, in the opinion of management, principal or interest payments are not likely in accordance with the terms of the loan agreement, or when principal or interest is past due 90 days or more. Interest accrued but not collected at the date the loan is placed on nonaccrual status is reversed against income in the current period. Loans may be reinstated to accrual status when payments are under 90 days past due and, in the opinion of management, collection of the remaining past due balances can be reasonably expected. Our Board of Directors is informed monthly of the total number and amount of loans that are more than 30 days delinquent. Loans that are more than 90 days delinquent or in foreclosure are reviewed by the Board on an individual basis each month.

     The following table sets forth information with respect to our nonperforming assets at the dates indicated. As of such dates, we had no restructured loans within the meaning of SFAS No. 15.

                                             March 31,    December 31,             September 30,
                                             ---------   --------------   -------------------------------
                                               2002       2001     2000    2000    1999    1998     1997
                                             ---------   ------   -----   -----   -----   ------   ------
                                                                (Dollars in Thousands)
Loans accounted for on a nonaccrual basis:
Real estate loans:
   One- to four-family residential........    $  778     $  592   $ 236   $ 211   $  94   $  970   $  876
   Multifamily residential................       101         70      71      --      --      177      183
   Commercial real estate.................       293         --      --      --      --       91       --
Commercial business.......................       271        150      75      --      --       --       --
Consumer loans............................         9         24      97      46      --       --       --
                                              ------     ------   -----   -----   -----   ------   ------
Total nonaccrual loans....................     1,452        836     479     257      94    1,238    1,059
Total nonperforming loans.................     1,452        836     479     257      94    1,238    1,059
Real estate owned.........................     1,699      1,470      --      --     259      247      247
                                              ------     ------   -----   -----   -----   ------   ------
Total nonperforming assets................    $3,151     $2,306   $ 479   $ 257   $ 353   $1,485   $1,306
                                              ======     ======   =====   =====   =====   ======   ======
Nonaccrual loans and loans 90 days
      past due as a percentage of net
      loans...............................      0.45%      0.25%   0.30%   0.15%   0.06%    0.91%    0.79%
Nonaccrual loans and loans 90 days
      past due as a percentage of total
      assets..............................      0.33%      0.19%   0.19%   0.11%   0.04%    0.60%    0.61%
Total nonperforming assets as a
      percentage of total assets..........      0.71%      0.52%   0.19%   0.11%   0.15%    0.71%    0.75%


     Interest income that would have been recorded for the three months ended March 31, 2002 and for the twelve months ended December 31, 2001 had nonaccruing loans been current in accordance with their original terms amounted to $63,000 and $26,000, respectively. We did not include any interest income on such loans for such periods.


     Real Estate Acquired in Settlement of Loans. Real estate acquired by us as a result of foreclosure or by deed-in-lieu of foreclosure is classified as real estate acquired in settlement of loans until sold. Generally, foreclosed assets are held for sale and such assets are carried at fair value minus estimated cost to sell the property. After the date of acquisition, all costs incurred in maintaining the property are expensed and costs incurred for the improvement or development of such property are capitalized up to the extent of their net realizable value. At March 31, 2002, we had $1.7 million in real estate acquired in settlement of loans. The majority of this balance is comprised of one commercial office building with a net book value of $1.3 million. The property is currently available for sale and has been listed with an independent real estate sales agent.

     Restructured Loans. Under Generally Accepted Accounting Principles (GAAP), we are required to account for certain loan modifications or restructuring as a "troubled debt restructuring." In general, the modification or restructuring of a debt constitutes a troubled debt restructuring if we, for economic or legal reasons related to the borrower's financial difficulties, grant a concession to the borrowers that we would not otherwise consider. Debt restructurings or loan modifications for a borrower do not necessarily always constitute troubled debt restructurings, however, and troubled debt restructurings do not necessarily result in nonaccrual loans. We had no restructured loans as of March 31, 2002.


     Asset Classification. The OTS has adopted various regulations regarding problem assets of financial institutions. The regulations require that each insured institution review and classify its assets on a regular basis. In addition, in connection with examinations of insured institutions, OTS examiners have authority to identify problem assets and, if appropriate, require them to be classified. There are three classifications for problem assets: substandard, doubtful and loss. Substandard assets have one or more defined weaknesses and are characterized by the distinct possibility that the insured institution will sustain some loss if the deficiencies are not corrected. Doubtful assets have the weaknesses of substandard assets with the additional characteristic that the weaknesses make collection or liquidation in full on the basis of currently existing facts, conditions and values questionable, and there is a high possibility of loss. An asset classified as loss is considered uncollectible and of such little value that continuance as an asset of the institution is not warranted. If an asset or portion thereof is classified as loss, the insured institution establishes specific allowances for loan losses for the full amount of the portion of the asset classified as loss. All or a portion of general loan loss allowances established to cover possible losses related to assets classified substandard or doubtful can be included in determining an institution's regulatory capital, while specific valuation allowances for loan losses generally do not qualify as regulatory capital. Assets that do not currently expose the insured institution to sufficient risk to warrant classification in one of the aforementioned categories but possess weaknesses are designated "special mention" and monitored by us. As of March 31, 2002, the aggregate amount of our assets classified as substandard was $6.4 million and no assets were classified as doubtful or as loss. Included in the substandard classification were $1.5 million in nonperforming loans, $3.2 million in performing loans, and $1.7 million in real estate owned. The $3.2 million of nonperforming loans were classified due to prior payment problems, bankruptcy, cash flow weakness, collateral deficiencies, or other weakness considered by management to warrant an substandard classification. The aggregate amount designated special mention was $754,000. The amount designated special mention generally represented loans that are performing, but have a slow payment history or other weakness considered by management to warrant a special mention designation. As of December 31, 2001, the aggregate amount of our assets classified as substandard was $4.5 million, and $150,000 was classified as doubtful. Included in the substandard classification were $836,000 in nonperforming loans, $3.7 million in performing loans, and $1.5 million in real estate owned. The $3.7 million of nonperforming loans were classified due to prior payment problems, bankruptcy, cash flow weakness, collateral deficiencies, or other weakness considered by management to warrant an substandard classification. The $150,000 classified as doubtful represents two nonperforming commercial loans to one commercial borrower that has experienced cash flow problems. There were no assets classified as loss. The aggregate amount designated special mention was $2.9 million. The amount designated as special mention generally represented loans that are performing, but have a slow payment history or other weakness considered by management to warrant a special mention designation.

     Allowance for Loan Losses. We have established a systematic methodology for the determination of provisions for loan losses. The methodology is set forth in a formal policy and considers all loans in the portfolio. Specific allowances are established for certain individual loans that management considers to be impaired. The remainder of the portfolio is segmented into groups of loans with similar risk characteristics for evaluation and analysis. In originating loans, we recognize that losses will be experienced and that the risk of loss will vary with, among other things, the type of loan being made, the creditworthiness of the borrower over the term of the loan, general economic conditions, and in the case of a secured loan, the quality of the security of the loan. We increase our allowance for loan losses by charging provisions for loan losses against our income. Management's periodic evaluation of the adequacy of the allowance is consistently applied and is based on our past loan loss experience, particular risks inherent in the different kinds of lending that we engage in, adverse situations that may affect the borrower's ability to repay, the estimated value of any underlying collateral, current economic conditions, and other relevant internal and external factors that affect loan collectibility. Generally, a provision for loan losses is charged against income monthly to maintain the allowance for loan losses.


     At March 31, 2002, we had an allowance for loan losses of $3.0 million. Management believes that this amount meets the requirement for losses on loans that management considers to be impaired, for known losses and for risks inherent in the remaining loan portfolios. Although management believes that it uses the best information available to make such determinations, future adjustments to the allowance for loan losses may be necessary and results of operations could be significantly adversely affected if circumstances differ substantially from the assumptions used in making the determinations.

     The following table sets forth an analysis of our allowance for loan losses.

                                                                                At or For the Twelve Months Ended
                                        At or For the Three     ----------------------------------------------------------------
                                       Months Ended March 31,       December 31,                     September 30,
                                       ----------------------   -------------------   ------------------------------------------
                                          2002       2001         2001       2000       2000        1999       1998       1997
                                        --------   --------     --------   --------   --------   ---------   --------   --------
                                                                                     (Dollars in Thousands)
Total loans outstanding.............    $332,282   $170,546     $342,841   $165,449   $183,369   $ 176,143   $143,564   $139,111
                                        ========   ========     ========   ========   ========   =========   ========   ========
Average loans outstanding...........    $330,236   $164,368     $166,574   $174,610   $174,176   $ 160,443   $141,322   $137,149
                                        ========   ========     ========   ========   ========   =========   ========   ========

Allowance at beginning of period....    $  3,136   $  1,566     $  1,566   $  1,517   $  1,509   $   1,411   $  1,110   $    830
Allowance acquired in acquisition...          --         --        1,553         --         --          --         --         --
Provision...........................          65         30          120         52         30         105        300        293
Recoveries..........................          --          1            1          1          1           1          5         --
Charge-offs:
Commercial business loans...........        (150)        --           --         --         --          --         --         --
Consumer loans......................         (29)       (75)        (104)        (4)        (3)         (8)        (5)       (13)
                                        --------   --------     --------   --------   --------   ---------   --------   --------
Allowance at end of period..........    $  3,022   $  1,522     $  3,136   $  1,566   $  1,537   $   1,509   $  1,411   $  1,110
                                        ========   ========     ========   ========   ========   =========   ========   ========

Allowance for loan losses as a
   percentage of total loans
   outstanding......................        0.91%      0.89%        0.91%      0.95%      0.84%       0.86%      0.98%      0.80%
                                        ========   ========     ========   ========   ========   =========   ========   ========
Net loans charged off as a
   percentage of average loans
   outstanding......................        0.05%      0.05%        0.06%        --%        --%         --%        --%      0.01%
Ratio of allowance to
   nonperforming loans..............      208.13%    404.79%      375.12%    326.93%    598.05%   1,605.32%    113.97%    104.82%
                                        ========   ========     ========   ========   ========   =========   ========   ========

     The following table sets forth the breakdown of the allowance for loan losses by loan category at the dates indicated. Management believes that the allowance can be allocated by category only on an approximate basis. The allocation of the allowance to each category is not necessarily indicative of future losses and does not restrict the use of the allowance to absorb losses in any other category.


                                  March 31, 2002    December 31, 2001   December 31, 2000   September 30, 2000
                                -----------------   -----------------   -----------------   ------------------
                                          Percent             Percent             Percent             Percent
                                         of Loans            of Loans            of Loans            of Loans
                                            in                  in                  in                  in
                                           Each                Each                Each                Each
                                         Category            Category            Category            Category
                                         to Total            to Total            to Total            to Total
                                Amount     Loans    Amount     Loans    Amount     Loans    Amount     Loans
                                ------   --------   ------   --------   ------   --------   ------   ---------
                                                            (Dollars In Thousands)
Real estate loans:
   One- to four-family
      residential............   $  700     56.30%   $  800     57.33%   $  400     66.43%   $  400     70.36%
   Multifamily residential...       75      2.71       100      2.54        50      1.21        50      1.12
   Construction..............      150      4.66       150      4.82        55      5.80        50      3.78
   Nonresidential............      225      7.20       225      8.33        70      3.74        50      3.53
                                ------    ------    ------    ------    ------    ------    ------    ------
         Total real estate
            loans............    1,150     70.87     1,275     73.02       575     77.18       550     78.79
                                ------    ------    ------    ------    ------    ------    ------    ------

Commercial business loans....    1,254      9.39       744      8.06       500     11.83       500     11.85
Consumer loans...............      618     19.74     1,117     18.92       491     10.99       487      9.36
                                ------    ------    ------    ------    ------    ------    ------    ------
Total allowance for loan
   losses....................   $3,022    100.00%   $3,136    100.00%   $1,566    100.00%   $1,537    100.00%
                                ======    ======    ======    ======    ======    ======    ======    ======

                                September 30, 1999   September 30, 1998   September 30, 1997
                                ------------------   ------------------   ------------------
                                          Percent              Percent              Percent
                                         of Loans             of Loans             of Loans
                                            in                   in                   in
                                           Each                 Each                 Each
                                         Category             Category             Category
                                         to Total             to Total             to Total
                                Amount     Loans     Amount     Loans     Amount     Loans
                                ------   ---------   ------   ---------   ------   ---------
                                                  (Dollars In Thousands)
Real estate loans:
   One- to four-family
      residential............   $  700     73.42%    $  699     73.50%    $  643     76.50%
   Multifamily residential...       75      1.37         75      2.63        100      4.68
   Construction..............      100      4.83        125      7.36         55      4.22
   Nonresidential............      225      4.13        200      5.63        105      5.26
                                ------    ------     ------    ------     ------    ------
         Total real estate
            loans............    1,100     87.75      1,099     89.12        903     90.66
                                ------    ------     ------    ------     ------    ------

Commercial business loans....      273      9.67        104      4.62        100      4.00
Consumer loans...............      136      6.58        208      6.26        107      5.34
                                ------    ------     ------    ------     ------    ------
Total allowance for loan
   losses....................   $1,509    100.00%    $1,411    100.00%    $1,110    100.00%
                                ======    ======     ======    ======     ======    ======

Investment Activities

     We purchase investment securities with excess liquidity that arises when investable funds exceed loan demand. Our investment policies generally limit investments to U.S. Government and agency securities, municipal bonds, certificates of deposit, investment grade corporate debt obligations, mortgage-backed securities and certain types of mutual funds. Our investment policy does not permit engaging directly in hedging activities or purchasing high-risk mortgage derivative products or non-investment grade corporate bonds. Investments are made based on certain considerations, which include the interest rate, yield, settlement date and maturity of the investment, our liquidity position, and anticipated cash needs and sources (which in turn include outstanding commitments, upcoming maturities, estimated deposits and anticipated loan amortization and repayments). The effect that the proposed investment would have on our credit and interest rate risk and risk-based capital is also considered.

     The following table sets forth the amortized cost and fair value of our investment and mortgage-backed securities, at the dates indicated.

                                            March 31, 2002                      December 31, 2001
                                  -----------------------------------   -----------------------------------
                                                  Net                                   Net
                                              Unrealized                            Unrealized
                                  Amortized      Gain                   Amortized      Gain
                                     Cost       (Loss)     Fair Value      Cost       (Loss)     Fair Value
                                  ---------   ----------   ----------   ---------   ----------   ----------
                                                           (Dollars In Thousands)
Investment Securities:
   U.S. Government and
      agency securities held
      to maturity .............    $    --      $   --      $    --           --      $   --       $    --
   U.S. Government and
      agency securities
      available for sale ......     10,854         224       11,078       11,902         202        12,104
   Municipal bonds held to
      maturity ................         --          --           --           --          --            --
   Municipal bonds available
      for sale ................      6,202         (16)       6,186        6,205         (93)        6,112
   Corporate bonds available
      for sale ................      2,012          51        2,063        4,020         141         4,161
                                   -------      ------      -------      -------      ------       -------
Total investment securities ...    $19,068      $  259      $19,327      $22,127      $  250       $22,377
                                   =======      ======      =======      =======      ======       =======

Mortgage-backed securities:
   FHLMC held to maturity .....         --          --           --      $    --      $   --       $    --
   FNMA held to maturity ......         --          --           --           --          --            --
   GNMA held to maturity ......         --          --           --           --          --            --
   FHLMC available for sale ...      7,592         (36)       7,556        8,736          36         8,772
   FNMA available for sale ....      3,735          --        3,735        3,368          42         3,410
   GNMA available for sale ....      9,734           3        9,737       11,042          97        11,139
   SBA available for sale .....      1,998         (19)       1,979        2,103         (19)        2,084
                                   -------      ------      -------      -------      ------       -------
Total mortgage-backed
   securities .................    $23,059      $  (52)     $23,007      $25,249      $  156        25,405
                                   =======      ======      =======      =======      ======       =======

Other Investments available
   for sale:
   FHLMC common stock .........         19       1,198        1,217           19       1,259         1,278
   Other equity securities ....      2,335         (20)       2,315        2,248          43         2,291
                                   -------      ------      -------      -------      ------       -------

Total other investments .......    $ 2,354      $1,178      $ 3,532      $ 2,267      $1,302       $ 3,569
                                   =======      ======      =======      =======      ======       =======

                                           December 31, 2000
                                  -----------------------------------
                                                  Net
                                              Unrealized
                                  Amortized      Gain
                                     Cost       (Loss)     Fair Value
                                  ---------   ----------   ----------
                                        (Dollars In Thousands)
Investment Securities:
   U.S. Government and
      agency securities held
      to maturity .............    $    --      $   --       $    --
   U.S. Government and
      agency securities
      available for sale ......     22,204         (92)       22,112
   Municipal bonds held to
      maturity ................         --          --            --
   Municipal bonds available
      for sale ................      6,216        (179)        6,037
   Corporate bonds available
      for sale ................      3,002          37         3,039
                                   -------      ------       -------
Total investment securities ...    $31,422      $ (234)      $31,188
                                   =======      ======       =======

Mortgage-backed securities:
   FHLMC held to maturity .....    $    --      $   --       $    --
   FNMA held to maturity ......         --          --            --
   GNMA held to maturity ......         --          --            --
   FHLMC available for sale ...      5,241         (44)        5,197
   FNMA available for sale ....      2,829         (37)        2,792
   GNMA available for sale ....     11,230         (67)       11,163
   SBA available for sale .....      3,905        (102)        3,803
                                   -------      ------       -------
Total mortgage-backed
   securities .................    $23,205      $ (250)      $22,955
                                   =======      ======       =======

Other Investments available
   for sale:
   FHLMC common stock .........         19       1,303         1,322
   Other equity securities ....        243          69           312
                                   -------      ------       -------

Total other investments .......    $   262      $1,372       $ 1,634
                                   =======      ======       =======

                                                   September 30, 2000                     September 30, 1999
                                           -----------------------------------   -----------------------------------
                                                          Net                                   Net
                                                       Unrealized                            Unrealized
                                           Amortized      Gain                   Amortized     Gain
                                             Cost        (Loss)     Fair Value     Cost        (Loss)     Fair Value
                                           ---------   ----------   ----------   ---------   ----------   ----------
                                                                    (Dollars In Thousands)
Investment Securities:
   U.S. Government and agency securities
      held to maturity .................    $12,499      $ (577)     $11,922      $12,498      $ (497)      $12,001
   U.S. Government and agency securities
      available for sale ...............     13,274        (113)      13,161        9,256         (97)        9,159
   Municipal bonds held to maturity ....        365          (2)         363          367          --           367
   Municipal bonds available for sale ..      5,854        (300)       5,554        5,737        (373)        5,364
   Corporate bonds available for sale ..         --          --           --           --          --            --
                                            -------      ------      -------      -------      ------       -------
Total investment securities ............    $31,992      $ (992)     $31,000      $27,858      $ (967)      $26,891
                                            =======      ======      =======      =======      ======       =======

Mortgage-backed securities:
   FHLMC held to maturity ..............    $ 1,146      $  (18)     $ 1,128      $ 1,646      $  (13)      $ 1,633
   FNMA held to maturity ...............        971         (11)         960        1,416         (15)        1,401
   GNMA held to maturity ...............        640           6          646          764           6           770
   FHLMC available for sale ............
   FNMA available for sale .............      6,278        (159)       6,119        2,485         (72)        2,413
   GNMA available for sale .............      7,114        (237)       6,877        8,015        (233)        7,782
   SBA available for sale ..............      4,119        (101)       4,018        6,043         (71)        5,972
                                            -------      ------      -------      -------      ------       -------
Total mortgage-backed securities .......    $20,268      $ (520)     $19,748      $20,369      $ (398)      $19,971
                                            =======      ======      =======      =======      ======       =======

Other Investments available for sale:
   FHLMC common stock ..................    $    19      $1,019      $ 1,038      $    25      $1,136       $ 1,161
   Other equity securities .............        243          69          312           93          --            93
                                            -------      ------      -------      -------      ------       -------

Total other investments ................    $   262      $1,088      $ 1,350      $   118      $1,136       $ 1,254
                                            =======      ======      =======      =======      ======       =======

     The following table sets forth information regarding the scheduled maturities, carrying values, approximate fair values, and weighted average yields for our investment securities portfolio at March 31, 2002, by contractual maturity. The following table does not take into consideration the effects of scheduled repayments or the effects of possible prepayments.

                                                                     March 31, 2002
                                    -------------------------------------------------------------------------------
                                    Less than 1 year       1 to 5 years      Over 5 to 10 years     Over 10 years
                                    -----------------   ------------------   ------------------   -----------------
                                             Weighted            Weighted             Weighted             Weighted
                                     Book     Average    Book     Average     Book     Average     Book    Average
                                     Value    Yield      Value   Yield (1)    Value   Yield (1)    Value    Yield
                                    ------   --------   ------   ---------   ------   ---------   ------   --------
                                                                 (Dollars in Thousands)
U.S. Agency securities...........   $2,500     6.01%    $1,896     6.32%     $6,458     6.36%     $   --       --%
Municipal securities.............      155     4.10      2,318     4.01       1,272     4.22       2,457     4.64
Corporate securities.............       --       --      2,012     6.34          --       --          --       --
                                    ------     ----     ------     ----      ------     ----      ------     ----
Total............................   $2,655     5.90%    $6,226     5.46%     $7,730     6.01%     $2,457     4.64%
                                    ======     ====     ======     ====      ======     ====      ======     ====

                                           March 31, 2002
                                    -----------------------------
                                          Total Securities
                                    -----------------------------
                                       (Dollars in Thousands)
                                              Weighted
                                     Book      Average     Market
                                     Value    Yield (1)    Value
                                    -------   ---------   -------
U.S. Agency securities...........   $10,854      6.27%    $11,078
Municipal securities.............     6,202      4.30       6,186
Corporate securities.............     2,012      6.34       2,063
                                    -------      ----     -------
Total............................   $19,068      5.64%    $19,327
                                    =======      ====     =======

----------
(1) Yields on tax exempt obligations have been computed on a tax equivalent basis.

     Deposit Activities and Other Sources of Funds

     General. Deposits are the major external source of funds for our lending and other investment activities. In addition, we also generate funds internally from loan principal repayments and prepayments and maturing investment securities. Scheduled loan repayments are a relatively stable source of funds, while deposit inflows and outflows and loan prepayments are influenced significantly by general interest rates and money market conditions. Borrowings from the Federal Home Loan Bank of Atlanta may be used on a short-term basis to compensate for reductions in the availability of funds from other sources.

     Deposit Accounts. Our deposit products include a broad selection of deposit instruments, including checking accounts, money market accounts, savings accounts, individual retirement accounts, and term certificate accounts. We offer these products to both retail and commercial customers. Deposit account terms vary with the principal difference being the minimum balance deposit, early withdrawal penalties and the interest rate. We review our deposit mix and pricing weekly. We do not utilize brokered deposits, nor have we aggressively sought jumbo certificates of deposit. We believe we are competitive in the type of accounts and interest rates we offer on our deposit products. We do not seek to pay the highest deposit rates, but a competitive rate. We determine the rates paid based on a number of conditions, including rates paid by competitors, rates on U.S. Treasury securities, rates offered on alternative lending programs, and the deposit growth rate we are seeking to achieve.

     The following tables sets forth information concerning our time deposits and other interest-bearing deposits at the dates indicated.

                                 March 31, 2002      December 31, 2001     December 31, 2000
                              -------------------   -------------------   -------------------
                                         Average               Average               Average
                                         Interest              Interest              Interest
       Category               Balance      Rate     Balance      Rate     Balance      Rate
       --------               --------   --------   --------   --------   --------   --------
                                                   (Dollars in Thousands)
Noninterest bearing
   demand .................   $  9,680     0.0%     $  7,953     0.0%     $  7,096     0.0%
Interest bearing demand ...     25,497     0.4        25,330     1.2        14,562     1.7
Money market deposit ......     30,946     1.5        29,489     2.7        14,690     3.5
Savings accounts ..........     46,385     1.5        44,011     2.1        17,923     3.0
Certificates of deposit ...    239,574     3.0       246,909     5.4       113,660     5.6
                              --------     ---      --------     ---      --------     ---
Total Deposits ............   $352,082     2.8%     $353,692     4.2%     $167,931     4.7%
                              ========     ===      ========     ===      ========     ===

                               September 30, 2000    September 30, 1999
                              -------------------   -------------------
                                         Average               Average
                                         Interest              Interest
       Category               Balance     Rate      Balance      Rate
       --------               --------   --------   --------   --------
                                       (Dollars in Thousands)
Noninterest bearing
   demand .................   $  5,272     0.0%     $  6,481     0.0%
Interest bearing demand ...     14,009     1.1        11,916     1.6
Money market deposit ......     14,909     3.2        13,709     2.1
Savings accounts ..........     19,189     3.1        23,869     3.2
Certificates of deposit ...    107,973     5.4       103,450     5.2
                              --------     ---      --------     ---
Total Deposits ............   $161,352     4.3%     $159,425     4.1%
                              ========     ===      ========     ===

     The following table indicates the amount of our certificate accounts with a principal balance greater than $100,000 by time remaining until maturity as of March 31, 2002.

Maturity Period                                Certificates of Deposit
---------------                                -----------------------
                                                   (In Thousands)

Within three months ........................           $14,925
Three to six months ........................            18,443
Six through twelve months ..................            15,025
Over twelve months .........................             4,390
                                                       -------
   Total jumbo certificates of deposit .....           $52,783
                                                       =======

     Time Deposits by Rates. The following table sets forth the amount of time deposits in Citizens South Bank categorized by rates at the dates indicated.

                                      December 31,         September 30,
                      March 31,   -------------------   -------------------
                        2002        2001       2000       2000       1999
                      ---------   --------   --------   --------   --------
                                          (In Thousands)

Interest Rate
2.00-4.00% ........   $150,243    $ 96,028   $    145   $    767   $    759
4.01-6.00% ........     74,969     129,737     53,289     63,941    102,279
6.01-8.00% ........     14,362      21,144     60,226     43,265        412
                      --------    --------   --------   --------   --------
                      $239,574    $246,909   $113,660   $107,973   $103,450
                      ========    ========   ========   ========   ========

     Time Deposits by Maturities. The following table sets forth the amount of time deposits in Citizens South Bank categorized by rates and maturities at March 31, 2002.

                                                     Maturity Date
                  --------------------------------------------------------------------------------
Interest Rate     1 Year or Less   Over 1 to 2 Years   Over 2 to 3 Years   Over 3 Years    Total
-------------     --------------   -----------------   -----------------   ------------   --------
                                                    (In Thousands)
2.01-4.0% .....      $134,848           $11,116              $3,689           $  590      $150,243
4.01-6.0% .....        65,732             3,550               4,077            1,610        74,969
6.01-8.0% .....        13,223             1,023                 116               --        14,362
                     --------           -------              ------           ------      --------
Total .........      $213,803           $15,689              $7,882           $2,200      $239,574
                     ========           =======              ======           ======      ========

     Deposit Activity. The following table sets forth the deposit activity of Citizens South Bank for the periods indicated.

                              For the Three Months
                                 Ended March 31,                        For the Twelve Months Ended
                              --------------------   -------------------------------------------------------------------
                                                     December   December   September   September   September   September
                                2002       2001      31, 2001   31, 2000   30, 2000    30, 1999    30, 1998    30, 1997
                              --------   --------    --------   --------   ---------   ---------   ---------   ---------
                                                                   (In Thousands)
Beginning balance .........   $353,692   $167,931    $167,931   $158,603   $159,425    $143,901    $145,444    $145,975
Deposits acquired in
   acquisition ............         --         --     175,350         --         --          --          --          --
Net increase (decrease)
   before interest
   credited ...............     (4,270)    10,537       4,222      3,006     (4,748)      9,102      (8,215)     (7,386)
Interest credited .........      2,660      1,938       6,189      6,322      6,675       6,422       6,672       6,855
                              --------   --------    --------   --------   --------    --------    --------    --------
Net increase (decrease)
   in savings deposits ....     (1,610)    12,475     185,761      9,328      1,927      15,524      (1,543)       (531)
                              --------   --------    --------   --------   --------    --------    --------    --------
Ending balance ............   $352,082   $180,406    $353,692   $167,931   $161,352    $159,425    $143,901    $145,444
                              ========   ========    ========   ========   ========    ========    ========    ========

     Borrowings. We also may use advances from the Federal Home Loan Bank of Atlanta to supplement our supply of lendable funds and to meet deposit withdrawal requirements. The Federal Home Loan Bank functions as a central reserve bank providing credit for member financial institutions. As a member of the Federal Home Loan Bank, we are required to own capital stock in the Federal Home Loan Bank and are authorized to apply for advances on the security of such stock and certain of our mortgage loans and other assets (principally securities that are obligations of, or guaranteed by, the U.S. Government) provided certain creditworthiness standards have been met. Advances are made pursuant to several different credit programs. Each credit program has its own interest rate and range of maturities. Depending on the program, limitations on the amount of advances are based on the financial condition of the member institution and the adequacy of collateral pledged to secure the credit.

     The following table summarizes our borrowings from the Federal Home Loan Bank of Atlanta.

                                                                             For the Twelve Months Ended
                                             For the Three    -----------------------------------------------------------
                                             Months Ended     December 31,   December 31,   September 30,   September 30,
                                             March 31, 2002      2001           2000            2000            1999
                                             --------------   ------------   ------------   -------------   -------------
                                                                             (Dollars in Thousands)
Advances from FHLB:
   Average balance outstanding ...........      $39,900          $42,800       $40,900         $39,400         $28,700
   Maximum amount outstanding at any
      month during the year ..............       40,500           42,500        42,500          43,500          35,500
   Balance outstanding at end of year ....       39,000           40,500        42,500          40,000          35,500
   Weighted average interest rate
      during year ........................         5.68%            5.60%         5.83%           5.87%           5.20%

Subsidiary Activities

     Citizens South Financial Services, Inc., doing business as Citizens South Investment Services, a wholly-owned subsidiary of Citizens South Bank, operates as an independent agent selling various non-deposit financial products, including mutual funds and annuities. Citizens South Investment Services also offers wealth management and financial planning services, and expects its offering of these services to increase in the future.

Personnel

     As of March 31, 2002, we had 89 full-time employees and 10 part-time employees. The employees are not represented by a collective bargaining unit and we consider our relationship with our employees to be good.

Properties

     We conduct our business through nine full service banking offices. The following table sets forth information about such offices as well as the former operations center of Citizens Bank as of March 31, 2002.


                                            Net Book Value of
                                               Property or                            Original Year
Location                                 Leasehold Improvements   Leased or Owned   Acquired or Built
--------                                 ----------------------   ---------------   -----------------
245 West Main Avenue                           $  296,000              Owned              1971
Gastonia, North Carolina 28052-4140

1535 Burtonwood Drive                             164,000              Owned              1976
Gastonia, North Carolina 28054-4011

233 South Main Street                             490,000              Owned              1990
Mount Holly, North Carolina 28120-1620

1670 Neal Hawkins Road                            411,000              Owned              1987
Gastonia, North Carolina 28056-6429

3135 Dallas High Shoals Road                      906,000              Owned              2000
Dallas, North Carolina 28034-1307

412 South Highway 27                            1,098,000              Owned              2001
Stanley, North Carolina 28164-2055

427 West Innes Street                             509,000              Owned              1825*
Salisbury, North Carolina 28144-4232

401 West Innes Street                             864,000              Owned              1961
Salisbury, North Carolina 28144-4232

106 West Main Street                              172,000              Owned              1963
Rockwell, North Carolina 28138-8859

307 North Center Street                         1,025,000              Owned              1974
                                               ----------
Statesville, North Carolina 28677-4063

   Total Net Book Value of Property
     or Leasehold Improvements                 $5,935,000
                                               ==========


The mailing address for all offices is P.O. Box 2249, Gastonia, North Carolina 28053-2249.

* The former operations center of Citizens Bank. This office relocated to its present site and was renovated in 1974.

Legal Proceedings

     We are involved periodically in various claims and lawsuits that arise in connection with our financial services business. We believe that these routine legal proceedings, in the aggregate, are not material to our financial condition and results of operations.

                           SUPERVISION AND REGULATION

General

     Citizens South Bank is examined and supervised by the Office of Thrift Supervision and the Federal Deposit Insurance Corporation. This regulation and supervision establishes a comprehensive framework of activities in which an institution may engage and is intended primarily for the protection of the Federal Deposit Insurance Corporation's deposit insurance funds and depositors. Under this system of federal regulation, financial institutions are periodically examined to ensure that they satisfy applicable standards with respect to their capital adequacy, assets, management, earnings, liquidity and sensitivity to market interest rates. Following completion of its examination, the federal agency critiques the institution's operations and assigns its rating (known as an institution's CAMELS). Under federal law, an institution may not disclose its CAMELS rating to the public. Citizens South Bank also is a member of and owns stock in the Federal Home Loan Bank of Atlanta, which is one of the twelve regional banks in the Federal Home Loan Bank System. Citizens South Bank also is regulated to a lesser extent by the Board of Governors of the Federal Reserve System, governing reserves to be maintained against deposits and other matters. The Office of Thrift Supervision examines Citizens South Bank and prepares reports for the consideration of its board of directors on any operating deficiencies. Citizens South Bank's relationship with its depositors and borrowers also is regulated to a great extent by both federal and state laws, especially in matters concerning the ownership of deposit accounts and the form and content of Citizens South Bank's loan documents.

     Any change in these laws or regulations, whether by the Federal Deposit Insurance Corporation, Office of Thrift Supervision or Congress, could have a material adverse impact on Citizens South Banking Corporation and Citizens South Bank and their operations.

Federal Banking Regulation

     Business Activities. A federal savings bank derives its lending and investment powers from the Home Owners' Loan Act, as amended, and the regulations of the Office of Thrift Supervision. Under these laws and regulations, Citizens South Bank may invest in mortgage loans secured by residential and commercial real estate, commercial business and consumer loans, certain types of debt securities and certain other assets. Citizens South Bank also may establish subsidiaries that may engage in activities not otherwise permissible for Citizens South Bank, including real estate investment and securities and insurance brokerage.

     Capital Requirements. Office of Thrift Supervision regulations require savings banks to meet three minimum capital standards: a 1.5% tangible capital ratio, a 4% leverage ratio (3% for banks receiving the highest rating on the CAMELS rating system) and an 8% risk-based capital ratio. The prompt corrective action standards discussed below, in effect, establish a minimum 2% tangible capital standard.

     The risk-based capital standard for savings banks requires the maintenance of Tier 1 (core) and total capital (which is defined as core capital and supplementary capital) to risk-weighted assets of at least 4% and 8%, respectively. In determining the amount of risk-weighted assets, all assets, including certain off-balance sheet assets, are multiplied by a risk-weight factor of 0% to 100%, assigned by the Office of Thrift Supervision capital regulation based on the risks believed inherent in the type of asset. Core capital is defined as common stockholders' equity (including retained earnings), certain noncumulative perpetual preferred stock and related surplus and minority interests in equity accounts of consolidated subsidiaries, less intangibles other than certain mortgage servicing rights and credit card relationships. The components of supplementary capital currently include cumulative preferred stock, long-term perpetual preferred stock, mandatory convertible securities, subordinated debt and intermediate preferred stock, the allowance for loan and lease losses limited to a maximum of 1.25% of risk-weighted assets and up to 45% of net unrealized gains on available-for-sale equity securities with readily determinable fair market values. Overall, the amount of supplementary capital included as part of total capital cannot exceed 100% of core capital.

     At March 31, 2002, Citizens South Bank's capital exceeded all applicable requirements.

     Loans-to-One Borrower. A federal savings bank generally may not make a loan or extend credit to a single or related group of borrowers in excess of 15% of unimpaired capital and surplus on an unsecured basis. An additional amount may be loaned, equal to 10% of unimpaired capital and surplus, if the loan is secured by readily marketable collateral, but generally does not include real estate. As of March 31, 2002, Citizens South Bank was in compliance with the loans-to-one borrower limitations.

     Qualified Thrift Lender Test. As a federal savings bank, Citizens South Bank is subject to a qualified thrift lender, or "QTL," test. Under the QTL test, Citizens South Bank must maintain at least 65% of its "portfolio assets" in "qualified thrift investments" in at least nine months of the most recent 12 month period. "Portfolio assets" generally means total assets of a savings institution, less the sum of specified liquid assets up to 20% of total assets, goodwill and other intangible assets, and the value of property used in the conduct of the savings bank's business.

     "Qualified thrift investments" includes various types of loans made for residential and housing purposes, investments related to such purposes, including certain mortgage-backed and related securities, and loans for personal, family, household and certain other purposes up to a limit of 20% of portfolio assets. "Qualified thrift investments" also include 100% of an institution's credit card loans, education loans and small business loans. Citizens South Bank also may satisfy the QTL test by qualifying as a "domestic building and loan association" as defined in the Internal Revenue Code of 1986.

     A savings bank that fails the qualified thrift lender test must either convert to a bank charter or operate under specified restrictions. At March 31, 2002, Citizens South Bank maintained approximately 75.8% of its portfolio assets in qualified thrift investments.

     Capital Distributions. Office of Thrift Supervision regulations govern capital distributions by a federal savings bank, which include cash dividends, stock repurchases and other transactions charged to the capital account. A savings bank must file an application for approval of a capital distribution if:

          the total capital distributions for the applicable calendar year exceed the sum of the savings bank's net income for that year to date plus the savings bank's retained net income for the preceding two years;

          the bank would not be at least adequately capitalized following the distribution;

          the distribution would violate any applicable statute, regulation, agreement or Office of Thrift Supervision-imposed condition; or

          the savings bank is not eligible for expedited treatment of its filings.

     Even if an application is not otherwise required, every savings bank that is a subsidiary of a holding company must still file a notice with the Office of Thrift Supervision at least 30 days before the board of directors declares a dividend or approves a capital distribution.

     The Office of Thrift Supervision may disapprove a notice or application if:

          the savings bank would be undercapitalized following the distribution; the proposed capital distribution raises safety and soundness concerns; or the capital distribution would violate a prohibition contained in any statute, regulation or agreement.

     Liquidity. A federal savings bank is required to maintain a sufficient amount of liquid assets to ensure its safe and sound operation.

     Community Reinvestment Act and Fair Lending Laws. All savings banks have a responsibility under the Community Reinvestment Act and related regulations of the Office of Thrift Supervision to help meet the credit needs of their communities, including low- and moderate-income neighborhoods. In connection with its examination of a federal savings bank, the Office of Thrift Supervision is required to assess the savings bank's record of compliance with the Community Reinvestment Act. In addition, the Equal Credit Opportunity Act and the Fair Housing Act prohibit lenders from discriminating in their lending practices on the basis of characteristics specified in those statutes. A bank's failure to comply with the provisions of the Community Reinvestment Act could, at a minimum, result in regulatory restrictions on its activities. The failure to comply with the Equal Credit Opportunity Act and the Fair Housing Act could result in enforcement actions by the Office of Thrift Supervision, as well as other federal regulatory agencies and the Department of Justice. Citizens South Bank received a "satisfactory" Community Reinvestment Act rating in its most recent federal examination.

     Transactions with Related Parties. A federal savings bank's authority to engage in transactions with its "affiliates" is limited by Office of Thrift Supervision regulations and by Sections 23A and 23B of the Federal Reserve Act (the "FRA"). The term "affiliates" for these purposes generally means any company that controls or is under common control with an institution. Citizens South Banking Corporation and its non-savings institution subsidiaries are affiliates of Citizens South Bank. In general, transactions with affiliates must be on terms that are as favorable to the savings bank as comparable transactions with non-affiliates. In addition, certain types of these transactions are restricted to an aggregate percentage of the savings bank's capital. Collateral in specified amounts must usually be provided by affiliates in order to receive loans from the savings bank. In addition, Office of Thrift Supervision regulations prohibit a savings bank from lending to any of its affiliates that are engaged in activities that are not permissible for bank holding companies and from purchasing the securities of any affiliate, other than a subsidiary.

     Citizens South Bank's authority to extend credit to its directors, executive officers and 10% shareholders, as well as to entities controlled by such persons, is currently governed by the requirements of Sections 22(g) and 22(h) of the FRA and Regulation O of the Federal Reserve Board. Among other things, these provisions require that extensions of credit to insiders (i) be made on terms that are substantially the same as, and follow credit underwriting procedures that are not less stringent than, those prevailing for comparable transactions with unaffiliated persons and that do not involve more than the normal risk of repayment or present other unfavorable features, and (ii) not exceed certain limitations on the amount of credit extended to such persons, individually and in the aggregate, which limits are based, in part, on the amount of Citizens South Bank's capital. In addition, extensions of credit in excess of certain limits must be approved by Citizens South Bank's board of directors.

     Enforcement. The Office of Thrift Supervision has primary enforcement responsibility over federal savings institutions and has the authority to bring enforcement action against all "institution-affiliated parties," including stockholders, and attorneys, appraisers and accountants who knowingly or recklessly participate in wrongful action likely to have an adverse effect on an insured institution. Formal enforcement action may range from the issuance of a capital directive or cease and desist order to removal of officers and/or directors of the institution, receivership, conservatorship or the termination of deposit insurance. Civil penalties cover a wide range of violations and actions, and range up to $25,000 per day, unless a finding of reckless disregard is made, in which case penalties may be as high as $1 million per day. The Federal Deposit Insurance Corporation also has the authority to recommend to the Director of the Office of Thrift Supervision that enforcement action be taken with respect to a particular savings institution. If action is not taken by the Director, the Federal Deposit Insurance Corporation has authority to take action under specified circumstances.

     Standards for Safety and Soundness. Federal law requires each federal banking agency to prescribe certain standards for all insured depository institutions. These standards relate to, among other things, internal controls, information systems and audit systems, loan documentation, credit underwriting, interest rate risk exposure, asset growth, compensation, and other operational and managerial standards as the agency deems appropriate. The federal banking agencies adopted Interagency Guidelines Prescribing Standards for Safety and Soundness to implement the safety and soundness standards required under federal law. The guidelines set forth the safety and soundness standards that the federal banking agencies use to identify and address problems at insured depository institutions before capital becomes impaired. The guidelines address internal controls and information systems, internal audit systems, credit underwriting, loan documentation, interest rate risk exposure, asset growth, compensation, fees and benefits. If the appropriate federal banking agency determines that an institution fails to meet any standard prescribed by the guidelines, the agency may require the institution to submit to the agency an acceptable plan to achieve compliance with the standard. If an institution fails to meet these standards, the appropriate federal banking agency may require the institution to submit a compliance plan.

     Prompt Corrective Action Regulations. Under the prompt corrective action regulations, the Office of Thrift Supervision is required and authorized to take supervisory actions against undercapitalized savings banks. For this purpose, a savings bank is placed in one of the following five categories based on the bank's capital:

          well-capitalized (at least 5% leverage capital, 6% tier 1 risk-based capital and 10% total risk-based capital);

          adequately capitalized (at least 4% leverage capital, 4% tier 1 risk-based capital and 8% total risk-based capital);

          undercapitalized (less than 8% total risk-based capital, 4% tier 1 risk-based capital or 3% leverage capital);

          significantly undercapitalized (less than 6% total risk-based capital, 3% tier 1 risk-based capital or 3% leverage capital); and

          critically undercapitalized (less than 2% tangible capital).

     Generally, the banking regulator is required to appoint a receiver or conservator for a bank that is "critically undercapitalized." The regulation also provides that a capital restoration plan must be filed with the Office of Thrift Supervision within 45 days of the date a bank receives notice that it is "undercapitalized," "significantly undercapitalized" or "critically undercapitalized." In addition, numerous mandatory supervisory actions become immediately applicable to the bank, including, but not limited to, restrictions on growth, investment activities, capital distributions and affiliate transactions. The Office of Thrift Supervision may also take any one of a number of discretionary supervisory actions against undercapitalized banks, including the issuance of a capital directive and the replacement of senior executive officers and directors.

     At March 31, 2002, Citizens South Bank met the criteria for being considered "well-capitalized."

     Insurance of Deposit Accounts. Deposit accounts in Citizens South Bank are insured by the Savings Association Insurance Fund of the Federal Deposit Insurance Corporation, generally up to a maximum of $100,000 per separately insured depositor. Citizens South Bank's deposits therefore are subject to Federal Deposit Insurance Corporation deposit insurance assessments. The Federal Deposit Insurance Corporation has adopted a risk-based system for determining deposit insurance assessments. The Federal Deposit Insurance Corporation is authorized to raise the assessment rates as necessary to maintain the required ratio of reserves to insured deposits of 1.25%. In addition, all Federal Deposit Insurance Corporation-insured institutions must pay assessments to the Federal Deposit Insurance Corporation at an annual rate of approximately ..0212% of insured deposits to fund interest payments on bonds maturing in 2017 issued by a federal agency to recapitalize the predecessor to the Savings Association Insurance Fund.

     Prohibitions Against Tying Arrangements. Federal savings banks are prohibited, subject to some exceptions, from extending credit to or offering any other service, or fixing or varying the consideration for such extension of credit or service, on the condition that the customer obtain some additional service from the institution or its affiliates or not obtain services of a competitor of the institution.

     Federal Home Loan Bank System. Citizens South Bank is a member of the Federal Home Loan Bank System, which consists of 12 regional Federal Home Loan Banks. The Federal Home Loan Bank System provides a central credit facility primarily for member institutions. As a member of the Federal Home Loan Bank of Atlanta, Citizens South Bank is required to acquire and hold shares of capital stock in the Federal Home Loan Bank in an amount at least equal to 1% of the aggregate principal amount of its unpaid residential mortgage loans and similar obligations at the beginning of each year, or 1/20 of its borrowings from the Federal Home Loan Bank, whichever is greater. As of March 31, 2002, Citizens South Bank was in compliance with this requirement.

Federal Reserve System

     The Federal Reserve Board regulations require savings banks to maintain non-interest-earning reserves against their transaction accounts, such as negotiable order of withdrawal and regular checking accounts. At March 31, 2002, Citizens South Bank was in compliance with these reserve requirements. The balances maintained to meet the reserve requirements imposed by the Federal Reserve Board may be used to satisfy liquidity requirements imposed by the Office of Thrift Supervision.

Holding Company Regulation

     Upon completion of the conversion, Citizens South Banking Corporation will be a unitary savings and loan holding company, subject to regulation and supervision by the Office of Thrift Supervision. The Office of Thrift Supervision has enforcement authority over Citizens South Banking Corporation and its non-savings institution subsidiaries. Among other things, this authority permits the Office of Thrift Supervision to restrict or prohibit activities that are determined to be a risk to Citizens South Bank.

     Under prior law, a unitary savings and loan holding company generally had no regulatory restrictions on the types of business activities in which it may engage, provided that its subsidiary savings bank was a qualified thrift lender. The Gramm-Leach-Bliley Act of 1999, however, restricts unitary savings and loan holding companies not existing or applied for before May 4, 1999 to those activities permissible for financial holding companies or for multiple savings and loan holding companies. Citizens South Banking Corporation will not be a grandfathered unitary savings and loan holding company and, therefore, will be limited to the activities permissible for financial holding companies or for multiple savings and loan holding companies. A financial holding company may engage in activities that are financial in nature, including underwriting equity securities and insurance, incidental to financial activities or complementary to a financial activity. A multiple savings and loan holding company is generally limited to activities permissible for bank holding companies under Section 4(c)(8) of the Bank Holding Company Act, subject to the prior approval of the Office of Thrift Supervision, and certain additional activities authorized by Office of Thrift Supervision regulations.

     Federal law prohibits a savings and loan holding company, directly or indirectly, or through one or more subsidiaries, from acquiring control of another savings institution or holding company thereof, without prior written approval of the Office of Thrift Supervision. It also prohibits the acquisition or retention of, with specified exceptions, more than 5% of the equity securities of a company engaged in activities that are not closely related to banking or financial in nature or acquiring or retaining control of an institution that is not federally insured. In evaluating applications by holding companies to acquire savings institutions, the Office of Thrift Supervision must consider the financial and managerial resources, future prospects of the savings institution involved, the effect of the acquisition on the risk to the insurance fund, the convenience and needs of the community and competitive factors.

Federal Securities Laws

     Citizens South Banking Corporation has filed with the Securities and Exchange Commission a registration statement under the Securities Act of 1933 for the registration of the common stock to be issued pursuant to the conversion. Upon completion of the conversion, Citizens South Banking Corporation common stock will continue to be registered with the Securities and Exchange Commission under the Securities Exchange Act of 1934. Citizens South Banking Corporation will continue to be subject to the information, proxy solicitation, insider trading restrictions and other requirements under the Securities Exchange Act of 1934.

     The registration under the Securities Act of 1933 of shares of common stock to be issued in the conversion does not cover the resale of those shares. Shares of common stock purchased by persons who are not affiliates of Citizens South Banking Corporation may be resold without registration. Shares purchased by an affiliate of Citizens South Banking Corporation will be subject to the resale restrictions of Rule 144 under the Securities Act of 1933. If Citizens South Banking Corporation meets the current public information requirements of Rule 144 under the Securities Act of 1933, each affiliate of Citizens South Banking Corporation that complies with the other conditions of Rule 144, including those that require the affiliate's sale to be aggregated with those of other persons, would be able to sell in the public market, without registration, a number of shares not to exceed, in any three-month period, the greater of 1% of the outstanding shares of Citizens South Banking Corporation, or the average weekly volume of trading in the shares during the preceding four calendar weeks. In the future, Citizens South Banking Corporation may permit affiliates to have their shares registered for sale under the Securities Act of 1933.

                                    TAXATION

Federal Taxation

     General. Citizens South Banking Corporation and Citizens South Bank are subject to federal income taxation in the same general manner as other corporations, with some exceptions discussed below. The following discussion of federal taxation is intended only to summarize certain pertinent federal income tax matters and is not a comprehensive description of the tax rules applicable to Citizens South Banking Corporation and Citizens South Bank.

     Method of Accounting. For federal income tax purposes, Citizens South Bank currently reports its income and expenses on the accrual method of accounting and uses a tax year ending December 31 for filing its consolidated federal income tax returns. The Small Business Protection Act of 1996 eliminated the use of the reserve method of accounting for bad debt reserves by savings institutions, effective for taxable years beginning after 1995.


     Bad Debt Reserves. Prior to the Small Business Protection Act of 1996, Citizens South Bank was permitted to establish a reserve for bad debts and to make annual additions to the reserve. These additions could, within specified formula limits, be deducted in arriving at Citizens South Bank's taxable income. As a result of the Act, Citizens South Bank must use the specific charge off method in computing its bad debt deduction beginning with its 1996 federal tax return. In addition, the federal legislation requires the recapture (over a six-year period) of the excess of tax bad debt reserves at September 30, 1996 over those established as of September 30, 1988. The amount of such reserve subject to recapture as of March 31, 2002, was approximately $118,000.


     Taxable Distributions and Recapture. Prior to the Small Business Protection Act of 1996, bad debt reserves created prior to January 1, 1988 were subject to recapture into taxable income should Citizens South Bank fail to meet certain thrift asset and definitional tests. New federal legislation eliminated these thrift related recapture rules. However, under current law, pre-1988 reserves remain subject to recapture should Citizens South Bank make certain nondividend distributions or cease to maintain a bank charter. At March 31, 2002, Citizens South Bank's total federal pre-1988 reserve was approximately $8.0 million. This reserve reflects the cumulative effects of federal tax deductions by Citizens South Bank for which no federal income tax provision has been made.

     Minimum Tax. The Code imposes an alternative minimum tax ("AMT") at a rate of 20% on a base of regular taxable income plus certain tax preferences ("alternative minimum taxable income" or "AMTI"). The AMT is payable to the extent such AMTI is in excess of an exemption amount. Net operating losses can offset no more than 90% of AMTI. Certain payments of alternative minimum tax may be used as credits against regular tax liabilities in future years. Citizens South Bank has not been subject to the alternative minimum tax and has no such amounts available as credits for carryover.

     Net Operating Loss Carryovers. A financial institution may carry back net operating losses to the preceding five taxable years (for losses incurred in 2001 and 2002) and forward to the succeeding 20 taxable years. This provision applies to losses incurred in taxable years beginning after 1986. At March 31, 2002, Citizens South Bank had no net operating loss carryforwards for federal income tax purposes.

     Corporate Dividends-Received Deduction. Citizens South Banking Corporation may exclude from its income 100% of dividends received from Citizens South Bank as a member of the same affiliated group of corporations. Citizens South Holdings, MHC owns less than 80% of the outstanding common stock of Citizens South Banking Corporation. As such, Citizens South Holdings, MHC is not permitted to file a consolidated federal income tax return with Citizens South Banking Corporation and Citizens South Bank. The corporate dividends-received deduction is 80% in the case of dividends received from corporations with which a corporate recipient does not file a consolidated return, and corporations which own less than 20% of the stock of a corporation distributing a dividend may deduct only 70% of dividends received or accrued on their behalf.


     Citizens South Banking Corporation's federal income tax returns have not been audited by the Internal Revenue Service during the last five years..


State Taxation

     State of North Carolina. Under North Carolina law, the corporate income tax is 6.9% of federal taxable income as computed under the Internal Revenue Code, subject to certain prescribed adjustments. An annual state franchise tax is imposed at a rate of 0.15% applied to the greatest of the institution's (i) capital stock, surplus and undivided profits, (ii) investment in tangible property in North Carolina or (iii) 55% of the appraised valuation of property in North Carolina.

                MANAGEMENT OF CITIZENS SOUTH BANKING CORPORATION

     Directors


     The Board of Directors of Citizens South Banking Corporation currently consists of eight members. Approximately one-third of the directors are elected annually. Directors generally are elected to serve for three-year terms.


     The table below sets forth certain information regarding the composition of
the Board of Directors of Citizens South Banking Corporation as of August   ,
                                                                          --
2002 including the terms of office of Board members.

         Names           Age        Positions Held        Director Since (1)   Current Term to Expire
         -----           ---        --------------        ------------------   ----------------------
Martha B. Beal            71           Director                  1993                   2005
Ronald E. Bostian         64   Executive Vice President          2002                   2004
                                     and Director
James J. Fuller           59           Director                  1972                   2005
Charles D. Massey         65           Director                  1971                   2005
Senator David W. Hoyle    63           Chairman                  1975                   2003
Ben R. Rudisill, II       58         Vice Chairman               1977                   2003
Eugene R. Matthews, II    45           Director                  1998                   2004
Kim S. Price              46       President, Chief              1997                   2004
                                 Executive Officer and
                                       Director

----------
(1) Reflects initial appointment to the Board of Directors of Citizens South Bank and its predecessors.

     The principal occupation during the past five years of each director and executive officer of Citizens South Banking Corporation is set forth below. All directors and executive officers have held their present positions for five years unless otherwise stated.

     Directors

     Martha B. Beal was the Vice President, Secretary, Treasurer, and Financial Officer of Chelsea House, Inc., a manufacturer of decorative arts, accessories, and furniture, from 1973 until her retirement in 1998.

     Ronald E. Bostian is an Executive Vice President and Director of Citizens South Bank and has served in those positions since Citizens South Banking Corporation acquired Innes Street Financial Corporation and its wholly-owned subsidiary Citizens Bank, Inc., for which Mr. Bostian served as President and Chief Executive Officer from July 1, 1990 to December 31, 2001.

     James J. Fuller is the President of Mount Holly Furniture Company, Inc., and has served in that position since 1972.

     Charles D. Massey is the Managing Partner of Massey Properties, a real estate investment firm, and has served in that position since 1975. From 1957 to 2000, Mr. Massey also served in various positions with The Massey Company, Inc., a wholesale industrial distributor, from which he retired in December 2000 as Director of Information Services.

     Senator David W. Hoyle is a North Carolina State Senator and has served in that position since 1993. Prior to that, Senator Hoyle was a self-employed real estate developer and investor.

     Ben R. Rudisill, II is the President of Rudisill Enterprises, Inc., a wholesale beverage distributor, and has served in that position since 1976.

     Eugene R. Matthews, II is the Vice President and Regional Director of Stores of Belk, Inc., a department store chain, and has served in that position since 1998. From 1980 to 1998, Mr. Matthews served as Senior Vice President of Matthews-Belk Co., Inc., a department store chain.

     Kim S. Price is the President and Chief Executive Officer of Citizens South Bank and has served in that position since August 1997. From 1991 to 1997, Mr. Price served as Vice President for Loan Production and in various other executive positions for First National Bank of Shelby.

     Executive Officers Who are Not Directors

     Gary F. Hoskins has served as Senior Vice President, Treasurer, and Chief Financial Officer of Citizens South Bank since August 1997. Prior to that Mr. Hoskins served as a Senior Vice President, Secretary, Treasurer, and Chief Financial Officer of Cherryville Federal Savings and Loan Association from 1995 to 1997.

     Paul L. Teem, Jr. has served as Executive Vice President and Secretary of Citizens South Bank since 1983, and Chief Administrative Officer since November 2000.

     Michael R. Maguire has served as Senior Vice President and Chief Credit Officer of Citizens South Bank since May 1999. Prior to that Mr. Maguire served as a Vice President and in various executive capacities in the commercial banking functions of First Union National Bank of North Carolina from 1984 to May 1999.

     Vance B. Brinson, Jr. has served as Executive Vice President and Chief Lending Officer of Citizens South Bank since March 2002. Prior to that Mr. Brinson served as a Senior Vice President and in various executive capacities in the commercial banking functions of Wachovia Bank, N.A., from 1977 to March 2002.

Meetings and Committees of the Board of Directors

     General. The business of Citizens South Banking Corporation is conducted at regular and special meetings of the full Board and its standing committees. The standing committees consist of the Executive and Audit Committees. The full Board of Directors acts as Nominating Committee for Citizens South Banking Corporation. During the fiscal year ended December 31, 2001, the Board of Directors of Citizens South Banking Corporation met at 14 regular meetings. No member of the Board or any committee thereof attended less than 75% of said meetings.

     Executive Committee. The Executive Committee consists of Directors Hoyle (who serves as Chairman), Rudisill, Matthews, and Price. The Executive Committee meets as necessary when the Board is not in session to exercise general control and supervision in all matters pertaining to the interests of Citizens South Banking Corporation, subject at all times to the direction of the Board of Directors. The Executive Committee met 15 times during the fiscal year ended December 31, 2001.

     Audit Committee. The Audit Committee consists of Directors Massey (who serves as Chairman), Rudisill and Beal. Each member of the Audit Committee is "independent" as defined in the listing standards of the National Association of Securities Dealers. The Audit Committee examines and approves the audit report prepared by the independent auditors of Citizens South Bank, reviews and recommends the independent auditors to be engaged by Citizens South Banking Corporation, reviews the internal accounting controls of Citizens South Banking Corporation, and reviews and approves internal audit policies and procedures. The Company's Board of Directors has adopted a written charter for the Audit Committee. The Audit Committee met four times during the fiscal year ended December 31, 2001.

Employment Agreements


     Citizens South Bank has entered into an employment agreement with its President and Chief Executive Officer, Kim S. Price, which provides for a term of 36 months. On each anniversary date, the agreement may be extended for an additional 12 months, so that the remaining term shall be 36 months. If the agreement is not renewed, the agreement will expire 36 months following the anniversary date. At January 1, 2002, the base salary for Mr. Price was $150,000. The base salary may be increased but not decreased. In addition to the base salary, the agreement provides for, among other things, participation in stock benefit plans and other employee and fringe benefits applicable to executive personnel. The agreement provides for termination by Citizens South Bank for cause at any time. In the event Citizens South Bank terminates the executive's employment for reasons other than for cause, or in the event of the executive's resignation from Citizens South Bank upon (i) failure to re-elect the executive to his current offices, (ii) a material change in the executive's functions, duties or responsibilities, or relocation of his principal place of employment by more than 30 miles, (iii) liquidation or dissolution of Citizens South Bank, or (iv) a breach of the agreement by Citizens South Bank, the executive, or in the event of death, his beneficiary, would be entitled to severance pay in an amount equal to three times the annual rate of Base Salary (which includes any salary deferred at the election of Mr. Price) at the time of termination, plus the highest annual cash bonus paid to him during the prior three years. Citizens South Bank would also continue the executive's life, health, dental and disability coverage for the remaining unexpired term of the agreement. In the event the payments to the executive would include an "excess parachute payment" as defined by Internal Revenue Code of 1986, as amended,
Section 280G (relating to payments made in connection with a change in control), the payments would be reduced in order to avoid having an excess parachute payment.


     The executive's employment may be terminated upon his attainment of normal retirement age (i.e., age 65) or in accordance with any retirement policy established by Citizens South Bank (with Mr. Price's consent with respect to him). Upon Mr. Price's retirement, he will be entitled to all benefits available to him under any retirement or other benefit plan maintained by Citizens South Bank. In the event of the executive's disability for a period of six months, Citizens South Bank may terminate the agreement provided that Citizens South Bank will be obligated to pay the executive his Base Salary for the remaining term of the agreement or one year, whichever is longer, reduced by any benefits paid to the executive pursuant to any disability insurance policy or similar arrangement maintained by Citizens South Bank. In the event of the executive's death, Citizens South Bank will pay his Base Salary to his named beneficiaries for one year following his death, and will also continue medical, dental, and other benefits to his family for one year.

     The employment agreement provides that, following termination of employment, the executive will not compete with Citizens South Bank for a period of one year, provided, however, that in the event of a termination in connection with a change in control within the meaning of Home Owners' Loan Act, as amended, and the rules and regulations thereunder, the noncompete provisions will not apply.

     Citizens South Bank has also entered into an employment agreement with Ronald E. Bostian, Executive Vice President, which provides for a term of 24 months. Within 30 days prior to the first anniversary date of the agreement, the Board will conduct a performance evaluation of the executive and based on the result of the evaluation, may terminate the executive's employment in accordance with the terms of the agreement. At January 1, 2002, the base salary for Mr. Bostian was $150,000. In addition to the base salary, the agreement provides for, among other things, participation in benefits provided uniformly to permanent full-time employees of Citizens South Bank. The agreement provides for termination by Citizens South Bank for cause at any time. In the event of the executive's disability for a period of six months, Citizens South Bank may terminate the agreement, provided that Citizens South Bank will be obligated to pay the executive his base salary for the remaining term of the agreement, reduced by any benefits paid to the executive pursuant to any disability insurance policy or similar arrangement maintained by Citizens South Bank. In the event Citizens South Bank terminates the executive's employment for reasons other than for cause or disability, or in the event of the executive's resignation from Citizens South Bank upon (i) failure to re-elect the executive to his executive position, (ii) a relocation of his principal place of employment by more than 50 miles, (iii) liquidation or dissolution of Citizens South Bank or Citizens South Banking Corporation, or (iv) a breach of the agreement by Citizens South Bank, the executive, or in the event of death, his beneficiary, would be entitled to severance pay in an amount equal to the pro-rated Base Salary for the remaining term of the agreement. Citizens South Bank would also continue the executive's life, medical and dental coverage for the remaining term of the agreement. In the event the payments to the executive would include an "excess parachute payment" as defined by Internal Revenue Code of 1986, as amended,
Section 280G (relating to payments made in connection with a change in control), the payments would be reduced in order to avoid having an excess parachute payment. The employment agreement provides that, following termination of employment, the executive will not compete with Citizens South Bank for a period of one year, provided, however, that in the event of a termination in connection with a change in control within the meaning of Home Owners' Loan Act, as amended, and the rules and regulations thereunder, the noncompete provisions will not apply.

     Executive Supplemental Retirement Plan. In June 2001, Citizens South Bank adopted an Executive Supplemental Retirement Plan for six executives, including Messrs. Price, Teem and Maguire. The Executive Supplemental Retirement Plan is a non-qualified, unfunded deferred compensation plan evidenced by separate agreements for each executive. Although the Executive Supplemental Retirement Plan is unfunded, Citizens South Bank has purchased life insurance policies on each executive that are actuarially designed to offset the annual expenses associated with the plan and will, if the actuarial assumptions are accurate, offset all of the costs associated with the plan during the life of the executive, providing complete recovery of all plan costs upon the executive's death. The amount of an executive's benefit will be determined pursuant to the accrual of two accounts: (i) a pre-retirement account and (ii) an index retirement benefit account. The pre-retirement account is a liability reserve account of Citizens South Bank and is increased or decreased each year by the aggregate annual after-tax income from specified life insurance contracts reduced by an "opportunity cost," which is calculated by taking into account Citizens South Bank's after-tax cost of funds. The index retirement benefit account is equal to the excess of the annual earnings of the insurance policies over the "opportunity cost." Upon retirement at age 65 (normal retirement) or prior to the normal retirement age, provided the executive has attained age 55 (early retirement), the balance in the executive's pre-retirement account will be paid in 156 monthly installments commencing within 30 days following the executive's retirement. In addition, upon normal or early retirement, the executive will receive an index retirement benefit annually until his death. Should the executive die prior to having received the entire amount of his pre-retirement account, the unpaid balance will be paid in a lump sum to his designated beneficiaries; however, no death benefit shall be payable under the Executive Supplemental Retirement Plan if the executive dies before March 20, 2003.

     Messrs. Price and Teem vest in their benefits under the plan at the rate of 20% per year of employment with Citizens South Bank. At the end of 2001, Mr. Teem was 100% vested in his accrued benefit and Mr. Price was 80% vested. Mr. Maguire will vest in his benefits under the plan at the rate of 10% per year times the number of years from the effective date of the executive agreement, to a maximum of 75%, prior to attaining age 60. Upon attainment of age 60, Mr. Maguire's vested percentage in his accounts will be 75%, and will increase by 5% for each subsequent year, until full vesting at age 65.

     In the event Mr. Price, Teem or Maguire becomes disabled prior to termination of employment and the executive's employment is terminated because of such disability, the executive will be entitled to receive the balance in his pre-retirement account payable in 156 monthly installments commencing 30 days following termination of service due to disability. In addition, the executive will receive the annual index retirement benefit until the executive's death. The benefits under the Executive Supplemental Retirement Plan are forfeitable by the executive if the executive's service is terminated by Citizens South Bank for cause. In the event of a change in control, the executive will be entitled to the benefits due upon attainment of early retirement, as if the executive had been continuously employed by Citizens South Bank until his early retirement date. At December 31, 2001, Messrs. Price, Teem and Maguire had $18,696, $14,159, and $4,389, respectively, accrued to their pre-retirement accounts.

     Split Dollar Death Benefits. In conjunction with the adoption of the Executive Supplemental Retirement Plan, Citizens South Bank also adopted Endorsement Split Dollar Agreements with the six executives covered by the Executive Supplemental Retirement Plan. Under the Endorsement Split Dollar Agreements, if the executives die while employed by Citizens South Bank, their beneficiaries will be paid a death benefit equal to the net-at-risk insurance portion of the proceeds on certain life insurance policies purchased by Citizens South Bank on the executives' lives. If an executive dies after termination of employment with Citizens South Bank, the executive's beneficiary would receive a portion of the net-at-risk insurance proceeds equal to the amount of the net-at-risk insurance proceeds multiplied by the executive's vested percentage. Messrs. Price and Teem vest in their death benefits under the plan at the rate of 20% per year of employment with Citizens South Bank. At the end of 2001, Mr. Teem was 100% vested in his accrued benefit and Mr. Price was 80% vested. Mr. Maguire will vest in his benefits under the plan at the rate of 10% per year times the number of years from the effective date of the executive agreement, to a maximum of 75%, prior to attaining age 60. Upon attainment of age 60, Mr. Maguire's vested percentage in his accounts will be 75%, and will increase by 5% for each subsequent year, until full vesting at age 65. The net-at-risk insurance portion is the total proceeds less the cash value of the policy.

Merger/Acquisition Protection Agreements

     Citizens South Bank intends to enter into a merger/acquisition protection agreement with each of Michael R. Maguire, its Senior Vice President and Chief Credit Officer, Paul L. Teem, Jr., its Executive Vice President, and Gary F. Hoskins, its Senior Vice President and Chief Financial Officer, pursuant to which each executive will be paid as severance a sum equal to one and one-half times his annual compensation, including base salary at the highest rate of pay and aggregate bonuses paid during the 12-month period prior to termination of employment in the event of a change in control of Citizens South Bank or Citizens South Banking Corporation. In addition, the executive would be entitled to continued life, medical, dental and disability coverage for 18 months following termination of employment. In exchange for this protection, the executive has agreed not to directly or indirectly compete against Citizens South Bank or Citizens South Banking Corporation for twelve months following the payment of the severance amount. The term of the agreement continues during the term of his employment and for twelve months following a change in control of Citizens South Bank or Citizens South Banking Corporation.

Compensation of Directors

     Fees. During the fiscal year ended December 31, 2001 nonemployee Directors of Citizens South Bank (except for Mr. Bostian) received a retainer fee of $12,000 ($15,600 for the Chairman), plus a fee of $300 per Board meeting attended, $400 per meeting for attendance at Executive Committee meetings and $300 per meeting for all other committee meetings. Beginning January 1, 2002, this fee schedule applies to all directors except for the President and Chief Executive Officer.

     Deferred Compensation and Income Continuation Agreement. In May 1986, Citizens South Bank entered into nonqualified deferred compensation agreements ("DCA") for the benefit of certain Directors at that time, including Directors Hoyle, Rudisill, Fuller, and Massey. The DCAs provide each director with the opportunity to defer up to $20,000 of their usual compensation into the DCA. In the event of a director's termination of employment, amounts credited to his account under the DCA will be paid to him in 120 equal monthly installments beginning not later than the sixth month following the end of Citizens South Bank's year in which the director reaches age 70. In the event of death, amounts under the DCA will be paid to the director's designated beneficiaries. The DCA is an unfunded plan for tax purposes and for purposes of the Employment Retirement Income Security Act ("ERISA"). All obligations arising under the DCA are payable from the general assets of Citizens South Bank. Citizens South Bank paid $24,624 during the fiscal year ended December 31, 2001 pursuant to the DCAs.


     Supplemental Retirement Plan. In February 1992, Citizens South Bank entered into nonqualified supplemental retirement agreements ("SRA") for certain Directors at that time, including Directors Massey, Hoyle, Fuller, and Rudisill. Citizens South Bank entered into SRAs for Directors Beal and Matthews in October 2000. The SRAs provide for an annual benefit that ranges from $4,000 to $15,600. Monthly benefits are provided for designated beneficiaries of directors who die before or after age 70. Amounts not paid to the director, beneficiaries or spouse are paid to the estate of the director in a lump sum. Benefits under the SRA are forfeited if the director's service is terminated for cause. The SRA is considered an unfunded plan for tax and ERISA purposes. All obligations arising under the SRA are payable from the general assets of Citizens South Bank. During the fiscal year ended December 31, 2001, Citizens South Bank paid a total of $39,195 pursuant to the SRAs.



     Stock Benefit Plans. During the fiscal year ended September 30, 1999, Citizens South Bank adopted, and Citizens South Banking Corporation's stockholders approved, the Citizens South Bank 1999 Stock Option Plan. Pursuant to the Stock Option Plan, options to purchase 7,000 shares were granted to all non-employee directors at that time, including Directors Hoyle, Rudisill, Beal, Fuller, Massey and Matthews, at an exercise price of $12.00 per share, the fair market value of the underlying shares on the date of the award. The term of the options is ten years from the date of grant, and the shares subject to awards will be adjusted in the event of any merger, consolidation, reorganization, recapitalization, stock dividend, stock split, combination or exchange of shares or other change in the corporate structure of Citizens South Banking Corporation. The awards included an equal number of reload options, limited stock appreciation rights and dividend equivalent rights. A limited right gives the option holder the right, upon a change in control of Citizens South Banking Corporation or Citizens South Bank, to receive the excess of the market value of the shares represented by the limited rights on the date exercised over the exercise price. The limited rights are subject to the same terms and conditions as the stock options. Payment upon exercise of a limited right will be in cash. The dividend equivalent rights entitle the option holder to receive an amount of cash at the time that certain extraordinary dividends are declared equal to the amount of the extraordinary dividend multiplied by the number of options that the person holds. For these purposes, an extraordinary dividend is defined as any dividend where the rate of dividend exceeds Citizens South Bank's weighted average cost of funds on interest-bearing liabilities for the current and preceding three quarters. The reload options entitle the option holder, who has delivered shares that he or she owns as payment of the exercise price for option stock, to a new option to acquire additional shares equal in amount to the shares he or she has traded in. Reload options may also be granted to replace option shares retained by the employer for payment of the option holder's withholding tax. The option price at which additional shares of stock can be purchased by the option holder through the exercise of a reload option is equal to the market value of the previously owned stock at the time it was surrendered. The option period during which the reload option may be exercised expires at the same time as that of the original option that the holder has exercised.


     Employee Stock Ownership Plan and Trust. Citizens South Bank implemented an employee stock ownership plan in connection with its initial mutual holding company reorganization. The employee stock ownership plan was established effective January 1, 1998, and purchases 169,068 shares of our common stock in our initial public offering that was completed April 9, 1998. Employees with at least one year of employment in which they work 1,000 hours or more with Citizens South Bank and who have attained age 21 are eligible to participate in the employee stock ownership plan. The employee stock ownership plan borrowed funds from Citizens South Banking Corporation and used those funds to purchase the shares of the common stock of Citizens South Banking Corporation. Collateral for the loan is the common stock purchased by the employee stock ownership plan. The loan is being repaid principally from Citizens South Bank's contributions to the employee stock ownership plan over a period of 15 years. The interest rate on the loan adjusts at the prime rate, which is the base rate charged on corporate loans at large U.S. money center commercial banks. Shares purchased by the employee stock ownership plan are held in a suspense account for allocation among participants as the loan is repaid. In connection with our conversion, we intend to obtain a second loan from Citizens South Banking Corporation in order to purchase up to 2% of the shares sold in the offering. This loan will also be repayable over a 15-year term and bear interest at the prime rate.


     Contributions to the employee stock ownership plan and shares released from the suspense account in an amount proportional to the repayment of the employee stock ownership plan loan are allocated among employee stock ownership plan participants on the basis of compensation in the year of allocation. For the plan year ended December 31, 2001, 22,983 shares were released from the suspense account and allocated to employees. Benefits will not vest at all during the first four years of service and will become 100% vested upon the completion of five years of service. Employees who were employed by Gaston Federal Savings and Loan Association, Citizens South Bank's mutual predecessor, generally received credit for up to five years of service with the mutual institution. A participant also becomes 100% vested upon early or normal retirement, disability or death of the participant or a change in control (as defined in the employee stock ownership plan). A participant who terminates employment for reasons other than death, retirement or disability prior to five years of credited service will forfeit his entire benefit under the employee stock ownership plan. Benefits will be payable in the form of common stock and cash upon death, retirement, early retirement, disability or separation from service. Citizens South Bank's contributions to the employee stock ownership plan are discretionary, and subject to the loan terms and tax law limits and, therefore, benefits payable under the employee stock ownership plan cannot be estimated. Citizens South Bank is required to record compensation expense in an amount equal to the fair market value of the shares released from the suspense account.

     Citizens South Bank's Board of Directors administers the employee stock ownership plan. Citizens South Bank has appointed an independent financial institution to serve as trustee of the employee stock ownership plan. The employee stock ownership plan committee may instruct the trustee regarding investment of funds contributed to the employee stock ownership plan. The employee stock ownership plan trustee, subject to its fiduciary duty, must vote all allocated shares held in the employee stock ownership plan in accordance with the instructions of participating employees. Under the employee stock ownership plan, nondirected shares and shares held in the suspense account will be voted in a manner calculated to most accurately reflect the instructions the trustee has received from participants regarding the allocated stock so long as such vote is in accordance with the provisions of ERISA.

Executive Compensation

     The following table sets forth certain information as to the total remuneration paid to executive officers of Citizens South Banking Corporation who earned over $100,000 in salary and bonuses during fiscal 2001.

                                     Annual Compensation                                 Long-Term Compensation
                             ----------------------------------   ---------------------------------------------------------------
                                                                             Awards                            Payouts
                                                                  --------------------------   ----------------------------------
                               Year                               Other Annual   Restricted                            All Other
         Name and              Ended                              Compensation     Stock       Options/     LTIP     Compensation
    Principal Position       12/31 (1)   Salary (2)   Bonus (3)        (4)         Awards      SARs (#)    Payouts       (5)
--------------------------   ---------   ----------   ---------   ------------   -----------   ---------   -------   ------------
Kim S. Price                    2001      $139,368     $34,000         --              --          --        --      $39,597(10)
President, Chief Executive      2000      $130,008     $25,000         --              --          --        --      $13,321
Officer, and Director           1999      $120,000     $25,000         --        $120,000(6)   32,699(7)     --      $ 7,581

Paul L. Teem, Jr.               2001      $ 90,192     $15,000         --              --          --        --      $28,755(10)
Executive Vice President,       2000      $ 87,384     $12,000         --              --          --        --      $10,565
Secretary, and Chief            1999      $ 80,016     $10,000         --        $ 78,000(8)   15,208(7)     --      $14,689
Administrative Officer

Michael R. Maguire              2001      $ 88,032     $15,500         --              --         --         --      $12,842
Senior Vice President and       2000      $ 85,296     $10,000         --              --         --         --      $ 9,427
Chief Credit Officer            1999      $ 54,672     $ 3,500         --              --      10,000(9)     --      $   820

----------
(1) Compensation for the years 1999 and 2000 reflects a fiscal year ending on September 30. In 2001, Citizens South Banking Corporation changed the end of its fiscal year to December 31.
(2) Includes compensation deferred at the election of executives pursuant to the 401(k) Plan of Citizens South Bank.
(3) Includes bonuses deferred at the election of executives pursuant to the 401(k) Plan of Citizens South Bank.
(4) Citizens South Bank provides certain members of senior management with certain other personal benefits, the aggregate value of which did not exceed the lesser of $50,000 or 10% of the total annual salary and bonus reported for each officer. The value of such benefits is not included in this table.
(5) Includes employer contributions to Citizens South Bank's 401(k) Plan and Employee Stock Ownership Plan on behalf of the Executive.
(6) Includes 10,000 shares of common stock awarded pursuant to the Recognition and Retention Plan, which shares vested on April 19, 1999. The value is based on the last sale price of the common stock on the day prior to the award.
(7) Includes options awarded pursuant to the Stock Option Plan, which options vest in five equal annual installments commencing on April 19, 1999. The award included an equal number of reload options, limited rights and dividend equivalent rights, the terms of which are described in "--Compensation of Directors--Stock Benefit Plans" and "Stock Option Plan."
(8) Includes 6,500 shares of common stock awarded pursuant to the Recognition and Retention Plan, which shares vested on April 19, 1999. The value is based on the last sale price of the common stock on the day prior to the award.
(9) Includes options awarded pursuant to the Stock Option Plan, which options vest in five equal annual installments commencing on May 24, 2000. The award included an equal number of reload options, limited rights and dividend equivalent rights, the terms of which are described in "--Compensation of Directors--Stock Benefit Plans" and "Stock Option Plan."
(10) Includes the vested portion of the annual increase in the value of Citizens South Bank's 2001 Executive Supplemental Retirement Plan.

Stock Option Plan

     The Board of Directors of Citizens South Banking Corporation has established a stock option plan which provides discretionary awards to its officers and key employees. The grant of awards to employees under the stock option plan was determined by the Board of Directors. No options were granted during the year ended December 31, 2001 to the Named Executive Officers. Set forth below is certain information concerning options outstanding to the Named Executive Officers at December 31, 2001, and the options exercised by the Named Executive Officers during 2001.

=============================================================================================================
                             AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
                                        FISCAL YEAR-END OPTION VALUES
=============================================================================================================
                                                            Number of Unexercised     Value of Unexercised
                                                                  Options at         In-The-Money Options at
                                                                  Year-End                 Year-End (1)
                                                        -----------------------------------------------------
                           Shares Acquired     Value    Exercisable/Unexercisable   Exercisable/Unexercisable
           Name             Upon Exercise    Realized             (#)                          ($)
-------------------------------------------------------------------------------------------------------------
Kim S. Price............          --           $--            19,619/13,080              $59,838/$39,894
-------------------------------------------------------------------------------------------------------------
Paul L. Teem, Jr........          --           $--              9,125/6,083              $27,831/$18,553
-------------------------------------------------------------------------------------------------------------
Michael R. Maguire......          --           $--              4,000/6,000              $ 8,200/$12,300
=============================================================================================================

----------
(1) Equals the difference between the aggregate exercise price of such options and the aggregate fair market value of the shares of common stock that would be received upon exercise, assuming such exercise occurred on December 31, 2001, at which date the last trade price of the common stock as quoted on the Nasdaq National Market was $15.05.

Transactions With Certain Related Persons

     Federal law and regulation generally requires that all loans or extensions of credit to executive officers and directors must be made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with the general public and must not involve more than the normal risk of repayment or present other unfavorable features. However, recent regulations now permit executive officers and directors to receive the same terms through benefit or compensation plans that are widely available to other employees, as long as the director or executive officer is not given preferential treatment compared to the other participating employees. Pursuant to such a program, Citizens South Bank has extended loans to Directors Hoyle, Matthews, and Price.

     Set forth below is certain information as to loans made by Citizens South Bank to certain of its directors and executive officers, or their affiliates, whose aggregate indebtedness to Citizens South Bank exceeded $60,000 at any time since January 1, 2001. Unless otherwise indicated, all of the loans are secured loans and all loans designated as residential loans are first mortgage loans secured by the borrower's principal place of residence.

                                                                                                            Interest Rate
                                                                                                            -------------
                                                                   Original      Highest      Balance on         on
                                                         Date        Loan        Balance     December 31,    December 31,
  Name of Individual            Loan Type             Originated     Amount    During 2001       2001           2001
----------------------   --------------------------   ----------   ---------   -----------   ------------   -------------
Senator David W. Hoyle   Residential (refinance)          2/98      $191,200     $161,842      $149,648         5.75%
                         Residential (second home)        5/98      $500,000     $430,507      $400,312         6.00%
                         Home equity line of credit      12/96      $100,000     $ 72,799      $ 61,690      Prime + 1%

Eugene R. Matthews, II   Residential                      3/94      $148,000     $126,155      $119,246         5.75%

B. Frank Matthews, II    Residential                      1/98      $232,000     $200,943      $186,821        5.875%
(1)                      Residential                      4/98      $134,400     $115,178      $107,161        5.875%

Kim S. Price             Residential                      5/98      $375,000     $293,797      $288,992        5.875%

----------
(1) Borrower is a former Director of Citizens South Bank and the father of Director Eugene R. Matthews, II.

     Other than as described above, all loans the principal balances of which exceeded $60,000 at any time during the fiscal year ended December 31, 2001, made by Citizens South Bank to executive officers, directors, immediate family members of executive officers and directors, or organizations with which executive officers and directors are affiliated, were made in the ordinary course of business, on substantially the same terms including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons.

Benefits to Be Considered Following Completion of the Conversion

     Stock Option Plan. We intend to submit a new stock option plan for stockholder approval no earlier than six months after the completion of the conversion. If approved by the stockholders, the new stock option plan would reserve 10% of the shares sold in the offering for issuance when options granted to recipients are exercised. Ten percent of the shares issued in the offering would amount to 340,000 shares, 400,000 shares, 460,000 shares or 529,000 shares at the minimum, mid-point, maximum and adjusted maximum of the offering range, respectively. No options would be granted under the new stock option plan until stockholder approval of the plan is received. In the event that shares underlying options come from authorized but unissued shares, stockholders would experience dilution of approximately 5.5% in their ownership interest in Citizens South Banking Corporation at the mid-point of the offering range.

     The exercise price of the options granted under the new stock option plan will be equal to the fair market value of Citizens South Banking Corporation common stock on the date of grant of the stock options. If the stock option plan is adopted within one year following the conversion, options may vest no faster than 20% per year beginning 12 months after the date of grant. Options granted under the stock option plan would be adjusted for capital changes such as stock splits and stock dividends. Awards will be 100% vested upon termination of employment due to death or disability, and if the stock option plan is adopted more than one year after the conversion, awards would be 100% vested upon normal retirement or a change in control of Citizens South Bank or Citizens South Banking Corporation. Under Office of Thrift Supervision rules, if the stock option plan is adopted within one year of the conversion, no individual officer may receive more than 25% of the awards under the plan, no non-employee director may receive more than 5% of the awards under the plan, and all non-employee directors as a group may receive in the aggregate no more than 30% of the awards under the plan.

     The stock option plan would be administered by a committee of non-employee members of the Citizens South Banking Corporation's Board of Directors. Options granted under the stock option plan to employees may be "incentive" stock options, which are designed to result in a beneficial tax treatment to the employee but no tax deduction to Citizens South Banking Corporation. Non-qualified stock options may also be granted to employees under the stock option plan, and will be granted to the non-employee directors who receive stock options. In the event an option recipient terminated his employment or service as an employee or director, the options would terminate during certain specified periods.

     Stock Recognition and Retention Plan. We also intend to request stockholder approval of a new stock recognition and retention plan, no earlier than six months after the completion of the conversion. If approved by stockholders, the new stock recognition and retention plan would, if implemented within one year of conversion, reserve 4% of the shares sold in the offering (assuming Citizens South Bank has a tangible capital to assets ratio in excess of 10%) or 136,000 shares, 160,000 shares, 184,000 or 211,600 shares at the minimum, mid-point, maximum and adjusted maximum of the offering range, respectively. We must recognize expense for shares awarded over their vesting period at the fair market value of the shares on the date they are awarded. The recipients will be awarded common stock under the stock recognition and retention plan at no cost to them. No awards would be made under the stock recognition and retention plan until the plan is approved by stockholders. If the shares awarded under the stock recognition and retention plan come from authorized but unissued shares totaling 4% of the shares sold in the offering, stockholders would experience dilution of approximately 2.3% in their ownership interest in Citizens South Banking Corporation at the mid-point of the offering range.

     Awards under the stock recognition and retention plan would be nontransferable and nonassignable. Under Office of Thrift Supervision regulations, if the stock recognition and retention plan is adopted within one year following the conversion, the shares which are subject to an award may vest no faster than 20% per year beginning 12 months after the date of grant of the award. Awards would be adjusted for capital changes such as stock dividends and stock splits. Awards would be 100% vested upon termination of employment or service due to death or disability, and if the stock recognition and retention plan is adopted more than one year after the conversion, awards would be 100% vested upon normal retirement or a change in control of Citizens South Bank or Citizens South Banking Corporation. If employment or service were to terminate for other reasons, the award recipient would forfeit any nonvested award. If employment or service were to terminate for cause (as defined), shares not already delivered would be forfeited. Under Office of Thrift Supervision rules, if the stock recognition and retention plan is adopted within one year of the conversion, no individual officer may receive more than 25% of the awards under the plan, no non-employee director may receive more than 5% of the awards under the plan, and all non-employee directors as a group may receive no more than 30% of the awards under the plan in the aggregate.

     The recipient of an award will recognize income equal to the fair market value of the stock earned, determined as of the date of vesting, unless the recipient makes an election under Section 83(b) of the Internal Revenue Code to be taxed earlier. The amount of income recognized by the recipient would be a deductible expense for tax purposes for Citizens South Banking Corporation. If the stock recognition and retention plan is adopted within one year following the conversion, dividends and other earnings will accrue and be payable to the award recipient when the shares vest. If the stock recognition and retention plan is adopted within one year following the conversion, shares not yet vested will be voted by the trustee of the stock recognition and retention plan, taking into account the best interests of the award recipients. If the stock recognition and retention plan is adopted more than one year following the conversion, dividends declared on unvested shares will be distributed to the recipient when paid and the recipient will be entitled to vote the unvested shares.

                      BENEFICIAL OWNERSHIP OF COMMON STOCK


     The following table provides the beneficial ownership of our common stock held by our directors and executive officers, individually and as a group as of August 1, 2002. The business address of each director and executive officer is 245 West Main Avenue, Gastonia, North Carolina 28053-2249.



                                                        Number of Shares of       Percent of All
                                                     Common Stock Beneficially     Common Stock
         Name of Beneficial Owner                           Owned(1)(2)          Outstanding (3)
--------------------------------------------------   -------------------------   ----------------
Martha B. Beal                                                38,752                      *
Ronald E. Bostian                                              1,461                      *
James J. Fuller                                               17,872                      *
Charles D. Massey                                             34,003                      *
Senator David W. Hoyle                                        53,836                  1.28%
Ben R. Rudisill, II                                           32,405                      *
Eugene R. Matthews, II                                        24,125                      *
Kim S. Price                                                  48,134                  1.14%
Gary F. Hoskins                                               22,281                      *
Paul L. Teem, Jr.                                             39,334                      *
Michael R. Maguire                                             7,596                      *
Vance B. Brinson, Jr.                                             13                      *

All directors and executive officers as a group
 (12 persons)                                                319,812                  7.60%

Citizens South Holdings, MHC
245 West Main Avenue, Gastonia, North Carolina
28053-2249                                                 2,457,007                 58.37%

Citizens South Holdings, MHC and all directors and
executive officers as a group (12 persons)                 2,776,819                 65.97%


----------
(1) In accordance with Rule 13d-3 under the Securities Exchange Act of 1934, a person is deemed to be the beneficial owner for purposes of this table of any shares of common stock if he has sole or shared voting or investment power with respect to such security, or has a right to acquire beneficial ownership at any time within 60 days from the date as of which beneficial ownership is being determined. As used herein, "voting power" is the power to vote or direct the voting of shares and "investment power" is the power to dispose or direct the disposition of shares. Includes all shares held directly as well as by spouses and minor children, in trust and other indirect ownership, over which shares the named individuals effectively exercise sole or shared voting and investment power.


(2) The shares of common stock in this column include 95,464 shares in total and by individual the following shares which may be acquired by the persons indicated pursuant to the exercise of stock options within 60 days of August 1, 2002:


Martha B. Beal                7,000
James J. Fuller               7,000
Charles D. Massey             7,000
Senator David W. Hoyle        7,000
Ben R. Rudisill, II           7,000
Eugene R. Matthews, II        7,000
Kim S. Price                 26,159
Gary F. Hoskins               9,139
Paul L. Teem, Jr.            12,166
Michael R. Maguire            6,000


(3) Calculated by dividing the number of shares by the total shares of common stock outstanding at August 1, 2002 (4,209,434 shares) plus the number of shares which each individual may acquire pursuant to the exercise of stock options within 60 days of August 1, 2002.
*   Less than 1%.

                SUBSCRIPTIONS BY EXECUTIVE OFFICERS AND DIRECTORS

     The table below sets forth, for each of Citizens South Banking Corporation's directors and executive officers and for all of the directors and executive officers as a group, the following information:


     (1) the number of exchange shares to be held upon consummation of the conversion, based upon their beneficial ownership of Citizens South Banking Corporation common stock as of August 1, 2002;


     (2) the proposed purchases of subscription shares, assuming sufficient shares are available to satisfy their subscriptions; and

     (3) the total amount of Citizens South Banking Corporation common stock to be held upon consummation of the conversion.

     In each case, it is assumed that subscription shares are sold at the midpoint of the offering range. See "The Conversion--Limitations on Common Stock Purchases."


                                             Proposed Purchases of
                                                 Stock in the            Total Common Stock
                                                  Offering(1)               to be Held
                                             ----------------------   --------------------------
                              Number of                                            Percentage of
                           Exchange Shares   Number of                Number of      Total
Name of Beneficial Owner    to be Held(2)      Shares      Amount      Shares       Outstanding
------------------------   ---------------   ---------   ----------   ----------   -------------
Martha B. Beal                  63,088          5,000    $   50,000      68,088       0.994%
Ronald E. Bostian                2,378          5,000        50,000       7,378            *
James J. Fuller                 29,095          2,000        20,000      31,095            *
Charles D. Massey               55,356         25,000       250,000      80,356       1.173%
Senator David W. Hoyle          87,645         50,000       500,000     137,645       2.001%
Ben R. Rudisill, II             52,755         25,000       250,000      77,755       1.135%
Eugene R. Matthews, II          39,275          5,000        50,000      44,275            *
Kim S. Price                    78,362          1,000        10,000      79,362       1.158%
Gary F. Hoskins                 36,273          5,000        50,000      41,273            *
Paul L. Teem, Jr.               64,035          5,000        50,000      69,035       1.007%
Michael R. Maguire              12,366          5,000        50,000      17,366            *
Vance B. Brinson, Jr.               21          5,000        50,000       5,021            *
                               -------        -------    ----------     -------       -----
Total                          520,649        138,000    $1,380,000     658,649       9.611%
                               =======        =======    ==========     =======       =====


----------
*    Less than 1%.
(1)  Includes proposed subscriptions, if any, by associates.
(2)  Based on information presented in "Beneficial Ownership of Common Stock."

                                 THE CONVERSION

     The Boards of Directors of Citizens South Banking Corporation and Citizens South Holdings, MHC have approved the plan of conversion. The plan of conversion must also be approved by the members of Citizens South Holdings, MHC (depositors of Citizens South Bank) and the stockholders of Citizens South Banking Corporation. A special meeting of members and a special meeting of stockholders have been called for this purpose. The Office of Thrift Supervision also has conditionally approved the plan; however, such approval does not constitute a recommendation or endorsement of the plan of conversion by that agency.

General

     The respective Boards of Directors of Citizens South Holdings, MHC and Citizens South Banking Corporation adopted the plan of conversion on May 23, 2002. Pursuant to the plan of conversion, our organization will convert from the mutual holding company form of organization to the fully public form. Citizens South Holdings, MHC, the mutual holding company parent of Citizens South Banking Corporation, will be merged into Citizens South Bank, and Citizens South Holdings, MHC will no longer exist. Pursuant to the plan, Citizens South Banking Corporation, which owns 100% of Citizens South Bank, also will be succeeded by a new Delaware corporation with the same name. As part of the conversion, shares of common stock of Citizens South Banking Corporation representing the ownership interest of Citizens South Holdings, MHC, will be offered for sale in the offering. When the conversion is completed, all of the capital stock of Citizens South Bank will be owned by Citizens South Banking Corporation. A diagram of our corporate structure before and after the conversion is set forth in the Summary of this prospectus.

     Under the plan of conversion, at the conclusion of the conversion and offering, each share of Citizens South Banking Corporation common stock owned by persons other than Citizens South Holdings, MHC will be converted automatically into the right to receive new shares of Citizens South Banking Corporation common stock determined pursuant to the exchange ratio. The exchange ratio will ensure that immediately after the conversion and exchange of existing shares of Citizens South Banking Corporation for new shares, the public stockholders of Citizens South Banking Corporation common stock will own the same aggregate percentage of new Citizens South Banking Corporation common stock that they owned immediately prior to the conversion, excluding any shares purchased in the offering.

     We intend to retain 50% of the net proceeds of the offering and to contribute the balance of the net proceeds to Citizens South Bank. The conversion will be effected only upon completion of the sale of at least the minimum number of shares of our common stock to be offered pursuant to the plan of conversion.

     The plan of conversion provides generally that we will offer shares of common stock for sale in the subscription offering to eligible account holders, our tax-qualified benefit plans, including the employee stock ownership plan, supplemental eligible account holders and other members. Subject to the prior rights of these holders of subscription rights, we will offer common stock for sale in a community offering to members of the general public, with a preference given in the following order:


     (1) First, to public stockholders of Citizens South Banking Corporation common stock as of August 1, 2002; and


     (2) Second, to natural persons residing in the North Carolina Counties of Gaston, Rowan, Iredell, Mecklenburg, Cabarrus, Cleveland and Lincoln and the South Carolina County of York.

     We have the right to accept or reject, in whole or in part, any orders to purchase shares of the common stock received in the community offering. The community offering may begin at the same time as the subscription offering and must be completed within 45 days after the completion of the subscription offering unless otherwise extended by the Office of Thrift Supervision. See "--Community Offering."

     We determined the number of shares of common stock to be offered in the offering based upon an independent appraisal of the estimated pro forma market value of Citizens South Banking Corporation. All shares of common stock to be sold in the offering will be sold at $10.00 per share. The independent valuation will be updated and the final number of the shares to be issued in the offering will be determined at the completion of the offering. See "--Stock Pricing and Number of Shares to be Issued" for more information as to the determination of the estimated pro forma market value of the common stock.

     The following is a brief summary of the conversion and is qualified in its entirety by reference to the provisions of the plan of conversion. A copy of the plan of conversion is available for inspection at each branch of Citizens South Bank and at the Southeast Regional and Washington, D.C. offices of the Office of Thrift Supervision. The plan of conversion is also filed as an exhibit to the application to convert from mutual to stock form of which this prospectus is a part, copies of which may be obtained from the Office of Thrift Supervision. See "Additional Information."

Reasons for the Conversion

     The primary reasons for the conversion are to facilitate acquisitions of other financial institutions and financial services companies as opportunities arise, to support internal growth through lending in communities we serve, to improve our overall competitive position and to enhance shareholder returns through higher earnings and capital management strategies.


     As a fully converted stock holding company, we will have greater flexibility in structuring mergers and acquisitions, including the form of consideration paid in a transaction. In our current mutual holding company structure, our ability to offer our common stock as consideration for a merger or acquisition has been limited. Potential sellers often want stock for at least part of the purchase price. Our new stock holding company structure will enhance our ability to compete with other bidders when acquisition opportunities arise by enabling us to offer stock or cash consideration, or a combination thereof. We do not now have any specific acquisition plans.

Approvals Required

     The affirmative vote of a majority of the total eligible votes of the members of Citizens South Holdings, MHC at the special meeting of members is required to approve the plan of conversion. By their approval of the plan of conversion, the members of Citizens South Holdings, MHC will also be deemed to approve the merger of Citizens South Holdings, MHC into Citizens South Bank. The affirmative vote of the holders of at least two-thirds of the outstanding shares of common stock of Citizens South Banking Corporation and a majority of the votes cast by the public stockholders of Citizens South Banking Corporation common stock also are required to approve the plan of conversion. The plan of conversion also must be approved by the Office of Thrift Supervision, which has given its conditional approval.

Share Exchange Ratio

     Office of Thrift Supervision regulations provide that in a conversion of a mutual holding company to fully stock form, the public stockholders will be entitled to exchange their shares for common stock of the converted holding company, provided that the mutual holding company demonstrates to the satisfaction of the Office of Thrift Supervision that the basis for the exchange is fair and reasonable. The Board of Directors of Citizens South Banking Corporation has determined that each publicly held share of Citizens South Banking Corporation common stock will, on the effective date of the conversion, be converted automatically into and become the right to receive a number of new shares of Citizens South Banking Corporation common stock. The number of new shares of common stock will be determined pursuant to the exchange ratio which ensures that the public stockholders of Citizens South Banking Corporation common stock will own the same percentage of new common stock in Citizens South Banking Corporation after the conversion as they held in Citizens South Banking Corporation immediately prior to the conversion, exclusive of their purchase of additional shares, and the receipt of cash in lieu of fractional shares. At March 31, 2002, there were 4,209,434 shares of Citizens South Banking Corporation common stock outstanding (net of treasury stock), and 1,752,427 shares were publicly held. The exchange ratio is not dependent on the market value of Citizens South Banking Corporation common stock. It is calculated based on the percentage of Citizens South Banking Corporation common stock held by the public, the independent appraisal of Citizens South Banking Corporation prepared by RP Financial, LC and the number of shares sold in the offering. The exchange ratio is expected to range from approximately 1.3838 exchange shares for each publicly held share of Citizens South Banking Corporation at the minimum of the offering range to 2.1530 exchange shares for each publicly held share of Citizens South Banking Corporation at the adjusted maximum of the offering range.

     If you are now a stockholder of Citizens South Banking Corporation, your existing shares will be cancelled and exchanged for new shares of Citizens South Banking Corporation. The number of shares you receive will be based on the exchange ratio determined as of the closing of the conversion. The actual number of shares you receive will depend upon the number of shares we sell in the offering, which in turn will depend upon the final appraised value of Citizens South Banking Corporation. The following table shows how the exchange ratio will adjust, based on the number of shares sold in the offering. The table also shows how many shares an owner of Citizens South Banking Corporation common stock would receive in the exchange, adjusted for the number of shares sold in the offering.

                                        New Shares to be Exchanged
                                            for Existing Shares
                  New Shares to be          of Citizens  South                                     New Shares to
                Sold in This Offering       Banking Corporation      Total Shares of                be Received
                ---------------------   --------------------------   Common Stock to   Exchange       for 100
                  Amount     Percent        Amount     Percent       be Outstanding      Ratio    Existing Shares
                 ---------   -------       ---------   -------       ---------------   --------   ---------------
Minimum......    3,400,000    58.4%        2,425,004     41.6%          5,825,004       1.3838        138.38
Midpoint.....    4,000,000    58.4%        2,852,946     41.6%          6,852,946       1.6280        162.80
Maximum......    4,600,000    58.4%        3,280,888     41.6%          7,880,888       1.8722        187.22
15% above
   Maximum...    5,290,000    58.4%        3,773,021     41.6%          9,063,021       2.1530        215.30


     Outstanding options to purchase shares of Citizens South Banking Corporation common stock also will be converted into and become options to purchase Citizens South Banking Corporation common stock. The number of shares of common stock to be received upon exercise of these options will be determined pursuant to the exchange ratio. The aggregate exercise price, duration and vesting schedule of these options will not be affected. At March 31, 2002, there were 201,748 outstanding options to purchase Citizens South Banking Corporation common stock, 161,598 of which were vested.

Effects of Conversion on Depositors, Borrowers and Members

     Continuity. While the conversion is being accomplished, the normal business of Citizens South Bank of accepting deposits and making loans will continue without interruption. Citizens South Bank will continue to be a federally chartered savings bank and will continue to be regulated by the Office of Thrift Supervision. After the conversion, Citizens South Bank will continue to offer existing services to depositors, borrowers and other customers. The directors serving Citizens South Banking Corporation at the time of the conversion will serve as directors of Citizens South Banking Corporation after the conversion.


     Effect on Deposit Accounts. Under the plan of conversion, each depositor in Citizens South Bank at the time of the conversion will automatically continue as a depositor after the conversion, and the deposit balance, interest rate and other terms of such deposit accounts will not change as a result of the conversion. Each such account will be insured by the Federal Deposit Insurance Corporation to the same extent as before the conversion. Depositors will continue to hold their existing certificates, passbooks and other evidences of their accounts.


     Effect on Loans. No loan outstanding from Citizens South Bank will be affected by the conversion, and the amount, interest rate, maturity and security for each loan will remain as it was contractually fixed prior to the conversion.

     Effect on Voting Rights of Members. At present, all depositors are members of, and have voting rights in, Citizens South Holdings, MHC as to all matters requiring membership action. Upon completion of the conversion, depositors will cease to be members of Citizens South Holdings, MHC and will no longer have voting rights. Upon completion of the conversion, all voting rights in Citizens South Bank will be vested in Citizens South Banking Corporation as the sole stockholder of Citizens South Bank. The stockholders of Citizens South Banking Corporation will possess exclusive voting rights with respect to Citizens South Banking Corporation common stock.

     Tax Effects. Citizens South Banking Corporation will receive an opinion of counsel or tax advisor with regard to federal and state income taxation to the effect that the conversion will not be taxable for federal or state income tax purposes to Citizens South Holdings, MHC, Citizens South Banking Corporation, the public stockholders of Citizens South Banking Corporation, members of Citizens South Holdings, MHC, eligible account holders, supplemental eligible account holders, or Citizens South Bank. See "--Tax Aspects."

     Effect on Liquidation Rights. Each depositor in Citizens South Bank has both a deposit account in Citizens South Bank and a pro rata ownership interest in the net worth of Citizens South Holdings, MHC based upon the balance in his or her account. This interest may only be realized in the event of a complete liquidation of Citizens South Holdings, MHC and Citizens South Bank. However, this ownership interest is tied to the depositor's account and has no tangible market value separate from the deposit account. Any depositor who opens a deposit account obtains a pro rata ownership interest in Citizens South Holdings, MHC without any additional payment beyond the amount of the deposit. A depositor who reduces or closes his account receives a portion or all of the balance in the deposit account but nothing for his ownership interest in the net worth of Citizens South Holdings, MHC, which is lost to the extent that the balance in the account is reduced or closed.

     Consequently, depositors in a stock subsidiary of a mutual holding company normally have no way of realizing the value of their ownership interest, which has realizable value only in the unlikely event that Citizens South Holdings, MHC and Citizens South Bank are liquidated. If this occurs, the depositors of record at that time, as owners, would share pro rata in any residual surplus and reserves of Citizens South Holdings, MHC after other claims, including claims of depositors to the amounts of their deposits, are paid.

     In the unlikely event that Citizens South Bank were to liquidate after the conversion, all claims of creditors, including those of depositors, also would be paid first, followed by distribution of the "liquidation account" to depositors as of March 31, 2001 and June 30, 2002 who continue to maintain their deposit accounts as of the date of liquidation, with any assets remaining thereafter distributed to Citizens South Banking Corporation as the holder of Citizens South Bank's capital stock. Pursuant to the rules and regulations of the Office of Thrift Supervision, a post-conversion merger, consolidation, sale of bulk assets or similar combination or transaction with another insured savings institution would not be considered a liquidation and, in such a transaction, the liquidation account would be assumed by the surviving institution. See "--Liquidation Rights."

Stock Pricing and Number of Shares to be Issued

     The plan of conversion and federal regulations require that the aggregate purchase price of the common stock sold in the offering must be based on the appraised pro forma market value of the common stock, as determined by an independent valuation. Citizens South Bank and Citizens South Banking Corporation have retained RP Financial, LC to make this valuation. For its services in preparing the initial valuation, RP Financial, LC will receive a fee of $40,000. This amount does not include a fee of $10,000 to be paid to RP Financial, LC for assistance in the preparation of a business plan. Citizens South Bank and Citizens South Banking Corporation have agreed to indemnify RP Financial, LC and its employees and affiliates against specified losses, including any losses in connection with claims under the federal securities laws, arising out of its services as appraiser, except where RP Financial, LC's liability results from its negligence or bad faith.

     The appraisal considered the pro forma impact of the offering. Consistent with the Office of Thrift Supervision appraisal guidelines, the appraisal applied three primary methodologies: the pro forma price-to-book value approach applied to both reported book value and tangible book value; the pro forma price-to-earnings approach applied to reported and core earnings; and the pro forma price-to-assets approach. The market value ratios applied in the three methodologies were based upon the current market valuations of the peer group companies, subject to valuation adjustments applied by RP Financial, LC to account for differences between Citizens South Banking Corporation and the peer group. RP Financial, LC placed the greatest emphasis on the price-to-earnings and price-to-book approaches in estimating pro forma market value.

     The independent valuation was prepared by RP Financial, LC in reliance upon the information contained in this prospectus, including the consolidated financial statements. RP Financial, LC also considered the following factors, among others:

          the present and projected operating results and financial condition of Citizens South Banking Corporation;

          the economic and demographic conditions in Citizens South Banking Corporation's existing market area;

          certain historical, financial and other information relating to Citizens South Banking Corporation;

          a comparative evaluation of the operating and financial characteristics of Citizens South Banking Corporation with those of other similarly situated publicly traded savings institutions located in North Carolina and other regions of the United States;

          the aggregate size of the offering of the common stock;

          the impact of the conversion on Citizens South Banking Corporation's stockholders' equity and earnings potential;

          the proposed dividend policy of Citizens South Banking Corporation;
          and

          the trading market for securities of comparable institutions and general conditions in the market for such securities.

     Included in RP Financial, LC's report were certain assumptions as to the pro forma earnings of Citizens South Banking Corporation after the conversion that were utilized in determining the appraised value. These assumptions included estimated expenses, an assumed after-tax rate of return on the net conversion proceeds and purchases in the open market of 4% of the common stock issued in the offering by the recognition and retention plan at the $10.00 purchase price. See "Pro Forma Data" for additional information concerning theses assumptions. The use of different assumptions may yield different results.

     The independent valuation states that as of June 14, 2002, the estimated pro forma market value, or valuation range, of Citizens South Banking Corporation ranged from a minimum of $58.3 million to a maximum of $78.8 million, with a midpoint of $68.5 million. The Board of Directors decided to offer the shares for a price of $10.00 per share. The aggregate offering price of the shares will be equal to the valuation range multiplied by the percentage of Citizens South Banking Corporation common stock owned by Citizens South Holdings, MHC. The number of shares offered will be equal to the aggregate offering price of the shares divided by the price per share. Based on the valuation range, the percentage of Citizens South Banking Corporation common stock owned by Citizens South Holdings, MHC and the $10.00 price per share, the minimum of the offering range will be 3,400,000 shares, the midpoint of the offering range will be 4,000,000 shares and the maximum of the offering range will be 4,600,000 shares.

     The Board of Directors reviewed the independent valuation and, in particular, considered the following:

     . Citizens South Banking Corporation's financial condition and results of operations;

     . comparison of financial performance ratios of Citizens South Banking Corporation to those of other financial institutions of similar size;

     . stock market conditions generally and in particular for financial institutions; and

     . the historical trading price of the publicly held shares of Citizens South Banking Corporation common stock.

     All of these factors are set forth in the independent valuation. The Board also reviewed the methodology and the assumptions used by RP Financial, LC in preparing the independent valuation and the Board believes that such assumptions were reasonable. The offering range may be amended with the approval of the Office of Thrift Supervision, if required, as a result of subsequent developments in the financial condition of Citizens South Banking Corporation or Citizens South Bank or market conditions generally. In the event the independent valuation is updated to amend the pro forma market value of Citizens South Banking Corporation to less than $58.3 million or more than $90.6 million, the appraisal will be filed with the Securities and Exchange Commission by post-effective amendment.

     The independent valuation is not intended, and must not be construed, as a recommendation of any kind as to the advisability of purchasing our common stock. RP Financial, LC did not independently verify our consolidated financial statements and other information that we provided to them, nor did RP Financial, LC independently value our assets or liabilities. The independent valuation considers Citizens South Bank as a going concern and should not be considered as an indication of the liquidation value of Citizens South Bank. Moreover, because the valuation is necessarily based upon estimates and projections of a number of matters, all of which may change from time to time, no assurance can be given that persons purchasing our common stock in the offering will thereafter be able to sell their shares at prices at or above the $10.00 price.

     Following commencement of the subscription offering, the maximum of the valuation range may be increased by up to 15% to up to $90.6 million, which will result in a corresponding increase of up to 15% in the maximum of the offering range to up to 5,290,000 shares, to reflect changes in the market and financial conditions, without resoliciting subscribers. We will not decrease the minimum of the valuation range and the minimum of the offering range without a resolicitation of subscribers. The subscription price of $10.00 per share will remain fixed. See "--Limitations on Common Stock Purchases" as to the method of distribution and allocation of additional shares that may be issued in the event of an increase in the offering range to fill unfilled orders in the offering.


     If the update to the independent valuation at the conclusion of the offering results in an increase in the maximum of the valuation range to more than $90.6 million and a corresponding increase in the offering range to more than 5,290,000 shares, or a decrease in the minimum of the valuation range to less than $58.3 million and a corresponding decrease in the offering range to fewer than 3,400,000 shares, then, after consulting with the Office of Thrift Supervision, we may terminate the plan of conversion, cancel withdrawal authorizations and return by check all funds received promptly with interest at Citizens South Bank's passbook savings rate of interest. Alternatively, we may hold a new offering, establish a new offering range, extend the offering period and commence a resolicitation of subscribers or take other actions as permitted by the Office of Thrift Supervision in order to complete the conversion. In the event that a resolicitation is commenced, we will return all funds received, with interest to, and will cancel all withdrawal authorizations for, persons who submitted accepted subscriptions for shares of our common stock in the offering. Those persons, and only those persons, will be resolicited and again be given the opportunity to subscribe for our common stock in the offering. Any resolicitation following the conclusion of the subscription and community offerings would not exceed 45 days unless further extended by the Office of Thrift Supervision for periods of up to 90 days.

     An increase in the number of shares to be issued in the offering would decrease both a subscriber's ownership interest and Citizens South Banking Corporation's pro forma earnings and stockholders' equity on a per share basis while increasing pro forma earnings and stockholders' equity on an aggregate basis. A decrease in the number of shares to be issued in the offering would increase both a subscriber's ownership interest and Citizens South Banking Corporation's pro forma earnings and stockholders' equity on a per share basis, while decreasing pro forma earnings and stockholders' equity on an aggregate basis. For a presentation of the effects of these changes, see "Pro Forma Data."

     Copies of the appraisal report of RP Financial, LC and the detailed memorandum of the appraiser setting forth the method and assumptions for the appraisal are available for inspection at the main office of Citizens South Bank and as specified under "Additional Information."

Exchange of Stock Certificates

     The conversion of existing outstanding shares of Citizens South Banking Corporation common stock into the right to receive new shares of Citizens South Banking Corporation common stock will occur automatically on the effective date of the conversion. As soon as practicable after the effective date of the conversion, we or a bank or trust company designated by us in the capacity of exchange agent, will send a transmittal form to each public stockholder of Citizens South Banking Corporation who holds stock certificates. The transmittal forms are expected to be mailed within five business days after the effective date of the conversion and will contain instructions on how to exchange old shares of Citizens South Banking Corporation common stock, which may bear the company's former name of Gaston Federal Bancorp, Inc., for new shares of Citizens South Banking Corporation common stock. We expect that stock certificates for new shares of Citizens South Banking Corporation common stock will be distributed within five business days after we receive properly executed transmittal forms and other required documents. Shares held by public stockholders in street name will be exchanged automatically upon the effective date; no transmittal forms will be mailed relating to these shares.

     New shares of Citizens South Banking Corporation issued in exchange for existing shares are considered acquired in an initial public offering. Accordingly, such new shares offering cannot be owned on margin for 30 days after the offering. If a shareholder currently owns our stock on margin, the shares would have to be moved to a cash account prior to exchanging the old stock certificates for new stock certificates.

     No fractional shares of Citizens South Banking Corporation common stock will be issued to any public stockholder of Citizens South Banking Corporation when the conversion is completed. For each fractional share that would otherwise be issued to stockholders who hold certificates, we will pay by check an amount equal to the product obtained by multiplying the fractional share interest to which the holder would otherwise be entitled to by $10.00. Payment for fractional shares will be made as soon as practicable after the receipt by the exchange agent of surrendered Citizens South Banking Corporation stock certificates. If your shares are held in street name, you will automatically receive cash in lieu of fractional shares.

     You should not forward your stock certificates until you have received transmittal forms, which will include forwarding instructions.

     Until your existing certificates representing Citizens South Banking Corporation common stock are surrendered for exchange after the conversion in compliance with the terms of the transmittal form, you will not receive new shares of Citizens South Banking Corporation common stock and you will not be paid dividends on the new Citizens South Banking Corporation common stock. When you surrender your certificates, any unpaid dividends will be paid without interest. For all other purposes, however, each certificate which represents shares of Citizens South Banking Corporation common stock outstanding at the effective date of the conversion will be considered to evidence ownership of new shares of Citizens South Banking Corporation common stock into which those shares have been converted by virtue of the conversion.

     All new shares of Citizens South Banking Corporation common stock that we issue to you in exchange for existing shares of Citizens South Banking Corporation common stock will be considered to have been issued in full satisfaction of all rights pertaining to such shares, subject, however, to our obligation to pay any dividends or make any other distributions with a record date prior to the effective date of the conversion which may have been declared by us on or prior to the effective date and which remain unpaid at the effective date.

     If a certificate for Citizens South Banking Corporation common stock has been lost, stolen or destroyed, the exchange agent will issue a new stock certificate upon receipt of appropriate evidence as to the loss, theft or destruction, appropriate evidence as to the ownership of the certificate by the claimant, and appropriate and customary indemnification, which is normally effected by the purchase of a bond from a surety company at the shareholder's expense.

Subscription Offering and Subscription Rights

     In accordance with the plan of conversion, rights to subscribe for the purchase of common stock in the subscription offering have been granted under the plan of conversion in the following descending order of priority. The filling of all subscriptions that we receive will depend on the availability of common stock after satisfaction of all subscriptions of all persons having prior rights in the subscription offering and to the maximum, minimum and overall purchase limitations set forth in the plan of conversion and as described below under "--Limitations on Common Stock Purchases."


     Priority 1: Eligible Account Holders. Each Citizens South Bank depositor or Citizens Bank, Inc., depositor with aggregate deposit account balances, including demand deposit accounts, of $50 or more (a "Qualifying Deposit") on March 31, 2001 ("Eligible Account Holders") will receive, without payment therefor, nontransferable subscription rights to purchase up to 50,000 shares of common stock, subject to the overall purchase limitations. See "--Limitations on Common Stock Purchases." If there are not sufficient shares available to satisfy all subscriptions, shares will first be allocated so as to permit each subscribing Eligible Account Holder to purchase a number of shares sufficient to make his total allocation equal to the lesser of 100 shares or the number of shares for which he subscribed. Thereafter, unallocated shares will be allocated to each subscribing Eligible Account Holder whose subscription remains unfilled in the proportion that the amount of his Qualifying Deposit bears to the total amount of Qualifying Deposits of all subscribing Eligible Account Holders whose subscriptions remain unfilled. If an amount so allocated exceeds the amount subscribed for by any one or more Eligible Account Holders, the excess shall be reallocated among those Eligible Account Holders whose subscriptions are not fully satisfied until all available shares have been allocated.


     To ensure proper allocation of stock, each Eligible Account Holder must list on his stock order form all deposit accounts in which he has an ownership interest on March 31, 2001. Failure to list an account could result in fewer shares being allocated than if all accounts had been disclosed. The subscription rights of Eligible Account Holders who are also directors or officers of Citizens South Banking Corporation or their associates will be subordinated to the subscription rights of other Eligible Account Holders to the extent attributable to increased deposits in the twelve months preceding March 31, 2001.

     Priority 2: Tax-Qualified Plans. Our tax-qualified employee stock benefit plans will receive, without payment therefor, nontransferable subscription rights to purchase in the aggregate up to 8% of the common stock sold in the offering (although we anticipate our employee stock ownership plan will purchase 2% of the common stock sold in the offering).

     Priority 3: Supplemental Eligible Account Holders. To the extent that there are sufficient shares remaining after satisfaction of subscriptions by Eligible Account Holders and our tax-qualified employee stock benefit plans, each Citizens South Bank depositor with a Qualifying Deposit on June 30, 2002 who is not an Eligible Account Holder ("Supplemental Eligible Account Holder") will receive, without payment therefor, nontransferable subscription rights to purchase up to 50,000 shares of common stock, subject to the overall purchase limitations. See "--Limitations on Common Stock Purchases." If there are not sufficient shares available to satisfy all subscriptions, shares will be allocated so as to permit each subscribing Supplemental Eligible Account Holder to purchase a number of shares sufficient to make his total allocation equal to the lesser of 100 shares or the number of shares for which he subscribed. Thereafter, unallocated shares will be allocated to each subscribing Supplemental Eligible Account Holder whose subscription remains unfilled in the proportion that the amount of his Qualifying Deposit bears to the total amount of Qualifying Deposits of all subscribing Supplemental Eligible Account Holders whose subscriptions remain unfilled.


     To ensure proper allocation of stock, each Supplemental Eligible Account Holder must list on his stock order form all deposit accounts in which he has an ownership interest at June 30, 2002. Failure to list an account could result in fewer shares being allocated than if all accounts had been disclosed.

     Priority 4: Other Members. To the extent that there are shares remaining after satisfaction of subscriptions by Eligible Account Holders, our tax-qualified employee stock benefit plans, and Supplemental Eligible Account Holders, each member of Citizens South Holdings, MHC (depositor of Citizens South Bank) on the voting record date of August 1, 2002 who is not an Eligible Account Holder or Supplemental Eligible Account Holder ("Other

Members") will receive, without payment therefor, nontransferable subscription rights to purchase up to 50,000 shares of common stock, subject to the overall purchase limitations. See "--Limitations on Common Stock Purchases." If there are not sufficient shares available to satisfy all subscriptions, available shares will be allocated on a pro rata basis based on the size of the order of each Other Member.

     Expiration Date for the Subscription Offering. The Subscription Offering will expire at 12:00 noon, North Carolina Time, on September 18, 2002, unless extended by us for up to 45 days or such additional periods with the approval of the Office of Thrift Supervision, if necessary. We may decide to extend the subscription offering and/or the community offering for any reason, whether or not subscriptions have been received for shares at the minimum, midpoint or maximum of the offering range. Subscription rights which have not been exercised prior to the expiration date will become void.

     We will not execute orders until at least the minimum number of shares of common stock have been subscribed for or otherwise sold. If at least 3,400,000 shares have not been subscribed for or sold within 45 days after the expiration date, unless the period is extended with the consent of the Office of Thrift Supervision, all funds delivered to us pursuant to the offering will be returned promptly to the subscribers with interest and all withdrawal authorizations will be cancelled. If an extension beyond the 45-day period following the expiration date is granted, we will notify subscribers of the extension of time and of the rights of subscribers to modify or rescind their subscriptions. Extensions may
not go beyond September   , 2004 which is two years after the special meeting of
                        --
members of Citizens South Holdings, MHC to approve the conversion.

Community Offering

     To the extent that shares remain available for purchase after satisfaction of all subscriptions of the Eligible Account Holders, our tax-qualified employee stock benefit plans, Supplemental Eligible Account Holders and Other Members, we may offer shares pursuant to the plan of conversion to members of the general public in a community offering. Shares may be offered with the following preferences:


     (1) First, to public stockholders of Citizens South Banking Corporation common stock as of August 1, 2002; and


     (2) Second, to natural persons residing in the North Carolina Counties of Gaston, Rowan, Iredell, Mecklenburg, Cabarrus, Cleveland and Lincoln and the South Carolina County of York.

     Subscribers in the community offering may purchase up to 50,000 shares of common stock, subject to the overall purchase limitations. See "--Limitations on Common Stock Purchases." The minimum purchase is 25 shares. The opportunity to purchase shares of common stock in the community offering category is subject to our right, in our sole discretion, to accept or reject any such orders in whole or in part either at the time of receipt of an order or as soon as practicable following the expiration date.


     If we do not have sufficient shares available to fill the orders of public stockholders of Citizens South Banking Corporation as of August, 2002, we will allocate the remaining available shares among those persons in a manner that permits each of them, to the extent possible, to purchase the lesser of 100 shares or the number of shares subscribed for by each such person. Thereafter, unallocated shares will be allocated among public stockholders whose orders remain unsatisfied based on the size of the unfilled order of each public stockholder of Citizens South Banking Corporation relative to the size of the aggregate unfilled orders of other public stockholders. If oversubscription occurs due to the orders of natural persons residing in the North Carolina counties of Gaston, Rowan, Iredell, Mecklenburg, Cabarrus, Cleveland and Lincoln or the South Carolina County of York, the allocation procedures described above will apply to the stock orders of such persons. If oversubscription occurs due to the orders of members of the general public, the allocation procedures described above will apply to the stock orders of such persons.


     The term "residing" or "resident" as used in this prospectus means any person who occupies a dwelling within the North Carolina counties of Gaston, Rowan, Iredell, Mecklenburg, Cabarrus, Cleveland and Lincoln or the South Carolina County of York, has a present intent to remain within this community for a period of time, and manifests the genuineness of that intent by establishing an ongoing physical presence within the community, together with an indication that this presence within Citizens South Bank's community is something other than merely transitory in nature. We may utilize deposit or loan records or other evidence provided to us to decide whether a person is a resident. In all cases, however, the determination shall be in our sole discretion.

     The community offering may begin with or during the subscription offering and is expected to terminate at the same time as the subscription offering, and must terminate no more than 45 days following the subscription offering. Citizens South Banking Corporation may decide to extend the community offering for any reason and is not required to give purchasers notice of any such extension. If 3,400,000 shares have not been subscribed for or sold within 45 days after the expiration date, unless this period is extended with the consent of the Office of Thrift Supervision, all funds delivered to us will be returned promptly to the purchasers with interest and all withdrawal authorizations will be cancelled. If an extension beyond the 45-day period following the expiration date is granted, we will notify purchasers of the extension of time and of the rights of purchasers to modify or rescind their orders. These extensions may not
go beyond September   , 2004, which is two years after the special meeting of
                    --
members of Citizens South Holdings, MHC to approve the conversion.

     We have the right to reject any order submitted in the offering by a person who we believe is making false representations or who we otherwise believe, either alone or acting in concert with others, is violating, evading, circumventing, or intends to violate, evade or circumvent the terms and conditions of the plan of conversion.

Syndicated Community Offering

     If feasible, our Board of Directors may decide to offer for sale all shares of common stock not subscribed for or purchased in the subscription and community offerings in a syndicated community offering, subject to such terms, conditions and procedures as we may determine, in a manner that will achieve the widest distribution of the common stock. However, we retain the right to accept or reject in whole or in part any orders in the syndicated community offering. In the syndicated community offering, any person may purchase up to 50,000 shares of common stock, subject to the overall maximum purchase limitations. Unless the syndicated community offering begins during the community offering, the syndicated community offering will begin as soon as possible after the completion of the subscription and community offerings.

     If for any reason we cannot effect a syndicated community offering of shares not sold in the subscription and community offerings, or in the event that there is an insignificant number of unsold shares remaining after the subscription and community offerings or in the syndicated community offering, we will try to make other arrangements for the sale of unsubscribed shares, if possible. The Office of Thrift Supervision must approve any such arrangements.

Limitations on Common Stock Purchases

     The plan of conversion includes the following limitations on the number of shares of common stock that may be purchased during the conversion:

     (1) No person may purchase fewer than 25 shares of common stock or more than 50,000 shares;

     (2) Our tax-qualified employee stock benefit plans, including our employee stock ownership plan, may purchase in the aggregate up to 8% of the shares issued in the offering, including shares issued in the event of an increase in the offering range of up to 15%. We expect our employee stock ownership plan to subscribe for 2% of the shares sold in the offering;

     (3) Except for the employee stock ownership plan, as described above, no person or entity, together with associates or persons acting in concert with such person or entity, may purchase more than 50,000 shares in all categories of the offering combined;

     (4) Current stockholders of Citizens South Banking Corporation are subject to an ownership limitation. As previously described, current stockholders of Citizens South Banking Corporation will receive new shares of Citizens South Banking Corporation common stock in exchange for their existing shares of Citizens South Banking Corporation common stock. The number of shares that a stockholder may purchase in the offering, together with associates or persons acting in concert with such stockholder, when combined with the shares that the stockholder and his associates will receive in exchange for existing Citizens South Banking Corporation common stock, may not exceed 175,000 shares; and

     (5) The maximum number of shares of common stock that may be purchased in all categories of the offering by officers and directors of Citizens South Bank and their associates, in the aggregate, when combined with new shares of common stock issued in exchange for existing shares, may not exceed 25% of the shares issued in the conversion.

     Depending upon market or financial conditions, our Board of Directors, with the approval of the Office of Thrift Supervision and without further approval of members of Citizens South Holdings, MHC, may decrease or increase the purchase and ownership limitations. If a purchase limitation is increased, subscribers in the subscription offering who ordered the maximum amount will be, and some other large subscribers who through their subscriptions evidence a desire to purchase the maximum allowable number of shares, in our sole discretion, may be given the opportunity to increase their subscriptions up to the then applicable limit. The effect of this type of resolicitation will be an increase in the number of shares owned by subscribers who choose to increase their subscriptions. Our Board of Directors may, in its sole discretion, increase the maximum purchase limitations up to 9.99% of the shares issued in the conversion, provided that orders for shares exceeding 5% of the shares being issued shall not exceed, in the aggregate, 10% of the total issued.

     In the event of an increase in the total number of shares offered in the offering, due to an increase in the offering range of up to 15%, shares will be allocated in the following order of priority in accordance with the plan of conversion:

     (1) to fill the employee stock ownership plan's subscription for 2% of the total number of shares sold;

     (2) in the event that there is an oversubscription at the Eligible Account Holder, Supplemental Eligible Account Holder or Other Member levels, to fill unfulfilled subscriptions of these subscribers according to their respective priorities; and


     (3) to fill unfulfilled subscriptions in the community offering, with preference given first to Citizens South Banking Corporation public stockholders as of August, 2002, and then to natural persons residing in the North Carolina Counties of Gaston, Rowan, Iredell, Mecklenburg, Cabarrus, Cleveland and Lincoln and the South Carolina County of York.


     The term "associate" of a person means:

     (1) any corporation or organization, other than Citizens South Banking Corporation, Citizens South Bank or a majority-owned subsidiary of Citizens South Bank, of which the person is an officer, partner or 10% stockholder;

     (2) any trust or other estate in which the person has a substantial beneficial interest or serves as a director or in a similar fiduciary capacity; provided, however, it does not include any employee stock benefit plan in which the person has a substantial beneficial interest or serves as director or in a similar fiduciary capacity; and

     (3) any relative or spouse of the person, or any relative of the spouse, who either has the same home as the person or who is a director or officer of Citizens South Banking Corporation or Citizens South Bank.

     The term "acting in concert" means:

     (1) knowing participation in a joint activity or interdependent conscious parallel action towards a common goal whether or not pursuant to an express agreement; or

     (2) a combination or pooling of voting or other interests in the securities of an issuer for a common purpose pursuant to any contract, understanding, relationship, agreement or other arrangement, whether written or otherwise.

     A person or company which acts in concert with another person or company ("other party") shall also be deemed to be acting in concert with any person or company who is also acting in concert with that other party, except that any tax-qualified employee stock benefit plan will not be deemed to be acting in concert with its trustee or a person who serves in a similar capacity solely for the purpose of determining whether stock held by the trustee and stock held by the plan will be aggregated.

     Our directors are not treated as associates of each other solely because of their membership on our Board of Directors. We have the right to determine whether prospective purchasers are associates or acting in concert. For a further discussion of limitations on purchases of our stock at the time of conversion and thereafter, see "Certain Restrictions on Purchase or Transfer of Our Shares after Conversion" and "Restrictions on Acquisition of Citizens South Banking Corporation."

Plan of Distribution; Selling Agent Compensation

     Offering materials have been distributed by mail to those with subscription rights at the last known address on our records as of the eligibility dates of the offering. Subscription rights expire whether or not eligible subscribers can be located.

     To assist in the marketing of the common stock, we have retained Keefe, Bruyette & Woods, Inc., which is a broker/dealer registered with the National Association of Securities Dealers, Inc. Keefe, Bruyette & Woods, Inc. will assist us in the offering by:

     (1) providing its employees to assist in staffing the Stock Information Center to assist our customers and internal stock purchasers and to assist in records management for orders of shares of common stock;

     (2) targeting our sales efforts, including assisting in the preparation of marketing materials;

     (3)  soliciting orders for common stock; and

     (4) assisting in soliciting proxies of our members and current stockholders.

     For these services, Keefe, Bruyette & Woods, Inc., will receive a management fee of $50,000 and a marketing fee equal to 1.35% of the dollar amount of common stock sold in the subscription and community offerings other than shares purchased by officers, directors and employees or their immediate families and any common stock purchased by our tax-qualified and non-qualified employee benefit plans, for which no fee need be paid. The marketing fee will be reduced by the $50,000 management fee, assuming the offering is completed successfully. In the event that Keefe, Bruyette & Woods, Inc. sells common stock through a group of broker-dealers in a syndicated community offering, it will be paid a fee not to exceed 5.5% of the dollar amount of total shares sold in the syndicated community offering. From this fee, Keefe, Bruyette & Woods, Inc. will pass on to selected broker-dealers who assist in the syndicated community offering an amount competitive with gross underwriting discounts charged at such time for comparable amounts of stock sold at a comparable price per share in a similar marketing environment. Keefe, Bruyette & Woods, Inc. will also be reimbursed for allocable expenses in an amount not to exceed $15,000, and for attorney's fees and expenses in an amount not to exceed $35,000.

     We have made an advance payment to Keefe, Bruyette & Woods, Inc. in the amount of $12,500. We will indemnify Keefe, Bruyette & Woods, Inc. against liabilities and expenses, including legal fees, incurred in connection with certain claims or litigation arising out of or based upon untrue statements or omissions contained in the offering materials for the common stock, including liabilities under the Securities Act of 1933.

     Some of our directors and executive officers may participate in the solicitation of offers to purchase common stock. These persons will be reimbursed for their reasonable out-of-pocket expenses incurred in connection with the solicitation. Other regular, full-time employees of Citizens South Bank may assist in the offering, but only in ministerial capacities, and may provide clerical work in effecting a sales transaction. No offers or sales may be made by tellers or at the teller counters. All sales activity will be conducted in a segregated or separately identifiable area of Citizens South Bank's main offices apart from the area accessible to the general public. Other questions of prospective purchasers will be directed to executive officers or registered representatives of Keefe, Bruyette & Woods, Inc. Our other employees have been instructed not to solicit offers to purchase common stock or provide advice regarding the purchase of common stock. We will rely on Rule 3a4-1 under the Securities Exchange Act of 1934, and sales of common stock will be conducted within the requirements of Rule 3a4-1, so as to permit officers, directors and employees to participate in the sale of common stock. None of our officers, directors or employees will be compensated in connection with their participation in the offering.

Procedure for Purchasing Shares

     Expiration Date. The offering will terminate at 12:00 noon, North Carolina Time, on September 18, 2002, unless we extend it, with the approval of the Office of Thrift Supervision, if required. This extension may be approved by us, in our sole discretion, without further approval or additional notice to purchasers in the offering. Any extension of the offering beyond 45 days after the expiration date of the offering would require the Office of Thrift Supervision's approval, and potential purchasers would be given the right to increase, decrease or rescind their orders for common stock. If we have not sold the minimum number of shares offered in the offering by the expiration date or any extension thereof, we may terminate the offering and promptly refund all orders for common stock. If the number of shares offered is reduced below the minimum of the offering range, or increased above the adjusted maximum of the offering range, purchasers will be given an opportunity to increase, decrease or rescind their orders.

     To ensure that each purchaser receives a prospectus at least 48 hours before the expiration date of the offering in accordance with Rule 15c2-8 of the Securities Exchange Act of 1934, no prospectus will be mailed any later than five days prior to this date or hand delivered any later than two days prior to this date. Execution of an order form will confirm receipt of delivery in accordance with Rule 15c2-8. Order forms will be distributed only with a prospectus. Subscription funds will be maintained in a special escrow account at Citizens South Bank.

     We reserve the right in our sole discretion to terminate the offering at any time and for any reason, in which case we will cancel any withdrawal orders and return all funds submitted, plus interest at Citizens South Bank's current passbook savings rate from the date of receipt.

     Use of Order Forms. In order to purchase shares of the common stock in the subscription offering and community offering, you must complete an order form and remit payment. Incomplete order forms or order forms that are not signed are not required to be accepted. We will not be required to accept orders submitted on photocopied or facsimiled stock order forms. All order forms must be received prior to 12:00 noon, North Carolina Time on September 18, 2002. We are not required to accept order forms that are not received by that time, are executed defectively or are received without full payment or without appropriate withdrawal instructions. We are not required to notify subscribers of incomplete or improperly executed order forms, and we have the right to waive or permit the correction of incomplete or improperly executed order forms. We do not represent, however, that we will do so and we have no affirmative duty to notify any prospective subscriber of any such defects. You may submit your order form and payment by mail using the return envelope provided, by bringing your order form to our stock information center, or by overnight delivery to the indicated address on the back of the order form. Order forms may be delivered in person to Citizens South Bank branches. Once tendered, an order form cannot be modified or revoked without our consent. We reserve the absolute right, in our sole discretion, to reject orders received in the community offering, in whole or in part, at the time of receipt or at any time prior to completion of the offering. If you are ordering shares, you must represent that you are purchasing shares for your own account and that you have no agreement or understanding with any person for the sale or transfer of the shares. Our interpretation of the terms and conditions of the plan of conversion and of the acceptability of the order forms will be final.

     By signing the order form, you will be acknowledging that the common stock is not a deposit or savings account that is federally insured or otherwise guaranteed by Citizens South Bank or the Federal Government, and that you received a copy of this prospectus. However, signing the order form will not result in you waiving your rights under the Securities Act of 1933 or the Securities Exchange Act of 1934.

     Payment for Shares. Payment for all shares will be required to accompany all completed order forms for the purchase to be valid. Payment for shares may be made by:

     (1) personal check, bank check or bank draft, made payable to Citizens South Banking Corporation; or

     (2) authorization of withdrawal from Citizens South Bank deposit accounts (except checking accounts) designated on the stock order form.

     Appropriate means for designating withdrawals from deposit accounts at Citizens South Bank are provided in the order forms. The funds designated must be available in the account(s) at the time the order form is received. A hold will be placed on these funds, making them unavailable to the depositor. Funds authorized for withdrawal will continue to earn interest within the account at the contract rate until the offering is completed, at which time the designated withdrawal will be made. Interest penalties for early withdrawal applicable to certificate accounts will not apply to withdrawals authorized for the purchase of shares of common stock; however, if a withdrawal results in a certificate account with a balance less than the applicable minimum balance requirement, the certificate will be cancelled at the time of withdrawal without penalty and the remaining balance will earn interest at the current passbook rate subsequent to the withdrawal. In the case of payments made by check or money order, these funds must be available in the account(s) and will be immediately cashed and placed in a segregated escrow account at Citizens South Bank and interest will be paid at the current passbook savings rate from the date payment is received until the offering is completed or terminated. Once we receive your executed order form, it may not be modified, amended or rescinded without our consent, unless the offering is not completed by the expiration date, in which event purchasers may be given the opportunity to increase, decrease or rescind their orders for a specified period of time.

     If you are interested in using your individual retirement account funds to purchase common stock, you must do so through a self-directed individual retirement account. Citizens South Bank, by law, cannot maintain self-directed individual retirement accounts. Therefore, if you wish to use your funds that are currently in a Citizens South Bank individual retirement account, you may not designate on the order form that you wish funds to be withdrawn from the account for the purchase of common stock. The funds you wish to use for the purchase of common stock will have to be transferred to a brokerage account. There will be no early withdrawal or Internal Revenue Service interest penalties for these transfers. Depositors interested in using funds in an individual retirement account or any other retirement account to purchase common stock should contact the stock information center as soon as possible, preferably at least two weeks prior to the end of the offering period, because processing such transactions takes additional time, and whether such funds can be used may depend on limitations imposed by the institutions where such funds are currently held. We cannot guarantee that you will be able to use such funds.

     Citizens South Banking Corporation shall have the right, in its sole discretion, to permit institutional investors to submit irrevocable orders together with the legally binding commitment for payment and to thereafter pay for the shares of common stock for which they subscribe in the community offering at any time prior to 48 hours before the completion of the reorganization. This payment may be made under wire transfer.

     If our employee stock ownership plan purchases shares in the offering, it will not be required to pay for such shares until consummation of the offering, provided there is a loan commitment from an unrelated financial institution or Citizens South Banking Corporation to lend to the employee stock ownership plan the necessary amount to fund the purchase.

     Regulations prohibit Citizens South Bank from lending funds or extending credit to any persons to purchase common stock in the offering.

     Delivery of Stock Certificates. Certificates representing common stock issued in the offering and Citizens South Bank checks representing any applicable refund and/or interest paid on subscriptions made by check, money order or bank draft will be mailed to the persons entitled thereto at the certificate registration address noted on the order form, as soon as practicable following consummation of the offering and receipt of all necessary regulatory approvals. Any certificates returned as undeliverable will be held by the transfer agent until claimed by persons legally entitled thereto or otherwise disposed of in accordance with applicable law. Until certificates for the common stock are available and delivered to purchasers, purchasers may not be able to sell the shares of stock which they ordered, even though the common stock will have begun trading.

     Other Restrictions. Notwithstanding any other provision of the plan of conversion, no person is entitled to purchase any common stock to the extent the purchase would be illegal under any federal or state law or regulation, including state "blue sky" registrations, or would violate regulations or policies of the National Association of Securities Dealers, Inc., particularly those regarding free riding and withholding. We may ask for an acceptable legal opinion from any purchaser as to the legality of his or her purchase and we may refuse to honor any purchase order if an opinion is not timely furnished.

Restrictions on Transfer of Subscription Rights and Shares

     Office of Thrift Supervision conversion regulations prohibit any person with subscription rights, including the Eligible Account Holders, Supplemental Eligible Account Holders and Other Members, from transferring or entering into any agreement or understanding to transfer the legal or beneficial ownership of the subscription rights issued under the plan of conversion or the shares of common stock to be issued upon their exercise. These rights may be exercised only by the person to whom they are granted and only for his or her account. Each person exercising subscription rights will be required to certify that he or she is purchasing shares solely for his or her own account and that he or she has no agreement or understanding regarding the sale or transfer of such shares. The regulations also prohibit any person from offering or making an announcement of an offer or intent to make an offer to purchase subscription rights or shares of common stock to be issued upon their exercise prior to completion of the offering.

     We will pursue any and all legal and equitable remedies in the event we become aware of the transfer of subscription rights, and we will not honor orders that we believe involve the transfer of subscription rights.

Stock Information Center

     If you have any questions regarding the offering, please call the stock
information center, toll free, at (___)    -    , from 9:00 a.m. to 5:00 p.m.
                                        --- ----
North Carolina Time, Monday through Friday. The stock information center is located at
           ----------------------------------------------.

Liquidation Rights

     In the unlikely event of a complete liquidation of Citizens South Banking Corporation prior to the conversion, all claims of creditors of Citizens South Banking Corporation, including those of depositors to the extent of their deposit balances, would be paid first. Thereafter, if there were any assets of Citizens South Banking Corporation remaining, these assets would be distributed to stockholders, including Citizens South Holdings, MHC. In the unlikely event that Citizens South Holdings, MHC and Citizens South Banking Corporation liquidated prior to the conversion, all claims of creditors would be paid first. Then, if there were any assets of Citizens South Holdings, MHC remaining, members of Citizens South Holdings, MHC would receive those remaining assets, pro rata, based upon the deposit balances in their deposit account in Citizens South Bank immediately prior to liquidation. In the unlikely event that Citizens South Bank were to liquidate after the conversion, all claims of creditors, including those of depositors, would be paid first, followed by distribution of the "liquidation account" to certain depositors, with any assets remaining thereafter distributed to Citizens South Banking Corporation as the holder of Citizens South Bank capital stock. Pursuant to the rules and regulations of the Office of Thrift Supervision, a post-conversion merger, consolidation, sale of bulk assets or similar combination or transaction with another insured savings institution would not be considered a liquidation and, in these types of transactions, the liquidation account would be assumed by the surviving institution.

     The plan of conversion provides for the establishment, upon the completion of the conversion, of a special "liquidation account" for the benefit of Eligible Account Holders and Supplemental Eligible Account Holders (as those terms are defined in the plan of conversion) in an amount equal to the greater of:

     (1) Citizens South Holdings, MHC's ownership interest in the retained earnings of Citizens South Banking Corporation as of the date of its latest balance sheet contained in this prospectus; or


     (2) the retained earnings of Citizens South Bank at the time that Citizens South Bank reorganized into Citizens South Holdings, MHC on April 9, 1998.

     The purpose of the liquidation account is to provide Eligible Account Holders and Supplemental Eligible Account Holders who maintain their deposit accounts with Citizens South Bank after the conversion with an interest in the unlikely event of the complete liquidation of Citizens South Bank after the conversion. Each Eligible Account Holder and Supplemental Eligible Account Holder that continues to maintain his or her deposit account at Citizens South Bank, would be entitled, on a complete liquidation of Citizens South Bank after the conversion, to an interest in the liquidation account prior to any payment to the stockholders of Citizens South Banking Corporation. Each Eligible Account Holder and Supplemental Eligible Account Holder would have an initial interest in the liquidation account for each deposit account, including savings accounts, transaction accounts such as negotiable order of withdrawal accounts, money market deposit accounts, and certificates of deposit, with a balance of $50 or more held in Citizens South Bank on March 31, 2001, or August 1, 2002. Each Eligible Account Holder and Supplemental Eligible Account Holder would have a pro rata interest in the total liquidation account for each such deposit account, based on the proportion that the balance of each such deposit account on March 31, 2001, or August 1, 2002 bears to the balance of all deposit accounts in Citizens South Bank on such dates.


     If, however, on any December 31 annual closing date commencing after the effective date of the conversion, the amount in any such deposit account is less than the amount in the deposit account on March 31, 2001 or June 30, 2002 or any other annual closing date, then the interest in the liquidation account relating to such deposit account would be reduced from time to time by the proportion of any such reduction, and such interest will cease to exist if such deposit account is closed. In addition, no interest in the liquidation account would ever be increased despite any subsequent increase in the related deposit account. Payment pursuant to liquidation rights of Eligible Account Holders and Supplemental Eligible Account Holders would be separate and apart from the payment of any insured deposit accounts to such depositor. Any assets remaining after the above liquidation rights of Eligible Account Holders and Supplemental Eligible Account Holders are satisfied would be distributed to Citizens South Banking Corporation as the sole stockholder of Citizens South Bank.

Tax Aspects

     Consummation of the conversion is expressly conditioned upon the prior receipt of an opinion of counsel or tax advisor with respect to federal and state income taxation that indicates that the conversion will not be a taxable transaction to Citizens South Holdings, MHC, Citizens South Banking Corporation, Citizens South Bank, Eligible Account Holders, Supplemental Eligible Account Holders, and other members of Citizens South Holdings, MHC. Unlike private letter rulings, opinions of counsel or tax advisors are not binding on the Internal Revenue Service or any state taxing authority, and such authorities may disagree with such opinions. In the event of such disagreement, there can be no assurance that Citizens South Banking Corporation or Citizens South Bank would prevail in a judicial proceeding.


     Citizens South Holdings, MHC and Citizens South Banking Corporation have received an opinion of counsel, Luse Gorman Pomerenk & Schick, P.C., regarding all of the material federal income tax consequences of the conversion which includes the following:

     1. The conversion of Citizens South Banking Corporation to a federally chartered interim stock savings bank will qualify as a tax-free reorganization within the meaning of Section 368(a)(1)(F) of the Code and the merger of Citizens South Banking Corporation with and into Citizens South Bank qualifies as a tax-free reorganization within the meaning of Section 368(a)(1)(A) of the Code.

     2. Neither Citizens South Banking Corporation, Citizens South Bank, nor the shareholders of Citizens South Banking Corporation will recognize any gain or loss upon the transfer of assets of Citizens South Banking Corporation to Citizens South Bank in exchange for shares of common stock of the Bank which will be constructively received by Citizens South Banking Corporation's shareholders. (Sections 361 and 1032(a) of the Code.)

     3. The basis of the assets of Citizens South Banking Corporation and the holding period of such assets to be received by Citizens South Bank will be the same as the basis and holding period in such assets in the hands of Citizens South Banking Corporation immediately before the exchange. (Sections 362(b) and 1223(2) of the Code).

     4. The conversion of Citizens South Holdings, MHC, to a federally chartered interim stock savings bank will qualify as a tax-free reorganization within the meaning of Section 368(a)(1)(F) of the Code and the merger of Citizens South Holdings, MHC with and into Citizens South Bank qualifies as a tax-free reorganization within the meaning of Section 368(a)(1)(A) of the Code.

     5. The exchange of Eligible Account Holders' and Supplemental Account Holders' interests in Citizens South Holdings, MHC for interests in a liquidation account established in Citizens South Bank will satisfy the continuity of interest requirement of Section 1.368-1(b) of the Federal Income Tax Regulations.

     6. None of Citizens South Holdings, MHC, Citizens South Banking Corporation, Citizens South Bank nor eligible account holders, supplemental eligible account holders or other members will recognize any gain or loss on the transfer of the assets of Citizens South Holdings, MHC to Citizens South Bank in exchange for an interest in a liquidation account established in Citizens South Bank for the benefit of eligible account holders and supplemental eligible account holders who remain depositors of Citizens South Bank.

     7. Current stockholders of Citizens South Banking Corporation will not recognize any gain or loss upon their constructive exchange of Citizens South Banking Corporation common stock for shares of Citizens South Bank which will in turn be exchanged for new shares of Citizens South Banking Corporation common stock.

     8. Each stockholder's aggregate basis in new shares of Citizens South Banking Corporation common stock (including fractional share interests) received in the exchange will be the same as the aggregate basis of Citizens South Banking Corporation common stock surrendered in exchange therefor.

     9. Each stockholder's holding period in his or her Citizens South Banking Corporation common stock received in the exchange will include the period during which Citizens South Banking Corporation common stock surrendered was held, provided that the Citizens South Banking Corporation common stock surrendered is a capital asset in the hands of the stockholder on the date of the exchange.

    10. Cash received by any current stockholder of Citizens South Banking Corporation in lieu of a fractional share interest in new shares of Citizens South Banking Corporation common stock will be treated as having been received as a distribution in full payment in exchange for a fractional share interest of new Citizens South Banking Corporation common stock, which such stockholder would otherwise be entitled to receive. Accordingly, a shareholder will recognize gain or loss equal to the difference between the cash received and the basis of the fractional share. If the common stock is held by the shareholder as a capital asset, the gain or loss will be capital gain or loss.

     11. It is more likely than not that the fair market value of the nontransferable subscription rights to purchase common stock is zero. Accordingly, no gain or loss will be recognized by eligible account holders, supplemental eligible account holders or other members upon distribution to them of nontransferable subscription rights to purchase shares of Citizens South Banking Corporation common stock, provided that the amount to be paid for Citizens South Banking Corporation common stock is equal to the fair market value of Citizens South Banking Corporation common stock.

     12. It is more likely than not that the basis of the Citizens South Banking Corporation common stock purchased in the offering will be its purchase price. The holding period of the Citizens South Banking Corporation common stock purchased pursuant to the exercise of nontransferable subscription rights will commence on the date on which the right to acquire such stock was exercised.

     13. No gain or loss will be recognized by Citizens South Banking Corporation on the receipt of money in exchange for Citizens South Banking Corporation common stock sold in the offering.

     The tax opinions as to 11 and 12 above are based on the position that nontransferable subscription rights to be received by eligible account holders and supplemental eligible account holders do not have any economic value at the time of distribution or the time the subscription rights are exercised. In this regard, Luse Gorman Pomerenk & Schick, P.C. noted that the subscription rights will be granted at no cost to the recipients, will be legally non-transferable and of short duration, and will provide the recipient with the right only to purchase shares of common stock at the same price to be paid by members of the general public in any community offering. The firm also noted that Citizens South Banking Corporation has received a letter from RP Financial, LC, stating that the subscription rights do not have any value. RP Financial, LC, should not be viewed as a tax expert, since its opinion states it did not undertake any independent investigation of state or federal law or the position of the Internal Revenue Service. Based on the foregoing, Luse Gorman Pomerenk & Schick, P.C. believes that it is more likely than not that the nontransferable subscription rights to purchase common stock have no value. However, the issue of whether or not the subscription rights have value is based on all the facts and circumstances. If the nontransferable subscription rights granted to eligible subscribers are subsequently found to have an ascertainable value greater than zero, income may be recognized by various recipients of the nontransferable subscription rights (in certain cases, whether or not the rights are exercised) and we could recognize gain on the distribution of the nontransferable subscription rights. Eligible account holders and supplemental eligible account holders are encouraged to consult with their own tax advisors as to the tax consequences in the event that subscription rights are deemed to have an ascertainable value. Unlike private rulings, an opinion of Luse Gorman Pomerenk & Schick, P.C., is not binding on the Internal Revenue Service and the Internal Revenue Service could disagree with the conclusions reached therein.


     The federal tax opinion has been filed with the Securities and Exchange Commission as an exhibit to Citizens South Banking Corporation's registration statement. An opinion regarding the North Carolina state income tax consequences consistent with the federal tax opinion has been issued by Cherry Bekaert & Holland, L.L.P., tax advisors to Citizens South Holdings, MHC and Citizens South Banking Corporation.

Certain Restrictions on Purchase or Transfer of Our Shares after Conversion

     All shares purchased in the offering by a director or an executive officer of Citizens South Bank generally may not be sold for a period of one year following the conversion, except in the event of the death of the director or executive officer. Each certificate for restricted shares will bear a legend giving notice of this restriction on transfer, and instructions will be issued to the effect that any transfer within this time period of any certificate or record ownership of the shares other than as provided above is a violation of the restriction. Any shares of common stock issued at a later date as a stock dividend, stock split, or otherwise, with respect to the restricted stock will be similarly restricted. The directors and executive officers of Citizens South Bank also will be restricted by the insider trading rules promulgated pursuant to the Securities Exchange Act of 1934.

     Purchases of shares of our common stock by any of our directors, executive officers and their associates, during the three-year period following the conversion may be made only through a broker or dealer registered with the Securities and Exchange Commission, except with the prior written approval of the Office of Thrift Supervision. This restriction does not apply, however, to negotiated transactions involving more than 1% of our outstanding common stock or to purchases of our common stock by our stock option plan or any of our tax-qualified employee stock benefit plans or nontax-qualified employee stock benefit plans, including any recognition and retention plans or restricted stock plans.

     Office of Thrift Supervision regulations prohibit Citizens South Banking Corporation from repurchasing its common stock during the first year following conversion unless compelling business reasons exist for such repurchases. After one year, the Office of Thrift Supervision does not impose any repurchase restrictions.

                       COMPARISON OF STOCKHOLDERS' RIGHTS


     General. As a result of the conversion, our existing Citizens South Banking Corporation stockholders will become stockholders of Citizens South Banking Corporation, a Delaware corporation and the successor to the existing Citizens South Banking Corporation. There are certain differences in stockholder rights arising from distinctions between Citizens South Banking Corporation's federal stock charter and bylaws and Citizens South Banking Corporation's Delaware certificate of incorporation and bylaws, and from distinctions between laws applicable to Delaware and federally chartered corporations.


     This discussion is not intended to be a complete statement of the differences affecting the rights of stockholders, but rather summarizes the material differences and similarities affecting the rights of stockholders. This discussion is qualified in its entirety by reference to the certificate of incorporation and bylaws of Citizens South Banking Corporation and the Delaware General Corporation Law. See "Additional Information" for procedures for obtaining a copy of Citizens South Banking Corporation's certificate of incorporation and bylaws.

     Authorized Capital Stock. Our authorized capital stock currently consists of 20,000,000 shares of common stock, par value $1.00 per share, and 10,000,000 shares of preferred stock. After the conversion, our authorized capital stock as a Delaware corporation will consist of 20,000,000 shares of common stock, $0.01 par value per share, and 1,000,000 shares of preferred stock, par value $0.01 per share. We authorized more capital stock than that which will be issued in the conversion in order to provide our Board of Directors with flexibility to effect, among other transactions, financings, acquisitions, stock dividends, stock splits and stock option grants. However, these additional authorized shares may also be used by our Board of Directors consistent with its fiduciary duty to deter future attempts to gain control of Citizens South Banking Corporation. Our Board of Directors also has sole authority to determine the terms of any one or more series of preferred stock, including voting rights, conversion rates and liquidation preferences. As a result of the ability to fix voting rights for a series of preferred stock, our Board has the power, to the extent consistent with its fiduciary duty, to issue a series of preferred stock to persons friendly to management in order to attempt to block a hostile tender offer, merger or other transaction by which a third party seeks control, and thereby assist management to retain its position. We currently have no plans for the issuance of additional shares, other than the issuance of additional shares through our stock benefit plans.

     Issuance of Capital Stock. Pursuant to applicable laws and regulations, Citizens South Holdings, MHC is required to own not less than a majority of the outstanding Citizens South Banking Corporation common stock. There will be no such restriction applicable to Citizens South Banking Corporation following consummation of the conversion.

     Citizens South Banking Corporation's Delaware certificate of incorporation does not contain restrictions on the issuance of shares of capital stock to directors, officers or controlling persons, whereas Citizens South Banking Corporation's federal stock charter restricts such issuances to general public offerings, or to directors for qualifying shares, unless the share issuance or the plan under which they would be issued has been approved by a majority of the total votes eligible to be cast at a legal stockholders' meeting. Thus, stock related compensation plans, such as stock option plans and recognition and retention plans, may be adopted by Citizens South Banking Corporation without stockholder approval and shares of Citizens South Banking Corporation capital stock may be issued directly to directors or officers without stockholder approval. The bylaws of the National Association of Securities Dealers, Inc., however, generally require corporations with securities that are quoted on the Nasdaq National Market System to obtain stockholder approval of most stock compensation plans for directors, officers and key employees of the corporation. Moreover, although generally not required, stockholder approval of stock-related compensation plans may be sought in certain instances in order to qualify such plans for favorable federal income tax and securities law treatment under current laws and regulations.

     Voting Rights. Neither Citizens South Banking Corporation's federal stock charter or bylaws nor Citizens South Banking Corporation's Delaware certificate of incorporation or bylaws provide for cumulative voting for the election of directors. For additional information regarding voting rights, see "--Limitations on Voting Rights of Greater-than-10% Stockholders" below.

     Payment of Dividends. The ability of Citizens South Banking Corporation to pay dividends on its capital stock is restricted by Office of Thrift Supervision regulations and by federal income tax considerations related to savings banks such as Citizens South Bank. See "Supervision and Regulation--Federal Banking Regulation--Capital Distributions." Although Citizens South Banking Corporation is not subject to these restrictions as a Delaware corporation, such restrictions will indirectly affect Citizens South Banking Corporation because dividends from Citizens South Bank will be a primary source of funds of Citizens South Banking Corporation for the payment of dividends to stockholders of Citizens South Banking Corporation.

     Certain restrictions generally imposed on Delaware corporations may also have an impact on Citizens South Banking Corporation's ability to pay dividends. Delaware law generally provides that Citizens South Banking Corporation is limited to paying dividends in an amount equal to the excess of its net assets (total assets minus total liabilities) over its statutory capital or, if no such excess exists, equal to its net profits for the current year and/or the immediately preceding fiscal year.

     Board of Directors. Citizens South Banking Corporation's federal stock charter and bylaws and Citizens South Banking Corporation's Delaware certificate of incorporation and bylaws each require the Board of Directors to be divided into three classes and that the members of each class shall be elected for a term of three years and until their successors are elected and qualified, with one class being elected annually.

     Under Citizens South Banking Corporation's federal bylaws, any vacancies on the Board of Directors of Citizens South Banking Corporation may be filled by the affirmative vote of a majority of the remaining directors although less than a quorum of the Board of Directors. Persons elected by the directors of Citizens South Banking Corporation to fill vacancies may only serve until the next annual meeting of stockholders. Under Citizens South Banking Corporation's Delaware certificate of incorporation, any vacancy occurring in the Board of Directors of Citizens South Banking Corporation, including any vacancy created by reason of an increase in the number of directors, may be filled by the remaining directors, and any director so chosen shall hold office for the remainder of the term to which the director has been elected and until his or her successor is elected and qualified.

     Under Citizens South Banking Corporation's federal bylaws, any director may be removed for cause by the holders of a majority of the outstanding voting shares. Citizens South Banking Corporation's Delaware certificate of incorporation provides that any director may be removed for cause by the holders of at least 80% of the outstanding voting shares of Citizens South Banking Corporation.

     Limitations on Liability. The federal stock charter and bylaws of Citizens South Banking Corporation do not limit the personal liability of directors.

     Citizens South Banking Corporation's Delaware certificate of incorporation provides that the directors of Citizens South Banking Corporation will not be personally liable for monetary damages to Citizens South Banking Corporation for certain actions as directors, except for actions or omissions not in good faith or that involve intentional misconduct or a knowing violation of law by the director, the authorization of illegal distributions or receipt of an improper personal benefit from their positions as directors. This provision might, in certain instances, discourage or deter shareholders or management from bringing a lawsuit against directors for a breach of their duties even though such an action, if successful, might have benefited Citizens South Banking Corporation.

     Indemnification of Directors, Officers, Employees and Agents. Citizens South Banking Corporation's federal stock charter and bylaws do not contain any provision relating to indemnification of directors and officers of Citizens South Banking Corporation Under current Office of Thrift Supervision regulations, however, Citizens South Banking Corporation shall indemnify its directors, officers and employees for any costs incurred in connection with any litigation involving such person's activities as a director, officer or employee if such person obtains a final judgment on the merits in his or her favor. In addition, indemnification is permitted in the case of a settlement, a final judgment against such person or final judgment other than on the merits, if a majority of disinterested directors determines that such person was acting in good faith within the scope of his or her employment as he or she could reasonably have perceived it under the circumstances and for a purpose he or she could reasonably have believed under the circumstances was in the best interests of Citizens South Banking Corporation or its stockholders. Citizens South Banking Corporation also is permitted to pay ongoing expenses incurred by a director, officer or employee if a majority of disinterested directors concludes that such person may ultimately be entitled to indemnification. Before making any indemnification payment, Citizens South Banking Corporation is required to notify the Office of Thrift Supervision of its intention and such payment cannot be made if the Office of Thrift Supervision objects to such payment.

     The officers, directors, agents and employees of Citizens South Banking Corporation are indemnified with respect to certain actions pursuant to Citizens South Banking Corporation's Delaware certificate of incorporation, which complies with Delaware law regarding indemnification. Delaware law allows Citizens South Banking Corporation to indemnify the aforementioned persons for expenses, liabilities, settlements, judgments and fines in suits in which such person has been made a party by reason of the fact that he or she is or was a director or officer of Citizens South Banking Corporation. No such indemnification may be given if the acts or omissions of the person are adjudged to be in violation of law, if such person is liable to the corporation for an unlawful distribution, or if such person personally received a benefit to which he or she was not entitled. The right to indemnification includes the right to be paid the expenses incurred in advance of final disposition of a proceeding.

     Special Meetings of Stockholders. Citizens South Banking Corporation's federal bylaws provide that special meetings of Citizens South Banking Corporation's stockholders may be called by the Chairman, the President, a majority of the Board of Directors or the holders of not less than one-tenth of the outstanding capital stock of Citizens South Banking Corporation entitled to vote at the meeting. Citizens South Banking Corporation's Delaware certificate of incorporation provides that special meetings of the stockholders of Citizens South Banking Corporation may be called only by a majority vote of the total authorized directors.

     Stockholder Nominations and Proposals. Citizens South Banking Corporation's federal bylaws generally provide that stockholders may submit nominations for election of directors at an annual meeting of stockholders and any new business to be taken up at such a meeting by filing the proposal in writing with Citizens South Banking Corporation at least five days before the date of any such meeting.


     Citizens South Banking Corporation's Delaware bylaws generally provide that any stockholder desiring to make a nomination for the election of directors or a proposal for new business at a meeting of stockholders must submit written notice to Citizens South Banking Corporation at least 90 days prior to the anniversary date of the mailing of proxy materials by Citizens South Banking Corporation in connection with the immediately preceding annual meeting of stockholders. However, if less than 100 days notice or prior disclosure of the date of the meeting is given, stockholders must submit such written notice no later than the tenth day following the date on which notice of the meeting is mailed to stockholders or such public disclosure was made. Failure to comply with these advance notice requirements will preclude such nominations or new business from being considered at the meeting. Management believes that it is in the best interests of Citizens South Banking Corporation and its stockholders to provide sufficient time to enable management to disclose to stockholders information about a dissident slate of nominations for directors. This advance notice requirement may also give management time to solicit its own proxies in an attempt to defeat any dissident slate of nominations, should management determine that doing so is in the best interests of stockholders generally. Similarly, adequate advance notice of stockholder proposals will give management time to study such proposals and to determine whether to recommend to the stockholders that such proposals be adopted. In certain instances, such provisions could make it more difficult to oppose management's nominees or proposals, even if stockholders believe such nominees or proposals are in their best interests.


     Stockholder Action Without a Meeting. The federal bylaws of Citizens South Banking Corporation provide that any action to be taken or which may be taken at any annual or special meeting of stockholders may be taken if a consent in writing, setting forth the actions so taken, is given by the holders of all outstanding shares entitled to vote. Citizens South Banking Corporation's Delaware certificate of incorporation specifically denies the authority of stockholders to act without a meeting.

     Stockholder's Right to Examine Books and Records. A federal regulation, which is applicable to Citizens South Banking Corporation, provides that stockholders may inspect and copy specified books and records of a federally chartered savings institution after proper written notice for a proper purpose. Delaware law similarly provides that a stockholder may inspect books and records upon written demand stating the purpose of the inspection, if such purpose is reasonably related to such person's interest as a stockholder.

     Limitations on Voting Rights of Greater-than-10% Stockholders. Citizens South Banking Corporation's Delaware certificate of incorporation provides that no record or beneficial owner, directly or indirectly, of more than 10% of the outstanding shares of common stock will be permitted to vote any shares in excess of such 10% limit.

     Mergers, Consolidations and Sales of Assets. A federal regulation requires the approval of two-thirds of the Board of Directors of Citizens South Banking Corporation and the holders of two-thirds of the outstanding stock of Citizens South Banking Corporation entitled to vote thereon for mergers, consolidations and sales of all or substantially all of Citizens South Banking Corporation's assets. Such regulation permits Citizens South Banking Corporation to merge with another corporation without obtaining the approval of its stockholders if:

     (1)  it does not involve an interim savings institution;

     (2) Citizens South Banking Corporation's federal stock charter is not changed;

     (3) each share of Citizens South Banking Corporation's stock outstanding immediately prior to the effective date of the transaction will be an identical outstanding share or a treasury share of Citizens South Banking Corporation after such effective date; and

     (4)  either:

               (a) no shares of voting stock of Citizens South Banking Corporation and no securities convertible into such stock are to be issued or delivered under the plan of combination; or

               (b) the authorized unissued shares or the treasury shares of voting stock of Citizens South Banking Corporation to be issued or delivered under the plan of combination, plus those initially issuable upon conversion of any securities to be issued or delivered under such plan, do not exceed 15% of the total shares of voting stock of Citizens South Banking Corporation outstanding immediately prior to the effective date of the transaction.

     Citizens South Banking Corporation's Delaware certificate of incorporation requires the approval of the holders of at least 80% of Citizens South Banking Corporation's outstanding shares of voting stock to approve certain "Business Combinations" involving an "Interested Stockholder" except where (i) the proposed transaction has been approved by two-thirds of the members of the Board of Directors who are unaffiliated with the Interested Stockholder and who were directors prior to the time when the Interested Stockholder became an Interested Stockholder, or (ii) certain "fair price" provisions are complied with. The term "Interested Stockholder" includes any individual, corporation, partnership or other entity, other than Citizens South Banking Corporation or its subsidiary, which owns beneficially or controls, directly or indirectly, 10% or more of the outstanding shares of voting stock of Citizens South Banking Corporation or an affiliate of such person or entity. This provision of the certificate of incorporation applies to any "Business Combination," which is defined to include, among other things:

     (1) any merger or consolidation of Citizens South Banking Corporation with or into any Interested Stockholder;

     (2) any sale, lease, exchange, mortgage, transfer, or other disposition of 25% or more of the assets of Citizens South Banking Corporation and its subsidiaries to an Interested Stockholder;

     (3) the issuance or transfer of any securities of Citizens South Banking Corporation or a subsidiary of Citizens South Banking Corporation to an Interested Stockholder having a value exceeding 25% of the combined fair market value of the outstanding securities of Citizens South Banking Corporation;

     (4) the adoption of any plan or proposal for the liquidation or dissolution of Citizens South Banking Corporation proposed by or on behalf of an Interested Stockholder or any Affiliate of an Interested Stockholder; or

     (5) any reclassification of securities, any recapitalization, or any merger with a subsidiary or other transaction that has the effect of increasing an Interested Stockholder's proportional share of any class of securities of Citizens South Banking Corporation.

     Under Delaware law, absent this provision, business combinations, including mergers, consolidations and sales of substantially all of the assets of a corporation must, subject to certain exceptions, be approved by the vote of the holders of a majority of the outstanding shares of common stock of Citizens South Banking Corporation and any other affected class of stock. One exception under Delaware law to the majority approval requirement applies to stockholders owning 15% or more of the common stock of a corporation for a period of less than three years. Such 15% stockholder, in order to obtain approval of a business combination, must obtain the approval of two-thirds of the outstanding stock, excluding the stock owned by such 15% stockholder, or satisfy other requirements under Delaware law relating to board of director approval of his or her acquisition of the shares of Citizens South Banking Corporation The increased stockholder vote required to approve a business combination may have the effect of preventing mergers and other business combinations which a majority of stockholders deem desirable and placing the power to prevent such a merger or combination in the hands of a minority of stockholders.

     Citizens South Banking Corporation's Delaware certificate of incorporation provides that the Citizens South Banking Corporation's Board of Directors may consider certain factors in addition to the amount of consideration to be paid when evaluating certain business combinations or a tender or exchange offer. These additional factors include the social and economic effects of the transaction on its customers and employees and the communities served by Citizens South Banking Corporation.

     Dissenters' Rights of Appraisal. Office of Thrift Supervision regulations generally provide that a stockholder of a federally chartered savings institution that engages in a merger, consolidation or sale of all or substantially all of its assets shall have the right to demand from such institution payment of the fair or appraised value of his or her stock in the institution, subject to specified procedural requirements. However, if the federally chartered savings institution's stock is listed on a national securities exchange or quoted on the Nasdaq Stock Market, stockholders are not entitled to dissenters' rights in connection with a merger if the stockholders are required to accept cash or shares of stock which will be listed on a national securities exchange or quoted on the Nasdaq Stock Market, or any combination thereof.

     Under Delaware law, except for cash merger transactions, shareholders of Citizens South Banking Corporation generally will not have dissenters' appraisal rights in connection with a plan of merger or consolidation to which Citizens South Banking Corporation is a party because the common stock is expected to be listed on the Nasdaq National Market.

     Amendment of Governing Instruments. No amendment of Citizens South Banking Corporation's federal stock charter may be made unless it is first proposed by the Board of Directors of Citizens South Banking Corporation, then preliminarily approved by the Office of Thrift Supervision, and thereafter approved by the holders of a majority of the total votes eligible to be cast at a legal meeting. Citizens South Banking Corporation's Delaware certificate of incorporation may be amended by the vote of the holders of a majority of the outstanding shares of Citizens South Banking Corporation common stock, except that the provisions of the certificate of incorporation governing the calling of meetings of stockholders and the prohibition of action by written consent of stockholders, stockholder nominations and proposals, limitations on voting rights of 10% stockholders, the number and staggered terms of directors, vacancies on the Board of Directors and removal of directors, approval of certain business combinations, indemnification of officers and directors, and the manner of amending the certificate of incorporation and bylaws, may not be repealed, altered, amended or rescinded except by the vote of the holders of at least 80% of the outstanding shares of Citizens South Banking Corporation.

     The federal bylaws of Citizens South Banking Corporation may be amended by a majority vote of the full Board of Directors of Citizens South Banking Corporation or by a majority vote of the votes cast by the stockholders of Citizens South Banking Corporation at any legal meeting. Citizens South Banking Corporation's Delaware bylaws may only be amended by a majority vote of the Board of Directors of Citizens South Banking Corporation or by the holders of at least 80% of the outstanding stock of Citizens South Banking Corporation.

     Residency Requirement for Directors. Citizens South Banking Corporation's Delaware bylaws provide that only persons who reside or work in a county in which Citizens South Bank maintains an office or in a county contiguous to a county in which Citizens South Bank maintains an office will be qualified to be appointed or elected to the Board of Directors of Citizens South Banking Corporation. Citizens South Banking Corporation's federal bylaws have no similar provision.

     Purpose and Anti-Takeover Effects of Citizens South Banking Corporation's Delaware Certificate of Incorporation and Bylaws. Our Board of Directors believes that the provisions described above are prudent and will reduce our vulnerability to takeover attempts and certain other transactions that have not been negotiated with and approved by our Board of Directors. These provisions will also assist us in the orderly deployment of the conversion proceeds into productive assets during the initial period after the conversion. Our Board of Directors believes these provisions are in the best interests of Citizens South Banking Corporation and its stockholders. Our Board of Directors believes that it will be in the best position to determine the true value of Citizens South Banking Corporation and to negotiate more effectively for what may be in the best interests of its stockholders. Accordingly, our Board of Directors believes that it is in the best interests of Citizens South Banking Corporation and its stockholders to encourage potential acquirers to negotiate directly with the Board of Directors of Citizens South Banking Corporation and that these provisions will encourage such negotiations and discourage hostile takeover attempts. It is also the view of our Board of Directors that these provisions should not discourage persons from proposing a merger or other transaction at a price reflective of the true value of Citizens South Banking Corporation and that is in the best interests of all stockholders.

     Takeover attempts that have not been negotiated with and approved by our Board of Directors present the risk of a takeover on terms that may be less favorable than might otherwise be available. A transaction that is negotiated and approved by our Board of Directors, on the other hand, can be carefully planned and undertaken at an opportune time in order to obtain maximum value of Citizens South Banking Corporation for our stockholders, with due consideration given to matters such as the management and business of the acquiring corporation and maximum strategic development of Citizens South Banking Corporation's assets.

     Although a tender offer or other takeover attempt may be made at a price substantially above the current market price, such offers are sometimes made for less than all of the outstanding shares of a target company. As a result, stockholders may be presented with the alternative of partially liquidating their investment at a time that may be disadvantageous, or retaining their investment in an enterprise that is under different management and whose objectives may not be similar to those of the remaining stockholders.

     Despite our belief as to the benefits to stockholders of these provisions of Citizens South Banking Corporation's Delaware certificate of incorporation and bylaws, these provisions may also have the effect of discouraging a future takeover attempt that would not be approved by our Board, but pursuant to which stockholders may receive a substantial premium for their shares over then current market prices. As a result, stockholders who might desire to participate in such a transaction may not have any opportunity to do so. Such provisions will also make it more difficult to remove our Board of Directors and management. Our Board of Directors, however, has concluded that the potential benefits outweigh the possible disadvantages.

     Following the conversion, pursuant to applicable law and, if required, following the approval by stockholders, we may adopt additional anti-takeover charter provisions or other devices regarding the acquisition of our equity securities that would be permitted for a Delaware business corporation.

     The cumulative effect of the restriction on acquisition of Citizens South Banking Corporation contained in the Delaware certificate of incorporation and bylaws of Citizens South Banking Corporation and in Delaware law may be to discourage potential takeover attempts and perpetuate incumbent management, even though certain stockholders of Citizens South Banking Corporation may deem a potential acquisition to be in their best interests, or deem existing management not to be acting in their best interests.

        RESTRICTIONS ON ACQUISITION OF CITIZENS SOUTH BANKING CORPORATION

     The following discussion is a summary of certain provisions of federal law and regulations and corporate law relating to stock ownership and transfers, the Board of Directors and business combinations, all of which may be deemed to have "anti-takeover" effects. The description of these provisions is necessarily general and reference should be made to the actual law and regulations.

Conversion Regulations

     Office of Thrift Supervision regulations prohibit any person from making an offer, announcing an intent to make an offer or participating in any other arrangement to purchase stock or acquiring stock or subscription rights in a converting institution or its holding company from another person prior to completion of its conversion. Further, without the prior written approval of the Office of Thrift Supervision, no person may make such an offer or announcement of an offer to purchase shares or actually acquire shares in the converting institution or its holding company for a period of three years from the date of the completion of the conversion if, upon the completion of such offer, announcement or acquisition, that person would become the beneficial owner of more than 10% of the outstanding stock of the institution or its holding company. The Office of Thrift Supervision has defined "person" to include any individual, group acting in concert, corporation, partnership, association, joint stock company, trust, unincorporated organization or similar company, a syndicate or any other group formed for the purpose of acquiring, holding or disposing of securities of an insured institution. However, offers made exclusively to an bank or its holding company, or an underwriter or member of a selling group acting on the converting institution's or its holding company's behalf for resale to the general public are excepted. The regulation also provides civil penalties for willful violation or assistance in any such violation of the regulation by any person connected with the management of the converting institution or its holding company or who controls more than 10% of the outstanding shares or voting rights of a converted institution or its holding company.

Change of Control Regulations

     Under the Change in Bank Control Act, no person may acquire control of an insured federal savings bank or its parent holding company unless the Office of Thrift Supervision has been given 60 days' prior written notice and has not issued a notice disapproving the proposed acquisition. In addition, Office of Thrift Supervision regulations provide that no company may acquire control of a savings bank without the prior approval of the Office of Thrift Supervision. Any company that acquires such control becomes a "savings and loan holding company" subject to registration, examination and regulation by the Office of Thrift Supervision.

     Control, as defined under federal law, means ownership, control of or holding irrevocable proxies representing more than 25% of any class of voting stock, control in any manner of the election of a majority of the savings bank's directors, or a determination by the Office of Thrift Supervision that the acquiror has the power to direct, or directly or indirectly to exercise a controlling influence over, the management or policies of the institution. Acquisition of more than 10% of any class of a savings bank's voting stock, if the acquiror is also subject to any one of eight "control factors," constitutes a rebuttable determination of control under the regulations. Such control factors include the acquiror being one of the two largest stockholders. The determination of control may be rebutted by submission to the Office of Thrift Supervision, prior to the acquisition of stock or the occurrence of any other circumstances giving rise to such determination, of a statement setting forth facts and circumstances which would support a finding that no control relationship will exist and containing certain undertakings. The regulations provide that persons or companies which acquire beneficial ownership exceeding 10% or more of any class of a savings bank's stock who do not intend to participate in or seek to exercise control over a savings bank's management or policies may qualify for a safe harbor by filing with the Office of Thrift Supervision a certification form that states, among other things, that the holder is not in control of such institution, is not subject to a rebuttable determination of control and will take no action which would result in a determination or rebuttable determination of control without prior notice to or approval of the Office of Thrift Supervision, as applicable. There are also rebuttable presumptions in the regulations concerning whether a group "acting in concert" exists, including presumed action in concert among members of an "immediate family."

     The Office of Thrift Supervision may prohibit an acquisition of control if it finds, among other things, that:

     (1) the acquisition would result in a monopoly or substantially lessen competition;

     (2) the financial condition of the acquiring person might jeopardize the financial stability of the institution; or

     (3) the competence, experience or integrity of the acquiring person indicates that it would not be in the interest of the depositors or the public to permit the acquisition of control by such person.

       DESCRIPTION OF CAPITAL STOCK OF CITIZENS SOUTH BANKING CORPORATION
                            FOLLOWING THE CONVERSION

General

     At the effective date, Citizens South Banking Corporation will be authorized to issue 20,000,000 shares of common stock having a par value of $0.01 per share and 1,000,000 shares of preferred stock. Citizens South Banking Corporation currently expects to issue in the offering up to 4,600,000 shares of common stock, subject to adjustment, and up to 3,773,020 shares, subject to adjustment, in exchange for the publicly held shares of Citizens South Banking Corporation. Citizens South Banking Corporation will not issue shares of preferred stock in the conversion. Each share of Citizens South Banking Corporation common stock will have the same relative rights as, and will be identical in all respects with, each other share of common stock. Upon payment of the subscription price for the common stock, in accordance with the plan of conversion, all of the common stock will be duly authorized, fully paid and nonassessable.

     The common stock of Citizens South Banking Corporation will represent nonwithdrawable capital, will not be an account of an insurable type, and will not be insured by the Federal Deposit Insurance Corporation or any other government agency.

Common Stock

     Dividends. Citizens South Banking Corporation may pay dividends out of statutory surplus or from net earnings if, as and when declared by its Board of Directors. The payment of dividends by Citizens South Banking Corporation is subject to limitations that are imposed by law and applicable regulation. The holders of common stock of Citizens South Banking Corporation will be entitled to receive and share equally in dividends as may be declared by the Board of Directors of Citizens South Banking Corporation out of funds legally available therefor. If Citizens South Banking Corporation issues preferred stock, the holders thereof may have a priority over the holders of the common stock with respect to dividends.

     Voting Rights. When the conversion is completed, the holders of common stock of Citizens South Banking Corporation will have exclusive voting rights in Citizens South Banking Corporation. They will elect Citizens South Banking Corporation's Board of Directors and act on other matters as are required to be presented to them under Delaware law or as are otherwise presented to them by the Board of Directors. Generally, each holder of common stock will be entitled to one vote per share and will not have any right to cumulate votes in the election of directors. If Citizens South Banking Corporation issues preferred stock, holders of the preferred stock may also possess voting rights. Certain matters require an 80% stockholder vote.

     As a federal stock savings bank, corporate powers and control of Citizens South Bank are vested in its Board of Directors, who elect the officers of Citizens South Bank and who fill any vacancies on the Board of Directors. Voting rights of Citizens South Bank are vested exclusively in the owners of the shares of capital stock of Citizens South Bank, which will be Citizens South Banking Corporation, and voted at the direction of Citizens South Banking Corporation's Board of Directors. Consequently, the holders of the common stock of Citizens South Banking Corporation will not have direct control of Citizens South Bank.

     Liquidation. In the event of any liquidation, dissolution or winding up of Citizens South Bank, Citizens South Banking Corporation, as the holder of 100% of Citizens South Bank's capital stock, would be entitled to receive, after payment or provision for payment of all debts and liabilities of Citizens South Bank, including all deposit accounts and accrued interest thereon, and after distribution of the balance in the special liquidation account to Eligible Account Holders and Supplemental Eligible Account Holders, all assets of Citizens South Bank available for distribution. In the event of liquidation, dissolution or winding up of Citizens South Banking Corporation, the holders of its common stock would be entitled to receive, after payment or provision for payment of all its debts and liabilities, all of the assets of Citizens South Banking Corporation available for distribution. If preferred stock is issued, the holders thereof may have a priority over the holders of the common stock in the event of liquidation or dissolution.

     Preemptive Rights. Holders of the common stock of Citizens South Banking Corporation will not be entitled to preemptive rights with respect to any shares that may be issued. The common stock is not subject to redemption.

Preferred Stock

     None of the shares of Citizens South Banking Corporation's authorized preferred stock will be issued in the conversion. Preferred stock may be issued with preferences and designations as our Board of Directors may from time to time determine. Our Board of Directors may, without stockholder approval, issue preferred stock with voting, dividend, liquidation and conversion rights that could dilute the voting strength of the holders of the common stock and may assist management in impeding an unfriendly takeover or attempted change in control.

                                 TRANSFER AGENT

     The transfer agent and registrar for Citizens South Banking Corporation common stock is Registrar and Transfer Company, Cranford, New Jersey.

                                     EXPERTS


     The consolidated financial statements of Citizens South Banking Corporation as of December 31, 2001 and 2000, and for the twelve months ended December 31, 2001 and September 30, 2000 and 1999, and for the three months ended December 31, 2000, and the consolidated financial statements of Innes Street Financial Corporation at September 30, 2001 and for the year then ended included in this prospectus and registration statement have been audited by Cherry Bekaert & Holland, L.L.P., independent auditors, as stated in their reports appearing herein, and have been so included in reliance upon the report of such firm given on their authority as experts in accounting and auditing.

     The consolidated financial statements of Innes Street Financial Corporation at September 30, 2000, and for the year then ended, appearing in this prospectus and registration statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.


     RP Financial, LC has consented to the publication herein of the summary of its report to Citizens South Banking Corporation setting forth its opinion as to the estimated pro forma market value of the common stock upon completion of the stock offering and its letter with respect to subscription rights.

                                  LEGAL MATTERS

     The legality of the common stock has been opined upon for Citizens South Banking Corporation by Luse Gorman Pomerenk & Schick, P.C., Washington, D.C., special counsel to Citizens South Banking Corporation. Certain legal matters will be passed upon for Keefe, Bruyette & Woods, Inc. by Muldoon Murphy & Faucette LLP, Washington, D.C.

                             ADDITIONAL INFORMATION

     Citizens South Banking Corporation has filed with the Securities and Exchange Commission a registration statement under the Securities Act of 1933 with respect to the common stock offered hereby. As permitted by the rules and regulations of the Securities and Exchange Commission, this prospectus does not contain all the information set forth in the registration statement. Such information, including the appraisal report which is an exhibit to the registration statement, can be examined without charge at the public reference facilities of the Securities and Exchange Commission located at 450 Fifth Street, N.W., Washington, D.C. 20549, and copies of such material can be obtained from the SEC at prescribed rates. The Securities and Exchange Commission telephone number is 1-800-SEC-0330. In addition, the SEC maintains a web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC, including Citizens South Banking Corporation. The statements contained in this prospectus as to the contents of any contract or other document filed as an exhibit to the Registration Statement are, of necessity, brief descriptions of the material terms of, and should be read in conjunction with, such contract or document.

     Citizens South Holdings, MHC has filed an Application on Form AC with respect to the conversion. This prospectus omits certain information contained in the Application. The Application may be examined at the principal office of the Office of Thrift Supervision, 1700 G Street, N.W., Washington, D.C. 20552, and at the Southeast Regional Office of the Office of Thrift Supervision, 1475 Peachtree Street, N.E., Atlanta, Georgia 30309.

     In connection with the stock offering, Citizens South Banking Corporation will register its common stock with the SEC under Section 12 of the Securities Exchange Act of 1934 and, upon such registration, Citizens South Banking Corporation and the holders of its stock will become subject to the proxy solicitation rules, reporting requirements and restrictions on stock purchases and sales by directors, officers and greater than 10% stockholders, the annual and periodic reporting and certain other requirements of the Securities Exchange Act of 1934. Under the stock issuance plan, Citizens South Banking Corporation has undertaken that it will not terminate such registration for a period of at least three years following the stock offering.

                       CITIZENS SOUTH BANKING CORPORATION
                                AND SUBSIDIARIES

                   Index to Consolidated Financial Statements


                                                                        Page
Report of Independent Auditors .....................................     F-2

Consolidated Statements of Condition ...............................     F-3

Consolidated Statements of Operations .............................      F-4

Consolidated Statements of Comprehensive Income ....................     F-5

Consolidated Statements of Changes in Stockholders' Equity .........     F-6

Consolidated Statements of Cash Flows ..............................     F-7

Notes to Consolidated Financial Statements .........................  F-8 - F-36



Certain schedules required by OTS regulations and by Regulation S-X are not included because they are not applicable or the required information has been disclosed elsewhere.

[LOGO]
 CHERRY
 BEKAERT &
 HOLLAND
 CERTIFIED PUBLIC
 ACCOUNTANTS &
 CONSULTANTS

                         REPORT OF INDEPENDENT AUDITORS

The Board of Directors
Citizens South Banking Corporation


We have audited the accompanying consolidated statements of condition of Citizens South Banking Corporation (formerly Gaston Federal Bancorp, Inc.) and subsidiaries as of December 31, 2001 and 2000 and the related consolidated statements of operations, comprehensive income, changes in stockholders' equity and cash flows for the year ended December 31, 2001, for the three month period ended December 31, 2000, and for the years ended September 30, 2000 and September 30, 1999. These financial statements are the responsibility of management. Our responsibility is to express an opinion on these financial statements based on our audits.


We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Citizens South Banking Corporation and subsidiaries as of December 31, 2001 and 2000 and the results of their operations and their cash flows for the year ended December 31, 2001, for the three month period ended December 31, 2000 and for the years ended September 30, 2000 and September 30, 1999, in conformity with accounting principles generally accepted in the United States of America.


/s/ Cherry, Bekaert & Holland, L.L.P.


Gastonia, North Carolina
January 30, 2002

                       CITIZENS SOUTH BANKING CORPORATION and SUBSIDIARIES

                               Consolidated Statements of Condition
                             (in thousands, except per share amounts)


                                                                                      March 31,      December 31,      December 31,
                                                                                        2002             2001             2000
                                                                                    -----------      ------------      -----------
                                                                                    (Unaudited)
Assets
Cash and due from banks                                                             $     3,414      $     6,047      $      4,157
Interest-earning bank balances                                                           32,798           14,892            22,552
                                                                                    -----------      -----------      ------------
     Cash and cash equivalents                                                           36,212           20,939            26,709
Investment securities available-for-sale                                                 22,859           25,946            32,822
Mortgage-backed and related securities available-for-sale                                23,007           25,405            22,955
Loans, net                                                                              323,528          334,321           158,820
Premises and equipment, net                                                               8,564            8,640             4,163
Accrued interest receivable                                                               2,097            1,727             1,352
Federal Home Loan Bank stock                                                              3,390            3,893             2,177
Deferred income taxes                                                                        38               74               622
Real estate owned                                                                         1,698            1,470                 -
Cash value of life insurance                                                              6,569            6,479             2,773
Investments held in trust for deferred compensation plan                                  5,044            4,145                 -
                                                                                    -----------      -----------      ------------
Core deposit intangible                                                                   2,091            2,447                 -
Goodwill                                                                                  6,624            6,581                 -
Other assets                                                                              1,564            5,514               357
                                                                                    -----------      -----------      ------------
         Total assets                                                               $   443,285      $   447,581      $    252,750
                                                                                    ===========      ===========      ============

Liabilities and Equity
Deposits                                                                            $   352,082      $   353,692      $    167,931
Advances from borrowers for taxes and insurance                                             910              515               351
Accrued interest payable                                                                    518              414               754
Advances from Federal Home Loan Bank                                                     39,000           40,500            42,500
Repurchase agreements                                                                     2,009            1,557               237
Deferred compensation                                                                     6,058            5,610               740
Other liabilities                                                                           471            3,663               474
                                                                                    -----------      -----------      ------------
     Total liabilities                                                                  401,048          405,951           212,987
Commitments and contingencies
Stockholders' Equity
     Preferred stock, 10,000 shares authorized, none issued                                   -                -                 -
     Common stock, $1.00 par value, 20,000 shares authorized,
         issued and outstanding 4,581 in 2002, 2001 and 2000                              4,581            4,581             4,581
     Additional paid-in-capital                                                          16,843           16,843            16,673
     Unallocated common stock held by Employee Stock Ownership Plan                      (1,211)          (1,239)           (1,352)
     Retained earnings, substantially restricted                                         25,957           25,105            23,931
     Accumulated unrealized gain on securities available-for-sale, net of tax               843            1,116               591
     Treasury stock of 372, 372 and 362 shares at cost
         at March 31, 2002, December 31, 2001 and December 31, 2000                      (4,776)          (4,776)           (4,661)
                                                                                    -----------      -----------      ------------
         Total stockholders' equity                                                      42,237           41,630            39,763
                                                                                    -----------      -----------      ------------

         Total liabilities and stockholders' equity                                 $   443,285      $   447,581      $    252,750
                                                                                    ===========      ===========      ============


See notes to consolidated financial statements.

               CITIZENS SOUTH BANKING CORPORATION and SUBSIDIARIES

                      Consolidated Statements of Operations
                    (in thousands, except per share amounts)


                                                                                             Three
                                           Three Months Ended     Twelve Months Ended     Months Ended      Twelve Months Ended
                                        ----------------------  ------------------------- ------------  ---------------------------
                                         March 31,   March 31,  December 31, December 31,  December 31, September 30, September 30,
                                            2002       2001         2001         2000         2000          2000          1999
                                        ----------  ----------  ------------ ------------  -----------  ------------- -------------
                                        (Unaudited) (Unaudited)               (Unaudited)
Interest income
 Loans                                     $  5,588   $    3,153    $ 12,251    $ 13,320    $  3,436     $   12,985    $  11,998
 Investment securities                          423          814       2,697       2,058         561          2,127        2,059
 Mortgage-backed and related securities         288          368       1,434       1,455         373          1,302        1,181
                                           --------   ----------    --------    --------    --------     ----------    ---------
     Total interest income                    6,299        4,335      16,382      16,833       4,370         16,414       15,238

Interest expense
 Deposits                                     2,125        2,047       7,372       7,296       1,997          6,968        6,407
 Borrowed funds                                 551          623       2,398       2,388         600          2,251        1,481
                                           --------   ----------    --------    --------    --------     ----------    ---------
     Total interest expense                   2,676        2,670       9,770       9,684       2,598          9,219        7,888
                                           --------   ----------    --------    --------    --------     ----------    ---------

     Net interest income                      3,623        1,665       6,612       7,149       1,772          7,195        7,350

Provision for loan losses                        65           30         120          53          30             30          105
                                           --------   ----------    --------    --------    --------     ----------    ---------

Net interest income after provision
     for loan losses                          3,558        1,635       6,492       7,096       1,742          7,165        7,245

Noninterest income
 Fee income on deposit accounts                 522          367       1,812         762         302            589          368
 Income on mortgage banking and
     other lending activities                   143           89         460         341          96            316
 Gain on sale of securities                      76            -           -         229           4            225        1,272
 Gain on sale of other assets                    22            -           -          42          10             32          117
 Commissions on sales of financial
     products                                    47           39         213         763         222            603          300
 Dividends on FHLB stock                         55           39         147         164          42            156          113
 Interest on bank owned life insurance           70           14         214          86          16             70            -
                                           --------   ----------    --------    --------    --------     ----------    ---------
 Other income                                    93           70         160          86          33             77          204
                                           --------   ----------    --------    --------    --------     ----------    ---------
     Total noninterest income                 1,028          618       3,006       2,473         725          2,068        2,374

Noninterest expense
 Compensation and benefits                    1,406          832       3,850       3,725         886          3,643        4,012
 Occupancy                                      360          159         733         612         142            624          458
 Office supplies expense                        101           46         199         184          58            158
 NOW account expense                             52           78         367          54          12             55
 Amortization of intangible assets              356            -           -           -           -              -            -
 Loss on sale of assets                          10            9          10         873         873              -            -
 Advertising                                     64           51         182         189          48            197          231
 Professional services                           79           47         222         242          82            221          290
 Data processing                                 93           46         331         208          48            216          207
 Deposit insurance                               16            8          33          34           8             49           91
 Other                                          507          235       1,165         854         240            798          971
                                           --------   ----------    --------    --------    --------     ----------    ---------
     Total noninterest expense                3,044        1,511       7,092       6,975       2,399          5,961        6,260
                                           --------   ----------    --------    --------    --------     ----------    ---------

Income before income taxes                    1,542          742       2,406       2,594          68          3,272        3,359
Provision for income taxes                      550          230         702         846           5          1,087        1,198
                                           --------   ----------    --------    --------    --------     ----------    ---------

Net income                                 $    992   $      512    $  1,704    $  1,748    $     63     $    2,185    $   2,161
                                           ========   ==========    ========    ========    ========     ==========    =========
Earnings per share
     Basic earnings per share              $   0.24   $     0.13    $   0.42    $   0.43    $   0.02     $     0.53    $    0.50
     Diluted earnings per share            $   0.24   $     0.13    $   0.42    $   0.43    $   0.02     $     0.53    $    0.50

               CITIZENS SOUTH BANKING CORPORATION and SUBSIDIARIES

                 Consolidated Statements of Comprehensive Income
                    (in thousands, except per share amounts)

                                                                                                                    Three
                                                            Three Months Ended       Twelve Months Ended         Months Ended
                                                         ------------------------   --------------------------   -------------
                                                          March 31,    March 31,    December 31,  December 31,   December 31,
                                                            2002         2001          2001           2000           2000
                                                         -----------  -----------   ------------  ------------   ------------
                                                         (Unaudited)  (Unaudited)                  (Unaudited)
Net income                                               $      992   $      512   $       1,704  $      1,748    $        63
Other comprehensive income, net of tax:
  Unrealized gains (losses) on securities
    Cumulative effect of a change in
       accounting principle for the adoption
       of the provisions of SFAS No. 133                          -            -               -          (367)          (367)
    Unrealized holding gains (losses) arising
       during period, net of tax effect of
       $130, $(249), $(292), $(607),
       $(50), $308 and $(480) respectively                     (231)         443             519         1,131            853
     Reclassification adjustment for losses (gains)
        included in net income, net of tax effect of
       $24, $(3), $(3), $82, $81, $458 and $1
       respectively                                             (42)           6               6          (147)            (2)
                                                          ---------   ----------   -------------  ------------    -----------
    Other comprehensive income                                 (273)         449             525           617            483

Comprehensive income                                     $      719   $      961   $       2,229  $      2,365    $       546
                                                         ==========   ==========   =============  ============    ===========

                                                                         Three
                                                                     Months Ended
                                                           -------------------------------------
                                                           September 30,           September 30,
                                                               2000                     1999
                                                           -------------           -------------
Net income                                                $       2,185           $      2,161

Other comprehensive income, net of tax:
  Unrealized gains (losses) on securities
    Cumulative effect of a change in
       accounting principle for the adoption
       of the provisions of SFAS No. 133                              -                      -

    Unrealized holding gains (losses) arising
       during period, net of tax effect of
       $130, $(249), $(292), $(607),
       $(50), $308 and $(480) respectively                           76                   (548)

     Reclassification adjustment for losses (gains)
        included in net income, net of tax effect of
       $24, $(3), $(3), $82, $81, $458 and $1
       respectively                                                (144)                  (814)
                                                           ------------           ------------
    Other comprehensive income                                      (68)                (1,362)

Comprehensive income                                       $      2,117           $        799
                                                           ============           ============


See notes to consolidated financial statements.

               CITIZENS SOUTH BANKING CORPORATION and SUBSIDIARIES

           Consolidated Statements of Changes in Stockholders' Equity
                    (in thousands, except per share amounts)


                                                                                                                   Retained
                                                                                       Additional   Unallocated    Earnings
                                                              Preferred     Common      Paid-In    Common Stock  Substantially
                                                                Stock       Stock       Capital    Held by ESOP   Restricted
                                                             -----------  ----------  -----------  ------------  -------------
Balance, September 30, 1998                                   $       -    $  4,497    $  15,721     $ (1,615)     $  21,430

Comprehensive results:
     Net income                                                       -           -           -             -          2,161
     Other comprehensive results, net of tax                          -           -           -             -              -
Issuance of 84 shares of $1.00 par value
     common stock for employee benefit plans                          -          84         930             -              -
Allocation from shares purchased with loan to ESOP                    -           -           -           122              -
Cash dividends declared on common stock of $0.215 per share           -           -           -             -           (937)
Repurchase of common stock                                            -           -           -             -              -
                                                              ---------    --------    --------      --------      ---------

Balance, September 30, 1999                                           -       4,581      16,651        (1,493)        22,654

Comprehensive results:
     Net income                                                       -           -           -             -          2,185
     Other comprehensive results, net of tax                          -           -           -             -              -
Allocation from shares purchased with loan to ESOP                    -           -          11           113              -
Cash dividends declared on common stock of $0.235 per share           -           -           -             -           (862)
Repurchase of common stock                                            -           -           -             -              -
                                                              ---------    --------    --------      --------      ---------

Balance, September 30, 2000                                           -       4,581      16,662        (1,380)        23,977

Comprehensive results:
     Net income                                                       -           -           -             -             63
     Other comprehensive results, net of tax                          -           -           -             -              -
Allocation from shares purchased with loan to ESOP                    -           -          11            28              -
Cash dividends declared on common stock of $0.06 per share            -           -           -             -           (109)
                                                              ---------    --------    --------      --------      ---------

Balance, December 31, 2000                                            -       4,581      16,673        (1,352)        23,931

Comprehensive results:
     Net income                                                       -           -           -             -          1,704
     Other comprehensive results, net of tax                          -           -           -             -              -
Allocation from shares purchased with loan to ESOP                    -           -         170           113              -
Cash dividends declared on common stock of $0.30 per share            -           -           -             -           (530)
Repurchase of common stock                                            -           -           -             -              -
                                                              ---------    --------    --------      --------      ---------

Balance, December 31, 2001                                            -       4,581      16,843        (1,239)        25,105

Comprehensive results:
     Net income                                                       -           -           -             -            992
     Other comprehensive results, net of tax                          -           -           -             -              -
Allocation from shares purchased with loan to ESOP                    -           -           -            28              -
Cash dividends declared on common stock of $0.08 per share            -           -           -             -           (140)
Repurchase of common stock                                            -           -           -             -              -
                                                              ---------    --------    --------      --------      ---------

Balance, March 31, 2002                                       $       -    $  4,581    $ 16,843      $ (1,211)     $  25,957
                                                              =========    ========    ========      ========      =========

                                                              Accumulated
                                                              Unrealized                       Total
                                                             Gains(Losses),     Treasury    Stockholders'
                                                               net of tax         Stock        Equity
                                                             --------------   ------------  -------------
Balance, September 30, 1998                                  $     1,538      $        -    $    41,571

Comprehensive results:
     Net income                                                        -               -          2,161
     Other comprehensive results, net of tax                      (1,362)              -         (1,362)
Issuance of 84 shares of $1.00 par value
     common stock for employee benefit plans                           -               -          1,014
Allocation from shares purchased with loan to ESOP                     -               -            122
Cash dividends declared on common stock of $0.215 per share            -               -           (937)
Repurchase of common stock                                             -          (2,860)        (2,860)
                                                             -----------      ----------    -----------

Balance, September 30, 1999                                          176          (2,860)        39,709

Comprehensive results:
     Net income                                                        -               -          2,185
     Other comprehensive results, net of tax                         (68)              -            (68)
Allocation from shares purchased with loan to ESOP                     -               -            124
Cash dividends declared on common stock of $0.235 per share            -               -           (862)
Repurchase of common stock                                             -          (1,801)        (1,801)
                                                             -----------      ----------    -----------

Balance, September 30, 2000                                          108          (4,661)        39,287

Comprehensive results:
     Net income                                                        -               -             63
     Other comprehensive results, net of tax                         483               -            483
Allocation from shares purchased with loan to ESOP                     -               -             39
Cash dividends declared on common stock of $0.06 per share             -               -           (109)
                                                             -----------      ----------    -----------

Balance, December 31, 2000                                           591          (4,661)        39,763

Comprehensive results:
     Net income                                                        -               -          1,704
     Other comprehensive results, net of tax                         525               -            525
Allocation from shares purchased with loan to ESOP                     -               -            283
Cash dividends declared on common stock of $0.30 per share             -               -           (530)
Repurchase of common stock                                             -            (115)          (115)
                                                             -----------      ----------    -----------

Balance, December 31, 2001                                         1,116          (4,776)        41,630

Comprehensive results:
     Net income                                                        -               -            992
     Other comprehensive results, net of tax                        (273)              -           (273)
Allocation from shares purchased with loan to ESOP                     -               -             28
Cash dividends declared on common stock of $0.08 per share             -               -           (140)
Repurchase of common stock                                             -               -              -
                                                             -----------      ----------    -----------

Balance, March 31, 2002                                      $       843      $   (4,776)   $    42,237
                                                             ===========      ==========    ===========


See notes to consolidated financial statements.

               CITIZENS SOUTH BANKING CORPORATION and SUBSIDIARIES

                      Consolidated Statements of Cash Flows
                    (in thousands, except per share amounts)


                                                                                                         Three Months  Twelve Months
                                                       Three Months Ended       Twelve Months Ended         Ended          Ended
                                                     -----------------------  -------------------------  ------------  -------------
                                                       March 31    March 31,  December 31, December 31,  December 31,  September 30,
                                                         2002        2001         2001        2000           2000          2000
                                                     -----------  ----------  -----------  -----------   ------------ -------------
                                                     (Unaudited)  (Unaudited)              (Unaudited)
Operating Activities
 Net Income                                             $    992   $    512    $  1,704     $  1,748     $    63     $  2,185
 Adjustments to reconcile net income to net cash
 provided by operating activities
  Provision for loan losses                                   65         30         120           53          30           30
  Depreciation                                               181         93         360          385          81          400
  Amortization of intangible assets                          387          -           -            -           -            -
  Deferred income tax (benefit)                              (36)      (319)        (46)        (112)        (22)        (117)
  (Gain) on sale of investments available-for-sale           (66)         9           9         (229)         (4)        (225)
  (Gain) on sale of other assets                             (22)         -           -          (42)        (10)         (32)
  Loss on sale of loans                                        -          -           -          873         873            -
  Deferred loan origination fees                             (48)       (25)       (228)           2         (12)         (60)
  Issuance of shares for Recognition and Retention
    Plan                                                       -          -           -            -           -            -
  Allocation of shares to the ESOP                            28         28         283          124          39          124
  (Increase) decrease in interest receivable                (370)       (26)        395         (327)         30         (137)
  Net (increase) decrease in other operating assets          142     (2,238)     (1,043)      (1,448)       (189)        (954)
                                                        --------   --------    --------     --------     -------     --------
     Net cash provided by operating activities             1,253     (1,936)      1,554        1,027         880        1,214
                                                                                                         -------

Investing Activities
Net (increase) decrease in loans made to customers         9,481     (5,958)     (4,866)      (7,950)       (906)      (8,898)
Proceeds from the sale of loans                            1,311          -           -       18,169      18,159           10
Proceeds from the sale of other assets                       130          -         196           10          10            -
Proceeds from the sale of investments
  available-for-sale                                       2,000          -           -        5,257       3,000        2,256
Proceeds from the sale of mortgage-backed
  and related securities                                   1,335      1,253       1,257          594           -          594
Maturities and prepayments of investment
  securities                                                 913      2,333      12,821        2,342       1,234        2,964
Maturities and prepayments of mortgage-backed
  and related securities                                   4,347      1,243       7,899        3,403         755        3,774
Purchases of investment securities                             -     (1,000)     (5,420)      (8,100)     (3,500)      (9,350)
Purchases of mortgage-backed and related
  securities                                              (3,493)    (7,582)     (9,041)      (8,088)     (3,939)      (4,149)
Sale (purchase) of FHLB stock                                503          -           -         (402)          -         (402)
Acquisition of Innes Street Financial, net of
  cash acquired                                                -          -     (19,174)           -           -            -
Purchases of premises and equipment                         (104)      (407)     (1,244)      (1,628)          -       (1,720)
Net cash flows from other investing activities                 -          -           -            -        (421)           -
                                                         --------   --------    --------     --------    -------     --------
      Net cash provided by (used for)
       investing activities                               16,423    (10,118)    (17,572)       3,607      14,392      (14,921)

Financing Activities
Net increase (decrease) in deposits                       (1,610)    12,476      10,413        9,328       6,579        1,927
Dividends to stockholders                                   (140)      (135)       (530)        (730)       (109)        (862)
Repurchase of common stock                                     -        (91)       (115)        (897)          -       (1,801)
Advances from  FHLB                                            -      5,000       5,000       10,000       5,000       15,000
Repayments of advances from FHLB                          (1,500)    (3,680)     (5,680)      (3,000)     (2,500)     (10,500)
Increase (decrease) in repurchase agreements                 452        336       1,320          237        (369)         605
Increase (decrease) in advances from
  borrowers for insurance and taxes                          395        204        (160)         (60)       (719)         310
                                                        --------   --------    --------     --------     -------     --------
      Net cash provided by financing activities           (2,403)    14,110      10,248       14,878       7,882        4,679

Net increase (decrease) in cash and cash
  equivalents                                             15,273      2,056      (5,770)      19,512      23,154       (9,028)
Cash and cash equivalents at the beginning of
  the period                                              20,939     26,709      26,709        7,197       3,555       12,583
                                                        --------   --------    --------     --------     -------     --------
Cash and cash equivalents at the end of the period      $ 36,212   $ 28,765    $ 20,939     $ 26,709     $26,709     $  3,555
                                                        ========   ========    ========     ========     =======     ========
                                                                Three
                                                             Months Ended
                                                             -------------
                                                             September 30,
                                                                 1999
                                                             -------------
Operating Activities
 Net Income                                                    $  2,161
 Adjustments to reconcile net income to net cash
 provided by operating activities
  Provision for loan losses                                         105
  Depreciation                                                      335
  Amortization of intangible assets                                   -
  Deferred income tax (benefit)                                    (146)
  (Gain) on sale of investments available-for-sale               (1,272)
  (Gain) on sale of other assets                                   (117)
  Loss on sale of loans                                               -
  Deferred loan origination fees                                   (116)
  Issuance of shares for Recognition and Retention Plan           1,014
  Allocation of shares to the ESOP                                  122
  (Increase) decrease in interest receivable                         (6)
  Net (increase) decrease in other operating assets                (287)
                                                               --------
     Net cash provided by operating activities                    1,793


Investing Activities
Net (increase) decrease in loans made to customers              (44,579)
Proceeds from the sale of loans                                  13,136
Proceeds from the sale of other assets                               49
Proceeds from the sale of investments
  available-for-sale                                              5,882
Proceeds from the sale of mortgage-backed
  and related securities                                            493
Maturities and prepayments of investment
  securities                                                      7,998
Maturities and prepayments of mortgage-backed
  and related securities                                          5,723
Purchases of investment securities                               (6,515)
Purchases of mortgage-backed and related
  securities                                                    (11,867)
Sale (purchase) of FHLB stock                                      (475)
Acquisition of Innes Street Financial, net of cash acquired           -
Purchases of premises and equipment                                (612)
Net cash flows from other investing activities                        -
                                                               --------
      Net cash provided by (used for)
       investing activities                                     (30,767)

Financing Activities

Net increase (decrease) in deposits                              15,524
Dividends to stockholders                                          (937)
Repurchase of common stock                                       (2,860)
Advances from  FHLB                                              18,000
Repayments of advances from FHLB                                 (2,000)
Increase (decrease) in repurchase agreements                          -
Increase (decrease) in advances from
  borrowers for insurance and taxes                                  32
                                                               --------
      Net cash provided by financing activities                  27,759

Net increase (decrease) in cash and cash equivalents             (1,215)
Cash and cash equivalents at the beginning of the period         13,798
                                                               --------
Cash and cash equivalents at the end of the period             $ 12,583
                                                               ========


See notes to consolidated financial statements.

              CITIZENS SOUTH BANKING CORPORATION AND SUBSIDIARIES

                    (in thousands, except per share amounts)

Note 1 - Summary of Significant Accounting Policies

Citizens South Banking Corporation (the "Company"), formerly Gaston Federal Bancorp, Inc., is a stock holding company whose activities are primarily limited to holding the stock of Citizens South Bank, formerly Gaston Federal Bank (the "Bank"). The Bank is a community-oriented federal stock savings bank engaged primarily in the business of offering deposits to customers through its branch offices and investing those deposits, together with funds generated from operations and borrowings, in residential, commercial and consumer loans. The Bank's wholly-owned subsidiary, Citizens South Financial Services, Inc. (doing business as Citizens South Investment Services) acts as an independent agent selling various financial products. Citizens South Holdings, MHC, a federal mutual holding company, owns 58% of the Company's outstanding shares of common stock.

On December 31, 2001, Gaston Federal Bancorp, Inc. completed its acquisition of Innes Street Financial Corporation and its wholly-owned subsidiary, Citizens Bank, Inc. As part of the acquisition, Innes Street's stockholders received $18.50 per share for each of Innes Street's common stock issued and outstanding. The aggregate purchase price for the transaction was approximately $38 million. The transaction was accounted for using the purchase method. See Note 2 for additional information. Subsequent to the merger, the holding company changed its name to Citizens South Banking Corporation, the mutual holding company changed its name to Citizens South Holdings, MHC, and the banking entity changed its name to Citizens South Bank. Also, subsequent to the merger, the Bank's wholly-owned subsidiary changed its name to Citizens South Financial Services, Inc. (doing business as Citizens South Investment Services).

During the three-month period ended December 31, 2000, the Company's Board of Directors adopted a resolution to change the Company's fiscal year-end from September 30/th/ to December 31st effective October 1, 2000.

The accounting and reporting policies of Citizens South Banking Corporation and its subsidiaries follow accounting principles generally accepted in the United States of America and policies within the financial services industry. The following is a summary of the more significant policies.

Principles of Consolidation - The consolidated financial statements include the accounts of Citizens South Banking Corporation, its wholly-owned subsidiary, Citizens South Bank, and the Bank's wholly-owned subsidiary, Citizens South Financial Services, Inc. All significant intercompany accounts and transactions have been eliminated.

Use of Estimates - The financial statements are prepared in accordance with accounting principles generally accepted in the United States of America which require management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Cash and Cash Equivalents - The Company considers cash on hand, cash due from banks, which are maintained in financial institutions, and interest-earning deposits, which are maintained with the Federal Home Loan Bank (FHLB), as cash and cash equivalents.

Securities - Management determines the appropriate classification of securities at the time of purchase.

Securities classified as available-for-sale are carried at fair value. Such securities are used to execute asset/liability management strategies and to manage liquidity. Adjustments for unrealized gains or losses, net of related income tax effect, are recorded as an addition or deduction from equity in the form of other comprehensive results.

              CITIZENS SOUTH BANKING CORPORATION AND SUBSIDIARIES

                    (in thousands, except per share amounts)

Note 1 - Summary of Significant Accounting Policies (continued)

The Company has no securities classified as held-to-maturity.

Amortization of premiums and accretion of discounts are included in interest income using the interest method over the life of the related security, or in the case of mortgage-backed and related securities, the estimated life of the security. Gains or losses on the sale of securities are recognized on a specific identification, trade date basis. Securities available-for-sale on which there is an unrealized loss that is deemed to be other-than-temporary are written down to fair value with the write-down recorded as a realized loss.

Loans and Allowance for Loan Losses - Loans are carried at their principal amount outstanding. Income on loans is accrued based upon the outstanding principal balance. Generally, loans are classified as nonaccrual, and the accrual of interest is discontinued, when the contractual payment of principal and interest has become 90 days past due or when, in management's judgment, principal or interest is not collectible in accordance with the terms of the obligation. Cash receipts on nonaccrual loans are applied to principal. The accrual of interest resumes when the loan returns to performing status.


The Company evaluates impairment of its residential mortgage and consumer loans on a collective basis. For commercial loans, a loan is considered to be impaired when based on current information, it is probable that the Company will not collect all amounts due in accordance with contractual terms. Management monitors several internally generated reports, including past due reports payment histories, criticized asset reports, which include loans with historical payment problems or borrowers in troubled industries as well as other sources of information such as borrower financial statements, the value collateral, etc. to identify impaired loans. Discounted cash flow analyses or the estimated fair value of collateral are used in determining the fair value of impaired loans. When the ultimate collectibility of the principal balance of an impaired loan is in doubt, cash receipts are applied to principal.


The allowance for loan losses is determined by management and maintained at a level based on losses inherent in the portfolio that are probable and reasonably estimated at the balance sheet date. Management's determination of the adequacy of the allowance is based on an evaluation of the composition of the portfolio, historical loan loss experience, availability and quality of collateral, changes in economic conditions, and the quality of the loan portfolio. Loans are charged to the allowance at the time they are determined to be losses. Subsequent recoveries are credited to the allowance.


Mortgage Servicing Rights - SFAS No. 140 requires the recognition of originated mortgage servicing rights ("mortgage servicing rights" or "MSRs") as assets by allocating total costs incurred between the originated loan sold and the servicing rights retained based on their relative fair values. MSRs are amortized in proportion to the servicing income over the estimated life of the related mortgage loan using the interest method.


Concentrations of Credit Risk - The Company makes loans to individuals and small businesses primarily in Gaston, Rowan, and Iredell Counties, North Carolina and surrounding counties. The Company has a diversified loan portfolio, and the borrowers' ability to repay their loans is not dependent upon any specific economic segment.

Premises and Equipment - Premises and equipment are stated at cost less accumulated depreciation and amortization. The Company depreciates premises and equipment over their estimated useful lives primarily by the straight-line method, using 20 to 40 years for buildings and three to seven years for furniture and equipment. Leasehold improvements are amortized on a straight-line basis over the shorter of the estimated useful life of the improvement or the lease term.

Intangible Assets - Intangible assets with finite lives are amortized over their estimated useful life. Goodwill is not amortized, but is evaluated for impairment on an annual basis.

              CITIZENS SOUTH BANKING CORPORATION AND SUBSIDIARIES

                    (in thousands, except per share amounts)


Note 1 - Summary of Significant Accounting Policies (continued)

Other Real Estate Owned - Other real estate owned is comprised of real estate properties acquired in partial or total satisfaction of problem loans. The properties are recorded at the lower of cost or fair value less estimated costs to sell at the date acquired. Losses arising at the time of acquisition of such properties are charged against the allowance for loan losses. Subsequent write-downs that may be required to the carrying value of these properties are charged to noninterest expenses. Gains and losses realized from the sale of other real estate owned are included in noninterest income.


Loan Origination Fees - Origination fees received and direct costs incurred are deferred and amortized as an adjustment to yield over the contractual lives of the loans, using the interest method.


Income Taxes - Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Amounts provided for deferred income taxes relate primarily to differences between tax and financial reporting for unrealized gains and losses on securities available-for-sale, allowances for loan losses, depreciation, and deferred compensation.

Advertising - Advertising costs are expensed as incurred.

Reclassifications - Certain of the prior year amounts have been reclassified to conform to current year presentation; such reclassifications are immaterial to the financial statements.

Comprehensive Income - SFAS No. 130, Reporting Comprehensive Income, establishes standards for the reporting and display of comprehensive income and its components in financial statements. SFAS No. 130 defines comprehensive income as net income, as currently reported, as well as unrealized gains and losses on assets available for sale and certain other items not currently included in the income statement. The disclosure requirements of SFAS No. 130 have been included in the Consolidated Statements of Comprehensive Income.

Operating Segments - SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information, establishes standards for the way public business enterprises report information about operating segments. This statement also establishes standards for related disclosures about products, services, geographic areas and major customers. In adopting SFAS No. 131, the Company has determined that, using the definitions contained in the statement, all of its activities constitute only one reportable operating segment.

Accounting for Derivatives - SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended by SFAS No. 137 and SFAS No. 138, establishes accounting and reporting requirements for derivative instruments, including derivative instruments embedded in other contracts. The Company adopted the provisions of this statement effective October 1, 2000. In connection with the adoption of the provisions of SFAS No. 133, the Company transferred all securities previously designated as held-to-maturity with a book value of $15,622 and a fair value of $15,019 at September 30, 2000, into the available-for-sale category. The transfer was accounted for at the fair values of the securities at September 30, 2000. The effect of the transfer was to decrease carrying values of these securities by approximately $603 and increase the deferred tax assets by approximately $236. The unrealized holding loss on the transferred securities, net of tax, of approximately $367 is reported in accumulated other comprehensive income as the cumulative effect of an accounting change.

              CITIZENS SOUTH BANKING CORPORATION AND SUBSIDIARIES

                    (in thousands, except per share amounts)

Note 1 - Summary of Significant Accounting Policies (continued)

Business Combinations - SFAS No. 141, Business Combinations, establishes standards for the financial accounting and reporting for business combinations and supersedes APB Opinion No. 16, Business Combinations, and FASB Statement No. 38, Accounting for Preacquisition Contingencies of Purchased Enterprises. The provisions of this statement apply to business combinations initiated after June 30, 2001. All business combinations are to be accounted for using the purchase method. The reporting and disclosure requirements of SFAS No. 141 have been included in the financial statements.

Impact of Recently Adopted Accounting Standards - SFAS No. 142, Goodwill and Other Intangible Assets, was issued in June 2001 and establishes standards for the financial accounting and reporting for acquired goodwill and other intangible assets and supersedes APB Opinion No. 17, Intangible Assets. It addresses how intangible assets that are acquired individually or with a group of other assets (but not those acquired in a business combination) should be accounted for in financial statements upon their acquisition. SFAS No. 142 also addresses how goodwill and other intangible assets should be accounted for after they have been initially recognized in the financial statements. Under SFAS No. 142, goodwill and intangible assets that have indefinite useful lives are not amortized but rather are tested at least annually for impairment. Intangible assets that have finite useful lives will continue to be amortized over their useful lives, but without the constraint of the 40-year maximum life required by SFAS No. 142. The provisions of SFAS No. 142 are required to be applied starting with fiscal years beginning after December 15, 2001.

SFAS No. 144, Accounting for the Impairment or Disposal of Long-lived Assets, was issued in August 2001 and supersedes SFAS No. 121. SFAS No. 144 establishes standards for the financial accounting and reporting requirements for the impairment or disposal of long-lived assets. The provisions of SFAS No. 144 are effective for financial statements issued for fiscal years beginning after December 15, 2001.

SFAS No. 145, Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections, was issued in April 2002. The Company expects that adoption of the provisions of this statement will not have a significant effect on financial position or results of operations.

Interim Financial Information (Unaudited) - In management's opinion, the interim financial information, which is unaudited, reflects all adjustments (consisting solely of normal recurring adjustments) necessary for a fair presentation of the financial information as of and for the three-month periods ended March 31, 2002 and 2001, in conformity with generally accepted accounting principles. Operating results for the three-month period ended March 31, 2002, are not necessarily indicative of the results that may be expected for future periods.

Accounting policies for the three-month period ended March 31, 2002, are consistent with those followed for the year ended December 31, 2001, except as follows. Effective January 1, 2002, the Company adopted the provisions of SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. The adoption of the provisions of SFAS No. 144 did not have a material impact on the consolidated financial statements of the Company. The Company is adopting the provisions of SFAS No. 142, Goodwill and Other Intangible Assets, effective as of January 1, 2002. During the second quarter of 2002, the Company completed its initial analysis of potential impairment under the provisions of SFAS No. 142, and determined based on that analysis that goodwill was not impaired. Goodwill will be tested for impairment annually, or between annual tests if an event occurs or circumstances change that would more likely than not reduce the fair value of a reporting unit below its carrying amount. The Company had no goodwill related to acquisitions initiated prior to July 1, 2001, or other intangible assets recorded prior to the adoption of the provisions of SFAS No. 142 whose carrying amounts or amortization were changed by the adoption of the provisions of SFAS No. 142.


Unaudited Financial Information - In management's opinion, the consolidated result of operations and cash flows for the year ended December 31, 2000, which is unaudited, reflects all adjustments (consisting solely of normal recurring adjustments) necessary for a fair presentation of the financial information for the year ended December 31, 2000, in conformity with generally accepted accounting principles.

              CITIZENS SOUTH BANKING CORPORATION AND SUBSIDIARIES

                    (in thousands, except per share amounts)

Note 2 - Business Combination

On December 31, 2001, Gaston Federal Bancorp, Inc. acquired 100% of the outstanding shares of common stock of Innes Street Financial Corporation and its wholly owned subsidiary, Citizens Bank, Inc. Accordingly, the results of operations of Innes Street Financial Corporation have been included in the consolidated financial statements of the Company since the acquisition, the close of business, December 31, 2001.

As part of the acquisition, Innes Street's stockholders received $18.50 per share for each share of Innes Street's common stock issued and outstanding. The aggregate purchase price for the transaction was approximately $38 million.

Innes Street Financial Corporation and its subsidiary have served the Salisbury, North Carolina area for over ninety years by providing this community and surrounding counties with general banking services. As a result of the acquisition, the Company will expand its market reach and provide its banking products in new markets in North Carolina that it had previously not been servicing. The Company also expects to reduce costs through economies of scale.

The following table summarizes the estimated fair values of the assets acquired and liabilities assumed at the date of acquisition. The Company is in the process of selling certain assets acquired in the acquisition; thus the allocation of the purchase price is subject to refinement if management's estimate of fair value of these assets to be sold is materially different from the actual sales price.


                                                    December 31, 2001
                                                    -----------------

Cash and cash equivalents                               $  20,793
Investment securities                                       2,600
Loans, net                                                170,527
Premises and equipment                                      3,801
Intangible assets                                           2,872
Goodwill                                                    6,581
Other assets                                               14,616
                                                        ---------
      Total assets acquired                               221,790

Deposits                                                  175,350
Other liabilities                                           8,503
                                                        ---------
      Total liabilities assumed                           183,853
                                                        ---------

Net assets acquired                                     $  37,937
                                                        =========


Of the $2,872 of intangible assets, $2,447 was assigned to core deposit premium, which is being amortized over a 7-year life on an accelerated basis. The remaining intangibles relate to mortgage servicing rights. Goodwill of $6,581 represents the excess of the purchase price over the fair value of assets acquired and liabilities assumed, none of which is deductible for income tax purposes.

              CITIZENS SOUTH BANKING CORPORATION AND SUBSIDIARIES

                    (in thousands, except per share amounts)

Note 2 - Business Combination (continued)

The following summarizes the results of operations as though the acquisition of Innes Street Financial Corporation had occurred at the beginning of each period.

                                                       Year Ended December 31,
                                                    ----------------------------
                                                        2001            2000
                                                        ----            ----
Interest income                                     $    29,872     $    29,287
Interest expense                                        (18,106)        (16,948)
                                                    -----------     -----------
Net interest income                                      11,766          12,339

Provision for loan losses                                  (146)            (53)
                                                    -----------     -----------

      Net interest income after provision                11,620          12,286

Noninterest income                                        3,143           2,832

Noninterest expense                                     (10,531)        (10,760)
                                                    -----------     -----------

Income before income taxes                                4,232           4,357

Provision for income taxes                                1,431           1,511
                                                    -----------     -----------

Net income                                          $     2,801     $     2,846
                                                    -----------     -----------

Basic earnings per share                            $      0.69     $      0.70

Diluted earnings per share                          $      0.68     $      0.70

              CITIZENS SOUTH BANKING CORPORATION AND SUBSIDIARIES

                    (in thousands, except per share amounts)

Note 3 - Investment Securities

The aggregate book and fair values, as well as gross unrealized gains and losses, of investment securities as of March 31 and December 31 were as follows:

                                                                March 31, 2002
                                         ------------------------------------------------------------
                                             Book         Unrealized      Unrealized         Fair
                                             Value          Gains           Losses           Value
                                         ------------------------------------------------------------
Investment securities Available for Sale
----------------------------------------

U.S. Treasury and other agencies         $      10,854  $          224   $           -  $      11,078
Municipals                                       6,202              57             (73)         6,186
FHLMC stock                                         19           1,198               -          1,217
Corporate Bonds                                  2,012              51               -          2,063
Other equity securities                          2,335             121            (141)         2,315
                                         -------------  --------------  --------------  -------------
Total available-for-sale                 $      21,422  $        1,651  $         (214) $      22,859
                                         =============  ==============  ==============  =============

                                                                March 31, 2002
                                         ------------------------------------------------------------
                                             Book         Unrealized      Unrealized         Fair
                                             Value          Gains           Losses           Value
                                         ------------------------------------------------------------
Mortgage-backed and related securities Available-for-Sale
---------------------------------------------------------

FNMA                                     $       3,735  $           19  $          (19) $       3,735
GNMA                                             9,734              22             (19)         9,737
SBA's                                            1,998               -             (19)         1,979
FHLMC                                            7,592              28             (64)         7,556
                                         -------------  --------------  --------------  -------------
    Total mortgage-backed and
    related securities                   $      23,059  $           69  $         (121) $      23,007
                                         =============  ==============  ==============  =============



                                                              December 31, 2001
                                         ------------------------------------------------------------
                                             Book         Unrealized      Unrealized         Fair
                                             Value          Gains           Losses           Value
                                         ------------------------------------------------------------
Investment securities Available for Sale
----------------------------------------

U.S. Treasury and other agencies         $      11,902  $          202  $            -  $      12,104
Municipals                                       6,205              44            (137)         6,112
FHLMC stock                                         19           1,259               -          1,278
Corporate Bonds                                  4,020             141               -          4,161
Other equity securities                          2,248             108             (65)         2,291
                                         -------------  --------------  --------------  -------------
Total available-for-sale                 $      24,394  $        1,754  $         (202) $      25,946
                                         =============  ==============  ==============  =============

              CITIZENS SOUTH BANKING CORPORATION AND SUBSIDIARIES

                    (in thousands, except per share amounts)

Note 3 - Investment Securities (continued)


                                                                December 31, 2001
                                            ----------------------------------------------------------
                                                Book        Unrealized      Unrealized       Fair
                                                Value          Gains          Losses         Value
                                            ----------------------------------------------------------
Mortgage-backed and related securities
Available-for-Sale
---------------------------------------
FNMA                                        $       3,368  $          42  $           -  $       3,410
GNMA                                               11,042            101             (5)        11,138
SBA's                                               2,103              -            (18)         2,085
FHLMC                                               8,736             53            (17)         8,772
                                            -------------  -------------  -------------  -------------
    Total mortgage-backed and
    related securities                      $      25,249  $         196  $         (40) $      25,405
                                            =============  =============  =============  =============

                                                                December 31, 2001
                                            ----------------------------------------------------------
                                                Book        Unrealized      Unrealized       Fair
                                                Value          Gains          Losses         Value
                                            ----------------------------------------------------------
Investment securities Available-for-Sale
----------------------------------------
U.S. Treasury and other agencies            $      22,204  $         102  $        (194) $      22,112
Municipals                                          6,216             11           (190)         6,037
Corporate bonds                                     3,001             37              -          3,038
FHLMC stock                                            19          1,303              -          1,322
Other equity securities                               243             70              -            313
                                            -------------  -------------  -------------  -------------
Total available-for-sale                    $      31,683  $       1,523  $        (384) $      32,822
                                            =============  =============  =============  =============

Mortgage-backed and related securities
Available-for-Sale
---------------------------------------

FHLMC                                               5,241              6            (50)         5,197
FNMA                                                2,829              3            (40)         2,792
GNMA                                               11,231             15            (82)        11,164

              CITIZENS SOUTH BANKING CORPORATION AND SUBSIDIARIES

                    (in thousands, except per share amounts)


SBA's                                                   3,904                 -            (102)             3,802
-----                                        -----------------  ----------------  ---------------  ---------------
    Total mortgage-backed and
    related securities                      $          23,205  $             24  $         (274)  $         22,955
                                             =================  ================  ===============  ===============



The book value and estimated fair value of debt securities at March 31, 2002 and December 31, 2001, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

Note 3 - Investment Securities (continued)


                                                       March 31, 2002                       December 31, 2001
                                           ------------------------------------- --------------------------------------
                                                   Book              Fair                Book               Fair
                                                   Value             Value               Value              Value
                                           ------------------------------------- --------------------------------------
Available-for-Sale
------------------

Due in one year or less                      $      2,655        $       2,711       $       2,068      $     3,329

Due after one year through five years               6,226                6,375               9,341            9,633

Due after five years through ten years              7,730                7,848               8,281            8,348

Due after ten years                                 2,457                2,393               2,456            2,345

Equities                                            2,354                3,532               2,248            2,291
                                              ------------        -------------      -------------       ----------

                                             $     21,422        $      22,859       $      24,394      $    25,946
                                              ============        =============       =============      ==========

Mortgage-backed and related securities       $     23,059        $      23,007       $      25,249      $    25,405
                                              ============        =============       =============      ==========



Gross realized gains on the sale of securities available for sale were $76, $0, $0, $229, $256, $1,282 and $4 for the quarter ended March 31, 2002, the quarter ended March 31, 2001, the year ended December 31, 2001, the year ended December 31, 2000, the year ended September 30, 2000, year ended September 30, 1999, and the quarter ended December 31, 2000, respectively. Gross realized losses on the sale of securities available for sale were $10, $9 $9, $0, $31, $10 and $0 for the quarter ended March 31, 2002, the quarter ended March 31, 2001, the year ended December 31, 2001, the year ended December 31, 2000, the year ended September 30, 2000, the year ended September 30, 1999, and the quarter ended December 31, 2000, respectively. After-tax net gains (losses) on the sale of securities were $42, $(6) $(6), $147, $144 and $814 and $2 for the quarter ended March 31, 2002, the quarter ended March 31, 2001, the year ended December 31, 2001, the year ended December 31, 2000, the year ended September 30, 2000, the year ended September 30, 1999, and the quarter ended December 31, 2000, respectively.


Investment securities having a carrying amount of approximately $11,871 and $11,292 have been pledged as collateral to secure public deposits at December 31, 2001 and March 31, 2002, respectively.

              CITIZENS SOUTH BANKING CORPORATION AND SUBSIDIARIES

                    (in thousands, except per share amounts)

Investment securities having a carrying amount of $2,500 have been pledged as collateral for repurchase agreements at December 31, 2001 and March 31, 2002.

              CITIZENS SOUTH BANKING CORPORATION AND SUBSIDIARIES

                    (in thousands, except per share amounts)

Note 4 - Loans and Allowance for Loan Losses

The following is a summary of loans outstanding by category:

                                               March 31,       December 31,        December 31,
                                                 2002              2001                2000
                                             --------------------------------------------------
Real estate:

    One-to-four family residential           $     187,086     $    196,572        $   109,907

    Multi-family residential                         9,016            8,696              2,003

    Commercial mortgage                             17,344           21,745              5,381

    Construction                                    15,468           16,525              9,597

    Land                                             6,577            6,798                809

Commercial                                          31,198           27,622             19,569

Consumer                                            65,593           64,883             18,183
                                             -------------     -------------       -----------

Gross loans                                        332,282          342,841            165,449

Less:

    Loans in process                                 5,649            5,306              4,758

    Deferred loan fees, net                             83               78                305

    Allowance for loan losses                        3,022            3,136              1,566
                                             -------------     ------------        -----------
Net loans                                    $     323,528     $    334,321        $   158,820
                                             =============     ============        ===========


The Company evaluates impairment of its residential mortgage and consumer loans on a collective basis. At March 31, 2002 and December 31, 2000, the Company had no commercial loans that were individually evaluated and considered impaired under SFAS No. 114. At December 31, 2001, the Company had impaired loans totaling $150. There were no specific reserves for these impaired loans at December 31, 2001. The average investment in impaired loans for the quarter ended March 31, 2002 and the year ended December 31, 2001 was $98 and $25, respectively. There was no interest income recognized on impaired loans during the quarter ended March 31, 2002 or the year ended December 31, 2001.

              CITIZENS SOUTH BANKING CORPORATION AND SUBSIDIARIES

                    (in thousands, except per share amounts)

Note 4 - Loans and Allowance for Loan Losses (continued)


Changes in the allowance for loan losses for the quarter ended March 31, 2002, the quarter ended March 31, 2001, the year ended December 31, 2001, the year ended December 31, 2000, the year ended September 30, 2000, the year ended September 30, 1999 and the quarter ended December 31, 2000 were as follows:



                             Quarter     Quarter                                                                   Quarter
                              Ended       Ended      Year Ended    Year Ended      Year Ended      Year Ended       Ended
                             March 31,   March 31,  December 31,   December 31,   September 30,   September 30,   December 31,
                               2002       2001          2001          2000            2000            1999           2000
                            --------------------------------------------------------------------------------------------------
Balance at beginning of
period                      $   3,136    $  1,566    $   1,566      $   1,517       $  1,509        $   1,411      $   1,536

Reserve acquired in
acquisition                         -           -        1,553              -              -                -              -

Provision for loan
losses                             65          30          120             53             30              105             30

Recoveries on loans
previously charged off              -           1            1              1              1                2              -

Loans charged off                (179)        (75)        (104)            (5)            (3)              (8)             -
                            ---------    --------    ---------      ---------       --------        ---------      -----------

Balance at end of period    $   3,022    $  1,522    $   3,136      $   1,566       $  1,537        $   1,510      $   1,566
                            =========    ========    =========      =========       ========        =========      ===========



Directors, executive officers, and associates of such persons were customers of and had transactions with the Bank in the ordinary course of business. Included in such transactions are outstanding loans and commitments, all of which were made under normal credit terms and did not involve more than normal risk of collection. The aggregate amount of these loans were $2,833, 2,542 and $2,831 at March 31, 2002, December 31, 2001 and December 31, 2000, respectively. During the quarter ended March 31, 2002, new loans of $342 were made and payments totaled $51. During the year ended December 31, 2001, new loans of $982 were made and payments totaled $1,271. During the year ended December 31, 2000, new loans of $667 were made and payments totaled $647. During the quarter ended December 31, 2000, new loans of $429 were made and payments totaled $115.


As part of the Bank's interest rate risk management, in November 2000, the Bank sold 157 fixed-rate mortgage loans with a book value of $18,202 with servicing released. These fixed-rate mortgage loans had a weighted average coupon of 6.3% and a weighted average maturity of 153 months. The Company recognized a pre-tax loss of $873 on this sale.

During the year ended September 30, 2000, the Bank sold one loan with a book value of $9,457 at a gain of $543. The Bank held no loans for sale at March 31, 2002, December 31, 2001 and December 31, 2000.

              CITIZENS SOUTH BANKING CORPORATION AND SUBSIDIARIES

                    (in thousands, except per share amounts)

Note 5 - Premises and Equipment

Premises and equipment at December 31 are summarized as follows:

                                               March 31, 2002      December 31, 2001     December 31, 2000
                                             -------------------------------------------------------------
Land                                         $           2,852    $            2,852    $            1,154
Buildings                                                5,617                 5,637                 3,106
Land Improvements                                          111                   111                   111
Furniture and equipment                                  3,039                 2,911                 2,303
                                             -----------------    ------------------    ------------------
                                                        11,619                11,511                 6,674

Less: accumulated depreciation                          (3,055)                2,871                 2,511
                                             -----------------    ------------------    ------------------
                                             $           8,564    $            8,640    $            4,163
                                             =================    ==================    ==================


Note 6 - Bank owned life insurance

The Company owns bank-owned life insurance to fund certain employee benefit plans. The Company purchased $2,600 in bank-owned life insurance during the year ended December 31, 2001 and acquired approximately $800 in bank-owned life insurance in the acquisition of Innes Street Financial Corporation effective December 31, 2001. The Company purchased $2,100 of bank-owned life insurance during the year ended December 31, 2000. The bank-owned life insurance policies are recorded at their cash surrender value.

Note 7 - Intangible Assets


Amortized intangible assets at March 31, 2002 and December 31, 2001 are summarized as follows:

                                        March 31, 2002    December 31, 2001
                                       ------------------------------------

Core deposit intangible                $         2,447    $           2,447
Mortgage servicing rights                          425                  425
                                       ---------------    -----------------
                                                 2,872                2,872

Less: accumulated amortization                     387                    -
                                       ---------------    -----------------
                                       $         2,485    $           2,872
                                       ===============    =================


Amortization expense for intangible assets subject to amortization was $387 during the three months ended March 31, 2002 and $0 during the year-ended December 31, 2001 since these intangibles were recognized on December 31, 2001 in connection with the acquisition of Innes Street Financial Corporation as described in Note 2. There were no amortized intangible assets at December 31, 2000. Amortization of mortgage servicing rights (MSRs) for the year ended September 30, 2000 and September 30, 1999 were $37 and $25, respectively. The fair value of MSRs at March 31, 2002 and December 31, 2001 approximated carrying value. The total amount of loans serviced for others at March 31, 2002, December 31, 2001, December 31, 2000, September 30, 2000 and September 30, 1999 were $39,758, $43,297, $0, $0 and $19,318 respectively.

              CITIZENS SOUTH BANKING CORPORATION AND SUBSIDIARIES

                    (in thousands, except per share amounts)

Note 7 - Intangible Assets (continued)

Estimated amortization expense for the next five succeeding fiscal years ending December 31 are as follows:

2002                  $  1,073
2003                  $    492
2004                  $    329
2005                  $    246
2006                  $    184


The balance of goodwill was $6,624 and $6,581 at March 31, 2002 and December 31, 2001. The increase in goodwill is due to costs of the acquisition that exceeded the initial estimates made during the purchase price allocation. There was no goodwill at December 31, 2000.

Note 8 - Deposits

Deposit balances and interest expense and average rates paid for the quarter ended March 31, 2002 and the years ended December 31, 2001, December 31, 2000, September 30, 2000, and September 30, 1999 are summarized as follows:

                                  March 31,                          December 31,                       December 31,
                                    2002                                2001                               2000
                      ---------------------------------- ---------------------------------- ----------------------------------
                         Actual      Interest   Average     Actual      Interest   Average      Actual      Interest   Average
                         Balance      Expense    Rate       Balance      Expense    Rate       Balance      Expense     Rate
                         -------      -------    ----       -------      -------    ----       -------      -------     ----
Noninterest bearing   $    9,680   $        -       -    $    7,953    $       -       -    $    7,096   $        -        -
Interest bearing
checking                  25,497           23     0.4%       25,330          186     1.2%       14,562          230      1.7%
Money market deposit      30,946          122     1.5%       29,489          460     2.7%       14,690          488      3.5%
Savings                   46,385          169     1.5%       44,011          398     2.1%       17,922          636      3.0%
Certificates of
deposit                  239,574        1,811     3.0%      246,909        6,328     5.4%      113,661        5,942      5.6%
                      ----------   ----------   -----    ----------    ---------  ------    ----------   ----------   ------
                      $  352,082   $    2,125     2.8%   $  353,692    $   7,372     4.2%   $  167,931   $    7,296      4.7%
                      ==========   ==========   =====    ==========    =========  ======    ==========   ==========   ======

                                  September 30,                   September 30,
                                      2000                            1999
                      ---------------------------------- ----------------------------------
                         Actual      Interest   Average     Actual      Interest   Average
                         Balance      Expense    Rate       Balance      Expense    Rate
                         -------      -------    ----       -------      -------    ----
Noninterest bearing   $    5,272   $        -       -    $    6,481    $       -       -
Interest bearing
checking                  14,009          226     1.1%       11,916          194     1.6%
Money market deposit      14,909          452     3.2%       13,709          396     2.1%
Savings                   19,189          692     3.1%       23,869          717     3.2%
Certificates of
deposit                  107,973        5,598     5.4%      103,450        5,100     5.2%
                      ----------   ----------   -----    ----------    ---------  ------
                      $  161,352   $    6,968     4.3%   $  159,425    $   6,407     4.1%
                      ==========   ==========   =====    ==========    =========  ======

              CITIZENS SOUTH BANKING CORPORATION AND SUBSIDIARIES

                    (in thousands, except per share amounts)


Note 8 - Deposits (continued)


Contractual maturities of certificates of deposit as of March 31, 2002 and December 31, 2001 are as follows:

                                 March 31,         December 31,
                                   2002                2001
                            ----------------     ---------------
Under 1 year               $         213,803    $        221,439
1 to 2 years                          15,689              20,096
2 to 3 years                           7,882               5,194
3 to 4 years                           2,200                 180
                            ----------------     ---------------
                           $         239,574    $        246,909
                            ================     ===============


Certificates of deposit in excess of $100 totaled $52,783, $51,044 and $24,926 at March 31, 2002, December 31, 2001 and December 31, 2000, respectively, and may not be fully insured by the FDIC. Interest paid on deposits and other borrowings was $2,312 for the quarter ended March 31, 2002, $1,814 for the quarter ended March 31, 2001, $10,167 for the year ended December 31, 2001, $8,922 for the year ended December 31, 2000, $8,922 for the year ended September 30, 2000, $7,787 for the year ended September 30, 1999, and $2,690 for the quarter ended December 31, 2000.


Directors, executive officers, and associates of such persons were customers of and had transactions with the Bank in the ordinary course of business. Included in such transactions are deposit accounts, all of which were made under normal terms. The aggregate amount of these deposit accounts was $3,878, $1,693 and $1,613 at March 31, 2002, December 31, 2001 and December 31, 2000, respectively.

The deposits of the Bank are insured by the Savings Association Insurance Fund
(SAIF), one of two funds administered by the FDIC. The Bank's annual SAIF premium rates were $.0176 per $100 of deposits for the quarter ended March 31, 2002, $.0186 for the year ended December 31, 2001, $.0203 for the year ended December 31, 2000 and $.0493 for the year ended September 30, 1999.


Note 9 - Advances from the Federal Home Loan Bank


Advances from the Federal Home Loan Bank of Atlanta are pursuant to lines of credit and are collateralized by a lien on qualifying first mortgage loans in an amount necessary to satisfy outstanding indebtedness plus accrued interest. Advances had interest rates ranging from 4.69% to 6.60% at March 31, 2002, 3.59% to 6.60% at December 31, 2001 and 4.69% to 6.60% at December 31, 2000. The total amount available on the line of credit is 20% of total assets of the Bank. The unused portion of the line of credit available to the Company at March 31, 2002 was approximately $71,048.

              CITIZENS SOUTH BANKING CORPORATION AND SUBSIDIARIES

                    (in thousands, except per share amounts)


Note 9 - Advances from the Federal Home Loan Bank (continued)


Maturities of advances are as follows:

                                            March 31,          December 31,          December 31,
                                              2002                 2001                  2000
                                       -----------------    -----------------     -----------------
Advances from FHLB due:
         Less than 1 year             $            5,000   $                -    $                -
         1 to 2 years                                  -                6,500                     -
         2 to 3 years                             12,000                5,000                 6,500
         3 to 4 years                                  -                7,000                 7,000
         4 to 5 years                                  -                    -                 7,000
         5 to 10 years                            22,000               22,000                22,000
         After 10 years                                -                    -                     -
                                       -----------------    -----------------     -----------------
                                      $           39,000   $           40,500    $           42,500
                                       =================    =================     =================

Interest rates on certain convertible advances may be reset on certain dates at the option of the Federal Home Loan Bank in accordance with the terms of the note. The Bank has the option of repaying the outstanding advance or converting the interest rate from a fixed rate to a floating rate at the time the advance is called by the Federal Home Loan Bank. The Bank currently has two $8.0 million advances that are callable quarterly until they mature in January 2005. The Bank also has five other advances that have a one-time call option. Interest rates on $2.0 million may reset in 2002, $8.0 million may reset in 2003, $8.0 million may reset in 2004, and $5.0 million may reset in 2005.

              CITIZENS SOUTH BANKING CORPORATION AND SUBSIDIARIES

                    (in thousands, except per share amounts)

Note 10 - Income Taxes

The provision for income taxes is summarized below:


                         Quarter           Year              Year              Year              Year           Quarter
                          Ended            Ended             Ended             Ended             Ended           Ended
                        March 31        December 31       December 31       September 30      September 30      December
                          2002             2001              2000              2000              1999            31 2000
                        --------        -----------       -----------       ------------      ------------      --------
Currently payable

    Federal              $   517          $    735          $   870           $   1,100         $  1,218         $    19


    State                     73                13               88                 104              126               8
                         -------          --------          -------           ---------         --------         -------

                             590               748              958               1,204            1,344              27

Deferred

    Federal                  (35)              (37)             (71)                (76)            (105)            (13)


    State                     (5)               (9)             (41)                (41)             (41)             (9)
                         -------          --------          -------           ---------         --------         -------

                             (40)              (46)            (112)               (117)            (146)            (22)
                         -------          --------          -------           ---------         --------         -------
    Total
    income taxes         $   550          $    702          $   846           $   1,087         $  1,198         $     5
                         =======          ========          =======           =========         ========         =======


The reasons for the difference between consolidated income tax expense and the amount computed by applying the statutory federal income tax rate of 34% to income before income taxes were as follows:


                                               Quarter                                                                 Quarter
                                                Ended      Year Ended     Year Ended    Year Ended     Year Ended       Ended
                                               March 31    December 31   December 31    September 30   September 30   December 31
                                                 2002         2001          2000           2000           1999           2000
                                               --------    -----------   -----------    ------------   ------------   -----------
Federal income taxes at statutory rate         $    524    $      818           882     $     1,113    $     1,142    $       23

State income taxes, net of federal benefit           45            (2)           32              42             56            (1)

Effect of federal tax exempt interest               (29)          (91)          (97)            (92)           (50)          (23)

Effect of Bank-owned life insurance                 (27)          (83)          (34)            (27)             -            (6)

Other                                                37            60            63              51             50            12
                                               --------    ----------    ----------     -----------    -----------     ---------

                                               $    550    $      702    $      846     $     1,087    $     1,198     $       5
                                               ========    ==========    ==========     ===========    ===========     =========

Effective tax rate                                 35.7%         29.2%         32.6%           33.2%          35.7%          7.8%
                                               ========    ==========    ==========     ===========    ===========     =========

              CITIZENS SOUTH BANKING CORPORATION AND SUBSIDIARIES

                    (in thousands, except per share amounts)


Note 10 - Income Taxes (continued)

Income taxes payable (receivable) are included in other liabilities and were $324, ($551) and $60 at March 31, 2002, December 31, 2001 and December 31, 2000,
respectively. Income taxes paid for the year ended December 31, 2001, the year ended December 31, 2000, the year ended September 30, 2000, the year ended September 30, 1999 and the quarter ended December 31, 2000, were $936, $1,017, $1,176, $1,315 and $97, respectively.


The tax effects of temporary differences that give rise to significant portions of deferred tax assets and liabilities at March 31, 2002, December 31, 2001, and December 31, 2000 are as follows:

                                                            March 31       December 31     December 31
                                                              2002            2001             2000
                                                         ----------------------------------------------
Deferred tax assets

    Deferred compensation                                $     1,219       $      1,437     $      289

    Allowance for loan losses                                  1,218              1,262            452

    Excess carrying value of liabilities

        assumed for financial reporting

        purposes over tax basis                                  480                513              -

    Other                                                         62                 95            246
                                                         -----------       ------------     ----------

             Gross deferred tax assets                         2,979              3,307            987

Deferred tax liabilities

    Excess carrying value of assets acquired

        for financial reporting purposes over

        tax basis                                              1,861              2,011              -

    Deferred loan fees                                           301                299              -

    Unrealized gain on securities

       available-for-sale                                        529                683            365

    Other                                                        250                240              -
                                                         -----------       ------------     ----------
             Gross deferred tax liabilities                    2,941              3,233            365
                                                         -----------       ------------     ----------
             Net deferred tax asset                      $        38       $         74     $      622
                                                         ===========       ============     ==========

The Company, in accordance with SFAS No. 109, did not record a deferred tax liability of approximately $3,140 as of December 31, 2001 related to the cumulative special bad debt deduction for savings and loan associations recognized for income tax reporting prior to September 30, 1988, the Bank's base year.

Management believes that the Company will fully realize deferred tax assets based on future taxable temporary differences, refundable income taxes from carryback years, and current levels of operating income.

              CITIZENS SOUTH BANKING CORPORATION AND SUBSIDIARIES

                    (in thousands, except per share amounts)

Note 11 - Commitments to Extend Credit

Commitments to extend credit are agreements to lend as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since commitments may expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. Commitments to extend credit are as follows:

                                          March 31   December 31  December 31
                                            2002         2001         2000
                                          -----------------------------------
Mortgage loan commitments                 $  1,665   $     2,198  $       368
Commercial loan commitments                  2,263         6,315        3,905
Consumer loan commitments                    1,020           251           68
Unused lines of credit
    Commercial                              16,983        12,275       11,078
    Consumer                                42,696        41,211       20,437

Mortgage loan commitments at March 31, 2002ed rates ranging from 5.63% to 6.38%. Commercial loan commitments at March 31, 2002 either have fixed rates ranging from 4.25% to 7.50% or variable rates ranging from the Bank's prime rate (4.75% at March 31, 2002) plus 0% to 1%. Mortgage loan commitments at December 31, 2001 are at fixed rates ranging from 5.25% to 6.375%. Commercial loan commitments at December 31, 2001 either have fixed rates ranging from 4.75% to 8.00% or variable rates ranging from the Bank's prime rate (4.75% at December 31, 2001) plus 0% to 1%. Commitment periods are typically 60 days.

Note 12 - Regulatory Capital Requirements

The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Under the capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of assets, liabilities, and certain commitments as calculated under regulatory accounting practices. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly discretionary, actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements.

The Bank is required to maintain: tangible capital of at least 1.5% of adjusted total assets; core capital of at least 4.0% of adjusted total assets; and total capital of at least 8.0% of risk weighted assets. At March 31, 2002, the Bank's tangible capital and core capital were both $28,217 or 6.50% of tangible assets, and total capital was $31,778 or 10.48% of risk-weighed assets. At December 31, 2001, the Bank's tangible capital and core capital were both $26,922 or 6.17% of tangible assets, and total capital was $30,616 or 10.25% of risk-weighted assets. The Company's primary regulator, the Office of Thrift Supervision, informed the Bank that it was in the well-capitalized category as of the most recent regulatory examination, and management is not aware of any events that have occurred since that would have changed its classification.

              CITIZENS SOUTH BANKING CORPORATION AND SUBSIDIARIES

                    (in thousands, except per share amounts)

Note 12 - Regulatory Capital Requirements (continued)

                                                                                                    To Be Well
                                                                                                Capitalized Under
                                                                        For Capital             Prompt Corrective
                                                Actual               Adequacy Purposes          Action Provisions
                                         ----------------------    -----------------------    -----------------------
                                           Amount       Ratio        Amount        Ratio        Amount        Ratio
                                         ---------    ---------    ---------     ---------    ---------     ---------
                                          (dollars in thousands)    (dollars in thousands)     (dollars in thousands)

As of March 31, 2002
     Total Risk-Based Capital
         (to Risk-Weighted Assets)       $ 31,778       10.48%     $  24,267        8.00%      $ 30,334        10.00%
     Tier 1 Capital
         (to Risk-Weighted Assets)         28,217        9.30%        12,133        4.00%        18,200         6.00%
     Tier 1 Capital
         (to Adjusted Total Assets)        28,217        6.50%        17,377        4.00%        21,721         5.00%
     Tangible Capital
         (to Adjusted Total Assets)        28,217        6.50%         6,516        1.50%        13,033         3.00%

As of December 31, 2001
     Total Risk-Based Capital
         (to Risk-Weighted Assets)       $ 30,616       10.25%     $  23,892        8.00%      $ 29,865        10.00%
     Tier 1 Capital
         (to Risk-Weighted Assets)         26,922        9.01%        11,946        4.00%        17,919         6.00%
     Tier 1 Capital
         (to Adjusted Total Assets)        26,922        6.17%        17,440        4.00%        21,800         5.00%
     Tangible Capital
         (to Adjusted Total Assets)        26,922        6.17%         6,540        1.50%        13,080         3.00%

As of December 31, 2000
     Total Risk-Based Capital
         (to Risk-Weighted Assets)       $ 38,069       25.48%     $  11,952        8.00%      $ 14,940        10.00%
     Tier 1 Capital
         (to Risk-Weighted Assets)         35,917       24.04%         5,976        4.00%         8,964         6.00%
     Tier 1 Capital
         (to Adjusted Total Assets)        35,917       14.29%        10,078        4.00%        12,598         5.00%
     Tangible Capital
         (to Adjusted Total Assets)        35,917       14.29%         3,779        1.50%         7,559         3.00%

              CITIZENS SOUTH BANKING CORPORATION AND SUBSIDIARIES

                    (in thousands, except per share amounts)


Note 12 - Regulatory Capital Requirements (continued)

The following reconciles equity capital of the Bank to regulatory capital.



                                                       March 31,       December 31,     December 31,
                                                         2002              2001            2000
                                                    -------------      ------------    -------------
Consolidated equity capital                        $       42,237     $      41,630  $        39,763
Less: equity of the holding company                        (8,738)          (8,881)           (3,209)
                                                    -------------      ------------     ------------
Equity capital of the Bank                                 33,499            32,749           36,554

Less:   Intangible assets                                  (4,521)           (4,787)               -
        Unrealized appreciation on securities
             available-for-sale                              (761)           (1,040)            (637)
                                                    -------------      ------------     ------------
Tier 1 Capital                                             28,217            26,922           35,917


Add:    Unrealized appreciation on equity
        securities available-for-sale                         539               558              586

        Allowance for loan losses                           3,022             3,136            1,566
                                                    -------------       -----------    -------------
Total risk based capital                           $       31,778     $      30,616  $        38,069
                                                    =============       ===========    =============

              CITIZENS SOUTH BANKING CORPORATION AND SUBSIDIARIES

                    (in thousands, except per share amounts)


Note 13 - Employee Benefit Plans


The Bank provides supplemental benefits to substantially all employees through a 401(k) savings plan. Eligible participants may contribute up to 15% of base salary, with the Bank providing matching contributions of 50% of employee contributions up to 6% of compensation. The plan also provides for discretionary employer contributions. Total expense relating to this plan was $22 for the quarter ended March 31, 2002, $14 for the quarter ended March 31, 2001, $62 for the year ended December 31, 2001, $141 for the year ended December 31, 2000, $59 for the year ended September 30, 2000, $48 for the year ended September 30, 1999 and $16 for the quarter ended December 31, 2000.


The Bank also maintains nonqualified deferred compensation and/or supplemental retirement plans for certain of its directors. During 2001, the Bank added a similar plan for certain executive employees. Total expense for the plans was $94 for the quarter ended March 31, 2002, $29 for the quarter ended March 31, 2001, $300 for the year ended December 31, 2001, $86 for the year ended December 31, 2000, $175 for the year ended September 30, 2000, $142 for the year ended September 30, 1999 and $29 for the quarter ended December 31, 2000.



The Company maintains non-qualified, diversified, deferred compensation plans for key employees and directors. The eligible employees may defer a portion of their compensation and the directors may defer a portion of their directors' fees. The assets are maintained in rabbi trusts, and are accounted for at market value in accordance with SFAS Statement No. 115, Accounting for Certain Investments in Debt and Equity Securities, with the resulting gains or losses in value recorded as an adjustment to the fair value of the deferred compensation obligation. The assets held in the trust are subject to the claims of the Company's creditors in the event of the Company's insolvency.


On July 1, 2000, the Company terminated its participation in the Financial Institutions Retirement Fund, a multiemployer, qualified, noncontributory defined benefit pension plan that covered substantially all employees of the Bank meeting certain age and service requirements. As a result of the termination, plan participants who had accumulated a balance in the plan of less than $3.5 or who were 55 years of age or older on the termination date received a lump sum payment equal to their balance accumulated in the plan. The balances of those plan participants who had accumulated an amount of $3.5 or greater in the plan and who were less than 55 years of age on the termination date remain in the plan until those participants reach the age of 55 years.

The plan requires employers to fund amounts necessary to meet ERISA minimum funding requirements. Total expense relating to this plan was $85 in the year ended September 30, 2000 recognized prior to the termination of the plan on July 1, 2000. Separate company information relating to the Bank is not available.

1999 Stock Option Plan - On April 12, 1999, the Company's shareholders approved the Citizens South Bank 1999 Stock Option Plan that provided the issuance of 211,335 options for directors and officers to purchase the Company's common stock. The Company applies the provisions of Accounting Principles Board Opinion No. 25 in accounting for the plan and accordingly, no compensation expense has been recognized in connection with the granting of the stock options. In accordance with SFAS No. 123, Accounting for Stock-Based Compensation, the Company adopted the disclosure-only option and elected to apply the provisions of APB No. 25 for financial statement purposes.

Had the compensation cost for the Company's stock option plan been determined in accordance with the fair-value accounting provisions of SFAS No. 123, net income, basic earnings per share, and diluted earnings per share would have been as follows:

              CITIZENS SOUTH BANKING CORPORATION AND SUBSIDIARIES

                    (in thousands, except per share amounts)


Note 13 - Employee Benefit Plans (continued)

                                   Year Ended     Year Ended        Year Ended       Year Ended      Quarter Ended
                                   December 31,   December 31,     September 30,     September 30,    December 31,
                                       2001           2000             2000             1999              2000
                                   ------------   ------------     -------------     -----------------------------
Net income:
     As reported                     $  1,704       $  1,748        $  2,185           $ 2,161            $   68
     Pro forma                       $  1,600       $  1,555        $  1,935           $ 1,749            $   37

Basic earnings per share:
     As reported                     $   0.42       $   0.43        $   0.53            $ 0.50            $ 0.02
     Pro forma                       $   0.39       $   0.38        $   0.47            $ 0.41            $ 0.01

Diluted earnings per share:
     As reported                     $   0.42       $   0.43        $   0.53            $ 0.50            $ 0.02
     Pro forma                       $   0.39       $   0.38        $   0.47            $ 0.41            $ 0.01


The following is a summary of stock option activity and related information for the years ended December 31, 2001, December 31, 2000, September 31, 2000 and September 30, 1999.

                                  Year Ended                  Year Ended
                               December 31, 2001          December 31, 2000
                           -------------------------  --------------------------
                                       Weighted Avg.              Weighted Avg.
                            Options   Exercise Price   Options   Exercise Price
                           --------   --------------  --------   --------------
Outstanding-
 Beginning of
      period                    192   $       12.05        200   $       12.05
   Granted                        -               -          3           12.00
   Exercised                      -               -          -               -
   Forfeited                      -               -        (11)          12.00
                           --------   -------------   --------   -------------
Outstanding-end of
      period                    192   $       12.05        192   $       12.05
                           ========                   ========
Exercisable-end of
      period                    134   $       12.03        107   $       12.02
                           ========                   ========
Weighted average
 fair value of
 options granted
 during the period         $      0                   $   3.53
                           ========                   ========

              CITIZENS SOUTH BANKING CORPORATION AND SUBSIDIARIES

                    (in thousands, except per share amounts)

Note 13 - Employee Benefit Plans (continued)


                                 Quarter Ended                  Year Ended                Year Ended
                               December 31, 2000            September 30, 2000       September 30, 1999
                          ---------------------------  -------------------------  --------------------------
                                        Weighted Avg.              Weighted Avg.                Weighted Avg.
                           Options     Exercise Price    Options  Exercise Price   Options    Exercise Price
                          --------     --------------  ---------  --------------  --------    --------------
Outstanding-
Beginning of
     period                    200     $       12.05        200   $       12.05          -    $            -
   Granted                       -                 -          3           12.00        200             12.05
   Exercised                     -                 -          -               -          -                 -
   Forfeited                    (8)            12.00         (3)          12.00          -                 -
                          --------     -------------  ---------   -------------   --------    --------------
Outstanding-end
     of period                 192     $       12.05        200   $       12.05        200    $        12.05
                          ========                    =========                   ========
 Exercisable-end of
     period                    107                          110   $       12.00         83    $        12.02
                          ========                    =========                   ========
Weighted average
fair value of
options granted
during the period         $      0                    $    2.57                       2.57
                          ========                    =========                   ========

During the quarter ended March 31, 2002, 0 shares were exercised and 10 shares were granted. Exercise prices for options outstanding as of March 31, 2002, December 31, 2001, and December 31, 2000, ranged from $12.00 to $13.00. The weighted average remaining contractual life of those options is approximately three years at March 31, 2002 and December 31, 2001 and approximately four years at December 31, 2000.

The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions used for the year ended December 31, 2001, and the year ended December 31, 2000: dividend yield of 2.08%, expected volatility of 22%, a risk-free interest rate of 6.00%, and expected lives of 7 years for the options.


Employee Stock Ownership Plan - The Bank established an Employee Stock Ownership Plan (ESOP). The ESOP is a tax-qualified retirement plan designed to invest primarily in the Company's common stock. All full-time employees of the Bank who have completed one year of service with the Bank will be eligible to participate in the ESOP. The ESOP utilized funds borrowed from the Company totaling $1,691, to purchase approximately 8%, or 169 shares of the Company's common stock issued in the Conversion. The loan to the ESOP will be primarily repaid with contributions from the Bank to the ESOP and dividends and unallocated shares over a period not to exceed 15 years. Under the terms of the ESOP, the Bank makes contributions to the ESOP sufficient to cover all payments of principal and interest as they become due. The loan had an outstanding balance of $1,240 with an interest rate of 4.75%, $1,240 with an interest rate of 4.75%, $1,353 with an interest rate of 9.50% at March 31, 2002, December 31, 2001 and December 31, 2000, respectively. The interest rate on the loan is based on the Bank's prime rate.

              CITIZENS SOUTH BANKING CORPORATION AND SUBSIDIARIES

                    (in thousands, except per share amounts)


Note 13 - Employee Benefit Plans (continued)

Shares purchased with the loan proceeds are held in a suspense account by the trustee of the plan for future allocation among participants as the loan is repaid. Contributions to the ESOP and shares released from the suspense account are allocated among participants on the basis of compensation as described in the plan. The number of shares released to participants will be determined based upon the percentage of principal and interest payments made during the year divided by the total remaining principal and interest payments including the current year's payment. Participants will vest in the shares allocated to their respective accounts over a period not to exceed 5 years. Any forfeited shares are allocated to the then remaining participants in the same proportion as contributions. As of March 31, 2002, 60 shares have been allocated to participants and 109 shares remain unallocated. The fair value of the unallocated shares was $1,779 at March 31, 2002. As of December 31, 2001, 57 shares have been allocated to participants and 112 shares remain unallocated. The fair value of the unallocated shares was $1,684 at December 31, 2001. The Company recognizes compensation expense attributable to the ESOP ratably over the fiscal year based upon the fair value of estimated number of ESOP shares to be allocated each December 31st. The Company recognized $315, $85, $124 and $128 as compensation expense in the twelve-month periods ended December 31, 2001, December 31, 2000, September 30, 2000 and September 30, 1999, respectively. The Company recognized $21 for the quarter ended December 31, 2000.

The trustee for the ESOP must vote all allocated shares held in the ESOP trust in accordance with the instructions of the participants. Unallocated shares held by the ESOP trust are voted by the trustee in a manner calculated to most accurately reflect the results of the allocated ESOP shares voted, subject to the requirements of the Employee Retirement Income Security Act of 1974, as amended (ERISA).


Note 14 - Fair Value of Financial Instruments


The following methods and assumptions were used by the Company in estimating its fair value disclosures for financial instruments. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. The estimates are significantly affected by the assumptions used, including discount rates and estimates of future cash flows. These estimates may differ substantially from amounts that could be realized in an immediate sale or settlement of the instrument.

Fair value approximates book value for the following financial instruments due to their short-term nature: cash and due from banks, interest-earning bank balances, and advances from customers for taxes and insurance.

Fair value for investment securities and mortgage-backed and related securities are based on quoted market prices. If a quoted market price is not available, fair value is estimated using market prices for similar securities.

Fair value for variable rate loans that reprice frequently is based on the carrying value reduced by an estimate of credit losses inherent in the portfolio. Fair value for all other loans is estimated by discounting their future cash flows using interest rates currently being offered for loans of comparable terms and credit quality.

Fair value for demand deposit accounts and interest-bearing accounts with no fixed maturity is equal to the carrying value. Certificate of deposit fair values are estimated by discounting cash flows from expected maturities using interest rates currently being offered for similar instruments.

              CITIZENS SOUTH BANKING CORPORATION AND SUBSIDIARIES

                    (in thousands, except per share amounts)


Note 14 - Fair Value of Financial Instruments (continued)


The carrying amount of repurchase agreements approximates fair value due to the short-term nature of the agreements.

Fair value for the advances from the Federal Home Loan Bank Board is based on discounted cash flows using current interest rates.

At March 31, 2002, December 31, 2001 and December 31, 2000, the Company had outstanding unfunded commitments to extend credit offered in the normal course of business. Fair values of these commitments are based on fees currently charged for similar instruments. At March 31, 2002, December 31, 2001 and December 31, 2000, the carrying amounts and fair values of these off-balance sheet financial instruments were immaterial.

The Company has used management's best estimates of fair values of financial instruments based on the above assumptions. This presentation does not include certain financial instruments, nonfinancial instruments or certain intangible assets such as customer relationships, deposit base intangibles, or goodwill. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Company. The estimated fair values of financial instruments as of March 31 and December 31 were as follows:

                                             March 31, 2002             December 31, 2001          December 31, 2000
                                        -------------------------- --------------------------- -------------------------
                                         Carrying     Estimated     Carrying      Estimated     Carrying     Estimated
                                          Amount      Fair Value     Amount       Fair Value     Amount      Fair Value
                                        -------------------------- --------------------------- -------------------------
Financial assets
   Cash and due from banks             $   3,414            3,414     $   6,048  $    6,048     $    4,157   $    4,157
   Interest-earning bank balances         32,798           32,798        14,892      14,892         22,552       22,552
   Investment and mortgage-
      Backed securities                   45,866           45,866        51,351      51,351         55,777       55,777
   Loans                                 323,528          326,288       334,321     335,562        158,820      157,138

Financial liabilities
   Deposits                              352,082          353,211       353,692     355,528        167,931      165,239
   Repurchase agreements                   2,009            2,009         1,557       1,557            237          237
   Advances from FHLB                     39,000           40,086        40,500      41,797         42,500       41,713


Note 15 - Earnings per share


Earnings per share has been determined under the provisions of SFAS No. 128, Earnings Per Share. Basic earnings per share is computed by dividing net income applicable to common stock by the weighted average number of common shares outstanding during the period, without considering any dilutive items. Diluted earnings per share is computed by dividing net income applicable to common stock by the weighted average number of common shares and common stock equivalents for items that are dilutive, net of shares assumed to be repurchased using the treasury stock method. Common stock equivalents arise from the assumed conversion of outstanding stock options.

              CITIZENS SOUTH BANKING CORPORATION AND SUBSIDIARIES

                    (in thousands, except per share amounts)

Note 15 - Earnings per share (continued)

The only potential stock of the Company as defined in SFAS No. 128, is stock options granted to various directors and officers of the Bank. The following is a summary of the computation of basic and diluted earnings per share:


                             Quarter     Quarter                                                                Quarter
                              Ended       Ended      Year Ended      Year Ended     Year Ended   Year Ended      Ended
                            March 31,   March 31,   December 31,    December 31,     September    September   December 31,
                              2002         2001         2001            2000         30, 2000     30, 1999        2000
                            ---------   ---------   ------------    ------------    ----------   ----------   ------------
Net income                  $     992   $     512   $      1,704    $      1,748    $    2,185   $    2,161   $         63
                                                                                                              ------------

Weighted average
    outstanding shares          4,097       4,083          4,085           4,089         4,118        4,294          4,802
                                                                                                              ------------

Basic earnings per share    $    0.24   $    0.13   $       0.42    $       0.43    $     0.53   $     0.50   $       0.02
                                                                                                              ------------

Weighted average
outstanding shares              4,097       4,083          4,085           4,089         4,118        4,294          4,082
                                                                                                              ------------

Dilutive effect of stock
    options                        27           -             19               -             1           14              -
                            ---------   ---------   ------------    ------------    ----------   ----------   ------------

Weighted average diluted
    shares                      4,124       4,083          4,104           4,089         4,119        4,308          4,082
                                                                                                              ------------

Diluted earnings per share  $    0.24   $    0.13   $       0.42    $       0.43    $     0.53   $     0.50   $       0.02
                                                                                                              ------------


On October 9, 1998, the Company's Board of Directors announced the authorization to repurchase up to 105 shares of outstanding common stock under the 1998 Stock Repurchase Plan. On April 19, 1999, the Company's Board of Directors announced the authorization to repurchase 295 shares of outstanding common stock for the 1999 Stock Option Plan and the 1999 Recognition and Retention Plan. On May 23, 2000, the Company's Board of Directors announced the authorization to repurchase up to 92 shares of outstanding common stock.

As of March 31, 2002 and December 31, 2001, 372 shares had been repurchased under these plans at an average price of $12.61 per share.

Note 16 - Parent-Only Financial Information

The earnings of the Bank are recognized by Citizens South Banking Corporation using the equity method of accounting. Accordingly, undistributed earnings of the Bank are recorded as increases in the Company's investment in the Bank. The following are the condensed financial statements of the Company as of March 31, 2002, December 31, 2001 and December 31, 2000 and for the quarter ended March 31, 2002, the year ended December 31, 2001, the year ended December 31, 2000, the year ended September 30, 2000, the year ended September 31, 1999 and the quarter ended December 31, 2000.

              CITIZENS SOUTH BANKING CORPORATION AND SUBSIDIARIES

                    (in thousands, except per share amounts)


Note 16 - Parent-Only Financial Information (continued)


Condensed Statements of Financial Condition
-------------------------------------------


                                                                              December 31,         December 31,
                                                       March 31, 2002            2001                 2000
                                                      ----------------     ----------------     ---------------
Assets
------
Cash and cash equivalents                            $          3,413     $          1,929     $          2,395
Investment in securities available-for-sale                       878                  868                  949
Investment in subsidiary                                       37,693               38,743               36,414
Other assets                                                      383                  136                   75
                                                     ----------------     ----------------     ----------------
Total assets                                         $         42,367     $         41,676     $         39,833
                                                     ================     ================     ================

Liabilities and Stockholders' Equity
------------------------------------
Liabilities                                          $            130     $             46     $             70
Stockholders' Equity                                           42,237               41,630               39,763
                                                     ----------------     ----------------     ----------------
Total liabilities and stockholders' equity           $         42,367     $         41,676     $         39,833
                                                     ================     ================     ================


Condensed Statements of Operations
----------------------------------


                                     Quarter                                                                     Quarter
                                      Ended        Year Ended      Year Ended       Year Ended     Year Ended     Ended
                                     March 31,    December 31,      December         September      September   December
                                       2002          2001           31, 2000          30, 2000      30, 1999    31, 2000
                                   ------------- --------------  -------------  ------------------------------------------
Interest income                    $        14   $         76    $       110    $        126    $        227   $       23
Interest expense                             -              -              -               -              -            -
Other operating expenses                   (81)           (75)           (93)            (75)           (137)          (2)
                                   ------------- --------------  -------------  --------------  --------------------------
Income before income taxes
   and undistributed earnings
   from subsidiaries                       (67)             1             17              51              90           21
Income taxes                                30              -             (7)            (19)            (70)          (8)
                                   ------------- --------------  -------------  --------------  --------------------------

Income before undistributed
earnings from subsidiaries                 (37)             1             10              32              20           13
Equity in undistributed
   earnings of subsidiaries              1,029          1,703          1,738           2,153           2,141           50
                                   ------------- --------------  -------------  --------------  --------------------------
Net income                         $       992   $      1,704    $     1,748    $      2,185    $      2,161   $       63
                                   ============= ==============  =============  ==============  ==========================

              CITIZENS SOUTH BANKING CORPORATION AND SUBSIDIARIES

                    (in thousands, except per share amounts)


Note 16 - Parent-Only Financial Information (continued)

Condensed Statements of Cash Flows

                                                        Quarter                                                         Quarter
                                                         Ended     Year Ended   Year Ended   Year Ended   Year Ended     Ended
                                                       March 31,    December     December     September    September    December
                                                         2002       31, 2001     31, 2000      30, 2000     30, 1999    31, 2000
                                                       ---------   ----------   ----------   ----------   ----------    --------
Operating activities
     Net income                                        $     992   $    1,704   $    1,748   $    2,185   $    2,161    $     63
     Adjustments to reconcile net income to net
     Cash provided by operating activities
     Equity in undistributed (earnings) loss of
        subsidiaries                                      (1,029)      (1,703)      (1,738)      (2,153)      (2,141)        (50)
     Issuance of stock for Recognition and
        retention Plan                                         -            -            -            -        1,015           -
     Allocation of shares to ESOP                             28          283          124          124          122          39
     Decrease (increase) in other operating
        assets                                             1,549          (62)         (12)        (215)          11         129
     (Decrease) increase in other operating
        liabilities                                           84            9          (99)          17          (45)         30
                                                       ---------   ----------   ----------   ----------   ----------    --------
         Net cash provided by (used in)
         operating activities                                             231           23          (42)       1,123          21
                                                           1,624                                                               1

Investing activities
     Purchase of investments available-for-sale                -            -         (294)        (150)           -         (51)
     Maturities and prepayments of investment
       securities                                              -            -            -            -        1,000           -
     Acquisition of Innes Street Financial
         Corp., net of cash acquired                           -      (22,607)           -            -            -           -
                                                       ---------   ----------   ----------   ----------   ----------    --------

         Net cash provided by (used in)
         investing activities                                  -      (22,607)        (294)        (150)       1,000         (51)

Financing activities
     Repurchase of common stock                                -         (116)        (897)      (1,801)      (2,859)          -
     Dividends received from bank subsidiary                   -       22,555            -            -            -
     Dividends to stockholders                              (140)        (529)        (730)        (862)        (938)       (109)
                                                       ---------   ----------   ----------   ----------   ----------    --------

         Net cash (used in) provided by
         financing activities                               (140)      21,910       (1,627)      (2,663)      (3,797)       (109)

Net increase (decrease) in cash and cash
equivalents                                                1,484         (466)      (1,898)       2,855)      (1,674)         51
Cash and cash equivalents, beginning of period             1,929        2,395        4,293        5,200        6,874       2,344
                                                       ---------   ----------   ----------   ----------   ----------    --------
Cash and cash equivalents, end of period               $   3,413   $    1,929   $    2,395   $    2,344   $    5,200    $  2,395
                                                       =========   ==========   ==========   ==========   ==========    ========

              CITIZENS SOUTH BANKING CORPORATION AND SUBSIDIARIES

                    (in thousands, except per share amounts)

Note 17 - Reorganization and Change of Corporate Form (Unaudited)


The Board of Directors of the Citizens South Holdings, MHC ("the MHC"), the Company and the Bank adopted the Plan of Conversion and Reorganization (the "Plan") on May 23, 2002. Pursuant to the Plan, the MHC will convert from the mutual holding company form of organization to the fully public form. The MHC will be merged into the Bank, and the MHC will no longer exist. Pursuant to the plan, the Company, which owns 100% of the Bank, also will be succeeded by a new Delaware corporation with the same name, Citizens South Banking Corporation. As part of the conversion, shares of common stock of Citizens South Banking Corporation representing the ownership interest of the MHC will be offered for sale in the offering. The existing publicly held shares of the Company, which represents the remaining ownership interest in the Company, will be exchanged for new shares of commons stock of Citizens South Banking Corporation, the new Delaware corporation. The exchange ratio will ensure that immediately after the reorganization and the share exchange, the public stockholders of the Company will own the same aggregate percentage of Citizens South Banking Corporation common stock that they owned immediately prior to the reorganization. When the conversion is completed, all of the capital stock of the Bank will be owned by Citizens South Banking Corporation.

The Plan provides for the establishment, upon the completion of the reorganization, of a special "liquidation account" for the benefit of certain depositors of the Bank in an amount equal to the greater of the MHC's ownership interest in the retained earnings of the Company as of the date of its latest balance sheet contained in the prospectus or the retained earnings of the Bank at the time it reorganized into the MHC in 1998. Following the completion of the reorganization, under the rules of the Office of Thrift Supervision, the Bank will not be permitted to pay dividends on its capital stock to Citizens South Banking Corporation, its sole stockholder, if the Bank's stockholder's equity would be reduced below the amount of the liquidation account.

At March 31, 2002, the Company had incurred no costs associated with the offering. Costs that are incurred will be netted against proceeds received in the transaction. If, however, the offering is not completed, the costs associated with the offering will be expensed in the period in which the offering is terminated.

              INNES STREET HISTORICAL AND PRO FORMA FINANCIAL DATA

Pro Forma Financial Statements
Unaudited Pro Forma Condensed Consolidated Statement of Income



                                                    Citizens South       Innes Street
                                                       Banking            Financial
                                                     Corporation         Corporation
                                                  -----------------   ------------------
                                                     Year Ended          Year Ended         Pro Forma           Pro Forma
                                                  December 31, 2001   September 30, 2001   Adjustments           Combined
                                                  -----------------   ------------------   -----------          -----------
                                                             (Dollars in Thousands, Except Per Share Data)
              Interest Income
   Loans.......................................       $ [12,251]          $  [14,897]      $ [(1,597)](a, b)     $ [25,551]
   Investment securities.......................          [1,704]                  --               --               [1,704]
   Interest-bearing deposits...................            [993]                [651]           [(702)(a)]            [942]
   Mortgage]-backed and related securities.....          [1,434                  241               --                1,675
                                                      ---------           ----------       -----------           ---------
      Total interest income....................          16,382               15,789           (2,299)              29,872

              Interest Expense
   Deposits....................................           7,372                8,864           (1,358)(b)           14,878
   Borrowed funds..............................           2,398                  830               --                3,228
                                                      ---------           ----------       -----------           ---------
      Total interest expense...................           9,770                9,694           (1,358)              18,106

   Net interest income.........................          [6,612]              [6,095]           [(941)]            [11,766]
   Provision for loan losses...................            [120]                 [26]              --                 [146]
                                                      ---------           ----------       -----------           ---------
      Net interest income after provision......          [6,492]              [6,069]           [(941)]            [11,620]

            Noninterest Income
   Service charges on deposit accounts.........          [1,812]                 [45]              --               [1,857]
   Gain] on sale of assets.....................              --                  [72]              --                  [72]
   Other] income...............................          [1,194]                 [97]            [(77)(b)]          [1,214]
                                                      ---------           ----------       -----------           ---------
      Total noninterest income.................          [3,006]                [214]            [(77)]             [3,143]

          Noninterest Expense
   Compensation and benefits...................          [3,850]              [2,199]              --               [6,049]
   Occupancy] and equipment expense............            [733]                [570]              --               [1,303]
   Loss on sale of assets......................             [10]                  --               --                  [10]
   Other expenses..............................          [2,499]              [1,333]           [(663)(b)]          [3,169]
                                                      ---------           ----------       -----------           ---------
      Total noninterest expense................          [7,092]              [4,102]           [(663)]            [10,531]

   Income before income taxes..................          [2,406]              [2,181]           [(355)]             [4,232]
   Provision for income taxes..................            [702]                [853]           [(124)](c)          [1,431]
                                                      ---------           ----------       -----------           ---------
Net income.....................................       $  [1,704]          $   [1,328]      $    [(231)]          $  [2,801]
                                                      =========           ==========       ===========           =========
Basic earnings per share.......................       $   [0.42]          $    [0.78]                            $   [0.69]
Diluted earnings per share.....................       $   [0.42]          $    [0.76]                            $   [0.68]

Basic weighted average outstanding shares......          [4,085]              [1,712]                               [4,085]
Diluted weighted average outstanding shares....          [4,104]              [1,754]                               [4,104]


----------
(a) Reflects the financing costs associated with this transaction based on the sale of $14.0 million of fixed rate mortgage loans yielding 7.5% and the use of excess interest-bearing deposits yielding 3.0%. The weighted average cost of the $37.413 million transaction is estimated to be 4.68%.
(b) Amount reflects the amortization of the fair value adjustment to related assets and liabilities. The amortization periods for loans and deposits are the weighted average lives of the portfolios and amortization expenses are reflected in interest income and interest expense, respectively. The amortization periods for the fair value adjustments for premises and equipment, the servicing asset and the core deposit intangible asset are their estimated lives and the amortization expenses are reflected in other expense, other income and other expense, respectively. There is no amount representing the amortization of goodwill recognized in this transaction in accordance with Statement of Financial Accounting Standard No. 142, Goodwill and Other Intangible Assets.
(c) Amount reflects the net impact on the provision for income taxes resulting from the pro forma adjustments above, computed using an estimated effective rate of 35%.

Note: Nonrecurring costs related to employee termination benefits and other exit costs reflected in the pro forma statement of condition have not been reflected in the pro forma statement of operations.

                       Innes] Street Financial Corporation


                        Consolidated Financial Statements


                   Years ended September 30, [2001 and] 2000


                                    Contents

  Reports of Independent Auditors.................................G-4 - G-5

Audited Consolidated Financial Statements

Consolidated Balance Sheets...............................................G-6
Consolidated Statements of Income.........................................G-7
Consolidated Statements of Shareholders' Equity...........................G-8
Consolidated Statements of Cash Flows.....................................G-9
Notes to Consolidated Financial Statements........................G-10 - G-34

                         REPORT OF INDEPENDENT AUDITORS

The Board of Directors
Innes Street Financial Corporation

We have audited the accompanying consolidated balance sheet of Innes Street Financial Corporation and subsidiary as of September 30, 2001, and the related consolidated statements of income, shareholders' equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Innes Street Financial Corporation and subsidiary at September 30, 2001, and the consolidated results of their operations and their cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.


/s/ Cherry, Bekaert & Holland, L.L.P.
-------------------------------------
Gastonia, North Carolina
July 25, 2002

                         Phone (336) 662-6600
                         Fax (336) 662-6601
                         www.cy.com



ERNST & YOUNG LLP        Ernst & Young LLP
                         Greensboro/Winston-Salem
                         200 CentrePort Drive
                         Suite 200
                         Greensboro, North Carolina 27409




                         Report of Independent Auditors

The Board of Directors
Innes Street Financial Corporation


We have audited the accompanying consolidated balance [sheet] of Innes Street Financial Corporation [and subsidiary] as of September 30, 2000, and the related consolidated statements of income, shareholders' equity, and cash flows for the [year] then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our [audit].

We conducted our [audit] in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our [audit provides] a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Innes Street Financial Corporation [and subsidiary] at September 30, 2000, and the consolidated results of their operations and their cash flows for the [year] then ended in conformity with accounting principles generally accepted in the United States.


/s/ Ernst & Young LLP
---------------------


November 17, 2000

              INNES STREET FINANCIAL CORPORATION and SUBSIDIARY]


                           Consolidated Balance Sheets



                                                                                        September 30,
                                                                                  ---------------------------
                                                                                      2001           2000
                                                                                  ------------   ------------
Assets
Cash] and due from banks                                                          $ [8,404,888   $  2,987,315
Federal funds sold-overnight                                                         7,816,000      6,686,000
                                                                                  ------------   ------------
Cash and cash equivalents                                                           16,220,888      9,673,315
Investment] securities available-for-[sale                                           2,204,167      3,099,380
Investment] securities held-to-maturity (fair value of [$460,829 and                          ]              ]
   635,344 at September 30, 2001 and 2000, respectively                               [438,717       [630,476
Loans receivable, net                                                              190,052,398    186,915,054
Premises and equipment, net                                                          2,118,696      2,375,478
FHLB stock                                                                           1,715,400      1,736,400
Other                                                                                3,897,456      3,618,219
                                                                                  ------------   ------------
Total assets                                                                      $216,647,722   $208,048,322
                                                                                  ============   ============
Liabilities and shareholders' equity
Deposit accounts                                                                  $175,053,182   $166,406,701
Borrowings                                                                          12,000,000     13,600,000
Other                                                                                2,318,078      2,240,173
                                                                                  ------------   ------------
Total liabilities                                                                  189,371,260    182,246,874

Commitments] and contingencies

Preferred Stock, no par value:                                                                               ]
   Authorized - 5,000,000 shares; none issued and outstanding                              [--             --
Common stock, no par value:
   Authorized - 20,000,000 shares; issued and outstanding -  1,974,325 shares
   at September 30, [2001] and [2000]                                                       --             --
Paid in capital                                                                     10,571,557     10,522,958
Retained earnings (substantially restricted)                                        19,183,358     18,208,565
Unearned compensation - ESOP stock                                                  (1,975,278)    (2,188,339)
Unearned compensation - Management Recognition Plan (MRP)                             (545,537)     [(779,339)
]Accumulated other comprehensive [income                                                42,362         37,603
                                                                                  ------------   ------------
Total shareholders' equity                                                          27,276,462     25,801,448
                                                                                  ------------   ------------
Total liabilities and shareholders' equity                                        $216,647,722   $208,048,322
                                                                                  ============   ============

]
See accompanying notes [to consolidated financial statements.

               INNES STREET FINANCIAL CORPORATION and SUBSIDIARY]


                        Consolidated Statements of Income



                                                     Quarter Ended December 31,    Year ended September 30,
                                                    ---------------------------   ----------------------------
                                                        2001           2000
                                                     (Unaudited)    (Unaudited)         2001          2000
                                                    ------------   ------------     -----------   -----------
Interest  and fee income:
   Loans  receivable                                $  3,478,338   $  3,782,050     $14,896,647   $13,643,611
   Investments                                           [46,291]       [70,507]        241,214       557,611
   Other interest-earning assets                        [125,863]      [180,934]        650,695       677,363
                                                    ------------   ------------     -----------   -----------
Total interest income                                  3,650,492      4,033,491      15,788,556    14,878,585


Interest expense:
   Deposits                                            1,787,342      2,347,541       8,863,807     8,267,742
   Borrowings                                             57,407        229,809         829,792       352,884
                                                    ------------   ------------     -----------   -----------
Total interest expense                                 1,844,749      2,577,350       9,693,599     8,620,626
                                                    ------------   ------------     -----------   -----------
Net interest income                                    1,805,743      1,456,141       6,094,957     6,257,959

Provision for loan losses                                318,164             --          26,383            --
                                                    ------------   ------------     -----------   -----------
Net interest income after provision]
   for loan losses                                    [1,487,579]    [1,456,141]      6,068,574     6,257,959

Non-interest income:
   Loan servicing fees                                    24,189         16,571          66,487        77,798
   Gain on sales of loans, net                           524,761         10,245          71,607        20,278
   Other                                                  45,542         37,963          75,472       140,310
                                                    ------------   ------------     -----------   -----------
Total non-interest income                                594,492         64,779         213,566       238,386

Non-interest expense:
   Compensation and [benefits                            682,398        610,849       2,198,581     2,499,832
   Occupancy and equipment                               203,689        140,048         569,478       555,999
   Loss on real estate owned                             288,000             --              --            --
   Advertising and promotion                              32,413         30,768         107,895       220,223
   Data processing                                        87,512         56,684         242,060       231,907
   Deposit insurance premium                               7,824          8,214          31,967        48,654
   Other                                                 190,772        214,388         951,129       819,523
                                                    ------------   ------------     -----------   -----------
Total non-interest expense                             1,492,608      1,060,951       4,101,110     4,376,138
                                                    ------------   ------------     -----------   -----------
Income before income taxes                               589,463        459,969       2,181,030     2,120,207
Provision for income taxes                               229,891        177,102         853,256       789,318
                                                    ------------   ------------     -----------   -----------
Net income                                          $    359,572   $    282,867     $ 1,327,774   $ 1,330,889
                                                    ============   ============     ===========   ===========

Basic earnings per share                            $       0.21   $       0.17     $      0.78   $      0.72
Diluted earnings per share                          $       0.20   $       0.16     $      0.76   $      0.72
Basic] weighted average shares outstanding            [1,730,105]    [1,691,471]      1,712,026     1,838,692
Diluted weighted average shares outstanding           [1,813,222]    [1,725,874]      1,753,524   [1,847,085]

See accompanying notes [to consolidated financial statements.

               INNES STREET FINANCIAL CORPORATION and SUBSIDIARY]


                 Consolidated Statements of Shareholders' Equity


                                                    Shares of                                 Deferred
                                                      Common      Paid in       Retained    Compensation
                                                      Stock       Capital       Earnings        Plans
                                                    ---------   -----------   -----------   ------------
Balance at September 30, 1999                       2,135,838   $20,106,106   $17,251,509    $      --
Net income                                                                      1,330,889
Change in unrealized appreciation on
   securities available for sale, net of taxes of
   ($2,854)

Comprehensive income
Dividends paid ($0.20 per share)                                                 (373,833)
Return of Capital ($4.00 per share)                              (7,489,984)
Shares purchased and held in rabbi trusts                                                      231,656
Deferred compensation obligation                                                              (231,656)
Commitment of ESOP shares (17,514 shares)                            33,723
Repurchase of common stock                           (251,443)   (3,295,977)
Issuance of MRP stock                                  89,930     1,169,090
Prorata vesting of MRP stock
                                                    ---------   -----------   -----------    ---------
Balance at September 30, 2000                       1,974,325   $10,522,958   $18,208,565    $      --
                                                    =========   ===========   ===========    =========
Net income                                                                    $ 1,327,774
Change in unrealized appreciation on
   securities available for sale, net of taxes
   of ($2,995)
Comprehensive income
Dividends paid ($.20 per share)                                                  (352,981)
Shares purchased and held in rabbi trusts                                                      264,892
Deferred compensation obligation                                                              (264,892)
Commitment of ESOP shares (19,790 shares)                            48,599
Prorata vesting of MRP stock
                                                    ---------   -----------   -----------    ---------
Balance at September 30, 2001                       1,974,325   $10,571,557   $19,183,358    $      --
                                                    =========   ===========   ===========    =========

                                                        Unearned          Unearned       Accumulated
                                                      Compensation      Compensation        Other           Total
                                                    Relating to the   Relating to the   Comprehensive   Shareholders'
                                                          ESOP              MRP             Income          Equity
                                                    ---------------   ---------------   -------------   -------------
Balance at September 30, 1999                         $(1,708,670)      $        --        $32,837       $35,681,782
Net income                                                                                                 1,330,889
Change in unrealized appreciation on
   securities available for sale, net of taxes of
   ($2,854)                                                                                  4,766             4,766
                                                                                                         -----------
Comprehensive income                                                                                       1,335,655
Dividends paid ($0.20 per share)                                                                            (373,833)
Return of Capital ($4.00 per share)                      (657,088)                                        (8,147,072)
Shares purchased and held in rabbi trusts                                                                    231,656
Deferred compensation obligation                                                                            (231,656)
Commitment of ESOP shares (17,514 shares)                 177,419                                            211,142
Repurchase of common stock                                                                                (3,295,977)
Issuance of MRP stock                                                    (1,169,090)                              --
Prorata vesting of MRP stock                                                389,751                          389,751
                                                      -----------       -----------        -------       -----------
Balance at September 30, 2000                         $(2,188,339)      $  (779,339)       $37,603       $25,801,448
                                                      ===========       ===========        =======       ===========
Net income                                                                                               $ 1,327,774
Change in unrealized appreciation on
   securities available for sale, net of taxes
   of ($2,995)                                                                               4,759             4,759
                                                                                           -------       ------------
Comprehensive income                                                                                       1,332,533
Dividends paid ($.20 per share)                                                                             (352,981)
Shares purchased and held in rabbi trusts                                                                    264,892
Deferred compensation obligation                                                                            (264,892)
Commitment of ESOP shares (19,790 shares)                 213,061                                            261,660
Prorata vesting of MRP stock                                                233,802                          233,802
                                                      -----------       -----------        -------       -----------
Balance at September 30, 2001                         $(1,975,278)      $  (545,537)       $42,362       $27,276,462
                                                      ===========       ===========        =======       ===========

                INNES STREET FINANCIAL CORPORATION and SUBSIDIARY

                      Consolidated Statements of Cash Flows




                                                              Year Ended September 30,
                                                            ----------------------------
                                                                2001            2000
                                                            -------------   ------------
Operating] activities
Net income                                                  $  [1,327,774   $  1,330,889
Adjustments] to reconcile net income to net cash provided
   by operating activities:
    [Depreciation                                                 311,177        286,950
   Provision for loan losses                                       26,383             --
   Amortization of deferred loan fees                             (82,232)      (139,984)
   Commitment of ESOP shares                                      261,660        211,142
   Prorata vesting of MRP stock                                   233,802        389,751
   Deferred income taxes                                         (207,979)       (83,966)
   Gain on sales of loans, net                                    (71,607)       (20,278)
   Loss on sale of investments                                         --         24,066
   Other, net                                                     289,128       (116,932)
                                                            -------------   ------------
Net] cash provided by operating [activities                     2,088,106      1,881,638
Investing] activities
Proceeds from [sale of available-for-sale securities                   --     11,975,125
Principal] repayment of mortgage-backed [securities             1,089,694      1,019,152
Net increase in loans                                          (8,213,819)   (20,621,834)
Purchases of loans                                               (481,114)      (855,846)
Proceeds from sales of loans                                    5,685,044      2,449,319
Purchase of FHLB stock                                            (87,800)       (21,000)
] Proceeds from sales of foreclosed real [estate                  367,895        147,803
Purchases of premises and equipment                               (54,395)      (489,555)
Proceeds] from sales of premises and [equipment                        --            133
                                                            -------------   ------------
Net] cash used in investing [activities                        (1,694,495)    (6,396,703)

Financing] activities
Net increase [in deposit accounts                               8,646,481      5,596,904
Proceeds from borrowings                                       30,000,000     20,600,000
Repayment of borrowings                                       (31,600,000)    (7,000,000)
Net] increase (decrease) in mortgage escrow [funds               (539,538)        19,012
Repurchase of common stock                                             --     (3,295,977)
Dividends paid                                                   (352,981)    (8,520,905)
                                                            -------------   ------------
Net] cash provided by financing [activities                     6,153,962      7,399,034
                                                            -------------   ------------
Net] increase (decrease) in cash and cash [equivalents          6,547,573      2,883,969
Cash] and cash equivalents at beginning of [year                9,673,315      6,789,346
                                                            -------------   ------------
Cash] and cash equivalents at end of year                   $ [16,220,888   $  9,673,315

Supplemental] disclosure of cash flow data:
   Cash paid during the year for:
      Interest                                              $  [9,682,786   $  8,651,145
      Taxes                                                 $     870,200   $  1,005,289]
   Transfers from loans to foreclosed real estate                     [--   $    107,450

]
[See accompanying notes to consolidated financial statements.

                INNES STREET FINANCIAL CORPORATION and SUBSIDIARY

1. Accounting Policies

Basis of Presentation and Consolidation

The consolidated financial statements include the accounts of Innes Street Financial Corporation and its wholly owned subsidiary, Citizens Bank, FSB (together "the Company"). All significant intercompany balances and transactions have been eliminated in consolidation.

Business

Innes Street Financial Corporation was incorporated on July 6, 1998 to serve as the holding company for Citizens Bank, FSB (the "Bank") upon the Bank's conversion from a federally chartered mutual savings bank to a federally chartered stock savings bank (the "Conversion"). Innes Street Financial Corporation completed the Conversion on December 28, 1998 through the sale and issuance of 2,248,250 shares of common stock. The Bank offers full service banking to those within Salisbury, North Carolina and the surrounding communities. The Office of Thrift Supervision is the Company's primary regulator.

Use of Estimates


In preparing consolidated financial statements in conformity with [U.S.] generally accepted accounting principles, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheet and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. The material estimate that is particularly susceptible to significant change in the near term relates to the determination of the allowance for loan losses.


Cash Equivalents

Cash and cash equivalents include cash on hand, amounts due from banks, and overnight federal funds sold. The Company considers all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents.


                                     [G-10

                INNES STREET FINANCIAL CORPORATION and SUBSIDIARY

1. Accounting Policies (continued)]


Investment Securities

Management determines the appropriate classification of securities at the time of purchase. Securities are classified as held to maturity when the Company has the positive intent and ability to hold the securities to maturity. Held to maturity securities are stated at amortized cost.

Securities not classified as held to maturity are classified as available for sale. Available for sale securities are stated at fair value, with the unrealized gains and losses, net of tax, included in comprehensive income, a separate component of shareholders' equity.

The amortized cost of investment securities is adjusted for amortization of premiums and accretion of discounts over the estimated life of the security. Such amortization is included in interest income from investments. The cost of securities sold is based on the specific identification method.




Loans Receivable


The Company primarily [originates] mortgage loans to its customers. A substantial portion of the loan portfolio is represented by mortgage loans in Salisbury and the surrounding communities. The loans typically do not exceed 80% of the appraised value of the security property. Pursuant to underwriting guidelines adopted by the Board of Directors, the Company can lend up to 95% of the appraised value of the property securing a one-to-four family residential loan; however, the Company generally obtains private mortgage insurance on the portion of the principal amount that exceeds 80% of the appraised value of the security property. The ability of the Company's debtors to honor their contracts is dependent upon the real estate and general economic conditions of this area.


Loans that management has the intent and ability to hold for the foreseeable future or until maturity or pay-off generally are reported at their outstanding unpaid principal balances adjusted for charge-offs, the allowance for loan losses, and any deferred fees or costs on originated loans. Interest income is accrued on the unpaid principal balance. Loan origination fees, net of certain direct origination costs, are deferred and recognized as an adjustment of the related loan yield using the interest method.

The accrual of interest on loans is discontinued at the time the loan is 90 days delinquent. In all cases, loans are placed on nonaccrual or charged-off at an earlier date if collection of principal or interest is considered doubtful.


                                     [G-11

                INNES STREET FINANCIAL CORPORATION and SUBSIDIARY

1. Accounting Policies (continued)

Loans Receivable (continued)]


The Company provides a reserve for uncollected interest on all nonaccrual loans. Interest income is subsequently recognized on impaired loans only to the extent cash payments in excess of past due principal amounts are received. The interest reserve is a reduction of accrued interest receivable for financial reporting purposes. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current or future payments are reasonably assured.

Allowance for Loan Losses

The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to earnings. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance.

The allowance for loan losses is evaluated on a regular basis by management and is based upon management's periodic review of the collectibility of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower's ability to repay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective, as it requires estimates that are susceptible to significant revision as more information becomes available.

Management considers the Company's loan portfolio to be homogeneous in nature; accordingly, the Company does not separately identify individual consumer and residential loans for impairment disclosures.


[Concentrations of Credit Risk

The Company makes loans to individuals and small businesses primarily in Salisbury and surrounding counties. The Company has a diversified loan portfolio, and the borrowers' ability to repay their loans is not dependent upon any specific economic segment.]


Foreclosed Real Estate


Foreclosed real estate acquired in settlement of loans is carried at the lower of cost or the fair value less estimated costs to sell. Real estate owned is included in Other Assets on the consolidated balance sheets.

                                     [G-12]

                INNES STREET FINANCIAL CORPORATION and SUBSIDIARY

1. Accounting Policies (continued)

Premises and Equipment

Premises and equipment is stated at cost. Depreciation is computed by the straight-line method over the assets' estimated useful lives, which range from three to thirty years, for financial reporting purposes.

Income Taxes

The Company accounts for income taxes using the liability method in accordance with Financial Accounting Standards Board ("FASB") Statement No. 109, Accounting for Income Taxes, which requires an asset and liability approach to accounting for income taxes. Under Statement No. 109, deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.


[Advertising

Advertising costs are expensed as incurred.]


Stock Compensation Plan


The Company applies Accounting Principles Board Opinion No.25, Accounting for Stock Issued to Employees [in accounting for stock options]. Accordingly, compensation cost for stock options is measured as the excess, if any, of the quoted market price of the Company's stock at the date of the grant over the amount an employee must pay to acquire the stock (i.e., by intrinsic value). Stock options issued under the Company's plan have no intrinsic value, and therefore under Opinion No. 25, no compensation cost is recognized. [FASB] Statement No. 123, Accounting for Stock-Based Compensation, encourages, but does not require, adoption of a fair value method of accounting for employee stock-based compensation plans. The Company follows the pro forma disclosure provisions of [Statement No. 123.]


Segment Reporting


In June 1997, the FASB issued Statement No. 131, Disclosures about Segments of an Enterprise and Related Information. This statement establishes new standards for reporting information about operating segments in annual and interim financial statements. The Company adopted this statement effective December 28, 1998, as the requirement is applicable only to publicly held corporations. Management has determined that it operates in only one segment, Consumer Banking. Accordingly, the financial results of the Company consist only of this one segment.

                                     [G-13

                INNES STREET FINANCIAL CORPORATION and SUBSIDIARY

1. Accounting Policies (continued)]


Derivatives


In June 1998, the FASB issued Statement No. 133, Accounting for Derivative Instruments and Hedging Activities[, as amended by Statement No. 138]. This statement establishes new accounting and reporting requirements for derivative instruments, including certain derivative instruments embedded in other contracts and hedging activities. Currently, the Company has no derivative instruments that fall within the definition of a derivative as defined by the statement [, therefore,] the adoption of this [Statement did not have a material impact on the consolidated financial statements of the Company.

Business Combinations

FASB Statement No. 141, Business Combinations, establishes standards for the financial accounting and reporting for business combinations and supersedes APB Opinion No. 16, Business Combinations, and FASB Statement No. 38, Accounting for Preacquisition Contingencies of Purchased Enterprises. The provisions of this statement apply to business combinations initiated after June 30, 2001.

Impact of Recently Issued Accounting Standards

FASB Statement No. 142, Goodwill and Other Intangible Assets, was issued in June 2001 and establishes standards for the financial accounting and reporting for acquired goodwill and other intangible assets and supersedes APB Opinion No. 17, Intangible Assets. It addresses how intangible assets that are acquired individually or with a group of other assets (but not those acquired in a business combination) should be accounted for in financial statements upon their acquisition. Statement No. 142 also addresses how goodwill and other intangible assets should be accounted for after they have been initially recognized in the financial statements. Under Statement No. 142, goodwill and intangible assets that have indefinite useful lives will not be amortized but rather will be tested at least annually for impairment. Intangible assets that have finite useful lives will continue to be amortized over their useful lives, but without the constraint of the 40-year maximum life required by Statement No. 142. The Company expects that adopting the provisions of Statement No. 142 will not have a material impact on the consolidated financial statements of the Company.

                INNES STREET FINANCIAL CORPORATION and SUBSIDIARY

[FASB Statement No. 144, Accounting for the Impairment or Disposal of Long-lived Assets, was issued in August 2001 and supersedes Statement No. 121. Statement No. 144 establishes standards for the financial accounting and reporting requirements for the impairment or disposal of long-lived assets. The provisions of Statement No. 144 are effective for financial statements issued for fiscal] years beginning after [December 15, 2001. The Company expects that adopting the provisions of Statement No. 144 will not have a material impact on the consolidated financial statements of the Company.]


Reclassifications

Certain prior period amounts have been reclassified to conform to the current year presentation.

2.   Investment Securities

The amortized cost, gross unrealized gains, gross unrealized losses and market values of investment securities are as follows:


                                                       September 30, [2001
                                       ---------------------------------------------------
                                             ]          Gross        Gross
                                        Amortized     Unrealized   Unrealized      Fair
                                           Cost         Gains       Losses        Value
                                       ------------   ----------   ----------   ----------
Securities Available-for Sale
Mortgage-backed securities             $ [2,161,804     $42,363       $--       $2,204,167
                                       ------------     -------       ---       ----------
Total] securities available-for-sale   $ [2,161,804     $42,363       $--       $2,204,167
                                       ============     =======       ===       ==========

Securities] Held-to-Maturity
Mortgage-backed securities             $   [438,717     $22,112       $--       $  460,829
                                       ------------     -------       ---       ----------
Total] securities held-to-maturity     $   [438,717     $22,112       $--       $  460,829
                                       ============     =======       ===       ==========

                                      G-15]

                INNES STREET FINANCIAL CORPORATION and SUBSIDIARY

2.  Investment Securities (continued)


                                                       September 30, [2000
                                          -------------------------------------------------
                                              ]          Gross        Gross
                                          Amortized    Unrealized   Unrealized     Fair
                                            Cost         Gains        Losses       Value
                                          ----------   ----------   ----------   ----------
Securities Available-for [Sale
Mortgage-backed securities                $3,038,118     $61,262        $--      $3,099,380
                                          ----------     -------        ---      ----------
Total] securities available-for-[sale     $3,038,118     $61,262        $--      $3,099,380
                                          ==========     =======        ===      ==========

Securities] Held-to-Maturity
Mortgage-backed securities                $ [630,476     $ 4,868        $--      $  635,344
                                          ----------     -------        ---      ----------
Total] securities held-to-maturity        $ [630,476     $ 4,868        $--      $] 635,344
                                          ==========     =======        ===      ==========

     Mortgage-backed securities are not due at a single maturity date. Hence, there is no contractual maturity for mortgage-backed securities as of September 30, [2001]. All mortgage-backed securities are backed by FNMA, GNMA, or FHLMC.

     Securities carried at [$1,541,025 and] $1,813,309 at September 30, [2001 and] 2000, respectively, were designated as security for deposits and public funds.

                                     [G-16]

                INNES STREET FINANCIAL CORPORATION and SUBSIDIARY

3.   Loans Receivable, Net

Loans receivable, net consisted of the following:


                                                   September [30
                                              ---------------------------
                                                 2001            2000
                                              ------------   ------------
1-4 family                                    $120,417,114   $136,287,936
Home equity                                     40,922,102     25,947,411
Construction and development                    11,779,491     16,619,778
Nonresidential                                  12,201,456      6,402,796
Multi-family                                     5,822,211      6,125,331
                                              ------------   ------------
Mortgage loans                                 191,142,374    191,383,252
Other loans                                      1,984,211      1,633,229
                                              ------------   ------------
                                               193,126,585    193,016,481

Less:
   Allowance for loan losses                     1,235,836      1,223,627
   Loans in process                              1,904,199      4,740,693
   Deferred fees, net                              (65,848)       137,107
                                              ------------   ------------
                                                 3,074,187      6,101,427
                                              ------------   ------------
                                              $190,052,398   $186,915,054
                                              ============   ============

Mortgage loans at September 30, [2001 and] 2000, are net of participations and whole loans serviced for others, in the amounts of [$33,163,152 and] $40,302,397, respectively. Custodial escrow balances maintained in connection with loans serviced for others were [$210,750 and $239,285, at September 30, 2001 and 2000, respectively.

Commercial loans individually evaluated and considered impaired under FASB Statement No. 114 were $1,588,000 at September 30, 2001. The average investment in impaired loans for the year ended September 30, 2001 was $1,059,000. There was no interest recognized on impaired loans during the year ended September 30, 2001. The Company evaluates impairment of its residential mortgage and consumer loans on a collective basis. Commercial loans individually evaluated and considered impaired at September 30, 2000 were immaterial.

Changes in the allowance for loan losses are summarized as follows:


                                   [Quarter Ended December 31,    ]Year ended September [30,
                                   ---------------------------   ----------------------------
                                      2001           2000          2001             2000
                                   ----------     ------------   ----------     -------------
Balance] at beginning of [year     $1,235,836      $1,553,408    $1,223,627      $]1,223,627
Provision for loan [losses            318,164              --        26,383               --
Charge-offs                              (592)             --       (14,174)              --
Recoveries                                 --              --            --               --
                                   ----------      ----------    ----------      -----------
Balance at end of year             $1,553,408      $1,223,627    $1,235,836      $ 1,223,627
                                   ==========      ==========    ==========      ============

The provision for loan losses was $318,164 for the three months ended December 31, 2001. This provision is necessary due to the deterioration in the local economy and the classification of a significant loan to special mention during this period.

                INNES STREET FINANCIAL CORPORATION and SUBSIDIARY

3. Loans Receivable, Net, continued

There were no loans outstanding to directors, executive officers, and associates of such persons at September 30, 2001 or 2000. There were no loans held for sale at September 30, 2001 or 2000.]


4. Deposit Accounts


                                 September [30
                          ---------------------------
                              2001           2000
                          ------------   ------------
Demand                    $    863,090   $    988,796
NOW                          6,385,839      5,913,759
Money market                11,230,319      3,480,141
Passbook savings            24,850,888     27,588,677
Certificates of deposit    131,723,046    128,435,328
                          ------------   ------------
Total deposits            $175,053,182   $166,406,701
                          ============   ============

]

Demand deposits are non-interest bearing. All other deposit types bear interest.


The aggregate amount of certificates of deposit with a minimum denomination in excess of $100,000 was [$28,486,102 and] $20,348,983 at September 30, [2001 and]
2000, respectively. Deposits that exceed $100,000 [may] not [be] federally insured.

At September 30, [2001], scheduled maturities of certificates of deposit are as follows:

Year ending September 30:
  [2002                     $124,527,558
   2003                        5,902,289
   2004                        1,105,894
   2005                          187,305
   Thereafter                         --
                            ------------
                            $131,723,046
                            ============

]

Interest expense on deposits is summarized as follows:


                          [Quarter ended December 31,   ]Year ended September [30,
                          ---------------------------   ----------------------------
                               2001         2000             2001            2000
                            ----------   ----------       ----------   ----------
NOW                         $    4,755   $   15,438       $   56,295   $   62,197
Money market                    61,086       53,536          323,851       63,234
Passbook savings               114,691      309,392          988,912    1,458,629
Certificates of deposit      1,606,810    1,969,175        7,494,749    6,683,682
                            ----------   ----------       ----------   ----------
                            $1,787,342   $2,347,541       $8,863,807   $8,267,742
                            ==========   ==========       ==========   ==========

                INNES STREET FINANCIAL CORPORATION and SUBSIDIARY

4. Deposit Accounts, continued]

The Company had on deposit amounts from certain directors and executive officers of [$582,303 and] $1,007,035 as of September 30, [2001 and] 2000,
respectively.


5. Borrowings


[The] Company had outstanding borrowings of [$12,000,000 and] $10,000,000 with the Federal Home Loan Bank (FHLB) [at September 30, 2001 and 2000, respectively]. Pursuant to collateral agreements with FHLB, advances are secured by stock in the FHLB and qualifying first mortgage loans. Interest rates on FHLB advances are fixed, and the weighted average interest rate was [4.23% at September 30, 2001. All advances outstanding at September 30, 2001 mature within three months of year end.]

[The total amount available on the line of credit is 20% of total assets of the Bank. The unused portion of the line of credit available to the Company at September 30, 2001 was approximately $31,000,000.]


6. Employee Benefit and Deferred Compensation Plans

On March 31, 1998, the Board of Directors of the Company terminated its non-contributory defined benefit pension plan effective July 31, 1998. At the time the pension plan was terminated, it was fully funded. The benefits accrued by employees under the plan have been transferred, at the election of each employee, to the Company's new 401(k) retirement plan.


The Company implemented a 401(k) retirement plan effective July 1, 1998. All eligible employees may elect to contribute a percentage of their compensation to the plan each year, subject to certain maximums imposed by federal law. The Company will match 50% of each participant's contribution, up to 3% of participant's compensation. The Company will also make a contribution on behalf of the participants equal to 3% of their compensation. Participants are fully vested in the amounts they contribute to the plan. Participants will be fully vested in employer matching contributions after one year of service. Contribution expense related to this plan was [$16,931, $18,646, $75,227 and $77,457 for the quarters ended December 31, 2001 and 2000 and] the years ended September 30, [2001 and] 2000, respectively.


On December 28, 1998, the Company established an employee stock ownership plan
(ESOP) for the benefit of all eligible employees based upon years of service with the Company. In conjunction with the establishment of the ESOP, an off-balance sheet ESOP trust was established and funded by the Company, by way of a loan to the trust, in order to purchase 179,860 shares of the Company's stock. The trust expects to pay down the loan over the fifteen-year term principally from discretionary contributions and dividends on allocated shares. An equal amount

                INNES STREET FINANCIAL CORPORATION and SUBSIDIARY

6. Employee Benefit and Deferred Compensation Plans (continued)]

of unallocated ESOP stock was recorded as a reduction of shareholders' equity. As the ESOP trust pays down the loan, shares are allocated to participants, on the basis of [relative compensation] in the year of allocation, reducing the unallocated shares amount recorded in shareholders' equity. The expense associated with the ESOP, in the form of discretionary contributions and dividends on unallocated shares, was [$77,565, $74,037, $264,757 and $211,771 for the quarters ended December 31, 2001 and 2000 and] the years ended September 30, [2001 and] 2000, respectively. Unallocated shares are not included in weighted average outstanding shares for purposes of computing earnings per share. As of September 30, [2001 and] 2000, there were [202,288 and] 176,808 weighted average [unallocated] shares related to the ESOP plan.


The Company maintains non-qualified deferred compensation plans for key employees and directors: a diversified and a non-diversified plan. The eligible employees may defer a portion of their compensation and the directors may defer a portion of their directors' fees. The deferred assets are maintained in rabbi trusts, which are included in Other Assets of the Company. The deferred compensation amounts directed to the diversified plans are included in Other Liabilities in the consolidated balance sheets. The assets are accounted for at market value in accordance with FASB Statement No. 115, Accounting for Certain Investments in Debt and Equity Securities, with the resulting gains or losses in value recorded as an adjustment to the fair value of the deferred compensation obligation. The assets of the non-diversified rabbi trusts consist only of Company stock; therefore the value of the stock, at cost, and the corresponding deferred compensation have been recorded in shareholders' equity.


The fair value of the assets in the rabbi trusts established for the diversified plans and the deferred compensation obligation associated with the diversified plans was [$1,107,417 and] $972,800 at September 30, [2001 and] 2000,
respectively.


On February 2, 2000, the Company granted 89,930 shares of stock for use in a Management Recognition Plan (MRP). These shares were granted to key employees and directors. Twenty percent of these shares vested immediately and were charged to compensation expense. The remaining fair market value of the shares not vested was recorded as a reduction to shareholder's equity. This non-vested portion will vest over a 48-month period. Each month the Company records compensation expense and reduces the unearned compensation MRP.

                INNES STREET FINANCIAL CORPORATION and SUBSIDIARY

7. Income Taxes

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax assets and liabilities are summarized as follows.


                                                                          September [30
                                                                      ------------------------
                                                                          2001         2000
                                                                      ----------   ----------
Deferred] tax assets:
   Deferred compensation                                              $ [768,123   $  653,357
   Allowance for loan losses                                             477,280      396,367
   Depreciation                                                           13,743       10,660
   Other                                                                 106,717       59,512
                                                                      ----------   ----------
Total deferred tax assets                                              1,365,863    1,119,896

Deferred] tax liabilities:
   Deferred [fees                                                        357,425      303,014
   FHLB stock dividends                                                  172,798      172,798
   Net] unrealized appreciation on securities available-for-[sale         26,654       23,659
   Other                                                                  42,235       32,941
                                                                      ----------   ----------
Total deferred tax liabilities                                           599,112      532,412
                                                                      ----------   ----------
Net] deferred tax asset                                               $ [766,751   $  587,484
                                                                      ==========   ==========

               INNES STREET FINANCIAL CORPORATION and SUBSIDIARY]

7.   Income Taxes (continued)]


The following is a summary of provision for income taxes:


                 [Quarter Ended December 31,   ]Year ended September [30,
                 ---------------------------   --------------------------
                       2001       2000              2001        2000
                     --------   --------          ---------   --------
Current:
   Federal           $242,989   $164,143          $ 901,871   $731,560
   State               42,937     31,798            159,364    141,721
                     --------   --------          ---------   --------
Total current         285,926    195,941          1,061,235    873,281

Deferred:             (43,048)   (16,096)          (159,775)   (71,737)
   Federal            (12,988)    (2,743)           (48,204)   (12,226)
                     --------   --------          ---------   --------
   State              (56,035)   (18,839)          (207,979)   (83,963)
                     --------   --------          ---------   --------
Total deferred       $229,891   $177,102          $ 853,256   $789,318
                     ========   ========          =========   ========



The Company's effective tax rate differs from that computed at the statutory federal income tax rate, as follows:


                              Quarter ended December 31,     Year ended September 30
                             ---------------------------   ---------------------------
                                   2001        2000              2001       2000
                                ----------   --------          --------   --------

Tax] at statutory rate          $  200,417   $156,389          $741,550   $720,870
State] income tax, net of
   federal income tax
   benefit                         22,558     17,633            83,464     81,278
Other                                6,916      3,080            28,242    (12,830)
                                ----------   --------          --------   --------
                                $  229,891   $177,102          $853,256   $789,318
                                ==========   ========          ========   ========

Statutory federal tax rate              34%        34%               34%        34%
                                                               ========   ========

Effective tax rate                      39%        39%               39%        37%
                                                               ========   ========

]


Savings and loan associations which met certain definitional tests and operating requirements prescribed by the Internal Revenue Code were allowed a special bad debt deduction, extended expiration dates for net operating loss carryforwards and other special tax provisions.

               INNES STREET FINANCIAL CORPORATION and SUBSIDIARY]

The Company, in accordance with FASB Statement No. 109, did not record a deferred tax liability of approximately $3,735,000 as of September 31, 2001 related to the cumulative special bad debt deduction for savings and loan associations.

Management believes that the Company will fully realize deferred tax assets based on future taxable temporary differences, refundable income taxes from carryback years, and current levels of operating income.

8.   Regulatory Matters

The Bank is subject to various regulatory capital requirements administered by federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory (and possibly additional discretionary) actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier 1 capital (as defined) to adjusted assets (as defined). Management believes, as of September 30, 2001, that the Bank meets all capital adequacy requirements to which it is subject.

              INNES STREET HISTORICAL AND PRO FORMA FINANCIAL DATA

As of September 30, 2001, the most recent notification from the Office of Thrift Supervision (OTS) categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must maintain minimum Tier 1 and total capital ratios as set forth in the table. The amounts and ratios as of September 30, 2001 and 2000 were set forth under the criteria established by the OTS. There are no conditions or events since that notification that management believes have changed the institution's category.


                                                             Minimum         To Be Well
                                                           for Capital    Capitalized Under
                                                            Adequancy     Prompt Corrective
                                           Actual            Purposes     Action Provision
                                        Ratio   Amount    Ratio   Amount   Ratio   Amount
                                        ---------------   --------------   --------------
As of September 30, 2001:

Consolidated equity                            $ 27,276
Less: Equity of the holding company              (1,845)
                                               --------
Bank equity and ratio to total assets   11.66% $ 25,431

Unrealized appreciation of securities
   available for sale                                42
                                               --------

Tier 1 (Core) and ratio to adjusted
   total assets                         11.68% $ 25,473   4.00%  $ 8,726    5.00%  $10,907
                                               ========          =======           =======

Tier 1 (Core) and ratio to
   risk-weighted assets                 18.01% $ 25,473   4.00%  $ 5,659    6.00%  $ 8,488
                                                                 =======           =======

Allowance for loan losses                         1,236
                                               --------

Total Risk-Based Capital and ratio
   to risk-weighted assets              18.88% $ 26,709   8.00%  $11,318   10.00%  $14,147
                                               ========          =======           =======

Total assets                                   $218,190
                                               ========

Adjusted total assets                          $218,148
                                               ========

Risk-weighted assets                           $141,469
                                               ========

              INNES STREET HISTORICAL AND PRO FORMA FINANCIAL DATA

8.   Regulatory Matters (continued)]


                                             (Dollars in thousands)
                                                                                   To Be Well
                                                                                 Capitalized Under
                                                           Minimum For Capital   Prompt Corrective
                                             Actual         Adequacy Purposes    Action Provisions
                                        ----------------   -------------------   -----------------
                                        Ratio    Amount      Ratio  Amount       Ratio    Amount
                                        ----------------   -------------------   ----------------
As of September 30, 2000:
Consolidated equity                             $ 25,801
Less: Equity of the holding company               (1,518)
                                                --------
Equity and ratio to total assets        11.57%  $ 24,283

Unrealized appreciation of securities
   available for sale                                (38)
                                                --------

Tier 1 (Core) and ratio to adjusted
   total assets                         11.56%  $ 24,245     4.00%  $ 8,390        5.00%  $10,488
                                                ========            =======               =======

Tier 1 (Core) and ratio to
   risk-weighted assets                 18.82%  $ 24,245     4.00%  $ 5,154        6.00%  $ 7,731
                                                                    =======               =======

Allowance for loan losses                          1,224
                                                --------

Total Risk-Based Capital and ratio
   to risk-weighted assets              19.77%  $ 25,469     8.00%  $10,307       10.00%  $12,884
                                                ========            =======               =======

Total assets                                    $209,816
                                                ========

Adjusted total assets                           $209,755
                                                ========

Risk-weighted assets                            $128,843
                                                ========




The OTS places certain restrictions on dividends paid by the Bank to the Company. The total amount of dividends, which may be paid at any date, is generally limited to the retained earnings of the Bank. In addition, dividends paid by the Bank to the Company would be prohibited if the effect thereof would cause the Bank's capital to be reduced below applicable minimum capital requirements.


                                     [G-25]

                INNES STREET FINANCIAL CORPORATION and SUBSIDIARY

9.   Other Non-interest Expense

Other non-interest expense amounts are summarized as follows:


                                 [Quarter Ended December 31,   ]Year ended September [30,
                                 ---------------------------   --------------------------
                                       2001       2000              2001       2000
                                     --------   --------          --------   --------
Printing, postage and supplies       $ 27,432   $ 40,060          $167,220   $165,381
Professional and legal fees            15,037     69,697           367,145    282,718
Insurance premiums                     41,907      9,495            39,029     37,681
Telephone                              11,843     12,228            49,704     52,881
Other                                  94,553     82,908           328,031    280,862
                                     --------   --------          --------   --------
                                     $190,772   $214,388          $951,129   $819,523
                                     ========   ========          ========   ========



10.  Commitments and Contingencies

In conjunction with its lending activities, the Company enters into various commitments to extend credit. Loan commitments (unfunded loans and unused lines of credit) are issued to accommodate the financing needs of the Bank's customers. Loan commitments are agreements by the Company to lend at a future date, so long as there are no violations of any conditions established in the agreement.


Financial instruments (primarily equity lines), where the contract amount represents the Company's credit risk included unused lines of credit of [$20,200,047 and] $20,242,938 at September 30, [2001 and] 2000, respectively.

These loan commitments are subject to the same credit policies and reviews as loans [in] the [portfolio]. Collateral, both the amount and nature, is obtained based upon management's assessment of the credit risk. Since many of the extensions of credit are expected to expire without being drawn, the total commitment amounts do not necessarily represent future cash requirements.

Outstanding commitments on mortgage loans not yet closed amounted to [$1,894,050 and] $2,828,225 at September 30, [2001 and] 2000, respectively. Approximately [45%] and [23%] of these commitments were at fixed interest rates as of September 30, [2001 and] 2000, respectively. The fixed rates ranged from [6.375% to 8.750% and] 7.625% to 10.00% at September 30, [2001 and] 2000, respectively.
Such commitments, which are funded subject to certain limitations, extend over varying periods of time with the majority being funded within a six-month period.

                                     [G-26]

                INNES STREET FINANCIAL CORPORATION and SUBSIDIARY

11.  Fair Value of Financial Instruments

FASB Statement No. 107, Disclosures about Fair Value of Financial Instruments, requires disclosure of fair value information about financial instruments, whether or not recognized in the balance sheet, for which it is practicable to estimate that value. In cases where quoted market prices are not available, fair values are based on estimates using present value of expected cash flows or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rates and estimates of future cash flows. In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instrument. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts. The fair value estimates presented herein are based on pertinent information available to management. Such amounts have not been comprehensively revalued for purposes of these financial statements since that date and, therefore, current estimates of fair value may differ significantly from the amounts presented herein.

The following methods and assumptions were used by the Company in estimating its fair value disclosures for financial instruments:

     Investment Securities

     Fair values for investment securities are based on quoted market prices. For purposes of determining the fair value of Federal Home Loan Bank stock, for which quoted market prices are not available, the carrying amount of the stock has been considered the fair value.

     Loans Receivable

     The fair value of all categories of loans is estimated by discounting their expected future cash flows using interest rates currently being offered for loans with similar terms, reduced by an estimate of credit losses inherent in the portfolio.




     Deposit Accounts

     The fair value of demand deposits (e.g., interest and non-interest bearing and money market accounts) is assumed to be their carrying amount. The fair value of savings certificates is estimated using a discounted cash flow calculation that applies rates currently being offered on instruments with similar remaining maturities.

                INNES STREET FINANCIAL CORPORATION and SUBSIDIARY

11.  Fair Value of Financial Instruments (continued)]

     Borrowings

     The fair value of advances from the Federal Home Loan Bank and the Banker's Bank are estimated using discounted cash flow analysis based upon rates currently available to the Company on similar instruments. [At September 30, 2001, the fair value approximates carrying value since the advances mature within three months of year end.]


     Off-Balance Sheet Instruments

     Fair values of the Company's commitments to extend credit and stand-by letters of credit are nominal since they have short maturities, and the committed rates approximate current rates offered for commitments with similar rate and maturity characteristics.

Many of the Company's assets and liabilities are short-term financial instruments whose carrying amounts reported in the balance sheets approximate fair value. These items include cash and due from banks, accrued interest receivable and the financial instruments included in other assets and liabilities. The estimated fair values of the Company's remaining on-balance sheet financial instruments are summarized as follows:


                                                  [September 30, 2001
                                              ---------------------------
                                                Carrying       Estimated
                                                  Value        Fair Value
                                              ------------   ------------
Financial assets:
   Investment securities available-for-sale   $  2,204,167   $  2,204,167
   Investment securities held-to-maturity          438,717        460,829
   Loans receivable                            190,052,398    191,204,898
   Federal Home Loan Bank stock                  1,715,400      1,715,400
Financial liabilities:
   Deposit accounts                            175,053,182    176,488,182
   Borrowings                                   12,000,000     12,000,000

                INNES STREET FINANCIAL CORPORATION and SUBSIDIARY

11.  Fair Value of Financial Instruments (continued)]


                                                    September 30, 2000
                                              ---------------------------
                                                Carrying       Estimated
                                                  Value       Fair Value
                                              ------------   ------------
Financial assets:
   Investment securities available-for-sale   $  3,099,380   $  3,099,380
   Investment securities held-to-maturity          630,476        635,344
   Loans receivable                            186,915,054    187,560,000
   Federal Home Loan Bank stock                  1,627,600      1,627,600

Financial liabilities:
   Deposit accounts                            166,406,701    164,409,000
   Borrowings                                   13,600,000     13,603,000


Statement No. 107 excludes certain financial instruments and all non-financial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Company.


12.  Stock Incentive Plan


On February 1, 2000, the Company began an active stock option plan (the "Plan"). The Company's Plan provides for the granting of options or awards for the purchase or issuance of 224,825 shares at 100% of the fair market value of the stock at the date of the grant. This amount was based on 10% of the number of shares issued during the Conversion. The Company can also, at its discretion, purchase shares on the open market for issuance in the Plan. The shares granted in the Plan vest after a period of four years, but not to exceed 10 years from the original grant date. At September 30, [2001 and] 2000, the Company had 152,881 shares granted at a weighted average price of $9.28. [During the years ended September 30, 2001 and 2000, no shares were] exercised, forfeited, or expired.

The following table reflects pro forma net income and earnings per share had the Company elected to adopt the fair value approach of [FASB Statement No. 123. ]

                             [Quarter ended December 31,   Year ended September 30,
                            -----------------------------   ------------------------
                                  2001        2000             2001         2000
                                ---------   --------        ----------   -----------
Net] income:
   As reported                  $[359,572   $282,867        $1,327,774   $]1,330,889
   Pro forma                    $[341,737   $265,032        $1,256,434   $]1,283,329

Basic earnings per share:
   As [reported                 $    0.21   $   0.17        $     0.78   $      0.72
   Pro forma                    $    0.20   $   0.16        $     0.74   $      0.70

                INNES STREET FINANCIAL CORPORATION and SUBSIDIARY

12. Stock Incentive Plan (continued)]

The weighted average fair value of options at their grant date during 2000 was $3.06. The fair value was estimated at grant date using a Black-Scholes option pricing model with the following weighted-average assumptions for 2000: risk-free interest rate of 6.30%; volatility factor of the expected market price of the stock of 19.8%; and an expected life of the options before exercise of
4.00 years. The dividend yield was assumed to be 2.00%. [There were no stock options granted during the year ended September 30, 2001.

13. Earnings per share

Earnings per share has been determined under the provisions of FASB Statement No. 128, Earnings Per Share. Basic earnings per share is computed by dividing net income applicable to common stock by the weighted average number of common shares outstanding during the period, without considering any dilutive items. Diluted earnings per share is computed by dividing net income applicable to common stock by the weighted average number of common shares and common stock equivalents for items that are dilutive, net of shares assumed to be repurchased using the treasury stock method. Common stock equivalents arise from the assumed conversion of outstanding stock options.

The only potential stock of the Company as defined in Statement No. 128, is stock options granted to employees. The following is a summary of the computation of basic and diluted earnings per share:



                                         Quarter        Quarter
                                          Ended          Ended        Year Ended      Year Ended
                                      December 31,   December 31,   September 30,   September 30,
                                          2001           2000            2001            2000
                                      ------------   ------------   -------------   -------------
Net income                             $  359,572     $  282,867      $1,327,774      $1,330,889

Weighted average outstanding shares     1,730,105      1,691,471       1,712,026       1,838,692

Basic earnings per share               $     0.21     $     0.17      $     0.78      $     0.72

Weighted average outstanding shares     1,730,105      1,691,471       1,712,026       1,838,692

Dilutive effect of stock options           83,117         34,403          41,498           8,393
                                      -----------    ------------   -------------   -------------

Weighted average diluted shares         1,813,222      1,725,874       1,753,524       1,847,085

Diluted earnings per share             $     0.20     $     0.16      $     0.76      $     0.72

                INNES STREET FINANCIAL CORPORATION and SUBSIDIARY

Condensed Financial Statements of Parent Company


The following condensed financial information pertains only to Innes Street Financial Corporation.


Condensed Balance Sheets


                                        September 30
                                ---------------------------
                                     [2001          2000
                                -------------   -----------
Assets
Cash] and cash equivalents      $    [584,135   $   763,900
Investment in subsidiary           27,250,472    29,311,736
Other                               1,727,315     1,920,308
                                -------------   -----------
Total assets                    $  29,561,922   $31,995,944
                                =============   ===========

Liabilities] and equity
Accrued liabilities                   [52,966        92,546
Borrowings                                 --     3,600,000
Other                               2,232,494     2,501,950
Shareholders' equity               27,276,462    25,801,448
                                -------------   -----------
Total] liabilities and equity   $ [29,561,922   $31,995,944
                                =============   ===========

                INNES STREET FINANCIAL CORPORATION and SUBSIDIARY

14. Condensed Financial Statements of Parent Company (continued)]


Condensed Statements of Income


                                                                           ]
                                             [Quarter     Quarter
                                              Ended        Ended        Year Ended     Year Ended]
                                             December     December    September 30,   September 30,
                                             31, 2001     31, 2000        [2001           [2000
                                            ----------   ----------   -------------   -------------
Income]:
   Dividends from subsidiary                $       --      [$]          [$197,432      $  315,423
                                                            [98,716]
   Investments]                                     --           --             --         158,451
   [Other                                       40,387       45,549        184,428         280,149
                                            ----------   ----------   ------------      ----------
Total income                                    40,387      144,265        381,860         754,023

Operating expenses                              26,467       47,185        295,625         274,046
                                            ----------   ----------   ------------      ----------

Income] before income taxes and equity in                ]
   undistributed net income of subsidiary      [13,920      [97,080         86,235         479,977
Provision (benefit) for income taxes             1,342         (632)       (12,875)         46,281
                                            ----------   ----------   ------------      ----------

Equity] in undistributed net income of                   ]            ]
   subsidiary                                 [346,994     [185,155     [1,228,664         897,193
                                            ----------   ----------   ------------      ----------

Net income                                  $  359,572   $  282,867   $  1,327,774      $1,330,889
                                            ==========   ==========   ============      ==========

                INNES STREET FINANCIAL CORPORATION and SUBSIDIARY

14].  Condensed Financial Statements of Parent Company (continued)


Condensed Statements of Cash Flows


                                                             Year Ended       Year Ended]
                                                          September 30,     September 30,
                                                               [2001             [2000
                                                          ---------------   ---------------
Operating] activities
Net [income                                                 $ 1,327,774      $ 1,330,889
Adjustments] to reconcile net income to net
   cash  provided by (used in) operating activities:
      Equity in undistributed net income of subsidiary       (1,228,664)        (897,193)
   Commitment of ESOP shares                                    261,660          211,142
   Prorata vesting of MRP stock                                 233,802          389,751
   [Net change in other operating assets                       (115,940)        (268,111)
                                                            -----------      -----------
]Net cash provided by (used in) operating [activities           478,632          766,478
                                                            -----------      -----------

Investing activities
Sale of investment securities                                        --        6,943,232
                                                            -----------      -----------
Net cash provided by investing activities                            --        6,943,232
                                                            -----------      -----------

Financing activities
Proceeds from borrowings                                             --        3,600,000
Repayment of borrowings                                      (3,600,000)              --
Dividend from subsidiary                                      3,559,476               --
Return of capital dividend                                           --       (8,147,072)
Repurchase of common stock                                           --       (3,295,977)
Purchase] of common stock held by rabbi [trust                 (264,892)        (231,656)
Dividends paid                                                 (352,981)        (373,833)
                                                            -----------      -----------
Net] cash (used in) financing [activities                      (658,397)      (8,448,538)
                                                            -----------      -----------

Net] (decrease) in cash and cash [equivalents                  (179,765)        (738,828)
Cash] and cash equivalents at beginning of [period              763,900        1,502,728
                                                            -----------      -----------
Cash] and cash equivalents at end of period                 $  [584,135      $   763,900
                                                            ===========      ===========
]



                                      [G-33

                INNES STREET FINANCIAL CORPORATION and SUBSIDIARY

15. Subsequent Events

On December 31, 2001, Citizens South Banking Corporation, (formerly Gaston Federal Bancorp, Inc.) acquired 100% of the outstanding shares of common stock of Innes Street Financial Corporation and its wholly owned subsidiary, Citizens Bank.

As part of the acquisition, Innes Street's stockholders received $18.50 per share for each share of Innes Street's common stock issued and outstanding.

During the three months ended December 31, 2001 the company sold approximately $14 million in mortgage loans. The company recognized a gain of approximately $525,000 from this sale.]



                                     G[-34]

================================================================================

     No person has been authorized to give any information or to make any representation other than as contained in this prospectus and, if given or made, such other information or representation must not be relied upon as having been authorized by Citizens South Banking Corporation or Citizens South Bank. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby to any person in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so, or to any person whom it is unlawful to make such offer or solicitation in such jurisdiction. Neither the delivery of this prospectus nor any sale hereunder shall under any circumstances create any implication that there has been no change in the affairs of Citizens South Banking Corporation or Citizens South Bank since any of the dates as of which information is furnished herein or since the date hereof.

                             Up to 4,600,000 Shares
                              (Anticipated Maximum)

                       Citizens South Banking Corporation

                              (Holding Company for
                              Citizens South Bank)

                                  COMMON STOCK
                            Par Value $0.01 per share

                                   ----------

                                   PROSPECTUS

                                   ----------

                          Keefe, Bruyette & Woods, Inc.

                                 August   , 2002
                                        --

                                   ----------

       These securities are not deposits or accounts and are not federally insured or guaranteed.

                                   ----------

     Until September   , 2002 or 25 days after commencement of the Syndicated
                     --
Community Offering, if any, whichever is later, all dealers effecting transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a prospectus when acting as underwriters and with respect to their unsold allotments of subscriptions.

================================================================================

PART II: INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Indemnification of Directors and Officers

         Article TENTH of the Certificate of Incorporation of Citizens South Banking Corporation (the "Corporation") sets forth circumstances under which directors, officers, employees and agents of the Corporation may be insured or indemnified against liability which they incur in their capacities as such:

         TENTH:

         A. Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "proceeding"), by reason of the fact that he or she is or was a Director or an Officer of the Corporation or is or was serving at the request of the Corporation as a Director, Officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter an "indemnitee"), whether the basis of such proceeding is alleged action in an official capacity as a Director, Officer, employee or agent or in any other capacity while serving as a Director, Officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith; provided, however, that, except as provided in Section C hereof with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation.

         B. The right to indemnification conferred in Section A of this Article TENTH shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition (hereinafter an "advancement of expenses"); provided, however, that, if the Delaware General Corporation Law requires, an advancement of expenses incurred by an indemnitee in his or her capacity as a Director or Officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the Corporation of an undertaking (hereinafter an "undertaking"), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (hereinafter a "final adjudication") that such indemnitee is not entitled to be indemnified for such expenses under this Section or otherwise. The rights to indemnification and to the advancement of expenses conferred in Sections A and B of this Article TENTH shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a Director, Officer, employee or agent and shall inure to the benefit of the indemnitee's heirs, executors and administrators.

         C. If a claim under Section A or B of this Article TENTH is not paid in full by the Corporation within sixty days after a written claim has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be twenty days, the indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall be entitled to be paid also the expense of prosecuting or defending such suit. In
(i) any suit brought by the indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (ii) in any suit by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking the Corporation shall be entitled to recover such expenses upon a final adjudication that, the indemnitee has not met any applicable standard for indemnification set forth in the Delaware General Corporation Law. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in the Delaware General Corporation Law, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the indemnitee has not met such applicable standard of conduct, shall create a presumption that the indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the indemnitee, be a defense to such suit. In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article TENTH or otherwise shall be on the Corporation.

         D. The rights to indemnification and to the advancement of expenses conferred in this Article TENTH shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, the Corporation's Certificate of Incorporation, Bylaws, agreement, vote of stockholders or disinterested Directors or otherwise.

         E. The Corporation may maintain insurance, at its expense, to protect itself and any Director, Officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law.

         F. The Corporation may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Corporation to the fullest extent of the provisions of this Article TENTH with respect to the indemnification and advancement of expenses of Directors and Officers of the Corporation.

Item 14. Other Expenses of Issuance and Distribution

                                                                            Amount
                                                                            -------
         *        Legal Fees and Expenses                              $   215,000
         *        Printing, Postage, Mailing and EDGAR                     105,000
         *        Appraisal and Business Plan Fees and Expenses             50,000
         *        Accounting Fees and Expenses                              77,000
         *        Conversion Agent and Data Processing Fees                 30,000
         **       Marketing Agent Fees and Expenses                        555,000
         *        Marketing Agent Counsel Fees and expenses                 35,000
         *        Filing Fees (OTS, NASD, Nasdaq and SEC)                   44,553
         *        Other                                                     13,447
                                                                       -----------
         *        Total                                                $ 1,125,000
                                                                       ===========

------------

*    Estimated
** Citizens South Banking Corporation has retained Keefe, Bruyette & Woods, Inc. to assist in the sale of common stock on a best efforts basis in the Offerings. Fees are estimated at the midpoint of the offering range.

Item 15. Recent Sales of Unregistered Securities

         Not Applicable.

Item 16. Exhibits and Financial Statement Schedules:

     The exhibits and financial statement schedules filed as part of this registration statement are as follows:

     (a) List of Exhibits

1.1      Engagement Letter between the Registrant and Keefe, Bruyette & Woods, Inc. *
1.2      Form of Agency Agreement between the Registrant and Keefe, Bruyette & Woods, Inc. *
2        Plan of Conversion and Reorganization*
3.1      Certificate of Incorporation of Citizens South Banking Corporation (Included in Exhibit 2)*
3.2      Bylaws of Citizens South Banking Corporation (Included in Exhibit 2)*
4        Form of Common Stock Certificate of Citizens South Banking Corporation*
5        Opinion of Luse Gorman Pomerenk & Schick regarding legality of securities being registered*
8.1      Federal Tax Opinion of Luse Gorman Pomerenk & Schick*
10.1     Employment Agreement with Kim S. Price**
10.2     Deferred Compensation and Income Continuation Agreement **
10.3     Employee Stock Ownership Plan **
10.4     Supplemental Executive Retirement Plan **
10.5     Form of Merger/Protection Agreement with Gary F. Hoskins*
10.6     Form of Merger/Protection Agreement with Paul L. Teem, Jr.*
10.7     Form of Merger/Protection Agreement with Michael R. Maguire*
10.8     Employment Agreement with Ronald E. Bostian*
21       Subsidiaries of Registrant*
23.1     Consent of Luse Gorman Pomerenk & Schick (contained in Opinions included as Exhibits 5 and 8.1)
23.2     Consent of Cherry, Bekaert & Holland, L.L.P.
23.3     Consent of RP Financial, LC.
23.4     Consent of Ernst & Young, LLP
24       Power of Attorney (set forth on signature page)
99.1     Appraisal Agreement between the Registrant and RP Financial, LC.*
99.2     Appraisal Report of RP Financial, LC.*
99.3     Marketing Materials*
99.4     Order and Acknowledgment Form*
99.5     Business Plan Agreement between The Registrant and RP Financial, LC.*
99.6     Special Meeting Proxy Statement*
99.7     Letter of RP Financial, LC. with respect to Subscription Rights*

---------------
*    Previously filed.
** Incorporated by reference to the Registration Statement on Form SB-2 (File No. 333-42951), originally filed with the Commission on December 22, 1997.
***  Supporting financial schedules filed pursuant to Rule 202 of Regulation
     S-T.


     (b) Financial Statement Schedules

     No financial statement schedules are filed because the required information is not applicable or is included in the consolidated financial statements or related notes.

Item 17. Undertakings

     The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement:

         (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

         (ii)To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any duration from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

         (iii) To include any additional or changed material information on the plan of distribution.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities that remain unsold at the end of the offering.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the questions whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES



         Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Gastonia, State of North Carolina on August 13, 2002.


                                         Citizens South Banking Corporation

                                         By: /s/ Kim S. Price
                                         -----------------------------------
                                         Kim S. Price
                                         President and Chief Executive Officer
                                         (Duly Authorized Representative)

                                POWER OF ATTORNEY

         We, the undersigned directors and officers of Citizens South Banking Corporation (the "Company") hereby severally constitute and appoint Kim S. Price as our true and lawful attorney and agent, to do any and all things in our names in the capacities indicated below which said Kim S. Price may deem necessary or advisable to enable the Company to comply with the Securities Act of 1933, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with the registration statement on Form S-1 relating to the offering of the Company's Common Stock, including specifically, but not limited to, power and authority to sign for us in our names in the capacities indicated below the registration statement and any and all amendments (including post-effective amendments) thereto; and we hereby approve, ratify and confirm all that said Kim S. Price shall do or cause to be done by virtue thereof.

         In accordance with the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates stated.





            Signatures                                  Title                           Date
/s/ Kim S. Price                         President, Chief Executive               August 13, 2002
--------------------------------         Officer and Director (Principal
Kim S. Price                             Executive Officer)


/s/ Gary F. Hoskins                      Senior Vice President, Treasurer         August 13, 2002
--------------------------------         and Chief Financial Officer
Gary F. Hoskins                          (Principal Financial and
                                         Accounting Officer)


/s/ David W. Hoyle                       Chairman                                 August 13, 2002
--------------------------------
David W. Hoyle

/s/ Ben Rudisill, II                     Vice Chairman                            August 13, 2002
--------------------------------
Ben Rudisill, II

/s/ Martha B. Beal                       Director                                 August 13, 2002
--------------------------------
Martha B. Beal





/s/ Ronald E. Bostian                    Director                                 August 13, 2002
-------------------------------
Ronald E. Bostian

/s/ James J. Fuller                      Director                                 August 13, 2002
-------------------------------
James J. Fuller

/s/ Charles D. Massey                    Director                                 August 13, 2002
-------------------------------
Charles D. Massey

/s/ Eugene R. Matthews, II               Director                                 August 13, 2002
-------------------------------
Eugene R. Matthews, II

===============================================================================


     As filed with the Securities and Exchange Commission on August 13, 2002

                                                  Registration No. 333-________


                     ---------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                     ---------------------------------------










                                    EXHIBITS
                                       TO
                          PRE-EFFECTIVE AMENDMENT NO. 3
                                     TO THE
                             REGISTRATION STATEMENT
                                       ON
                                    FORM S-1


                       Citizens South Banking Corporation
                            Gastonia, North Carolina


===============================================================================

                                  EXHIBIT INDEX

1.1      Engagement Letter between the Registrant and Keefe, Bruyette & Woods, Inc.*
1.2      Form of Agency Agreement between the Registrant and Keefe, Bruyette & Woods, Inc. *
2        Plan of Conversion and Reorganization*
3.1      Certificate of Incorporation of Citizens South Banking Corporation (Included in Exhibit 2)*
3.2      Bylaws of Citizens South Banking Corporation (Included in Exhibit 2)*
4        Form of Common Stock Certificate of Citizens South Banking Corporation*
5        Opinion of Luse Gorman Pomerenk & Schick regarding legality of securities being registered
8.1      Federal Tax Opinion of Luse Gorman Pomerenk & Schick
10.1     Employment Agreement with Kim S. Price**
10.2     Deferred Compensation and Income Continuation Agreement **
10.3     Employee Stock Ownership Plan **
10.4     Supplemental Executive Retirement Plan **
10.5     Form of Merger/Protection Agreement with Gary F. Hoskins*
10.6     Form of Merger/Protection Agreement with Paul L. Teem, Jr.*
10.7     Form of Merger/Protection Agreement with Michael R. Maguire*
10.8     Employment Agreement with Ronald E. Bostian
21       Subsidiaries of Registrant*
23.1     Consent of Luse Gorman Pomerenk & Schick (contained in Opinions included as Exhibits 5 and 8.1)
23.2     Consent of Cherry, Bekaert & Holland, L.L.P.
23.3     Consent of RP Financial, LC.
23.4     Consent of Ernst & Young, LLP
24       Power of Attorney (set forth on signature page)
99.1     Appraisal Agreement between the Registrant and RP Financial, LC.*
99.2     Appraisal Report of RP Financial, LC.*
99.3     Marketing Materials*
99.4     Order and Acknowledgment Form*
99.5     Business Plan Agreement between The Registrant and RP Financial, LC.*
99.6     Special Meeting Proxy Statement
99.7     Letter of RP Financial, LC. with respect to Subscription Rights*
--------------

*    Previously filed.
** Incorporated by reference to the Registration Statement on Form SB-2 (File No. 333-42951), originally filed with the Commission on December 22, 1997.
***  Supporting financial schedules filed pursuant to Rule 202 of Regulation
     S-T.